As filed with the Securities and Exchange Commission on March 20, 2017

Registration No. 333-216153

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UnitedHealth Group Incorporated

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6324	41-1321939
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

(952) 936-1300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Marianne D. Short

Executive Vice President and Chief Legal Officer

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

(952) 936-1300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Timothy R. Aragon, Esq. David R. Crandall, Esq. Hogan Lovells US LLP 1601 Wewatta Street, Suite 900 Denver, Colorado 80202 (303) 899-7300	Richard L. Sharff, Jr. Executive Vice President, General Counsel and Corporate Secretary Surgical Care Affiliates, Inc. 510 Lake Cook Road, Suite 400 Deerfield, Illinois 60015 (847) 236-0921	Paul J. Shim, Esq. James E. Langston, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of the conditions to the transactions described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.01 per share	12,821,978 shares (1)	N/A	$2,040,432,204 (2)	$236,486.09 (3)(4)

(1)	Represents the maximum number of shares of UnitedHealth Group Incorporated (“UnitedHealth Group”) common stock estimated to be issuable upon consummation of the offer and the mergers, and is based upon the sum of (i) 11,536,496, which is the product of 40,605,430 shares of Surgical Care Affiliates, Inc. (“SCA”) common stock outstanding as of February 15, 2017, multiplied by 0.2841, which represents the exchange ratio used to determine the number of shares of UnitedHealth Group common stock issuable in respect of SCA common stock under the merger agreement, as of February 15, 2017 (and which is subject to adjustment as provided therein), and (ii) 1,285,333, which is the product of 3,619,181 shares of SCA common stock reserved for issuance in respect of compensatory SCA equity awards outstanding as of February 15, 2017 or potentially issuable as permitted under the merger agreement between February 15, 2017 and the closing date of the mergers, multiplied by 0.3551, which represents the exchange ratio used to determine the number of shares of UnitedHealth Group common stock issuable in respect of SCA common stock underlying compensatory SCA equity awards under the merger agreement, as of February 15, 2017 (and which is subject to adjustment as provided therein). In accordance with Rule 416, this registration statement also covers an indeterminate number of additional shares of UnitedHealth Group securities as may be issuable as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act on the basis of the market value of the shares of SCA common stock to be exchanged in the offer and the mergers, computed in accordance with Rule 457(f)(1), Rule 457(f)(3) and Rule 457(c) based on (a) the product of (i) $56.61, the average of the high and low sales prices per share of SCA common stock on February 15, 2017, as reported by Nasdaq, and (ii) 44,224,611, the estimated number of shares of SCA common stock to be exchanged in the offer and the mergers, less (b) the product of (x) $11.40, the minimum cash consideration that will be paid by UnitedHealth Group to SCA stockholders in the offer and the mergers, and (y) 40,605,430, the estimated number of shares of SCA common stock to be exchanged in the offer and the mergers for the minimum cash consideration.
(3)	The amount of the filing fee, calculated in accordance with Rule 457(f) under the Securities Act, equals 0.0001159 multiplied by the proposed maximum offering price.
(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document may change. The registrant may not complete the transactions and issue these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This document is not an offer to sell these securities and the registrant is not soliciting an offer to buy these securities in any state or jurisdiction in which such offer is not permitted.

PRELIMINARY AND SUBJECT TO CHANGE, DATED MARCH 20, 2017

Offer by

SPARTAN MERGER SUB 1, INC.,

an indirect wholly owned subsidiary of

UNITEDHEALTH GROUP INCORPORATED,

to exchange each outstanding share of common stock of

SURGICAL CARE AFFILIATES, INC.

for

$11.40 in cash

and

$45.60 in the fair market value of shares of the common stock of UnitedHealth Group Incorporated

(subject to an increase in cash and proportional decrease in fair market value of shares of the common stock of UnitedHealth Group Incorporated, and to the other terms and conditions described in this prospectus/offer to exchange and the accompanying letter of transmittal)

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON FRIDAY, MARCH 24, 2017, UNLESS EARLIER EXTENDED OR TERMINATED.

UnitedHealth Group Incorporated (“UnitedHealth Group”), through its indirect wholly owned subsidiary, Spartan Merger Sub 1, Inc. (the “Offeror”), is offering, upon the terms and subject to the conditions set forth in this prospectus/offer to exchange and in the accompanying letter of transmittal, to exchange (such offer to exchange, the “offer”) for each outstanding share of common stock of Surgical Care Affiliates, Inc. (“SCA”), par value $0.01 per share, that is validly tendered in the offer and not properly withdrawn:

•	$11.40 in cash, without interest and less any applicable withholding taxes (the “default cash consideration”); and
•	a number of shares of UnitedHealth Group common stock, par value $0.01 per share, equal to the amount obtained by dividing $45.60 by the volume weighted average of the closing sale prices per share of UnitedHealth Group common stock on the New York Stock Exchange (the “NYSE”), as reported in the New York City edition of The Wall Street Journal on each of the five full consecutive trading days ending on and including the third business day prior to the final expiration date of the offer, together with cash in lieu of any fractional shares of UnitedHealth Group common stock, without interest and less any applicable withholding taxes (the “default stock consideration”).

We refer to the default cash consideration and the default stock consideration together as the “default transaction consideration.” In lieu of delivering the default transaction consideration, UnitedHealth Group may, by providing written notice to SCA no later than 5:00 p.m., New York City time, on the tenth business day prior to the final expiration date of the offer, deliver (i) an amount in cash greater than the default cash consideration and not to exceed $27.93 per share of SCA common stock, without interest and less any applicable withholding taxes (we refer to the cash consideration, including as it may be increased at UnitedHealth Group’s election, as the “applicable cash consideration”), and (ii) a number of shares of UnitedHealth Group common stock equal to (a) $57.00 minus the applicable cash consideration, divided by (b) the volume weighted average of the closing sale prices per share of UnitedHealth Group common stock on the NYSE, as reported in the New York City edition of The Wall Street Journal on each of the five full consecutive trading days ending on and including the third business day prior to the final expiration date of the offer, together with cash in lieu of any fractional shares of UnitedHealth Group common stock, without interest and less any applicable withholding taxes (we refer to the stock consideration, including as it may be decreased at UnitedHealth Group’s election, as the “applicable stock consideration”). We refer to the applicable cash consideration and the applicable stock consideration together as the “transaction consideration.”

The Offeror’s obligation to accept for exchange, and to exchange, shares of SCA common stock for cash and shares of UnitedHealth Group common stock in the offer is subject to a number of conditions, including there having been validly tendered and not properly withdrawn at least the number of shares of SCA common stock that, together with any shares of SCA common stock owned by UnitedHealth Group, the Offeror, and UnitedHealth Group’s other subsidiaries, represents at least a majority of the outstanding shares of SCA common stock. See “Merger Agreement — Conditions to the Offer” for a description of all such conditions.

The offer is being made pursuant to an Agreement and Plan of Reorganization (the “merger agreement”), dated January 7, 2017, among UnitedHealth Group, the Offeror, Spartan Merger Sub 2, LLC (“Merger Sub”), and SCA. A copy of the merger agreement is attached to this document as Annex A.

The offer is the first step in UnitedHealth Group’s plan to acquire control of, and ultimately all of the outstanding equity in, SCA. As a second step in such plan, if the offer is completed, pursuant to the terms and subject to the conditions of the merger agreement, as soon as practicable following the consummation of the offer, UnitedHealth Group intends to consummate a merger of the Offeror with and into SCA, with SCA surviving the merger as an indirect wholly owned subsidiary of UnitedHealth Group (the “first merger”). Immediately following the first merger, the surviving corporation will merge with and into Merger Sub (the “second merger” and together with the first merger, the “mergers,” and the mergers together with the offer, the “transactions”), with Merger Sub surviving the second merger. As a result of the second merger, the surviving corporation will be converted from a corporation into a limited liability company.

The purpose of the first merger is for UnitedHealth Group to acquire all shares of SCA common stock that it did not acquire in the offer. In the first merger, each outstanding share of SCA common stock that was not acquired by the Offeror in the offer (other than certain dissenting, converted and cancelled shares as described further in this document) will be converted into the right to receive the transaction consideration. After the first merger, SCA, as the surviving corporation, will be an indirect wholly owned subsidiary of UnitedHealth Group, and the former stockholders of SCA will no longer have any direct ownership interest in the surviving corporation. The first merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”). Accordingly, if the offer is completed (such that the Offeror owns at least a majority of the outstanding shares of SCA common stock), no stockholder vote will be required to complete the first merger.

The board of directors of SCA unanimously determined and resolved that the terms of the offer, the mergers and the other transactions contemplated by the merger agreement are advisable, and fair to and in the best interests of, SCA and its stockholders. The board of directors of SCA has also unanimously resolved to recommend that the stockholders of SCA accept the offer and tender their shares of SCA common stock to the Offeror pursuant to the offer.

UnitedHealth Group common stock is listed on the NYSE under the symbol “UNH,” and SCA common stock is listed on the Nasdaq Global Select Market under the symbol “SCAI.” You are encouraged to obtain current market quotations for UnitedHealth Group common stock and SCA common stock in connection with your decision to tender your shares in the offer.

If the offer is successful and the first merger is completed, holders of SCA common stock who have not properly tendered in the offer, and who otherwise comply with the applicable procedures for demanding appraisal under Section 262 of the DGCL, will be entitled to seek appraisal for the “fair value” of their shares of SCA common stock as determined by the Delaware Court of Chancery. To exercise appraisal rights, a SCA stockholder must strictly comply with all of the procedures under the DGCL. These procedures are described more fully in the section of this document entitled “The Transactions — Appraisal Rights.”

For a discussion of certain factors that SCA stockholders should consider in connection with the offer and the mergers, please read the section of this document entitled “Risk Factors” beginning on page 15.

You are encouraged to read this entire document and the related letter of transmittal carefully, including the annexes and information referred to or incorporated by reference in this document.

Neither UnitedHealth Group nor the Offeror has authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this document, and if any person provides any information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by UnitedHealth Group or the Offeror.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The date of this prospectus/offer to exchange is March 20, 2017.

ADDITIONAL INFORMATION	vii

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS	viii

Who is offering to buy my SCA shares?	viii

What is UnitedHealth Group proposing?	viii

What are the classes and amounts of SCA securities that UnitedHealth Group is offering to acquire?	ix

What will I receive for my shares of SCA common stock?	ix

When and how will I know whether UnitedHealth Group elects to increase the cash portion of the transaction consideration?	x

Why is UnitedHealth Group proposing the offer and the mergers?	x

Does the board of directors of SCA support the transactions?	x

Have any of SCA’s stockholders agreed to support the transactions?	x

Will I have to pay any fee or commission to exchange my SCA shares?	x

What are the conditions to the offer?	xi

How long will it take to complete the offer and the mergers?	xii

Until what time can I tender my shares of SCA common stock in the offer?	xii

How do I tender my shares of SCA common stock?	xii

We are not providing for guaranteed delivery procedures.	xiii

Until what time can I withdraw tendered shares of SCA common stock?	xiii

How do I withdraw previously tendered shares of SCA common stock?	xiii

When and how will I receive the transaction consideration in exchange for my tendered shares of SCA common stock?	xiii

Why does the cover page to this document state that this offer is preliminary and subject to change, and that the registration statement filed with the SEC is not yet effective? Does this mean that the offer has not commenced?

xiv

What happens if I do not tender my shares of SCA common stock?	xiv

If the offer is completed, will SCA continue as a public company?	xiv

Will I have appraisal rights with respect to my shares of SCA common stock in connection with the transactions?	xiv

Does UnitedHealth Group have the financial resources to complete the offer and the mergers?	xv

Who should I contact if I have questions about the offer?	xv

Where can I find more information about UnitedHealth Group and SCA?	xv

SUMMARY	1

Purpose of the Offer and the Mergers	1

Transaction Consideration	1

The Offer	2

i

v

Annex A – Agreement and Plan of Reorganization

Annex B – Tender and Support Agreement

Annex C – Opinion of J.P. Morgan Securities LLC

Annex D – Directors and Executive Officers of UnitedHealth Group and the Offeror

ADDITIONAL INFORMATION

As permitted by the U.S. Securities and Exchange Commission (the “SEC”), this document incorporates by reference important business and financial information about UnitedHealth Group, SCA and their respective subsidiaries from documents filed with the SEC that have not been included in or delivered with this document.

This information is available without charge at the SEC’s website at www.sec.gov, as well as from other sources.

You can obtain the documents incorporated by reference in this document, without charge, by requesting them in writing or by telephone from UnitedHealth Group at the following address and telephone number:

Investor Relations

UnitedHealth Group Incorporated

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

(800) 328-5979

In addition, if you have questions about the offer or the mergers, or if you need to obtain copies of this document, the letter of transmittal or other documents incorporated by reference in this document, you may contact the company listed below. You will not be charged for any of the documents you request.

D. F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 431-9645

Email: UNH@dfking.com

If you would like to request documents, in order to receive timely delivery prior to the expiration of the offer, please make your request at least five (5) business days prior to the expiration date of the offer. The offer is scheduled to expire at 12:01 a.m., New York City time, on Friday, March 24, 2017, unless earlier extended or terminated. Unless the offer is extended, this means that the latest you should request documents is Monday, March 20, 2017.

For a more detailed description of the information incorporated by reference in this document and how you may obtain it, please see the section of this prospectus/offer to exchange entitled “Where to Obtain Additional Information.”

SCA has supplied all information contained or incorporated by reference in this document relating to SCA, and UnitedHealth Group has supplied all information contained or incorporated by reference in this document relating to UnitedHealth Group. Both SCA and UnitedHealth Group have contributed information relating to the offer and the mergers.

Certain information relating to SCA appears in the Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed by SCA with the SEC (as amended and supplemented, the “Schedule 14D-9”). The initial Schedule 14D-9 was mailed to SCA stockholders on February 21, 2017.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS

Below are answers to certain questions that you as a holder of SCA shares may have regarding the offer and the mergers, as such terms are defined below. You are urged to carefully read the remainder of this document, the related letter of transmittal, the annexes to this document and the other documents to which we have referred or incorporated by reference because the information contained in this section and in the “Summary” section may not provide all of the information that might be important to you in determining whether to tender your SCA shares into the offer. For a description of, and instructions as to how to obtain, this additional information, see “Where to Obtain Additional Information.”

As used in this document, unless otherwise indicated or the context requires: “UnitedHealth Group” (or “we,” “us” and “our”) refers to UnitedHealth Group Incorporated, a Delaware corporation; the “Offeror” refers to Spartan Merger Sub 1, Inc., a Delaware corporation and an indirect wholly owned subsidiary of UnitedHealth Group; “Merger Sub” refers to Spartan Merger Sub 2, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of UnitedHealth Group; “SCA” refers to Surgical Care Affiliates, Inc., a Delaware corporation, and its consolidated subsidiaries; “UnitedHealth Group common stock” refers to the common stock of UnitedHealth Group, par value $0.01 per share; “SCA common stock” refers to the common stock of SCA, par value $0.01 per share; “UnitedHealth Group shares” refers to shares of UnitedHealth Group common stock; “SCA shares” refers to shares of SCA common stock; and “merger agreement” refers to the Agreement and Plan of Reorganization, dated January 7, 2017, by and among UnitedHealth Group, the Offeror, Merger Sub and SCA (as it may be amended from time to time), a copy of which is included as Annex A to this document.

Who is offering to buy my SCA shares?

UnitedHealth Group, through the Offeror, is making this offer to exchange (the “offer”) cash and UnitedHealth Group shares for all of the outstanding SCA shares. UnitedHealth Group is a diversified health and well-being company dedicated to helping people live healthier lives and making the health system work better for everyone. Through a diversified family of businesses, we leverage core competencies in advanced, enabling technology; health care data, information and intelligence; and clinical care management and coordination to help meet the demands of the health system. These core competencies are deployed within our two distinct, but strategically aligned, business platforms: health benefits operating under UnitedHealthcare and health services operating under Optum.

What is UnitedHealth Group proposing?

Pursuant to the terms of and subject to the conditions set forth in the merger agreement, UnitedHealth Group proposes to acquire control of, and ultimately all of the outstanding equity in, SCA.

The offer is the first step in UnitedHealth Group’s plan to acquire all of the outstanding SCA shares, and the first merger (as defined below) is the second step in such plan.

In the offer, if a sufficient number of shares of SCA common stock are validly tendered into the offer and not properly withdrawn such that, together with any shares of SCA common stock owned by UnitedHealth Group, the Offeror and UnitedHealth Group’s other subsidiaries, UnitedHealth Group will directly or indirectly own at least a majority of the then-outstanding shares of SCA common stock, subject to the satisfaction or waiver of the other conditions to the offer, the Offeror will accept for exchange, and exchange, the SCA shares validly tendered and not properly withdrawn in the offer for the transaction consideration, as such term is defined below.

As soon as practicable following the completion of the offer, and as the second step in UnitedHealth Group’s plan to acquire all of the outstanding SCA shares, the Offeror will merge with and into SCA, with SCA surviving the merger as an indirect wholly owned subsidiary of UnitedHealth Group (the “first merger”). The purpose of the first merger is for UnitedHealth Group to acquire all remaining shares of SCA common stock that it did not acquire in the offer. In the first merger, each outstanding share of SCA common stock that was not acquired by the Offeror in the offer (other than certain dissenting, converted and cancelled shares, as described further in this document) will be converted into the right to receive the transaction consideration.

After the first merger, SCA, as the surviving corporation, will be an indirect wholly owned subsidiary of UnitedHealth Group, and the former stockholders of SCA will no longer have any direct ownership interest in the surviving corporation. The first merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and accordingly, if the offer is completed, no stockholder vote will be required to consummate the first merger. Immediately following the first merger, the surviving corporation in the first merger will merge with and into Merger Sub (the “second merger”, together with the first merger, the “mergers” and the mergers together with the offer, the “transactions”), with Merger Sub surviving the second merger. The second merger will be governed by Section 267 of the DGCL and Section 18-209(i) of the Limited Liability Company Act of the State of Delaware (the “DLLCA”). As a result of the second merger, the surviving corporation will be converted from a corporation into a limited liability company. It is intended that the offer and the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Please read the discussion under “Material U.S. Federal Income Tax Consequences” for more information.

What are the classes and amounts of SCA securities that UnitedHealth Group is offering to acquire?

UnitedHealth Group, through the Offeror, is seeking to acquire all of the issued and outstanding shares of SCA common stock, par value $0.01 per share.

What will I receive for my shares of SCA common stock?

UnitedHealth Group, through the Offeror, is offering, upon the terms and subject to the conditions set forth in this document and in the accompanying letter of transmittal, to exchange for each outstanding share of SCA common stock that is validly tendered in the offer and not properly withdrawn:

•	$11.40 in cash, without interest and less any applicable withholding taxes (the “default cash consideration”); and

•	a number of shares of UnitedHealth Group common stock, par value $0.01 per share, equal to the amount obtained by dividing $45.60 by the volume weighted average of the closing sale prices per share of UnitedHealth Group common stock on the New York Stock Exchange (the “NYSE”), as reported in the New York City edition of The Wall Street Journal on each of the five full consecutive trading days ending on and including the third business day prior to the final expiration date of the offer, together with cash in lieu of any fractional shares of UnitedHealth Group common stock, without interest and less any applicable withholding taxes (the “default stock consideration”).

We refer to the default cash consideration and the default stock consideration as the “default transaction consideration.” In lieu of delivering the default transaction consideration, UnitedHealth Group may, by providing written notice to SCA no later than 5:00 p.m., New York City time, on the tenth business day prior to the final expiration date of the offer, deliver (i) an amount in cash greater than the default cash consideration and not to exceed $27.93 per share of SCA common stock, without interest and less any applicable withholding taxes (we refer to the cash consideration, including as it may be increased at UnitedHealth Group’s election, as the “applicable cash consideration”), and (ii) a number of shares of UnitedHealth Group common stock equal to (a) $57.00 minus the applicable cash consideration, divided by (b) the volume weighted average of the closing sale prices per share of UnitedHealth Group common stock on the NYSE, as reported in the New York City edition of The Wall Street Journal on each of the five full consecutive trading days ending on and including the third business day prior to the final expiration date of the offer, together with cash in lieu of any fractional shares of UnitedHealth Group common stock, without interest and less any applicable withholding taxes (we refer to the stock consideration, including as it may be decreased at UnitedHealth Group’s election, as the “applicable stock consideration”). We refer to the applicable cash consideration and the applicable stock consideration together as the “transaction consideration.”

If you do not tender your shares into the offer but the first merger is completed, you will also receive the transaction consideration in the first merger in exchange for your shares of SCA common stock.

When and how will I know whether UnitedHealth Group elects to increase the cash portion of the transaction consideration?

If UnitedHealth Group elects to increase the cash portion and decrease the stock portion of the transaction consideration, UnitedHealth Group will provide written notice to SCA no later than 5:00 p.m., New York City time, on the tenth business day prior to the final expiration date of the offer. Promptly following such notice and no later than 9:00 a.m., New York City time, on the next business day, the Offeror will make a public announcement concerning such election and the transaction consideration. Such public announcement must occur at least ten business days before the final expiration date of the offer.

If UnitedHealth Group does not elect to increase the cash consideration and decrease the stock consideration, the holders of SCA shares will receive the default transaction consideration.

Why is UnitedHealth Group proposing the offer and the mergers?

UnitedHealth Group is proposing the offer and the first merger to acquire control of, and ultimately the entire equity interest in, SCA. After the first merger, the SCA business will be held in a wholly owned subsidiary of UnitedHealth Group, and the former SCA stockholders will no longer have any direct ownership interest in this entity. See “The Transactions —  UnitedHealth Group’s Reasons for the Transactions” for more information.

Does the board of directors of SCA support the transactions?

Yes. The board of directors of SCA (the “SCA Board”) unanimously determined and resolved that the terms of the offer, the mergers and the other transactions contemplated by the merger agreement were advisable, fair to and in the best interests of, SCA and its stockholders. The SCA Board has also unanimously resolved to recommend that the holders of SCA shares accept the offer and tender their shares of SCA common stock to the Offeror pursuant to the offer.

See “The Transactions — SCA’s Reasons for the Transactions; Recommendation of the Board of Directors of SCA” for more information. A description of the reasons for this recommendation is also set forth in the Schedule 14D-9, which has been filed by SCA with the SEC. The initial Schedule 14D-9 was mailed to SCA stockholders on February 21, 2017.

Have any of SCA’s stockholders agreed to support the transactions?

Yes. Concurrently with the execution of the merger agreement, each of TPG FOF V-A, L.P., TPG FOF V-B, L.P. and TPG Partners V, L.P. (collectively, the “TPG stockholders”) which, as of January 5, 2017, beneficially owned, in the aggregate, approximately 30% of the outstanding shares of SCA common stock, entered into a tender and support agreement (the “tender and support agreement”) with UnitedHealth Group and the Offeror, pursuant to which, among other things and subject to the terms and conditions therein, each TPG stockholder agreed to tender and not withdraw all of such TPG stockholder’s SCA shares into the offer. See “Tender and Support Agreement” for more information.

Will I have to pay any fee or commission to exchange my SCA shares?

If you are the record owner of your SCA shares and you tender those shares in the offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your shares of SCA common stock through

x

a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your SCA shares on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

What are the conditions to the offer?

The Offeror and UnitedHealth Group are not obligated to consummate the offer unless the following conditions, among others, have been satisfied:

•	Minimum Tender Condition — SCA stockholders having validly tendered and not properly withdrawn prior to the expiration of the offer a number of shares of SCA common stock that, together with any shares of SCA common stock then owned by UnitedHealth Group, the Offeror or any other subsidiary UnitedHealth Group, represents at least a majority of all then-outstanding SCA shares (the “minimum tender condition”);

•	HSR Clearance — any waiting period (and extensions thereof) applicable to the offer and the mergers under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), having expired or been terminated;

•	Effectiveness of Form S-4 — the registration statement on Form S-4, of which this document is a part, having been declared effective by the SEC under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and no stop order suspending the effectiveness of such registration statement having been issued or proceeding seeking a stop order having been initiated or threatened by the SEC;

•	Listing of UnitedHealth Group Common Stock — the UnitedHealth Group shares to be issued in the offer and the first merger having been approved for listing on the NYSE, subject to official notice of issuance;

•	Accuracy of SCA’s Representations — the representations and warranties of SCA contained in the merger agreement being true and correct as of the date of the merger agreement and the expiration date of the offer, subject to specified materiality standards;

•	SCA’s Compliance with Covenants — SCA having performed and complied in all material respects with all covenants and agreements required by the merger agreement to be performed or complied with by SCA prior to the expiration date;

•	No Legal Prohibition — there being no injunction, whether temporary, preliminary or permanent, by any court or other tribunal of competent jurisdiction or law that has been adopted and is effective that, in each case, prohibits or makes illegal the consummation of the offer or the mergers;

•	Tax Opinions — the receipt of written opinions by UnitedHealth Group and SCA from their respective legal counsel, dated as of the expiration date of the offer, to the effect that, on the basis of certain facts, representations and assumptions set forth or referred to in such opinions, the offer and the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	No Merger Agreement Termination — the merger agreement not having been terminated in accordance with its terms; and

•	Required Health Care Regulatory Consents — SCA having obtained all consents, authorizations, waivers and approvals and having made all filings, applications and notices, in each case, with respect to certificates of need and licenses to operate as an ambulatory surgery center or a hospital, as the case may be, required to be obtained by SCA pursuant to applicable health care laws in order to consummate the transactions with respect to at least 94% of all facilities that provide health care services that are operated or managed by SCA, its subsidiaries or certain related entities of SCA.

For a more complete description of the conditions to the offer, see the section entitled “Merger Agreement — Conditions to the Offer.”

UnitedHealth Group’s obligation to consummate the offer is not conditioned upon any financing arrangements or contingencies. See “The Transactions — Source and Amount of Funds.”

How long will it take to complete the offer and the mergers?

The offer and the mergers are currently expected to be completed in the first half of 2017, subject to the satisfaction or waiver of the conditions described in “Merger Agreement — Conditions to the Offer” and “Merger Agreement — Conditions to the Mergers.”

Until what time can I tender my shares of SCA common stock in the offer?

The offer is scheduled to expire at 12:01 a.m., New York City time, on Friday, March 24, 2017, unless extended or earlier terminated. Any extension, delay, termination, waiver or amendment of the offer will be followed as promptly as practicable by public announcement thereof to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any such extension, all shares previously tendered and not properly withdrawn will remain subject to the offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s shares. “Expiration date” means Friday, March 24, 2017, unless and until the Offeror has extended or re-extended the period during which the offer is open, subject to the terms and conditions of the merger agreement or as required by applicable laws, in which event the term “expiration date” means the subsequent time and date at which the offer, as so extended or re-extended by the Offeror, will expire.

Subject to the provisions of the merger agreement, and unless the offer or the merger agreement is terminated in accordance with its terms, (1) the Offeror must (and UnitedHealth Group must cause the Offeror to) extend the offer for any period required by the U.S. federal securities laws and rules and regulations of the SEC and its staff or of the Nasdaq Global Select Market (“Nasdaq”) (but in no event will the Offeror be required to extend the offer past July 7, 2017 (the “end date”)), and (2) if the offer conditions are not satisfied at any scheduled expiration date, the Offeror may (and must, if requested by SCA) extend the offer and the expiration date for not more than 10 business days after the previously scheduled expiration date. If, as of any expiration date, the HSR clearance condition or the minimum tender condition have not been satisfied, and if the Offeror elects to, or if SCA requests that the Offeror, extend the offer and the expiration date, the Offeror will extend the offer and the then-scheduled expiration date to a date that is not more than 20 business days after the then-scheduled expiration date (but which may in no event be later than the end date). However, in no event will the Offeror be required to (and will not, if requested by SCA) extend the offer to a date that is after the later of (i) 30 calendar days following the satisfaction of each of the conditions related to HSR clearance, effectiveness of the registration statement on Form S-4 of which this document is a part, the approval for listing of the UnitedHealth Group shares to be issued in the offer and the first merger and required health care regulatory consents, and (ii) May 7, 2017.

If the merger agreement is terminated, the Offeror will promptly terminate the offer.

Other than in connection with the termination of the merger agreement, the Offeror may not terminate or withdraw the offer without the prior written consent of SCA.

Any decision to extend, terminate or withdraw the offer will be made public by a press release or otherwise by a public announcement.

See “Exchange Offer Procedures — Extension, Termination and Amendment of Offer.”

How do I tender my shares of SCA common stock?

To validly tender shares of SCA common stock held of record, SCA stockholders must:

•	if such shares are held in book entry form directly with SCA via the direct registration system, deliver a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents, if applicable, for tendered SCA shares to Wells Fargo Bank, N.A., the exchange agent for the offer, at its address set forth elsewhere in this document and the letter of transmittal, all of which must be received by the exchange agent prior to the expiration date; or

•	if such shares are in electronic book-entry form, deliver an agent’s message in connection with a book-entry transfer, and any other required documents, to the exchange agent at its address set forth elsewhere in this document and the letter of transmittal and follow the other procedures for book-entry tender set forth herein, all of which must be received by the exchange agent prior to the expiration date.

If your shares of SCA common stock are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), those shares may be tendered by your nominee by book-entry transfer through The Depository Trust Company. To validly tender such shares held in street name, you should instruct such nominee to do so prior to the expiration date.

We are not providing for guaranteed delivery procedures. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during normal business hours prior to the expiration date. Tenders received by the exchange agent after the expiration date will be disregarded and of no effect. In all cases, you will receive your consideration for your tendered shares only after timely receipt by the exchange agent of a confirmation of a book-entry transfer of such shares, and a properly completed and duly executed letter of transmittal and any other required documents.

For a more complete discussion of the procedures for tendering your shares of SCA common stock, see “Exchange Offer Procedures — Procedures for Tendering.”

Until what time can I withdraw tendered shares of SCA common stock?

You may withdraw your previously tendered shares of SCA common stock at any time until the offer has expired (as the same may be extended) or if the Offeror fails to promptly accept and pay for your tendered SCA shares. Once the Offeror accepts your tendered shares for exchange, however, you will no longer be able to withdraw them. For a more complete discussion of the procedures for withdrawing your SCA shares, see “Exchange Offer Procedures — Withdrawal Rights.”

How do I withdraw previously tendered shares of SCA common stock?

To withdraw previously tendered shares of SCA common stock that are held of record, you must deliver a written notice of withdrawal with the required information to the exchange agent at any time at which you have the right to withdraw such shares.

To withdraw previously tendered shares of SCA common stock that are held in “street name,” you must instruct your broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your shares and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such shares at any time at which you have the right to withdraw such shares.

For a more complete discussion of the procedures for withdrawing your SCA shares, including the applicable deadlines for effecting withdrawals, see “Exchange Offer Procedures — Withdrawal Rights.”

When and how will I receive the transaction consideration in exchange for my tendered shares of SCA common stock?

Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any extension or amendment), promptly following the expiration date, the Offeror will accept for exchange, and will thereafter promptly exchange, all shares of SCA common stock validly tendered and not properly withdrawn prior to the expiration date.

The Offeror will deliver the transaction consideration for your validly tendered and not properly withdrawn shares through the exchange agent, which will act as your agent for the purpose of receiving the transaction consideration from the Offeror and transmitting such transaction consideration to you. In all cases, you will receive the transaction consideration for your tendered shares only after timely receipt by the exchange agent a confirmation of a book-entry transfer of such shares, and a properly completed and duly executed letter of transmittal and any other required documents for such shares.

Why does the cover page to this document state that this offer is preliminary and subject to change, and that the registration statement filed with the SEC is not yet effective? Does this mean that the offer has not commenced?

No. Completion of this document and effectiveness of the registration statement are not necessary to commence this offer. The offer was commenced on the date of the initial filing of the registration statement on Form S-4 of which this document is a part. UnitedHealth Group cannot, however, accept for exchange any SCA shares tendered in the offer or issue any UnitedHealth Group shares in exchange for SCA Shares until the registration statement is declared effective by the SEC and the other conditions to the offer have been satisfied or waived.

What happens if I do not tender my shares of SCA common stock?

If UnitedHealth Group completes the offer, it intends to complete the first merger as soon as practicable following the completion of the offer. Upon consummation of the first merger, each share of SCA common stock that has not been tendered and accepted for exchange in the offer, unless appraisal under Delaware law for such shares has been properly demanded, and other than shares held in treasury by SCA or shares held by UnitedHealth Group or any subsidiary of UnitedHealth Group, will be converted in the first merger into the right to receive the transaction consideration.

If the offer is completed, will SCA continue as a public company?

No. If the first merger takes place, SCA will no longer be publicly traded, and the SCA business will be held in an indirect wholly owned subsidiary of UnitedHealth Group. UnitedHealth Group is required, on the terms and subject to the satisfaction or waiver of the conditions set forth in the merger agreement, to consummate the first merger as soon as practicable following its acceptance for exchange of shares of SCA common stock in the offer. The first merger will be governed by Section 251(h) of the DGCL, and accordingly, if the offer is completed, no stockholder vote will be required to consummate the merger. As such, UnitedHealth Group anticipates that, if the offer is completed, the first merger will be completed on the same day as the offer.

Will I have appraisal rights with respect to my shares of SCA common stock in connection with the transactions?

Appraisal rights are not available in connection with the offer, and SCA stockholders who tender their shares in the offer will not have appraisal rights in connection with the first merger. However, if the Offeror is successful and accepts shares in the offer and the first merger is completed, holders of shares of SCA common stock will be entitled to exercise appraisal rights in connection with the first merger and seek appraisal for the “fair value” of their SCA shares if they did not properly tender their shares in the offer and satisfy the other requirements and comply with the applicable procedures for demanding appraisal rights prescribed by Delaware law.

SCA stockholders who (i) did not tender their SCA shares in the offer, (ii) demand appraisal of their shares of SCA common stock in accordance with Section 262 of the DGCL and otherwise comply with the applicable statutory procedures under Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to receive a judicial determination of the fair value of their shares of SCA common stock (as of the effective time of the first merger, exclusive of any element of value arising from the accomplishment or expectation of the first merger) and to receive payment of such fair value in cash in lieu of receiving the transaction consideration. Any such judicial determination of the fair value of shares of SCA common stock could be based upon considerations other than, or in addition to, the price paid in the offer and the first merger and the market value of shares of SCA common stock. The value so determined could be higher or lower than, or the same as, the price per SCA share paid by UnitedHealth Group or the Offeror pursuant to the offer and the first merger. You should be aware that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the offer and the first merger, are not opinions as to fair value for the purposes of appraisal under applicable Delaware law.

Under Section 262 of the DGCL, where a merger or consolidation is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten (10) days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 that was mailed to SCA stockholders on February 21, 2017 constitutes the formal notice of appraisal rights under Section 262 of the DGCL.

The foregoing summary of the rights of dissenting stockholders under Delaware law does not purport to be a complete statement of the procedures to be followed by SCA stockholders desiring to exercise appraisal rights under Section 262 of the DGCL, and is qualified in its entirety by the full text of Section 262 of the DGCL which is attached as Annex B to the Schedule 14D-9. See “The Transactions — Appraisal Rights.”

Does UnitedHealth Group have the financial resources to complete the offer and the mergers?

Yes. As discussed above, the transaction consideration will consist of UnitedHealth Group common stock and cash. The offer and the mergers are not conditioned upon any financing arrangements or contingencies.

Who should I contact if I have questions about the offer?

You may contact D. F. King & Co., Inc., the information agent, 48 Wall Street, 22nd Floor, New York, NY 10005, toll-free at (800) 431-9645 or UNH@dfking.com.

Where can I find more information about UnitedHealth Group and SCA?

You can find more information about UnitedHealth Group and SCA from various sources described in the section of this prospectus/offer to exchange entitled “Where to Obtain More Information.”

SUMMARY

This section summarizes selected information presented in greater detail elsewhere in this document. However, this summary may not contain all of the information that may be important to SCA stockholders in determining whether to tender their SCA shares in the offer. You are urged to carefully read the remainder of this document, the related letter of transmittal, the annexes to this document and the other information referred to or incorporated by reference in this document which contain additional important information about UnitedHealth Group, SCA and the transactions. For a description of, and instructions as to how to obtain, this information, see “Where to Obtain Additional Information.” Each item in this summary includes a page reference directing you to a more complete description of that item.

Purpose of the Offer and the Mergers (Page 23)

The purpose of the offer and the mergers that have been agreed to between UnitedHealth Group and SCA is for UnitedHealth Group to acquire control of, and all of the outstanding equity in, SCA. The offer is the first step in UnitedHealth Group’s plan to acquire all of the outstanding shares of SCA common stock, and the first merger is the second step in such plan. If the offer is completed, tendered shares of SCA common stock will be exchanged for the transaction consideration, and if the first merger is completed, any remaining shares of SCA common stock that were not tendered into the offer (other than certain dissenting, converted or cancelled shares, as described further in this document) will be converted into the right to receive the transaction consideration.

Transaction Consideration (Page 23)

UnitedHealth Group, through the Offeror, is offering, upon the terms and subject to the conditions set forth in this document and in the accompanying letter of transmittal, to exchange for each outstanding share of SCA common stock that is validly tendered in the offer and not properly withdrawn:

•	$11.40 in cash, without interest and less any applicable withholding taxes (the “default cash consideration”); and

•	a number of shares of UnitedHealth Group common stock, par value $0.01 per share, equal to the amount obtained by dividing $45.60 by the volume weighted average of the closing sale prices per share of UnitedHealth Group common stock on the NYSE, as reported in the New York City edition of The Wall Street Journal on each of the five full consecutive trading days ending on and including the third business day prior to the final expiration date of the offer, together with cash in lieu of any fractional shares of UnitedHealth Group common stock, without interest and less any applicable withholding taxes (the “default stock consideration”).

We refer to the default cash consideration and the default stock consideration as the “default transaction consideration.” In lieu of delivering the default transaction consideration, UnitedHealth Group may, by providing written notice to SCA no later than 5:00 p.m., New York City time, on the tenth business day prior to the final expiration date of the offer, deliver (i) an amount in cash greater than the default cash consideration and not to exceed $27.93 per share of SCA common stock, without interest and less any applicable withholding taxes (we refer to the cash consideration, including as it may be increased at UnitedHealth Group’s election, as the “applicable cash consideration”), and (ii) a number of shares of UnitedHealth Group common stock equal to (a) $57.00 minus the applicable cash consideration, divided by (b) the volume weighted average of the closing sale prices per share of UnitedHealth Group common stock on the NYSE, as reported in the New York City edition of The Wall Street Journal on each of the five full consecutive trading days ending on and including the third business day prior to the final expiration date of the offer, together with cash in lieu of any fractional shares of UnitedHealth Group common stock, without interest and less any applicable withholding taxes (we refer to the stock consideration, including as it may be decreased at UnitedHealth Group’s election, as the “applicable stock consideration”). We refer to the applicable cash consideration and the applicable stock consideration together as the “transaction consideration.”

SCA stockholders will not receive any fractional shares of UnitedHealth Group common stock in the offer or the first merger, and each SCA stockholder who otherwise would be entitled to receive a fraction of a share of UnitedHealth Group common stock pursuant to the offer or the first merger will be paid an amount in cash (without interest and less any applicable withholding taxes) in lieu thereof, based on the volume weighted average of the closing sale prices per share of UnitedHealth Group common stock on the NYSE, as reported in the New York City edition of The Wall Street Journal on each of the five full consecutive trading days ending on and including the third business day prior to the final expiration date of the offer.

The Offer (Page 23)

UnitedHealth Group, through the Offeror, is offering, upon the terms and subject to the conditions set forth in this document and in the accompanying letter of transmittal, to exchange the transaction consideration for each outstanding share of SCA common stock that is validly tendered in the offer and not properly withdrawn.

The Mergers (Page 23)

The first merger and the second merger (which we refer to collectively as the “mergers”) will be completed as soon as practicable following the Offeror’s acceptance of SCA shares tendered in the offer if the offer is completed, assuming the satisfaction or waiver of the other conditions to the mergers at such time. If the offer is completed, the first merger will be subject to Section 251(h) of the DGCL, which means that no vote of SCA stockholders will be required to complete the first merger. Accordingly, UnitedHealth Group anticipates that, if the offer is completed, the first merger will be completed on the same day as the offer.

In the first merger, the Offeror will merge with and into SCA, with SCA surviving the merger. At the effective time of the first merger, each outstanding share of SCA common stock that was not acquired by the Offeror in the offer (other than certain dissenting, converted or cancelled shares, as described further in this document) will be converted into the right to receive the transaction consideration. After the first merger, SCA will be held as a direct wholly owned subsidiary of Merger Sub and an indirect wholly owned subsidiary of UnitedHealth Group, and the former stockholders of SCA will no longer have any direct ownership interest in the surviving corporation.

Immediately following the first merger, the surviving corporation will merge with and into Merger Sub, with Merger Sub surviving the second merger. The second merger will be governed by Section 267 of the DGCL and Section 18-209(i) of the DLLCA. As a result of the second merger, the surviving corporation will be converted from a corporation into a limited liability company. It is intended that the offer and the mergers, taken to together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Please read the discussion under “Material U.S. Federal Income Tax Consequences” for more information.

The Companies (Page 21)

UnitedHealth Group

UnitedHealth Group Incorporated

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

(952) 936-1300

UnitedHealth Group is a diversified health and well-being company dedicated to helping people live healthier lives and helping to make the health system work better for everyone. Through a diversified family of businesses, we leverage core competencies in advanced, enabling technology; health care data, information and intelligence; and clinical care management and coordination to help meet the demands of the health system.

These core competencies are deployed within our two distinct, but strategically aligned, business platforms: health benefits operating under UnitedHealthcare and health services operating under Optum.

UnitedHealth Group Incorporated was incorporated in January 1977 in Minnesota. On July 1, 2015, UnitedHealth Group Incorporated changed its state of incorporation from Minnesota to Delaware pursuant to a plan of conversion. Shares of UnitedHealth Group are traded on the NYSE under the ticker symbol “UNH.”

Offeror

Spartan Merger Sub 1, Inc.

c/o UnitedHealth Group Incorporated

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

(952) 936-1300

The Offeror is a Delaware corporation and an indirect wholly owned subsidiary of UnitedHealth Group. The Offeror was incorporated on January 5, 2017 for the purpose of making the offer and consummating the first merger. The Offeror has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger agreement, the offer and the mergers.

Merger Sub

Spartan Merger Sub 2, LLC

c/o UnitedHealth Group Incorporated

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

(952) 936-1300

Merger Sub is a Delaware limited liability company and a direct wholly owned subsidiary of UnitedHealth Group. Merger Sub was formed on January 5, 2017 for the purpose of consummating the second merger. Merger Sub has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the mergers.

SCA

Surgical Care Affiliates, Inc.

510 Lake Cook Road, Suite 400

Deerfield, Illinois 60015

(847) 236-0921

SCA is a leading provider of solutions to physicians, health plans, and health systems to optimize surgical care. SCA operates one of the largest networks of surgical facilities in the United States, which as of December 31, 2016, included 197 ambulatory surgery centers and seven surgical hospitals in partnership with approximately 3,000 physician partners.

SCA was converted from a Delaware limited liability company, previously named ASC Acquisition LLC, to a Delaware corporation on October 30, 2013. Its shares trade on Nasdaq under the ticker symbol “SCAI.”

Expiration of the Offer (Page 63)

The offer is scheduled to expire at 12:01 a.m., New York City time, on Friday, March 24, 2017, which is the “expiration date,” unless and until the Offeror has extended or re-extended the period during which the offer is open, subject to the terms and conditions of the merger agreement, in which event the term “expiration date” means the subsequent time and date at which the offer, as so extended or re-extended by the Offeror, will expire.

Extension, Termination and Amendment of Offer (Page 63)

Subject to the provisions of the merger agreement, and unless the offer or the merger agreement is terminated in accordance with its terms, (1) the Offeror must (and UnitedHealth Group must cause the Offeror to) extend the offer for any period required by the U.S. federal securities laws and rules and regulations of the SEC and its staff or of Nasdaq (but in no event will the Offeror be required to extend the offer past July 7, 2017(the “end date”)), and (2) if the offer conditions are not satisfied at any scheduled expiration date, the Offeror may (and must, if requested by SCA) extend the offer and the expiration date for not more than 10 business days after the previously scheduled expiration date. If, as of any expiration date, the HSR clearance condition or the minimum tender condition have not been satisfied, and if the Offeror elects to, or if SCA requests that the Offeror, extend the offer and the expiration date, the Offeror will extend the offer and the then-scheduled expiration date to a date that is not more than 20 business days after the then-scheduled expiration date (but which may in no event be later than the end date). However, in no event will the Offeror be required to (and the Offeror will not, if requested by SCA) extend the offer to a date that is after the later of (i) 30 calendar days following the satisfaction of each of the conditions related to HSR clearance, effectiveness of the registration statement on Form S-4 of which this document is a part, the approval for listing of the UnitedHealth Group shares to be issued in the offer and the first merger and required health care regulatory consents, and (ii) May 7, 2017.

If the merger agreement is terminated, the Offeror will promptly terminate the offer. Other than in connection with the termination of the merger agreement, the Offeror may not terminate or withdraw the offer without the prior written consent of SCA. Any decision to extend, terminate or withdraw the offer will be made public by a press release or otherwise by a public announcement.

Conditions to the Offer and the Mergers (Pages 93 - 95)

Completion of the offer and the mergers is subject to certain conditions, including, among others:

•	Minimum Tender Condition — SCA stockholders having validly tendered and not properly withdrawn prior to the expiration of the offer a number of shares of SCA common stock that, together with any shares of SCA common stock then owned by UnitedHealth Group, the Offeror or any other subsidiary UnitedHealth Group, represents at least a majority of all then-outstanding SCA shares;

•	HSR Clearance — any waiting period (and extensions thereof) applicable to the offer and the mergers under the HSR Act having expired or been terminated;

•	Effectiveness of Form S-4 — the registration statement on Form S-4, of which this document is a part, having been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of such registration statement having been issued or proceeding seeking a stop order having been initiated or threatened by the SEC;

•	Listing of UnitedHealth Group Common Stock — the UnitedHealth Group shares to be issued in the offer and the first merger having been approved for listing on the NYSE, subject to official notice of issuance;

•	Accuracy of SCA’s Representations — the representations and warranties of SCA contained in the merger agreement being true and correct as of the date of the merger agreement and the expiration date of the offer, subject to specified materiality standards;

•	SCA’s Compliance with Covenants — SCA having performed and complied in all material respects with all covenants and agreements required by the merger agreement to be performed or complied with by SCA prior to the expiration date;

•	No Legal Prohibition — there being no injunction, whether temporary, preliminary or permanent, by any court or other tribunal of competent jurisdiction or law that has been adopted and is effective that, in each case, prohibits or makes illegal the consummation of the offer or the mergers;

•	Tax Opinions — the receipt of written opinions by UnitedHealth Group and SCA from their respective legal counsel, dated as of the expiration date of the offer, to the effect that, on the basis of certain facts, representations and assumptions set forth or referred to in such opinions, the offer and the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	No Merger Agreement Termination — the merger agreement not having been terminated in accordance with its terms; and

•	Required Health Care Regulatory Consents — SCA having obtained all consents, authorizations, waivers and approvals and having made all filings, applications and notices, in each case, with respect to certificates of need and licenses to operate as an ambulatory surgery center or a hospital, as the case may be, required to be obtained by SCA pursuant to applicable health care laws in order to consummate the transactions with respect to at least 94% of all facilities that provide health care services that are operated or managed by SCA, its subsidiaries or certain related entities of SCA.

Withdrawal Rights (Page 65)

SCA stockholders may withdraw previously tendered SCA shares at any time until the expiration time on the expiration date (as the same may be extended) or if the Offeror fails to promptly accept and pay for such tendered shares. For the withdrawal to be effective, the exchange agent must receive a written notice of withdrawal from the relevant SCA stockholder (including, among other things, information as to the relevant SCA stockholder and the number of shares to be withdrawn) prior to the expiration time on the expiration date. Once the Offeror accepts shares for exchange pursuant to the offer, SCA stockholders who previously tendered their shares will no longer be able to withdraw them.

Procedures for Tendering (Page 65)

To validly tender SCA shares held of record, SCA stockholders must:

•	if held in book entry form directly with SCA via the direct registration system, deliver a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents, if applicable, for tendered SCA shares to the exchange agent for the offer, at its address set forth elsewhere in this document, all of which must be received by the exchange agent prior to the expiration date; or

•	if such shares are in electronic book-entry form, deliver an agent’s message in connection with a book-entry transfer, and any other required documents, to the exchange agent at its address set forth elsewhere in this document and follow the other procedures for book-entry tender set forth herein, all of which must be received by the exchange agent prior to the expiration date.

If SCA shares are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), those shares may be tendered by the nominee holding such shares by book-entry transfer through DTC. To validly tender such shares held in street name, SCA stockholders should instruct such nominee to do so prior to the expiration date. See “Exchange Offer Procedures — Procedures for Tendering” for more information.

Treatment of SCA Common Stock and Equity Awards (Page 74)

SCA Stock Options

As described under “Interests of Certain Persons in the Transactions — Treatment of Equity and Equity-Based Awards — SCA Stock Options,” at the effective time of the first merger, by virtue of the first merger, each outstanding SCA stock option, will, without any further action on the part of any holder thereof, be converted into an option to purchase that number of shares of UnitedHealth Group common stock (rounded down to the nearest whole number) equal to the product of (a) the number of shares of SCA common stock subject to such SCA stock option and (b) $57.00 divided by the volume weighted average of the closing sale prices per share of UnitedHealth Group common stock on the NYSE, as reported in the New York City edition of The Wall Street Journal on each of the five full consecutive trading days ending on and including the third business day prior to the final expiration date of the offer (the “equity conversion ratio”) at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the exercise price per share for such option immediately prior to the effective time of the first merger, by (2) the equity conversion ratio. UnitedHealth Group will convert SCA stock options into converted UnitedHealth Group options in such a manner as to ensure that the converted UnitedHealth Group options are not subject to Section 409A of the Code as a result of the assumption and conversion. The converted UnitedHealth Group options will have the same vesting schedule, exercisability terms and other terms and conditions as the corresponding SCA stock options, provided that the period following a change in control during which an individual’s converted UnitedHealth Group options become fully vested in the event of certain terminations of employment shall be extended from two (2) years to four (4) years, and all references to the “Company” in SCA’s equity incentive plan and award agreements will be references to UnitedHealth Group.

SCA Restricted Stock Units

As described under “Interests of Certain Persons in the Transactions — Treatment of Equity and Equity-Based Awards — SCA RSUs” beginning on page 53, at the effective time of the first merger, by virtue of the first merger, the SCA restricted stock units (“RSUs”) outstanding immediately prior to the effective time of the first merger will be converted into restricted stock units of UnitedHealth Group common stock (“converted RSUs”) equal to the product of (a) the number of shares of SCA common stock subject to such SCA RSUs and (b) the equity conversion ratio, rounded down to the nearest whole number. Any converted RSUs so issued will be subject to the same terms and conditions as were applicable under such SCA RSUs, provided that the period following a change in control during which an individual’s converted RSUs become fully vested in the event of certain terminations of employment shall be extended from two (2) years to four (4) years, and all references to the “Company” in SCA’s equity incentive plan and award agreements will be references to UnitedHealth Group.

Notwithstanding the above, if an SCA RSU is subject to an agreement with an individual holder in effect as of January 7, 2017 that provides that such SCA RSU shall be settled in connection with a change of control involving SCA (without the required occurrence of termination or any other event), such SCA RSU shall be settled in shares of SCA common stock immediately prior to the occurrence of the effective time of the first merger and the holder shall be treated as a shareholder and will receive the transaction consideration in respect thereof.

SCA Performance Share Awards

At the effective time of the first merger, by virtue of the first merger, the SCA performance share awards (“SCA PSAs”) outstanding immediately prior to the effective time of the first merger shall be assumed and converted into that number of UnitedHealth Group performance share awards, rounded down to the nearest whole share (“converted PSAs”) equal to the product of (x) the number of shares of SCA common stock subject to such SCA PSAs, with such number determined as of the closing date of the first merger and (y) the equity conversion ratio. Other than the extension from two (2) years to four (4) years of the period following a change in control during which an individual’s converted PSA becomes fully vested in the event of certain terminations of employment, each converted PSA shall continue to be governed by the same terms and conditions as were applicable to the applicable SCA PSA immediately prior to conversion, including the satisfaction of the performance criteria set forth in the SCA PSA, provided that all references to the “Company” in SCA’s equity incentive plan and award agreements will be references to UnitedHealth Group.

Treatment of Teammate Stock Purchase Plan (Page 76)

Following the date of the merger agreement, SCA will take all actions necessary to ensure that no offering period under the SCA Teammate Stock Purchase Plan (“TSPP”) will be authorized or commenced on or after the date of the merger agreement, except for the six-month offering period under the TSPP that commenced on January 1, 2017. If the first merger occurs prior to the end of the offering period in effect on the date of the merger agreement, each individual participating in such offering period shall receive notice of the transactions contemplated by the merger agreement and shall have an opportunity to terminate his or her outstanding purchase rights under the TSPP, and such offering period shall end prior to the date of the first merger. Each TSPP participant’s accumulated contributions under the TSPP shall be used to purchase shares of SCA common stock in accordance with the TSPP as of the end of the offering period, and any remaining accumulated but unused payroll deductions shall be distributed to the relevant participants without interest as promptly as practicable. SCA will terminate the TSPP and all rights under it prior to the date of the first merger.

Regulatory Approvals (Page 51)

Completion of the offer is subject to the expiration or termination of any waiting period (and extensions thereof) applicable to the offer and the mergers under the HSR Act. As of the date of this document, the waiting period under the HSR Act has expired, and accordingly this condition to the offer has been satisfied. UnitedHealth Group and SCA are required to use their respective reasonable best efforts to consummate the offer and the mergers and make effective the mergers as soon as practicable, including by taking all actions necessary to obtain any antitrust or other required governmental approvals.

Source and Amount of Funds (Page 61)

UnitedHealth Group estimates that the aggregate amount of cash consideration required to purchase the maximum amount of shares of SCA common stock sought in the offer (which is 100% of the outstanding shares of SCA common stock on a fully diluted basis) and complete the first merger is approximately $484.5 million, in the case of the default cash consideration, or approximately $1,187.0 million, in the case of the maximum applicable cash consideration, plus in each case related fees and expenses. UnitedHealth Group anticipates that the funds needed to complete the offer and the first merger will be derived from available cash on hand. UnitedHealth Group’s obligations to consummate the offer and the first merger are not conditioned upon any financing arrangements or contingencies.

Interests of Certain Persons in the Transactions (Page 52)

Certain of SCA’s executive officers and directors may have financial interests in the transactions that may be different from, or in addition to, the interests of SCA’s stockholders generally. The SCA Board was aware of these potentially differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and in reaching its decision to approve the merger agreement and the transactions contemplated therein.

Listing of UnitedHealth Group Common Stock (Page 92)

UnitedHealth Group will submit the necessary applications to seek to cause the shares of its common stock to be issued as transaction consideration in the offer and the first merger to be approved for listing on the NYSE. Approval of this listing is a condition to completion of the offer and the first merger.

Tender and Support Agreement (Page 100)

On January 7, 2017, concurrently with the execution of the merger agreement, the TPG stockholders entered into the tender and support agreement with UnitedHealth Group and the Offeror. Pursuant to, and subject to the terms and conditions set forth in, the tender and support agreement, among other things, each TPG stockholder agreed to tender all of the SCA shares of which such TPG stockholder is the beneficial or record owner (which, as of January 5, 2017, represented in the aggregate approximately 30% of the outstanding SCA shares) into the offer, and not to tender their SCA shares into, or vote in favor of, any competing offer or takeover proposal. The tender and support agreement terminates automatically, among other things, upon the termination of the merger agreement.

Comparative Market Price and Dividend Matters (Page 102)

UnitedHealth Group common stock is listed on the NYSE under the symbol “UNH,” and SCA shares are listed on Nasdaq under the symbol “SCAI.” On January 6, 2017, the trading day before the public announcement of the execution of the merger agreement, the closing price per SCA share on Nasdaq was $48.75, and the closing price per share of UnitedHealth Group common stock on the NYSE was $162.41. On February 17, 2017, the last practicable trading day prior to the commencement of the offer, the closing price per SCA share on Nasdaq was $56.69, and the closing price per share of UnitedHealth Group common stock on the NYSE was $157.62. SCA stockholders should obtain current market quotations for SCA shares and shares of UnitedHealth Group common stock before deciding whether to tender their SCA shares in the offer. See “Comparative Market Price and Dividend Matters” for a discussion of pro forma per share data.

Ownership of UnitedHealth Group After the Offer and the First Merger (Page 49)

UnitedHealth Group estimates that former stockholders of SCA will own, in the aggregate, approximately 1.3% of the shares of UnitedHealth Group common stock outstanding immediately following completion of the offer and the first merger, assuming the default stock consideration, or approximately 0.8%, assuming the minimum applicable stock consideration.

Comparison of Stockholders’ Rights (Page 159)

As a result of the offer and the mergers, holders of SCA common stock will become holders of UnitedHealth Group common stock. The rights of UnitedHealth Group stockholders are different in some respects from the rights of SCA stockholders due to the different provisions of the governing documents of SCA and UnitedHealth Group. Therefore, SCA stockholders will have different rights as stockholders once they become UnitedHealth Group stockholders. These differences are described in more detail under “Comparison of Stockholders’ Rights.”

Material U.S. Federal Income Tax Consequences (Page 152)

It is intended that the offer and the mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to UnitedHealth Group’s obligation to complete the offer that UnitedHealth Group and SCA each receive a written opinion from their respective legal counsel, Hogan Lovells US LLP (“Hogan Lovells”) and Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”), respectively, to the effect that the offer and the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, assuming the receipt and accuracy of such opinions, U.S. holders (as defined in the section of this prospectus/offer to exchange entitled “Material U.S. Federal Income Tax Consequences”) of shares of SCA common stock that receive a combination of shares of UnitedHealth Group common stock and cash (other than cash received in lieu of fractional shares of UnitedHealth Group common stock) in exchange for shares of SCA common stock pursuant to the offer and/or the first merger generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of UnitedHealth Group common stock and cash received by the U.S. holder exceeds such U.S. holder’s adjusted tax basis in its shares of SCA common stock surrendered and (ii) the amount of cash received by such U.S. holder.

Holders of SCA common stock should read the section of this prospectus/offer to exchange entitled “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the transactions. Tax matters can be complicated, and the tax consequences of the transactions to a particular holder will depend on such holder’s particular facts and circumstances. SCA stockholders should consult their own tax advisors to determine the specific consequences to them of exchanging their shares of SCA common stock for the transaction consideration pursuant to the offer or the first merger.

Accounting Treatment (Page 61)

In accordance with United States generally accepted accounting principles (“GAAP” or “U.S. GAAP”), UnitedHealth Group will account for the acquisition of SCA shares in the offer and the first merger under the acquisition method of accounting for business combinations.

Questions About the Offer and the Mergers

Questions or requests for assistance or additional copies of this document may be directed to the information agent at the telephone number and addresses set forth below. SCA stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer and the mergers.

The information agent for the offer is:

D. F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 431-9645

Email: UNH@dfking.com

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF UNITEDHEALTH GROUP

The following table sets forth certain selected financial information for UnitedHealth Group as of the end of and for the years indicated. The selected consolidated statements of operations data for the years ended December 31, 2016, 2015 and 2014, and the selected consolidated balance sheet data as of December 31, 2016 and 2015 are derived from, and qualified by reference to, the audited consolidated financial statements included in UnitedHealth Group’s Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this document. The selected consolidated statements of operations data for the years ended December 31, 2013 and 2012 and the selected consolidated balance sheet data as of December 31, 2014, 2013 and 2012 are derived from UnitedHealth Group’s audited consolidated financial statements, which are not incorporated by reference into this document. You should read the summary selected financial data together with UnitedHealth Group’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and UnitedHealth Group’s historical consolidated financial statements and the notes thereto. The historical results are not necessarily indicative of results to be expected in the future. For more information, see “Where to Obtain Additional Information.”

	For the Year Ended December 31,
(in millions, except percentages and per share data)	2016	2015 (a)	2014	2013	2012
Consolidated operating results
Revenues	$184,840	$157,107	$130,474	$122,489	$110,618
Earnings from operations	12,930	11,021	10,274	9,623	9,254
Net earnings attributable to UnitedHealth Group common shareholders	7,017	5,813	5,619	5,625	5,526
Return on equity (b)	19.4%	17.7%	17.3%	17.7%	18.7%
Basic earnings per share attributable to UnitedHealth Group common shareholders	$7.37	$6.10	$5.78	$5.59	$5.38
Diluted earnings per share attributable to UnitedHealth Group common shareholders	7.25	6.01	5.70	5.50	5.28
Cash dividends declared per common share	2.3750	1.8750	1.4050	1.0525	0.8000
Consolidated cash flows from (used for)
Operating activities	$9,795	$9,740	$8,051	$6,991	$7,155
Investing activities	(9,355)	(18,395)	(2,534)	(3,089)	(8,649)
Financing activities	(1,011)	12,239	(5,293)	(4,946)	471

	As of December 31,
(in millions, except percentages and per share data)	2016	2015	2014	2013	2012
Consolidated Financial Position
Cash and investments	$37,143	$31,703	$28,063	$28,818	$29,148
Total assets (c)	122,810	111,254	86,300	81,880	80,811
Total commercial paper and long-term debt (c)	32,970	31,965	17,324	16,778	16,680
Redeemable noncontrolling interests	2,012	1,736	1,388	1,175	2,121
Total equity	38,177	33,725	32,454	32,149	31,178

(a)	Includes the effects of the July 2015 Catamaran acquisition and related debt issuances.
(b)	Return on equity is calculated as net earnings divided by average equity. Average equity is calculated using the equity balance at the end of the preceding year and the equity balances at the end of each of the four quarters of the year presented.
(c)	In the first quarter of 2016, UnitedHealth Group adopted Financial Accounting Standards Board (FASB) Accounting Standard Update (ASU) No. 2015-03 (ASU 2015-03), retrospectively as required. Accordingly, UnitedHealth Group Incorporated reclassified debt issuance costs of $129, $82, $83, and $80 as of December 31, 2015, 2014, 2013 and 2012, respectively, that were recorded in total assets to total commercial paper and long-term debt on the Consolidated Balance Sheet.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SCA

The following table sets forth certain selected financial information for SCA as of the end of and for the periods indicated. The selected consolidated statements of operations data for the fiscal years ended December 31, 2016, 2015, and 2014 and the selected consolidated balance sheet data as of December 31, 2016 and 2015 are derived from, and qualified by reference to, the consolidated financial statements included in SCA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is incorporated by reference into this document. The selected consolidated statements of operations data for the year ended December 31, 2013 and 2012 and the selected consolidated balance sheet data as of December 31, 2014, 2013 and 2012 are derived from SCA’s consolidated financial statements, which are not incorporated by reference into this document. You should read this summary selected financial data together with SCA’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and SCA’s historical consolidated financial statements and the notes thereto. The historical results are not necessarily indicative of results to be expected in the future. For more information, see “Where to Obtain Additional Information.”

	Year Ended December 31,
	2016	2015	2014	2013	2012
(in millions, except facilities and per unit data in actual amounts)
Net operating revenues:
Net patient revenues	$1,201.6	$971.4	$788.0	$731.6	$699.0
Management fee revenues	54.8	61.0	58.9	40.5	17.8
Other revenues	25.0	19.1	17.8	13.6	9.6

Total net operating revenues	1,281.4	1,051.5	864.7	785.7	726.4
Equity in net income of nonconsolidated affiliates	54.4	49.9	32.6	23.4	16.8
Operating expenses:
Salaries and benefits	426.5	351.0	297.2	270.9	234.2
Supplies	303.6	221.4	177.9	170.2	164.8
Other operating expenses	198.1	161.9	124.9	127.7	112.8
Depreciation and amortization	88.6	66.2	52.7	41.5	40.0
Occupancy costs	45.7	36.5	29.4	25.5	25.3
Provision for doubtful accounts	22.3	17.2	14.1	14.2	12.7
Impairment of intangible and long-lived assets	1.9	0.6	0.6	—	0.4
Loss (gain) on disposal of assets	1.8	1.9	(0.2)	0.1	(0.3)

Total operating expenses	1,088.5	856.7	696.4	650.1	589.9

Operating income	247.4	244.7	200.9	158.9	153.2
Interest expense	43.2	42.1	32.8	60.2	58.6
HealthSouth option expense	—	11.7	—	—	—
Debt modification expense	2.4	5.0	—	—	—
Loss on extinguishment of debt	0.2	0.5	—	10.3	—
Interest income	(20.5)	(0.4)	(0.2)	(0.2)	(0.3)
(Gain) loss on sale of investments	(33.0)	(4.0)	(7.6)	12.3	7.1

Income from continuing operations before income taxes	255.2	189.6	175.9	76.2	87.8
(Benefit) provision for income taxes	28.8	(84.8)	9.4	12.3	8.5

Income from continuing operations (1)	226.4	274.4	166.5	63.9	79.3
Loss from discontinued operations, net of income tax expense	(0.1)	(0.8)	(9.4)	(9.3)	(4.9)

Net income	226.3	273.6	157.1	54.6	74.4

	Year Ended December 31,
	2016	2015	2014	2013	2012
(in millions, except facilities and per unit data in actual amounts)
Less: Net income attributable to noncontrolling interests	(190.9)	(158.3)	(125.2)	(105.9)	(94.4)

Net income (loss) attributable to Surgical Care Affiliates	$35.4	$115.3	$32.0	$(51.3)	$(20.0)

Basic net income (loss) per share attributable to Surgical Care Affiliates:
Continuing operations attributable to Surgical Care Affiliates	$0.88	$2.95	$1.07	$(1.33)	$(.50)
Discontinued operations attributable to Surgical Care Affiliates	$—	$(.02)	$(.24)	$(.29)	$(.16)

Net income (loss) per share attributable to Surgical Care Affiliates	$0.88	$2.93	$0.83	$(1.62)	$(.66)

Basic weighted average shares outstanding (in thousands) (2)	40,214	39,360	38,477	31,688	30,340

Distribution paid per share on September 16, 2013	$—	$—	$—	$2.47	$—

Diluted net income (loss) per share attributable to Surgical Care Affiliates:
Continuing operations attributable to Surgical Care Affiliates	$0.86	$2.85	$1.03	$(1.33)	$(.50)
Discontinued operations attributable to Surgical Care Affiliates	$—	$(.02)	$(.23)	$(.29)	$(.16)

Net income (loss) per share attributable to Surgical Care Affiliates	$0.86	$2.83	$0.80	$(1.62)	$(.66)

Diluted weighted average shares outstanding (in thousands) (2)	41,106	40,734	39,958	31,688	30,340

Facilities (at period end):
Consolidated facilities	125	104	95	87	87
Equity method facilities	61	68	65	60	52
Managed-only facilities	19	21	26	30	8

Total facilities	205	193	186	177	147

	December 31,
	2016	2015	2014	2013	2012
	(in millions)
Balance Sheet Data (at period end):
Cash and cash equivalents	$131.8	$79.3	$8.7	$85.8	$118.6
Total current assets	430.9	314.9	237.5	234.0	267.4
Total assets (3)	2,670.7	2,001.6	1,642.9	1,415.6	1,403.1
Current portion of long-term debt	64.1	32.5	24.7	22.6	14.9
Total current liabilities	341.9	258.1	248.5	197.7	175.2
Long-term debt, net of current portion	1,051.4	851.8	660.6	641.9	765.0
Total liabilities (3)	1,498.7	1,185.9	1,060.5	977.7	1,061.4
Total Surgical Care Affiliates’ equity	440.1	382.3	243.3	205.7	147.5
Noncontrolling interests — non-redeemable	714.9	411.5	323.6	210.3	172.5
Total equity	1,154.9	793.7	567.0	416.0	320.0

Note: Totals above may not sum due to rounding and any references in the table above and these footnotes to “Surgical Care Affiliates,” the “Company,” “we,” “us” and “our” refer to Surgical Care Affiliates, Inc. and its consolidated affiliates after our conversion from a Delaware limited liability company to a Delaware corporation on October 30, 2013 and to ASC Acquisition LLC and its consolidated subsidiaries prior to our conversion from a Delaware limited liability company to a Delaware corporation on October 30, 2013.

(1)	Income (loss) from continuing operations attributable to Surgical Care Affiliates, which is income from continuing operations less net income attributable to noncontrolling interests, was $35.5 million, $116.1 million, $41.3 million, $(42.0) million and $(15.1) million for years-ended December 31, 2016, 2015, 2014, 2013 and 2012, respectively.
(2)	Calculated based on number of shares of common stock and vested RSUs that would have been outstanding as of December 31, 2012, assuming our conversion from a Delaware limited liability company to a Delaware corporation.
(3)	Our consolidated assets as of December 31, 2016, 2015 and 2014, include total assets of a VIE of $453.4 million, $76.1 million and $117.5 million, respectively, which can only be used to settle the obligations of the VIE. Our consolidated total liabilities as of December 31, 2016, 2015 and 2014 include total liabilities of the VIE of $241.5 million, $41.0 million and $23.8 million, respectively, for which the creditors of the VIE have no recourse to us, with the exception of $24.2 million, $4.0 million and $3.4 million of debt guaranteed by us at December 31, 2016, 2015 and 2014, respectively. Our consolidated assets as of December 31, 2013 and December 31, 2012 include total assets of a VIE of $49.5 million and $28.2 million, respectively, which can only be used to settle the obligations of the VIE. Our consolidated total liabilities as of December 31, 2013 and December 31, 2012 include total liabilities of the VIE of $12.2 million and $1.4 million, respectively, for which the creditors of the VIE have no recourse to us, with the exception of $4.0 million of debt guaranteed by us at December 31, 2013.
(4)	Year over year comparisons are impacted by acquisitions as discussed in Note 2 to the consolidated financial statements included in SCA’s Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference in this document.

UNAUDITED COMPARATIVE PER SHARE DATA

The following table reflects historical information about basic and diluted earnings per share and cash dividends per share for the year ended December 31, 2016 for each of UnitedHealth Group and SCA, in each case, on a historical basis, and for UnitedHealth Group and SCA on an unaudited pro forma combined basis after giving effect to the transactions. The summary unaudited comparative per share data give effect to the anticipated transactions under the acquisition method of accounting. For purposes of preparing the unaudited comparative per share data, the transactions are assumed to have occurred as of or at the beginning of the period presented for the basic and diluted earnings per share and cash dividends per share and as of the end of the period for the book value per share. The SCA equivalent pro forma combined per share data is calculated by multiplying the pro forma combined UnitedHealth Group common stock per share amounts by the exchange ratio of 0.28.

SCA stockholders should read the information presented in the following table together with the historical financial statements of UnitedHealth Group and SCA and the related notes, which are incorporated by reference in this document. The pro forma data are unaudited and for illustrative purposes only. SCA stockholders should not rely on this information as being indicative of the historical results that would have been achieved during the periods presented had the companies always been combined or the future results that the combined company will achieve after the consummation of the transactions. This pro forma information is subject to risks and uncertainties, including those discussed in “Risk Factors.”

	UnitedHealth Group Historical	SCA Historical	Pro Forma Combined	Pro Forma Equivalent SCA Share
Net income per share attributable to common shareholders for the year ended December 31, 2016:
Basic earnings per share	$7.37	$0.88	$7.33	$2.05
Diluted earnings per share	7.25	0.86	7.21	2.02
Cash dividends declared per share for the year ended December 31, 2016:	2.375	—	2.375	n/a
Book Value per share as of December 31, 2016:	$40.20	$10.86	$39.78	$11.14

RISK FACTORS

SCA stockholders should carefully read this document and the other documents referred to or incorporated by reference into this document, including in particular the following risk factors, in deciding whether to tender their SCA shares pursuant to the offer.

Risks Relating to the Transactions

The offer remains subject to conditions that UnitedHealth Group cannot control.

The offer is subject to a number of conditions, including the minimum tender condition, receipt of required clearance under the HSR Act, lack of legal prohibitions against consummation of the offer or the mergers, the approval for listing on the NYSE of the shares of UnitedHealth Group common stock to be issued in the transactions, the receipt of opinions of SCA’s and UnitedHealth Group’s respective legal counsel regarding the tax treatment of the transactions, the effectiveness of the registration statement on Form S-4 of which this document is a part, the truth and accuracy of SCA’s representations and warranties made in the merger agreement, subject to specified materiality standards, SCA’s material compliance with its covenants under the merger agreement, the receipt of certain consents, authorizations, waivers and approvals and the making of certain filings, applications and notices under applicable U.S. health care laws to operate as an ambulatory surgery center or a hospital, and the non-termination of the merger agreement. There are no assurances that all of the conditions to the offer will be satisfied or that the conditions will be satisfied in the time frame expected. If the conditions to the offer are not met, then UnitedHealth Group may, subject to the terms and conditions of the merger agreement, allow the offer to expire, or amend or extend the offer. See “Merger Agreement — Conditions to the Offer” and “— Conditions to the Mergers.”

If the transactions are completed, SCA stockholders will receive UnitedHealth Group common stock as part of the transaction consideration and will accordingly become UnitedHealth Group stockholders. UnitedHealth Group common stock may be affected by different factors than SCA common stock, and UnitedHealth Group stockholders will have different rights than SCA stockholders.

Upon consummation of the transactions, SCA stockholders will receive shares of UnitedHealth Group common stock as part of the transaction consideration and will accordingly become UnitedHealth Group stockholders. UnitedHealth Group’s business differs from that of SCA, and UnitedHealth Group’s results of operations and the trading price of UnitedHealth Group common stock may be adversely affected by factors different from those that would affect SCA’s results of operations and stock price.

In addition, holders of shares of UnitedHealth Group common stock will have rights as UnitedHealth Group stockholders that differ from the rights they had as SCA stockholders before the transactions. For a comparison of the rights of UnitedHealth Group stockholders to the rights of SCA stockholders, see “Comparison of Stockholders’ Rights.”

SCA stockholders will have a reduced ownership and voting interest in UnitedHealth Group, and the amount of their ownership and voting interest in UnitedHealth Group is uncertain.

Immediately following consummation of the offer and the first merger, SCA stockholders will collectively own approximately 1.3% of the outstanding shares of UnitedHealth Group common stock, assuming the default transaction consideration, or approximately 0.8% of the outstanding shares of UnitedHealth Group common stock, assuming UnitedHealth Group elects to increase the applicable cash consideration to the maximum allowed under the merger agreement, and based on an assumed trading price of UnitedHealth Group common stock of $160.50 (based upon a hypothetical closing date of February 15, 2017, reflecting the volume-weighted average of the closing prices for the five business days ending on and including the third business day prior to such hypothetical February 15, 2017 closing date). Consequently, SCA stockholders will not be able to exercise as much influence over the management and policies of UnitedHealth Group as they currently exercise over

SCA, and in the event UnitedHealth Group elects to increase the applicable cash consideration, SCA stockholders influence will be further reduced.

The receipt of UnitedHealth Group shares in the offer and/or the first merger may be taxable to SCA stockholders.

The offer is contingent upon the receipt of an opinion by each of UnitedHealth Group and SCA from their respective legal counsel to the effect that the offer and the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, if the offer and the mergers are not treated as component parts of an integrated transaction for U.S. federal income tax purposes, if the mergers are not completed or if the transactions otherwise fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the exchange of SCA common stock for cash and shares of UnitedHealth Group common stock in the offer and/or the first merger will be taxable to such SCA stockholders for U.S. federal income tax purposes.

SCA stockholders should consult their tax advisors to determine the specific tax consequences to them of the offer and the mergers, including any federal, state, local, foreign or other tax consequences, and any tax return filing or other reporting requirements.

The merger agreement limits SCA’s ability to pursue alternative transactions, and in certain instances requires payment of a termination fee of $90 million, which could deter a third party from proposing an alternative transaction.

The merger agreement contains provisions that, subject to certain exceptions, limit SCA’s ability to solicit, initiate or knowingly encourage or knowingly facilitate any inquiries regarding or the making of any proposal or offer that constitutes or could reasonably be expected to lead to an alternative takeover proposal. See “Merger Agreement — No Solicitation of Acquisition Proposals.” In addition, under specified circumstances where the merger agreement is terminated, SCA is required to pay a termination fee of $90 million if the merger agreement is terminated. See “Merger Agreement — Termination Fee” and “— Expenses.” It is possible that these or other provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of SCA from considering or proposing an acquisition or might result in a potential competing acquirer proposing to pay a lower per share price to acquire SCA than it might otherwise have proposed to pay.

The stock prices of UnitedHealth Group and SCA common stock may be adversely affected if the transactions are not completed.

If the offer and the mergers are not completed, the prices of UnitedHealth Group common stock and SCA common stock may decline to the extent that the current market prices of such common stock reflect a market assumption that the offer and the mergers will be completed and have value.

The results reflected in the unaudited prospective financial information considered by SCA and its financial advisor may not be realized.

While the unaudited prospective financial information utilized by SCA and its financial advisor in connection with the offer and the mergers and summarized in this document were prepared in good faith based on information available at the time of preparation, no assurances can be made regarding future events or that the assumptions made in preparing such unaudited prospective financial information will accurately reflect future conditions. In preparing such unaudited prospective financial information, the management of SCA made assumptions regarding, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant uncertainties and contingencies, including, among others, risks and uncertainties described or incorporated by reference in this section and the section entitled “Cautionary Statement Regarding Forward-Looking

Statements,” all of which are difficult to predict and many of which are beyond the control of SCA and UnitedHealth Group. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results will likely differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the offer and the mergers are completed. As a result, the unaudited prospective financial information cannot be considered predictive of actual future operating results, and this information should not be relied on as such. In addition, since such unaudited prospective financial information covers multiple years, the information by its nature becomes less predictive with each successive year.

The opinion of SCA’s financial advisor will not reflect changes in circumstances between the signing of the merger agreement and the completion of the transactions.

SCA has not obtained an updated opinion from its financial advisor as of the date of this document and does not expect to receive updated, revised or reaffirmed opinions prior to the completion of the transactions. Changes in the operations and prospects of SCA or UnitedHealth Group, general market and economic conditions and other factors that may be beyond the control of SCA or UnitedHealth Group, and on which SCA’s financial advisor’s opinion was based, may significantly alter the value of SCA or UnitedHealth Group or the prices of SCA or UnitedHealth Group common stock by the time the transactions are completed. The opinions do not speak as of the time the transactions will be completed or as of any other date other than the date of such opinion. Because SCA’s financial advisor will not be updating its opinion, the opinion will not address the fairness of the transaction consideration from a financial point of view at the time the transactions are completed.

Risks Relating to UnitedHealth Group and the Combined Company

UnitedHealth Group may fail to realize any or all of the anticipated benefits of the transactions or those benefits may take longer to realize than expected.

The full benefits of the transactions may not be realized as expected or may not be achieved within the anticipated time frame, or at all. Failure to achieve the anticipated benefits of the transactions could adversely affect UnitedHealth Group’s results of operations or cash flows, cause dilution to the earnings per share of UnitedHealth Group, decrease or delay the expected benefits of the transactions and negatively affect the price of UnitedHealth Group common stock.

In addition, UnitedHealth Group and SCA will be required to devote significant attention and resources prior to closing to prepare for the post-closing operation of the surviving company, and UnitedHealth Group will be required post-closing to devote significant attention and resources to successfully align the business practices and integrate the operations of SCA into UnitedHealth Group. This process may disrupt the businesses and, if ineffective, would limit the anticipated benefits of the transactions.

UnitedHealth Group and SCA will incur direct and indirect costs as a result of the transactions.

UnitedHealth Group and SCA will incur substantial expenses in connection with and as a result of completing the transactions and, following the completion of the mergers, UnitedHealth Group expects to incur additional expenses in connection with combining the businesses, operations, policies and procedures of UnitedHealth Group and SCA. Factors beyond UnitedHealth Group’s control could affect the total amount or timing of those expenses, many of which, by their nature, are difficult to estimate accurately. Moreover, diversion of management focus and resources from the day-to-day operation of the business to matters relating to the transactions could adversely affect each company’s business, regardless of whether the transactions are completed.

If the value of UnitedHealth Group’s business, together with any synergies to be achieved from UnitedHealth Group’s acquisition of SCA, is less than the value of the transaction consideration, the trading price of shares of UnitedHealth Group common stock could decrease.

If investors believe that the value of the applicable cash consideration and applicable stock consideration to be exchanged for SCA shares in connection with the offer and the first merger, together with transaction costs, is greater than the value of SCA’s business, together with any synergies expected to be achieved from UnitedHealth Group’s acquisition of SCA, the trading price of UnitedHealth Group common stock could decrease and the transactions could have a dilutive effect on the value of shares of UnitedHealth Group common stock held by UnitedHealth Group stockholders (including former SCA stockholders).

Executive officers and directors of SCA have interests in the transactions that are different from or are in addition to the interests of SCA stockholders generally.

Certain of SCA’s executive directors and officers have financial and other interests in the transactions contemplated by the merger agreement that are different from, or in addition to, the interests of SCA stockholders generally. These interests include, but are not limited to, entitlement to certain compensation and benefits. These interests are described more fully under “The Transactions – Interests of Certain Persons in the Transactions”.

Uncertainty during the pendency of the transactions may lower physician utilization of SCA’s facilities or otherwise cause commercial health plans or other business partners to delay or defer decisions concerning SCA.

SCA’s business depends upon the efforts and success of the physicians who provide medical services at its facilities, and the strength of SCA’s relationships with these physicians. In almost all cases, these physicians are not employees of SCA or its facilities and are generally not contractually required to use its facilities. The transactions will be completed only if specified conditions are met, many of which are outside the control of UnitedHealth Group and SCA. In addition, both parties have rights to terminate the merger agreement under specified circumstances. Accordingly, there may be uncertainty regarding the consummation of the transactions, both as to whether they will be consummated and when. This uncertainty may lower physician utilization of SCA’s facilities and cause commercial health plans or other business partners to delay or defer decisions concerning SCA. In addition, physicians, commercial health plans and other business partners of SCA may seek to change existing agreements with SCA, which could negatively affect its business, results of operations and financial condition.

Additionally, if the transactions are completed, certain physicians, commercial health plans and other business partners may attempt to terminate or change their relationships with the surviving company or UnitedHealth Group. These decisions could have an adverse effect on the business of the combined company.

UnitedHealth Group’s acquisition of SCA could trigger certain change-of-control or similar provisions contained in SCA’s agreements with third parties that could permit such parties to terminate or re-negotiate those agreements.

SCA is a party to agreements that permit a counterparty to terminate an agreement or receive payments because the transactions would cause a default or violate an anti-assignment, change-of-control or similar clause in such agreement. If this happens, UnitedHealth Group may have to seek to replace that agreement with a new agreement or make additional payments under such agreement in order to retain the commercial relationship with the counterparty. However, UnitedHealth Group may be unable to replace a terminated agreement on comparable terms or at all. Depending on the importance of such agreement to SCA’s business, the failure to replace a terminated agreement on similar terms or at all, and requirements to pay additional amounts, may increase the costs to UnitedHealth Group of operating SCA’s business or decrease the expected benefits of the transactions to the surviving company and UnitedHealth Group.

Failure to effectively retain, attract and motivate key employees could diminish the anticipated benefits of the transactions.

The success of the acquisition of SCA will depend in part on the attraction, retention and motivation of personnel critical to the business and operations of the surviving company due to, for example, their technical skills or health care industry and management expertise. Employees and consultants may experience uncertainty about their future roles with UnitedHealth Group and SCA during the pendency of the transactions or after their completion. UnitedHealth Group and SCA do not have identical corporate cultures, and some SCA employees may not want to work for the surviving company. In addition, competitors may recruit employees during UnitedHealth Group’s integration of SCA. If UnitedHealth Group and SCA are unable to attract, retain and motivate personnel that are critical to the successful integration of SCA into UnitedHealth Group and the future operation of the combined business, the surviving company could face disruptions in its operations, loss of physicians, strategic relationships, key information, expertise or know-how and unanticipated additional recruiting and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the acquisition of SCA to UnitedHealth Group.

Risks Related to UnitedHealth Group’s Business

You should read and consider the risk factors specific to UnitedHealth Group’s business that will also affect the combined company after the transactions. These risks are described in Part I, Item 1A of UnitedHealth Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC on February 8, 2017, and in other documents that are incorporated by reference into this document. See “Where to Obtain Additional Information” for the location of information incorporated by reference in this document.

Risks Related to SCA’s Business

You should read and consider the risk factors specific to SCA’s business that will also affect the combined company after the transactions. These risks are described in Part I, Item 1A of SCA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC on February 21, 2017, and in other documents that are incorporated by reference into this document. See “Where to Obtain Additional Information” for the location of information incorporated by reference in this document.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Information both included and incorporated by reference in this document may contain forward-looking statements, which may be identified by their use of terms such as “intend,” “plan,” “may,” “should,” “will,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “continue,” “potential,” “opportunity,” “project” and similar terms. These statements are based on certain assumptions and analyses that UnitedHealth Group’s management or SCA’s management believe are appropriate under the circumstances. However, these statements are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected. Forward-looking statements speak only as of the date they are made, and neither UnitedHealth Group nor SCA undertakes any obligation to publicly update or revise any of them in light of new information, future events or otherwise.

All subsequent written and oral forward-looking statements attributable to UnitedHealth Group, SCA or any person acting on UnitedHealth Group’s or SCA’s behalf are qualified by the cautionary statements in this section.

Factors that could have a material adverse effect on UnitedHealth Group’s or SCA’s operations and future prospects or the consummation of the offer and the mergers, many of which are difficult to predict and beyond the control of UnitedHealth Group or SCA, include, but are not limited to:

•	failure to satisfy the conditions to consummate the transactions; the risk that regulatory or other approvals required for the transactions are not obtained or are obtained subject to conditions that are not anticipated;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the failure of the transactions to close in a timely manner or at all for any other reason;

•	SCA’s limited ability to pursue alternative transactions;

•	the ability of UnitedHealth Group to successfully integrate SCA following completion of the transactions;

•	realization of the expected benefits of the transactions in a timely manner or at all;

•	the amount of the costs, fees, expenses and charges related to the offer and the mergers;

•	effects of the pendency of the transactions on relationships with employees, physicians, suppliers, customers and other business partners;

•	failure to effectively retain, attract and motivate key employees;

•	UnitedHealth Group acquiring, managing and integrating new operations, businesses or assets, and the associated diversion of management attention or other related costs or difficulties;

•	general political, economic and business conditions and industry conditions;

•	changes to laws or regulations, including in the health care industry;

•	the hiring and retention of qualified personnel in a competitive labor market;

•	the inherent uncertainty associated with financial or other projections; and

•	the ability to implement and achieve business strategies successfully.

These risks and uncertainties, along with the risk factors discussed under “Risk Factors” in this document, should be considered in evaluating any forward-looking statements contained in this document.

THE COMPANIES

UnitedHealth Group

UnitedHealth Group Incorporated is a diversified health and well-being company dedicated to helping people live healthier lives and helping to make the health system work better for everyone.

Through a diversified family of businesses, UnitedHealth Group leverages core competencies in advanced, enabling technology; health care data, information and intelligence; and clinical care management and coordination to help meet the demands of the health system. These core competencies are deployed within our two distinct, but strategically aligned, business platforms: health benefits operating under UnitedHealthcare and health services operating under Optum.

UnitedHealthcare provides health care benefits to an array of customers and markets. UnitedHealthcare Employer & Individual serves employers ranging from sole proprietorships to large, multi-site and national employers, public sector employers and other individuals. UnitedHealthcare Medicare & Retirement delivers health and well-being benefits for Medicare beneficiaries and retirees. UnitedHealthcare Community & State manages health care benefit programs on behalf of state Medicaid and community programs and their participants. UnitedHealthcare Global includes UnitedHealthcare Brazil, a health care company providing health and dental benefits and hospital and clinical services to employer groups and individuals in Brazil, and other diversified global health businesses.

Optum is a health services business serving the broad health care marketplace, including payers, care providers, employers, governments, life sciences companies and consumers, through its OptumHealth, OptumInsight and OptumRx businesses. These businesses have dedicated units that help improve overall health system performance, through optimizing care quality, reducing costs and improving consumer experience and care provider performance leveraging distinctive capabilities in data and analytics, pharmacy care services, population health, health care delivery and health care operations.

UnitedHealth Group Incorporated was incorporated in January 1977 in Minnesota. On July 1, 2015, UnitedHealth Group Incorporated changed its state of incorporation from Minnesota to Delaware pursuant to a plan of conversion. Shares of UnitedHealth Group are traded on the NYSE under the ticker symbol “UNH”. The address and telephone number of UnitedHealth Group is UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, (952) 936-1300. UnitedHealth Group also maintains a website at http://www.unitedhealthgroup.com. UnitedHealth Group’s website and the information contained therein or connected thereto shall not be deemed to be incorporated in this document, and you should not rely on any such information in deciding whether to tender your SCA shares in the offer.

Offeror

Spartan Merger Sub 1, Inc. is a Delaware corporation and an indirect wholly owned subsidiary of UnitedHealth Group. The Offeror was incorporated on January 5, 2017 for the purpose of making the offer and consummating the mergers. The Offeror has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger agreement, the offer and the mergers.

The address and telephone number of the Offeror’s principal executive offices is c/o UnitedHealth Group Incorporated, UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, (952) 936-1300.

Merger Sub

Spartan Merger Sub 2, LLC is a Delaware limited liability company and a direct wholly owned subsidiary of UnitedHealth Group. Merger Sub was formed on January 5, 2017 for the purpose of consummating the second merger. Merger Sub has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the mergers.

The address and telephone number of Merger Sub’s principal executive offices is c/o UnitedHealth Group Incorporated, UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, (952)  936-1300.

SCA

Surgical Care Affiliates, Inc. is a leading provider of solutions to physicians, health plans, and health systems to optimize surgical care. SCA operates one of the largest networks of surgical facilities in the United States, which as of December 31, 2016, included 197 ambulatory surgery centers and seven surgical hospitals in partnership with approximately 3,000 physician partners.

Surgical Care Affiliates, Inc., a Delaware corporation, was converted from a Delaware limited liability company, previously named ASC Acquisition LLC, to a Delaware corporation on October 30, 2013. Its shares trade on Nasdaq Global Select Market under the ticker symbol “SCAI.”

The address and telephone number of SCA’s principal executive offices is 510 Lake Cook Road, Suite 400, Deerfield, Illinois 60015, (847) 236-0921.

SCA also maintains a website at http://www.scasurgery.com. SCA’s website and the information contained therein or connected thereto shall not be deemed to be incorporated in this document, and you should not rely on any such information in deciding whether to tender your SCA shares in the offer.

THE TRANSACTIONS

General

UnitedHealth Group, through the Offeror, which is an indirect wholly owned subsidiary of UnitedHealth Group, is offering upon the terms and subject to the conditions set forth in this document and in the accompanying letter of transmittal, to exchange for each outstanding share of SCA common stock that is validly tendered in the offer and not properly withdrawn:

•	$11.40 in cash, without interest and less any applicable withholding taxes (the “default cash consideration”); and

•	a number of shares of UnitedHealth Group common stock, par value $0.01 per share, equal to the amount obtained by dividing $45.60 by the volume weighted average of the closing sale prices per share of UnitedHealth Group common stock on the NYSE, as reported in the New York City edition of The Wall Street Journal on each of the five full consecutive trading days ending on and including the third business day prior to the final expiration date of the offer, together with cash in lieu of any fractional shares of UnitedHealth Group common stock, without interest and less any applicable withholding taxes (the “default stock consideration”).

We refer to the above as the “default transaction consideration.” In lieu of delivering the default transaction consideration, UnitedHealth Group may, by providing written notice to SCA no later than 5:00 p.m., New York City time, on the tenth business day prior to the final expiration date of the offer, deliver (i) an amount in cash greater than the default cash consideration and not to exceed $27.93 per share of SCA common stock, without interest and less any applicable withholding taxes (we refer to the cash consideration, including as it may be increased at UnitedHealth Group’s election, as the “applicable cash consideration”), and (ii) a number of shares of UnitedHealth Group common stock equal to (a) $57.00 minus the applicable cash consideration, divided by (b) the volume weighted average of the closing sale prices per share of UnitedHealth Group common stock on the NYSE, as reported in the New York City edition of The Wall Street Journal on each of the five full consecutive trading days ending on and including the third business day prior to the final expiration date of the offer, together with cash in lieu of any fractional shares of UnitedHealth Group common stock, without interest and less any applicable withholding taxes (we refer to the stock consideration, including as it may be decreased at UnitedHealth Group’s election, as the “applicable stock consideration”). We refer to the applicable cash consideration and the applicable stock consideration together as the “transaction consideration.”

SCA stockholders will not receive any fractional shares of UnitedHealth Group common stock in the offer or the first merger, and each SCA stockholder who otherwise would be entitled to receive a fraction of a share of UnitedHealth Group common stock pursuant to the offer or the first merger will be paid an amount in cash (without interest) in lieu thereof, based on the volume weighted average of the closing sale prices per share of UnitedHealth Group common stock on the NYSE, as reported in the New York City edition of The Wall Street Journal on each of the five full consecutive trading days ending on and including the third business day prior to the final expiration date of the offer.

The offer is for 100% of the outstanding shares of common stock, par value $0.01 per share, of SCA. The purpose of the offer and the first merger is for UnitedHealth Group to acquire control of, and ultimately all of the outstanding equity in, SCA. The offer is the first step in UnitedHealth Group’s plan to acquire all of the outstanding SCA shares. As a second step in such plan, if the offer is completed, pursuant to the terms and subject to the conditions of the merger agreement, as soon as practicable following the consummation of the offer, UnitedHealth Group intends to consummate a merger of the Offeror with and into SCA, with SCA surviving the merger. Immediately following the first merger, the surviving corporation will merge with and into Merger Sub, with Merger Sub surviving the second merger. As a result of the second merger, the surviving corporation will be converted from a corporation into a limited liability company. If the offer is completed, tendered shares of SCA common stock will be exchanged for the transaction consideration, and if the first merger is completed, any remaining shares of SCA common stock that were not tendered into the offer (other than certain dissenting, converted or cancelled shares, as described further in this document) will be converted into the right to receive the transaction consideration.

Background of the Transactions

The SCA Board, with the assistance of SCA’s senior management, has regularly reviewed and evaluated the potential strategic alternatives available to SCA (including possible acquisitions, divestitures, joint ventures, business collaborations and business combination transactions) to maximize stockholder value. As part of this review, the SCA Board has periodically considered whether the continued execution of SCA’s business strategy as a standalone company, or a business combination with a third party, would provide the best path to enhance stockholder value.

In addition, in the ordinary course SCA regularly engages in discussions with a variety of other organizations concerning commercial partnering opportunities. Over the past two years, SCA has engaged in such discussions with UnitedHealth Group with respect to a commercial relationship focused on, among other things, the development of a national contract between SCA and UnitedHealth Group that would include value-based contracts for surgical care based on quality, patient experience and efficiency and the establishment of partnerships between SCA and medical groups associated with UnitedHealth Group’s OptumCare business whereby SCA would partner with such medical groups to optimize surgical delivery (quality, experience and cost) in specific markets.

From time to time during 2015, in consultation with members of the SCA Board, Mr. Hayek met with UnitedHealth Group representatives (including Stephen Hemsley, the Chief Executive Officer of UnitedHealth Group, and David S. Wichmann, the President of UnitedHealth Group). During these meetings, Mr. Hayek provided the UnitedHealth Group representatives with an overview of SCA and its business model of partnering in specific markets with health plans, medical groups and health systems to enhance the delivery of surgical care, and had further discussions with UnitedHealth Group representatives about the proposed commercial relationship.

At a November 2015 meeting between Messrs. Hayek and Wichmann, Mr. Wichmann briefly raised the potential benefits of a business combination between SCA and UnitedHealth Group’s OptumCare division. The UnitedHealth Group board of directors (the “UnitedHealth Group Board”), with the assistance of UnitedHealth Group’s senior management, has regularly reviewed opportunities for expanding UnitedHealth Group’s care management and local care delivery services, including through the acquisition of ambulatory surgery centers. For the reasons described in the section of this prospectus/offer to exchange entitled “The Transactions—UnitedHealth Group’s Reasons for the Transactions”, over the course of these reviews, UnitedHealth Group identified SCA as a potential acquisition opportunity. UnitedHealth Group’s senior management began updating the UnitedHealth Group board regarding the status of the proposed commercial arrangements with SCA, as well as SCA’s financial and operational performance, on a quarterly basis in November 2015.

Also in November 2015, a representative of another healthcare organization with which SCA had an existing commercial relationship (“Company A”) asked Mr. Hayek whether he would be interested in joining Company A as a senior executive. Mr. Hayek indicated that he was committed to remaining in his position with SCA. The Company A representative then suggested the possibility of a business combination between the companies in which Mr. Hayek would assume a senior leadership role in Company A that would include continued responsibility for SCA’s business. The representative of Company A did not indicate any price or valuation at which Company A would be interested in pursuing a potential business combination transaction in these discussions.

On December 1, 2015, at a regularly scheduled meeting, the SCA Board discussed the expressions of interest by UnitedHealth Group and Company A in a potential business combination transaction with SCA. The SCA Board discussed various aspects of both potential business combinations, including the risks that they would implicate for SCA in light of certain change of control provisions contained in agreements governing certain of SCA’s key joint ventures. The SCA Board agreed that the counterparty in any potential transaction would need to assume the risk with respect to such change of control provisions, and that any transaction otherwise would need to offer SCA’s stockholders a material premium to the then current trading price of the

SCA shares (which was in a range of $35 to $38 per SCA share). The SCA Board directed Mr. Hayek to continue his dialogue with both of UnitedHealth Group and Company A, and to report any material developments to the SCA Board.

Later in December 2015, Messrs. Hayek and Wichmann met to further discuss the proposed commercial relationship. At this meeting, Messrs. Hayek and Wichmann also discussed the potential benefits of combining SCA and UnitedHealth Group’s OptumCare division, including the ability to create a national clinical delivery network that included primary care physicians, urgent care clinics, and surgery centers – and the potential for SCA to serve as a platform for creating the surgical delivery component of that network. Messrs. Hayek and Wichmann also scheduled additional meetings between Mr. Hayek and UnitedHealth Group executives to occur in January 2016.

Also in December 2015, Mr. Hayek spoke by telephone with the representative of Company A. The representative advised Mr. Hayek that Company A was unlikely to offer a material premium to the then current trading price of the SCA shares (which was in a range of $35 to $41 per SCA share) and that a business combination transaction with SCA would be dependent upon Mr. Hayek’s willingness to assume a senior leadership role within Company A that would require Mr. Hayek to relocate. Following consultation with the SCA Board, Mr. Hayek later advised the Company A representative that, for personal reasons, he would not be in a position to relocate, but that the SCA Board would otherwise consider a proposal for a business combination that would offer the SCA stockholders a material premium to the then- current trading price of the SCA shares (which was in a range of $35 to $41 per SCA share). While SCA and Company A continued to engage on their commercial relationship, Company A did not make any additional proposals or engage in any further discussions regarding a potential business combination transaction.

From time to time between January and July of 2016, Messrs. Hayek and Wichmann met in person or spoke by telephone to discuss further the commercial relationships between SCA and UnitedHealth Group, and they engaged from time to time regarding the potential merits of a potential business combination between SCA and UnitedHealth Group’s OptumCare division. Mr. Hayek provided the SCA Board with periodic updates with respect to such discussions.

In a meeting on July 29, 2016, Mr. Wichmann advised Mr. Hayek that he believed that there was a strong strategic rationale to combine SCA with UnitedHealth’s OptumCare division and that UnitedHealth Group therefore was interested in pursuing an all-stock business combination transaction with SCA in which the stockholders of SCA would receive shares of UnitedHealth Group common stock in exchange for their SCA shares. Mr. Hayek updated the SCA Board on his discussion with Mr. Wichmann.

On August 23, 2016, in addition to reporting on such discussions, Mr. Hayek provided the SCA Board with an overview of publicly available research analyst reports regarding UnitedHealth Group. The SCA Board determined that, given no further determination had been made to engage in a sale or change-in-control of SCA, before engaging in more substantive discussions with UnitedHealth Group or permitting UnitedHealth Group to engage in in-depth due diligence, it should be confirmed that the financial terms on which UnitedHealth Group would be willing to pursue a transaction would be acceptable to the SCA Board and likely to lead to a transaction that the SCA Board would be prepared to recommend to the holders of SCA common stock. The SCA Board also discussed and affirmed the prior discussions of the SCA Board that UnitedHealth Group would need to assume the transaction risk attendant to the change of control provisions contained in the agreements governing certain of SCA’s key joint ventures. The SCA Board thus determined that Todd B. Sisitsky, SCA’s lead outside director, and members of SCA’s standing Transactions Committee of the SCA Board, consisting of Thomas Geiser and Jeffrey Rhodes, would provide oversight of, and guidance to, Mr. Hayek in connection with further discussions with UnitedHealth Group regarding a potential business combination transaction. Messrs. Sisitsky and Rhodes are also partners of TPG Capital, LP, an affiliate of TPG Global, LLC (“TPG Global”).

In addition to the meetings and conference calls further described below, from August 23, 2016 until the Merger Agreement was executed by SCA and UnitedHealth Group on January 7, 2017, Messrs. Sisitsky, Geiser and Hayek participated in numerous conference calls, including with outside advisors, to discuss the potential transaction with UnitedHealth Group.

On August 30, 2016 and September 2, 2016, Mr. Hayek met with Mr. Wichmann and other UnitedHealth Group executives. In the course of these meetings, Messrs. Hayek and Wichmann continued their discussions concerning the possible financial terms of a business combination transaction between SCA and UnitedHealth Group. Mr. Wichmann indicated that UnitedHealth Group’s analysis of a potential transaction supported a range of value from $50 to $55 per SCA share. Mr. Hayek conveyed to Mr. Wichmann that while the SCA Board had not determined to engage in any transaction or discussed the price at which it might be willing to do so, Mr. Hayek believed that affiliates of TPG Global, collectively SCA’s largest shareholders holding approximately 30% of the outstanding SCA shares (the “TPG Stockholders”), would not support any transaction at a price of less than $60 per share of SCA common stock. The closing trading price of the SCA common stock on September 2, 2016 was $42.78 per share of SCA common stock.

On September 14, 2016, in a telephone call between Messrs. Hayek and Wichmann, Mr. Wichmann informed Mr. Hayek that UnitedHealth Group was not prepared to pursue a transaction with SCA at the $60 per share of SCA common stock price level. Mr. Wichmann suggested, however, that the parties continue their discussions regarding expanding their commercial relationship. The closing trading price of the SCA common stock on September 14, 2016 was $40.36 per SCA share.

On September 15, 2016, Mr. Hayek reported on his conversation with Mr. Wichmann to the SCA Board at a regularly scheduled meeting thereof. The SCA Board agreed that Mr. Hayek should continue his dialogue with Mr. Wichmann regarding the proposed commercial relationship between the companies, and that Mr. Hayek would update the SCA Board on any further expression of interest regarding a potential business combination.

Messrs. Hayek and Wichmann continued to engage in discussions about the proposed commercial relationship, including development of a national contract with UnitedHealth Group and partnerships with OptumCare medical groups, throughout October 2016, regarding which Mr. Hayek reported to the SCA Board at its regularly scheduled monthly financial review calls on October 4, 2016 and November 4, 2016.

On December 6, 2016, Mr. Hayek met with Mr. Wichmann to discuss progress on their commercial relationship. At that meeting, Mr. Wichmann shared that UnitedHealth Group had decided to expand into surgical delivery as part of its OptumCare delivery network, that UnitedHealth Group viewed SCA as a leading surgical services platform, and that he believed that the parties should re-engage in discussions regarding a potential business combination. Mr. Hayek indicated that he would share this information with the SCA Board, that any detailed discussion of potential terms would include Mr. Sisitsky, as lead independent director, and that he and Mr. Sisitsky would work closely with the Transactions Committee of the SCA Board.

At a regularly scheduled meeting held on December 8, 2016, the SCA Board discussed a potential business combination transaction with UnitedHealth Group. The SCA Board instructed Messrs. Sisitsky and Hayek to meet with Mr. Wichmann as a next step to explore the terms of a potential business combination.

On December 9, 2016, Messrs. Hayek and Sisitsky spoke by telephone with Mr. Wichmann. On the call, Mr. Wichmann stated that UnitedHealth Group would be interested in pursuing a business combination transaction in which the SCA stockholders would receive both cash and shares of UnitedHealth stock having a fixed value in exchange for their SCA shares. Mr. Sisitsky indicated that SCA would only engage in discussions of a potential transaction with the understanding that any risks related to change of control provisions contained in the agreements governing certain of SCA’s key joint ventures would be borne by UnitedHealth Group and that a transaction would not be contingent upon SCA’s partners in these joint ventures waiving their change of control rights. Mr. Wichmann informed Messrs. Hayek and Sisitsky that he understood their position and that UnitedHealth Group would be amenable to working with SCA to reduce the risks associated with the change of control provisions. Mr. Sisitsky also noted that the process of due diligence would need to be expeditious in order to ensure the confidentiality of the process and to minimize disruption to the ongoing business operations of SCA. Mr. Wichmann indicated that $55 per share was the high end of UnitedHealth Group’s valuation range for SCA, and Mr. Sisitsky indicated that he and the SCA Board believed that a higher valuation was appropriate given SCA’s strategic position and growth prospects. The parties agreed to defer further discussion of the financial terms of a potential transaction until they could meet in person the following week.

On December 14, 2016, during a telephonic meeting of the SCA Board, Mr. Hayek provided the SCA Board with a report on the December 9, 2016 call with Mr. Wichmann. At the meeting, the SCA Board also determined to engage J.P. Morgan Securities LLC (“J.P. Morgan”) as financial advisor to SCA (subject to the SCA Board’s review of and satisfaction with a relationship disclosure letter to be provided by J.P. Morgan following the meeting, and entering into a mutually acceptable engagement letter with J.P. Morgan), and Cleary Gottlieb as outside counsel to SCA, in connection with SCA’s consideration of a potential business combination transaction with UnitedHealth Group. The SCA Board determined to engage J.P. Morgan and Cleary Gottlieb based on, among other factors, each of J.P. Morgan’s and Cleary Gottlieb’s qualifications, expertise and reputation and their familiarity with SCA. During this meeting, Cleary Gottlieb also discussed with the SCA Board certain legal and fiduciary duty considerations relating to a potential business combination transaction involving SCA and UnitedHealth Group.

At a December 16, 2016 meeting, Messrs. Hayek, Sisitsky and Wichmann discussed the principal terms of a potential business combination transaction between SCA and UnitedHealth Group, including price, the timeline and process for further discussions between the parties and the fact that SCA would not be willing to engage in further discussions unless UnitedHealth Group was willing to move forward on the basis that the risks relating to the change of control provisions contained in the agreements governing certain of SCA’s key joint ventures would be borne by UnitedHealth Group and that a transaction would not be contingent upon SCA’s partners in these joint ventures waiving their change of control rights. Messrs. Hayek, Sisitsky and Wichmann also discussed that in light of the need to ensure the confidentiality of the process and to minimize disruption to the ongoing business operations of SCA and the fact that SCA was scheduled to present at an industry conference on January 9, 2017, SCA and UnitedHealth Group would target an announcement of a transaction prior to the open of trading on the U.S. equity markets on January 9, 2017. Messrs. Sisitsky and Wichmann each shared their respective views regarding the price per share that UnitedHealth Group would pay in consideration for the SCA common stock. Among other things, Mr. Wichmann noted that UnitedHealth Group’s analysis supported a valuation range of $50 to $55 per share, and Mr. Sisitsky noted that the SCA Board was enthusiastic about SCA’s strategy and optimistic regarding SCA’s growth prospects, and that he believed a valuation of $60 per share was appropriate. Messrs. Sisitsky and Wichmann engaged in a robust discussion relating to respective views of valuation and how valuation tied to other deal terms, and, after discussing other key deal points (including that SCA would expect UnitedHealth Group to assume all change of control risks relating to its key joint ventures), ultimately agreed to recommend to their respective boards a price of $57 per share.

Later on December 16, 2016, Mr. Hayek sent to Mr. Wichmann a draft confidentiality agreement to facilitate the sharing of certain confidential information of SCA with UnitedHealth Group in connection with a potential business combination transaction. The draft confidentiality agreement provided by SCA contained an express standstill provision.

On December 17, 2016, Mr. Wichmann delivered to Mr. Hayek a non-binding written proposal to acquire SCA for $57 per SCA share. The $57 per SCA share price represented a 29.4% premium to the 60-day volume weighted average price of SCA’s common stock as of December 16, 2016. As outlined in the proposal letter, the proposed business combination transaction would be structured as an exchange offer, and the purchase price would be payable in shares of UnitedHealth Group common stock, provided that UnitedHealth Group would have the ability to elect, up until three days prior to closing, to pay up to 30% of the purchase price in cash. UnitedHealth Group’s proposal letter also outlined certain other proposed transaction terms, including (i) each party’s agreement to use its respective reasonable best efforts to take all appropriate actions and do all things necessary to consummate the transaction within twelve months, subject to certain exceptions, (ii) a termination fee would be payable by SCA in certain circumstances in the amount of 3.5% of the enterprise value of the proposed transaction (or approximately 5.0% of the equity value of the proposed transaction), and (iii) the execution of a tender and support agreement by the TPG Stockholders. UnitedHealth Group also requested a thirty-day exclusivity period, during which SCA would be (a) required to immediately terminate any other discussions or negotiations with third parties, and (b) prevented from, among other things, soliciting or initiating discussions or negotiations with any third party, regarding a transaction involving a sale of 10% or more of SCA’s equity interests or assets.

Later on December 17, 2016, a representative of UnitedHealth Group sent comments to the draft confidentiality agreement to representatives of SCA and Cleary Gottlieb, which, among other things, eliminated the express standstill provision contained in the draft confidentiality agreement.

On the evening of December 17, 2016, Messrs. Hayek, Sisitsky and Geiser held a telephonic meeting with representatives of Cleary Gottlieb to discuss UnitedHealth Group’s proposal letter and comments to the confidentiality agreement. Following this discussion, Messrs. Hayek, Sisitsky and Geiser instructed the representatives of Cleary Gottlieb to engage with representatives of UnitedHealth Group and Hogan Lovells, outside counsel to UnitedHealth Group, to obtain greater clarity on certain aspects of the proposal letter and comments to the confidentiality agreement prior to the SCA Board meeting scheduled for December 18, 2016.

On the morning of December 18, 2016, representatives of Cleary Gottlieb spoke by telephone with representatives of UnitedHealth Group and Hogan Lovells and discussed certain aspects of the proposal letter and confidentiality agreement comments. On this call, a representative of UnitedHealth Group stated that while UnitedHealth Group did not intend to pursue a hostile acquisition of SCA, UnitedHealth Group’s practice was not to enter into express standstill agreements and that UnitedHealth Group would terminate discussions if SCA insisted that it enter into such an express agreement as a condition to engaging in further discussions.

Later on December 18, 2016, the SCA Board met telephonically with members of SCA management and representatives of J.P. Morgan and Cleary Gottlieb. Messrs. Sisitsky and Hayek first updated the SCA Board on their meeting with Mr. Wichmann. Representatives of Cleary Gottlieb then discussed the key terms of the UnitedHealth Group proposal letter and confidentiality agreement with the SCA Board, members of SCA management and representatives of J.P. Morgan. Members of SCA management then discussed with the SCA Board management’s financial projections for SCA for fiscal years 2016 through 2021, which discussion included the key drivers and the risks SCA faced in achieving the financial projections. The financial projections were based on SCA’s normal long-term planning process from earlier in the year, updated for actual year-to-date results, current forecasts of overhead spending, recent same-site growth trends and SCA’s development pipeline. Representatives of J.P. Morgan then discussed with the SCA Board certain of J.P. Morgan’s relationships and previous engagements with SCA and UnitedHealth Group and noted that they intended to provide the SCA Board with information relating to certain of J.P. Morgan’s relationships and engagements with the TPG Stockholders and certain of their affiliates in the coming days. Following careful consideration, the SCA Board determined that the relationships and engagements disclosed by J.P. Morgan did not adversely impact J.P. Morgan’s independence or ability to serve as financial advisor to SCA. J.P. Morgan also provided the SCA Board with an overview of potential counterparties that might be perceived as having an interest in pursuing a potential business combination transaction with SCA. Representatives of J.P. Morgan also discussed preliminary financial analyses of the terms of UnitedHealth Group’s proposal and publicly available information regarding SCA and UnitedHealth Group, each on a standalone basis, with the SCA Board. Following careful consideration and discussions with members of SCA management and representatives of J.P. Morgan and Cleary Gottlieb, the SCA Board directed the representatives of Cleary Gottlieb to convey SCA’s responses to the proposal letter and confidentiality agreement comments to representatives of UnitedHealth Group and Hogan Lovells and, subject to the satisfactory resolution of the issues raised by the proposal letter and comments to the confidentiality agreement, authorized SCA management to continue the discussions with UnitedHealth Group regarding a potential business combination transaction.

Following the SCA Board meeting, representatives of Cleary Gottlieb spoke by telephone with representatives of UnitedHealth Group and Hogan Lovells to discuss SCA’s responses to the proposal letter and confidentiality agreement comments, which included (i) rejecting the request for exclusivity, (ii) proposing to reduce the amount of the termination fee to 3% of the equity value of the proposed transaction (or approximately $75 million), (iii) reiterating that prior to permitting UnitedHealth Group to perform in-depth due diligence on SCA, UnitedHealth Group would need to confirm that it was willing to assume the risks relating to the change of control provisions contained in the agreements governing certain of SCA’s key joint ventures and that any transaction would not be contingent upon SCA’s partners in these joint ventures waiving their change of control rights, and (iv) based on the statements made by a representative of UnitedHealth Group as to UnitedHealth Group’s unwillingness to enter into an express standstill agreement, accepting the request to eliminate the express standstill provision from the confidentiality agreement.

Over the next several days, representatives of SCA and UnitedHealth Group and their respective legal advisors continued to discuss and negotiate the terms of the proposal letter and draft confidentiality agreement, including the amount of the termination fee and the scope of UnitedHealth Group’s obligations to obtain the required regulatory approvals. During this time, members of SCA management and Cleary Gottlieb continued to discuss these matters, including the appropriate size of the termination fee, with Messrs. Sisitsky and Geiser. Following numerous discussions between the parties, Messrs. Hayek and Wichmann agreed, subject to satisfactory resolution of the other terms and conditions of the transaction agreements, to recommend to their respective boards of directors a termination fee of $90 million (or approximately 3.7% of the equity value of the proposed transaction).

On the morning of December 19, 2016, SCA and UnitedHealth Group entered into a confidentiality agreement effective as of December 18, 2016 relating to the proposed transaction, and thereafter UnitedHealth Group and its advisors were provided access to SCA’s electronic data room.

Later on December 19, 2016, certain representatives of SCA, including Mr. Hayek, met with representatives of UnitedHealth Group, including Mr. Wichmann, to present certain information regarding SCA. From December 19, 2016 until the execution of the Merger Agreement on January 7, 2017, representatives of UnitedHealth Group and its advisors continued their due diligence investigation of SCA.

On December 20, 2016, the SCA Board met telephonically with members of SCA management and representatives of J.P. Morgan and Cleary Gottlieb. Mr. Hayek first updated the SCA Board on his discussions with Mr. Wichmann regarding a potential business combination transaction and the December 19, 2016 meeting between representatives of SCA and UnitedHealth Group. Mr. Sisitsky informed the SCA Board that Messrs. Hayek and Wichmann had agreed to recommend to their respective boards of directors a termination fee $90 million and that this recommendation was supported by Messrs. Sisitsky and Geiser. Representatives of J.P. Morgan and Cleary Gottlieb noted that in their view a termination fee of $90 million was within the range of a market termination fee for a transaction of this nature, and representatives of Cleary Gottlieb noted that in their view such termination fee was reasonable. Representatives of Cleary Gottlieb then updated the SCA Board on certain other aspects of the discussions with representatives of UnitedHealth Group and Hogan Lovells relating to the proposal letter and confidentiality agreement comments and the proposed resolution of the other open issues that had been previously discussed with the SCA Board. After further discussions and careful consideration, the SCA Board instructed members of SCA management and the representatives of J.P. Morgan and Cleary Gottlieb to continue the discussions with UnitedHealth Group and its advisors regarding a potential business combination transaction consistent with the guidance provided by the SCA Board. The SCA Board then further discussed the financial projections considered by the SCA Board at the December 18, 2016 meeting and, after careful consideration, approved the financial projections and authorized SCA management to share the financial projections with UnitedHealth Group.

On December 20, 2016, J.P. Morgan provided information regarding certain of its relationships and previous engagements with the TPG Stockholders and certain of their affiliates to the SCA Board.

Also on December 20, 2016, Mr. Wichmann delivered to Mr. Hayek a revised, non-binding proposal to acquire SCA for $57 per share of SCA common stock. The terms of UnitedHealth Group’s revised proposal were substantially consistent with those contained in UnitedHealth Group’s December 17 proposal, except that, as discussed between representatives of SCA and UnitedHealth Group and their respective legal advisors, (i) the amount of the proposed termination fee had been reduced to $90 million, and (ii) the proposed exclusivity agreement and certain other terms had been eliminated.

On December 21, 2016, Mr. Wichmann confirmed to Mr. Hayek that UnitedHealth Group was prepared to assume the risks relating to the change of control provisions contained in the agreements governing certain of SCA’s key joint ventures and understood that any transaction would not be contingent upon SCA’s partners in these joint ventures waiving their change of control rights. Through the signing of the merger agreement, representatives of UnitedHealth Group and SCA engaged in joint discussions on how to mitigate the risks relating to the change of control provisions.

On December 22, 2016, the SCA Board met telephonically with members of SCA management and representatives of J.P. Morgan and Cleary Gottlieb. Mr. Hayek updated the SCA Board on the discussions with UnitedHealth Group regarding a potential business combination transaction. Representatives of Cleary Gottlieb also summarized for the SCA Board the terms of UnitedHealth Group’s December 20 proposal. The SCA Board also discussed the information J.P. Morgan had provided on December 20, 2016 regarding certain of its relationships and previous engagements with the TPG Stockholders and certain of their affiliates. Following careful consideration, the SCA Board determined that the relationships and engagements disclosed by J.P. Morgan did not adversely impact J.P. Morgan’s independence or ability to serve as financial advisor to SCA.

Later on December 22, 2016, representatives of Hogan Lovells sent an initial draft of the merger agreement to representatives of Cleary Gottlieb.

On December 24, 2016, after consulting with representatives of Cleary Gottlieb and noting that agreement had been reached on the key economic terms of the proposed transaction, Messrs. Sisitsky and Geiser, on behalf of the SCA Board, authorized Mr. Hayek to commence discussions with UnitedHealth Group regarding the terms of employment for Mr. Hayek and certain other SCA executives following the closing of the transactions.

On December 26, 2016, Messrs. Sisitsky, Geiser and Hayek and representatives of Cleary Gottlieb met telephonically to discuss the key issues raised by the draft merger agreement and Messrs. Sisitsky, Geiser and Hayek provided the representatives of Cleary Gottlieb with guidance on the key issues.

On December 27, 2016, representatives of Cleary Gottlieb circulated a revised draft of the merger agreement to representatives of Hogan Lovells.

Between December 26, 2016 and December 28, 2016, SCA and UnitedHealth Group held due diligence meetings. On December 28, 2016, representatives of UnitedHealth Group and SCA also held meetings with their respective legal advisors at which certain terms of the draft merger agreement were negotiated. Following the December 28, 2016 meeting until the merger agreement was executed by the parties on the morning of January 7, 2017, representatives of Cleary Gottlieb, Hogan Lovells and UnitedHealth Group held several telephonic meetings to discuss and negotiate the terms and conditions of the draft merger agreement. During the same period, Messrs. Hayek and Wichmann spoke on several occasions to discuss certain terms of the draft merger agreement.

On December 29, 2016, Hogan Lovells circulated a revised draft of the merger agreement to Cleary Gottlieb.

On December 30, 2016, during a telephonic meeting of the SCA Board, Mr. Hayek provided the SCA Board with updates regarding his discussions with Mr. Wichmann regarding a potential business combination transaction. Mr. Hayek also updated the SCA Board on the meetings that had taken place on December 26 through December 28 among SCA, UnitedHealth Group and their respective advisors. Representatives of Cleary Gottlieb then addressed various questions from members of the SCA Board relating to, among other things, the structure of the proposed consideration to be received by SCA’s stockholders in the proposed transaction. Representatives of J.P. Morgan then presented their preliminary valuation analyses of the proposed consideration to be received by SCA’s stockholders in the proposed transaction and views as to other potential counterparties, including Company A, that might be perceived to have an interest in pursuing a potential business combination transaction with SCA. Representatives of J.P. Morgan noted that UnitedHealth Group’s strategic interest in SCA made it a unique buyer and the best possible suitor for SCA. In this respect, representatives of J.P. Morgan also expressed their view that it would be unlikely for a competing bidder to be interested and capable of acquiring SCA at a price that would be higher than that proposed by UnitedHealth Group or capable of assuming the change-in-control risks relating to certain key joint ventures, which UnitedHealth Group had advised SCA that it was prepared to do. The SCA Board also discussed the risk that UnitedHealth Group would terminate discussions with SCA if it were to learn SCA was soliciting alternative proposals from other parties and the harm that could result to SCA if its discussions with UnitedHealth Group or solicitation of alternative proposals were to become public. The SCA Board also discussed with representatives of Cleary Gottlieb and J.P. Morgan the timeline for commencing the offer and consummating the transactions and the fact that the draft merger agreement would, under certain circumstances, permit SCA to respond to unsolicited acquisition proposals and terminate the merger agreement to accept an unsolicited acquisition proposal that was financially superior to the transactions following compliance with UnitedHealth Group’s matching right and payment of the $90 million termination fee, which the SCA Board believed was unlikely to meaningfully deter other acquisition proposals. After careful consideration and taking into account the input of SCA’s financial and legal advisors, the SCA Board determined not to contact other potential counterparties to gauge their interest in pursuing a potential business combination transaction at that time and to continue discussing a potential business combination transaction with UnitedHealth Group.

On December 31, 2016, Mr. Wichmann advised Mr. Hayek that UnitedHealth Group wished to modify its proposal to increase the amount of cash it could substitute for UnitedHealth Group common stock in the proposed consideration, with the stock consideration comprising a smaller percentage of the total consideration, and the rest of the proposed consideration to be paid in cash. Following discussions with Messrs. Sisitsky and Geiser and SCA’s financial and legal advisors, Mr. Hayek advised Mr. Wichmann that he would be prepared to recommend to the SCA Board to provide UnitedHealth Group with greater flexibility to increase the portion of the total consideration that would consist of cash so long as at least 51% of the total consideration would continue to consist of UnitedHealth Group common stock, which Mr. Wichmann confirmed would be acceptable to UnitedHealth Group.

On January 2, 2017, during a telephonic meeting of the SCA Board, Mr. Hayek updated the SCA Board on discussions between representatives of SCA and UnitedHealth Group on a range of topics during certain diligence sessions held on December 31, 2016 and January 1, 2017. Mr. Hayek also updated the SCA Board on his discussions with Mr. Wichmann on December 31, 2016 relating to the potential business combination transaction involving SCA and UnitedHealth Group, including UnitedHealth’s request to increase the portion of the total consideration that would be comprised of cash. After discussion and careful consideration, the SCA Board agreed that the proposed change to the stock component of the transaction consideration was acceptable. Members of SCA’s management then left the meeting, and an executive session of the SCA Board was held to further discuss the status of discussions with UnitedHealth Group and the proposed next steps.

Also on January 2, 2017, representatives of Cleary Gottlieb sent to representatives of Hogan Lovells a revised draft of the merger agreement and an initial draft of the tender and support agreement to be entered into by the TPG Stockholders, UnitedHealth Group and the Offeror.

On January 3, 2017, Cleary Gottlieb and Hogan Lovells spoke by telephone to discuss, among other things, certain of SCA’s comments to the merger agreement and UnitedHealth Group’s positions with respect to such comments. On January 4, 2017, Hogan Lovells circulated revised drafts of the merger agreement and the tender and support agreement to Cleary Gottlieb. From January 4, 2017 until the tender and support agreement was executed by the TPG Stockholders, UnitedHealth Group and the Offeror on the morning of January 7, 2017, representatives of Cleary Gottlieb and Hogan Lovells held several telephonic meetings to discuss and negotiate the terms and conditions of the draft tender and support agreement.

On January 4, 2017, during a telephonic meeting of the SCA Board, Mr. Hayek updated the SCA Board on the discussions and negotiations between representatives of SCA and UnitedHealth Group and their respective advisors regarding a potential business combination transaction. Representatives of Cleary Gottlieb then updated the SCA Board on the status of discussions with representatives of UnitedHealth Group and Hogan Lovells with respect to the terms and conditions of the draft merger agreement and draft tender and support agreement. Representatives of Cleary Gottlieb also noted that at the meeting of the SCA Board scheduled for January 6, 2017 it anticipated making a presentation to the SCA Board on the principal terms of the merger agreement and the tender and support agreement and a forum selection bylaw that it would be recommending that the SCA Board adopt in connection with the transaction. The SCA Board also engaged in a discussion with respect to the employment terms UnitedHealth Group had proposed to offer certain SCA executives as contemplated by the draft employment agreements UnitedHealth Group had sent to Mr. Hayek on January 3, 2017. Mr. Hayek noted that the proposed terms were being reviewed by outside counsel to SCA’s management team. Members of SCA’s management then left the meeting, and an executive session of the SCA Board was held to further discuss the status of discussions with UnitedHealth Group and the proposed next steps.

On the evening of January 6, 2017, the SCA Board held a telephonic meeting with members of SCA management and representatives of Cleary Gottlieb. At this meeting, representatives of Cleary Gottlieb discussed with the SCA Board certain legal and fiduciary duty considerations relating to the proposed transaction with UnitedHealth Group. Mr. Geiser then reviewed with the SCA Board the principal terms of the proposed engagement letter with J.P. Morgan, pursuant to which J.P. Morgan would be engaged as outside financial advisor to SCA in connection with the transactions. Following careful consideration, the SCA Board approved the engagement letter with J.P. Morgan and later that day SCA entered into the engagement letter with J.P. Morgan effective as of December 14, 2016. Representatives of J.P. Morgan then joined the meeting of the SCA Board. Representatives of Cleary Gottlieb then reviewed with the SCA Board the principal terms and conditions of the merger agreement and tender and support agreement. Representatives of Cleary Gottlieb also provided the SCA Board with an overview of the treatment of the existing SCA equity awards in the proposed transaction, and briefly discussed the 2017 equity awards expected to be granted to certain members of SCA management and the employment agreements to be entered into by certain members of SCA management with UnitedHealth Group concurrently with the execution of the merger agreement and to become effective upon the closing of the transactions. Representatives of J.P. Morgan then presented their financial analyses of the transaction consideration and confirmed to the SCA Board that there had been no material changes to such analyses from the presentation made by J.P. Morgan to the SCA Board on December 30, 2016. Representatives of J.P. Morgan then delivered to the SCA Board J.P. Morgan’s oral opinion, which was confirmed by delivery of a written opinion, dated January 7, 2017, that, as of such date, and based upon and subject to the factors and assumptions set forth in its opinion, the transaction consideration to be paid in the proposed transactions to holders of SCA common stock entitled to receive the transaction consideration pursuant to the merger agreement was fair, from a financial point of view, to such holders. Representatives of Cleary Gottlieb then discussed with the SCA Board the forum selection bylaw that was proposed for adoption by the SCA Board in connection with the transaction. Following further discussion and careful consideration, the SCA Board unanimously (i) determined and resolved that the terms of the offer, the mergers and the other transactions contemplated by the merger agreement were advisable, and fair to and in the best interests of, SCA and its stockholders, (ii) determined that it was advisable and in the best interests of SCA and its stockholders to enter into the merger agreement, and that the merger agreement was advisable, (iii) approved the merger agreement and the transactions contemplated thereby, on the terms and conditions set forth in the merger agreement and (iv) resolved to recommend, subject to its ability to change its recommendation as permitted by the Merger Agreement, that SCA’s stockholders accept the offer and tender their shares to the Offeror pursuant to the offer. For further information concerning the factors considered by the SCA Board in reaching its decision that the merger agreement and the transactions contemplated thereby, including the offer and the mergers, are in the best interests of the SCA stockholders, and its decision to approve the merger agreement and the transactions contemplated thereby, see “SCA’s Reasons for the Transactions; Recommendation of the Board of Directors of SCA”.

Following the SCA Board meeting through the morning of January 7, 2017, Cleary Gottlieb and Hogan Lovells worked to finalize the merger agreement and the tender and support agreement.

On the morning of January 7, 2017, (i) the merger agreement was executed by SCA, UnitedHealth Group, the Offeror and Merger Sub and (ii) the tender and support agreement was executed by UnitedHealth Group, the

Offeror and the TPG Stockholders. Concurrently with the execution of the merger agreement and the tender and support agreement, Mr. Hayek and certain other members of SCA management entered into employment agreements with UnitedHealth Group effective as of the closing of the transactions.

On January 9, 2017, prior to the opening of trading of the shares of SCA common stock on Nasdaq, SCA and UnitedHealth Group issued a joint press release announcing the execution of the merger agreement and the tender and support agreement and the forthcoming commencement of the offer.

UnitedHealth Group’s Reasons for the Transactions

The UnitedHealth Group board approved the merger agreement and determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the offer and the mergers, are in the best interests of UnitedHealth Group and its stockholders. In reaching its determination, the UnitedHealth Group board consulted with UnitedHealth Group’s management, as well as with UnitedHealth Group’s legal advisors, and considered a variety of factors weighing favorably towards the transactions, including the factors described below:

•	the combined company is expected to create long-term stockholder value by creating additional growth opportunities relating to SCA’s facilities;

•	trends and competitive developments in the health care industry and the range of strategic alternatives available to UnitedHealth Group;

•	broader consumer access to higher value, higher quality and lower cost ambulatory surgical centers;

•	advancement of OptumCare’s growth strategy through the addition of more than 200 facilities in 33 states;

•	the experience and strength of SCA’s management team;

•	the amount and form of consideration to be paid in the transaction, the expected pro forma ownership of the combined company and other financial terms of the transactions;

•	the recommendation of UnitedHealth Group’s management in favor of the transactions; and

•	the expectation that the conditions to consummation of the offer and the first merger will be satisfied on a timely basis.

The board of directors of UnitedHealth Group also identified and considered certain potentially negative factors in its deliberations to be balanced against the positive factors, including:

•	the risk that the anticipated benefits of the transactions will not be realized in full or in part, including the risks that expected synergies will not be achieved or not achieved on the expected timeframe;

•	the risk that while UnitedHealth Group performed due diligence on SCA and its business, the scope of that due diligence was limited and there may be aspects of SCA or its business of which UnitedHealth Group is not aware;

•	the risk that the transactions may not be consummated despite the parties’ efforts or that the closing of the transactions may be unduly delayed;

•	other costs associated with the transactions;

•	the risk of diverting UnitedHealth Group management’s focus and resources from other strategic opportunities and from operational matters while working to implement the transaction with SCA, and other potential disruption associated with combining the companies, and the potential effects of such diversion and disruption on the businesses and customer relationships of UnitedHealth Group and SCA; and

•	the risks associated with the transactions, the combined company following the transactions, UnitedHealth Group’s business and SCA’s business described under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

After consideration of these factors, the board of directors of UnitedHealth Group determined that, overall, the potential benefits of the transactions outweighed the potential risks.

This discussion of the information and factors considered by the board of directors of UnitedHealth Group includes the material positive and negative factors considered by the board of directors of UnitedHealth Group, but it is not intended to be exhaustive and may not include all the factors considered by the board of directors of UnitedHealth Group. The board of directors of UnitedHealth Group did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement and the transactions. Rather, the board of directors of UnitedHealth Group viewed its position as being based on the totality of the information presented to and factors considered by it. In addition, individual members of the board of directors of UnitedHealth Group may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the board of directors of UnitedHealth Group and certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

SCA’s Reasons for the Transactions; Recommendation of the Board of Directors of SCA

In evaluating the merger agreement and the offer, the mergers and the other transactions contemplated by the merger agreement, including the tender and support agreement, the SCA Board consulted with the senior management of SCA, as well as J.P. Morgan and Cleary Gottlieb. In the course of making the determination (i) that the offer, the mergers and the other transactions contemplated by the merger agreement were advisable, fair to and in the best interests of SCA and its stockholders, (ii) that it was advisable and in the best interests of SCA and its stockholders to enter into the merger agreement and that the merger agreement was advisable, and (iii) to recommend that SCA’s stockholders accept the offer and tender their SCA shares to the Offeror pursuant to the offer, the SCA Board considered each of the following reasons, among others, each of which the SCA Board believed supported its unanimous determination and recommendation (but which are not presented in any relative order of importance):

•	Transaction Consideration. The SCA Board considered the fact that the transaction consideration consists of a mix of cash and shares of UnitedHealth Group common stock and that the portion of a share of UnitedHealth Group common stock included in the transaction consideration will be determined based on a floating exchange ratio, which, in combination with the cash portion of the transaction consideration, is designed to maintain the $57 total value per SCA share of the transaction consideration and therefore provides certainty of value to SCA’s stockholders and protects against decreases in the value of UnitedHealth Group common stock between the execution of the merger agreement and the determination of the exchange ratio, and:

•	that this total value per SCA share:

•	represents a 21.1% premium to the trading price at which the SCA shares closed on January 5, 2017, the last trading day before delivery of J.P. Morgan’s oral opinion on January 6, 2017;

•	represents a 27.2% premium over the volume-weighted average closing price for the SCA shares for the 30-trading day period ending on and including January 5, 2017;

•	represents a 9.6% premium to the highest closing price for the SCA shares during the last 52-weeks ending on and including January 5, 2017; and

•	exceeded the all-time high trading price of the SCA shares; and

•	the SCA Board considered that, based on discussions and negotiations with UnitedHealth Group and its advisors, in its view the transaction consideration represented the highest per-SCA share consideration that UnitedHealth Group was willing to pay.

•	Form of Consideration. The SCA Board considered that the consideration to be paid to SCA’s stockholders consists of a combination of cash and shares of UnitedHealth Group common stock, which with respect to the applicable cash consideration, allows holders of SCA shares to realize immediate value, in cash, for their investment in SCA, without the continued exposure to SCA’s business risks and the uncertainty associated with SCA executing on its standalone plan, and with respect to the applicable stock consideration, provides holders of SCA shares with the ability to participate in the future growth of UnitedHealth Group. SCA also considered that shares of UnitedHealth Group common stock are highly liquid and that UnitedHealth Group pays quarterly dividends while SCA does not.

•	Business and Financial Condition of SCA. The SCA Board considered SCA’s business, financial condition, results of operations, business, competitive position, properties, assets and prospects as well as its standalone plan. The SCA Board considered, among other factors, that the holders of the SCA shares would continue to be subject to the risks and uncertainties of SCA executing on its standalone plan if it remained independent, including continued financial pressure on smaller physician groups (which constitute a majority of SCA’s physician partners), continued risks of hospital employment of independent physicians, reimbursement pressure on SCA’s surgical facilities, risk of increased competition, including from hospital systems and new market entrants, risks of declining interest from health plans and medical groups to strategically partner with SCA, and risks of declining valuation metrics for health care providers, and other risks set forth in Part I, Item IA of SCA’s Annual Report on Form 10-K for its fiscal year ended December 31, 2016 as filed with the SEC on February 21, 2017. The SCA Board weighed the certainty of realizing a compelling value for SCA shares in the offer and the mergers compared to the uncertainty that trading values would approach the transaction consideration in the foreseeable future.

•	Strategic Alternatives. The SCA Board considered its belief that the value offered to holders of SCA shares in the offer and the mergers was more favorable to holders of SCA shares than the potential value of remaining an independent public company and pursuing alternative strategies that might be available to an independent public company.

•	Tax Treatment of the Offer and the Mergers. The SCA Board considered the fact that the offer and the mergers are expected to be treated as a reorganization within the meaning of Section 368(a) of the Code, and that, as a result, receipt of the applicable stock consideration by stockholders of SCA in exchange for their SCA shares would not be taxable to SCA stockholders that are U.S. persons for federal tax income purposes, although the applicable cash consideration will be taxable up to the total amount of gain realized in the offer and mergers.

•	J.P. Morgan’s Fairness Opinion and Related Analyses. The SCA Board considered the oral opinion of J.P. Morgan delivered to the SCA Board on January 6, 2017, which was confirmed by delivery of a written opinion dated January 7, 2017, that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the transaction consideration to be paid in the proposed offer and the mergers to the holders of SCA shares entitled to receive the transaction consideration pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described below under “—Opinion of SCA’s Financial Advisor.”

•	Paucity of Potentially Interested Counterparties. After discussions with J.P. Morgan and management of SCA, the SCA Board considered the paucity of potentially interested and capable counterparties based on the criteria of whether such parties both had the capacity to compete with the terms proposed by UnitedHealth Group and the likely interest in pursuing a potential business combination transaction with SCA.

•	Negotiation Process and Procedural Fairness. The SCA Board considered the fact that the terms of the offer and mergers were the result of robust arm’s-length negotiations and that the Transaction Committee of the SCA Board, with the assistance of SCA’s independent financial and legal advisors, played an active role in the negotiations.

•	Speed of Completion. The SCA Board considered the anticipated timing of the consummation of the transactions contemplated by the merger agreement, and the structure of the transaction as an exchange offer for the SCA shares, which, subject to the satisfaction or waiver of the applicable conditions set forth in the merger agreement, is expected to allow SCA’s stockholders to receive the consideration for their SCA shares in a relatively short time frame, followed by the first merger in which stockholders who do not validly exercise appraisal rights will receive the same consideration as received by those stockholders who tender their SCA shares in the offer. The SCA Board considered that the potential for closing in a relatively short time frame could also reduce the amount of time in which SCA’s business would be subject to the operational restrictions contained in the merger agreement and the potential disruption and uncertainty pending closing.

•	Likelihood of Completion; Certainty of Payment. The SCA Board considered its belief that the offer and the mergers will likely be consummated, based on, among other factors:

•	the absence of any financing condition to consummation of the offer or the mergers;

•	the reputation and financial condition of UnitedHealth Group;

•	the fact that the conditions to the offer and mergers are specific and limited in scope;

•	the fact that the TPG Stockholders had entered into the Tender and Support Agreement, pursuant to which each TPG Stockholder has agreed to tender the SCA shares held by it into the offer, on the terms and conditions set forth in the Tender and Support Agreement; and

•	SCA’s ability to specifically enforce the merger agreement, including the obligation of UnitedHealth Group and Offeror to consummate the offer and the mergers.

•	Assumption of Certain Change-in-Control Risks. The SCA Board considered that the risks relating to the change of control provisions contained in the agreements governing certain of SCA’s key joint ventures would be borne by UnitedHealth Group and that a transaction would not be contingent upon SCA’s partners in these joint ventures waiving their change of control rights. The SCA Board also considered that it was unlikely for a competing bidder to be capable of assuming the change-in-control risks relating to certain key joint ventures, which UnitedHealth Group had advised SCA that it was prepared to do.

The SCA Board considered other terms of the merger agreement, which are more fully described in the section of this prospectus/offer to exchange entitled “Merger Agreement.” Certain provisions of the merger agreement that the SCA Board considered important included:

•	Minimum Tender Condition. Consummation of the offer is conditioned on the satisfaction of the minimum tender condition, which, if satisfied, would demonstrate strong support for the offer and the mergers by holders of SCA shares because satisfaction of the minimum tender condition would require that at least a majority of SCA shares would have been tendered in the offer and not withdrawn.

•

Ability to Respond to Unsolicited Takeover Proposals. Prior to the time of the Offeror’s acceptance of SCA shares tendered in the offer, the SCA Board may provide confidential information and/or engage in discussions or negotiations in connection with an unsolicited bona fide written takeover proposal (for further discussion, see the section of this prospectus/offer to exchange entitled “Merger Agreement—No Solicitation of Acquisition Proposals”) that did not result from SCA’s breach of its non-solicitation obligations if the SCA Board determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that such takeover proposal constitutes or is reasonably likely to lead to a superior proposal (for further discussion, see the section of this prospectus/offer to exchange entitled “Merger Agreement—No Solicitation of Acquisition Proposals”) and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, subject to certain notice requirements in favor of UnitedHealth Group and the entry into an acceptable confidentiality agreement.

•	Company Adverse Recommendation Change in Response to a Superior Proposal; Ability to Accept a Superior Proposal. The SCA Board may, in connection with a superior proposal, effect a change in recommendation (for further discussion, see the section of this prospectus/offer to exchange entitled “Merger Agreement—No Solicitation of Acquisition Proposals”) and/or cause SCA to terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal, if the SCA Board determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, subject to a five-business day “match right” that would allow UnitedHealth Group to match a superior proposal, and which will renew for two additional business days upon any revisions to the financial terms or any material revisions to the other terms of the superior proposal. If the merger agreement is terminated in connection with SCA’s entering into a definitive agreement with respect to a superior proposal or changing its recommendation in response to a superior proposal, then SCA will have an obligation to pay UnitedHealth Group a termination fee of $90 million (as more fully described in the section of this prospectus/offer to exchange entitled “Merger Agreement—Termination Fee”). The SCA Board also considered, based on discussions with its independent financial and legal advisors, that the amount of the termination fee is comparable to termination fees in transactions of a similar size, was reasonable, would not meaningfully deter competing bids and would not likely be required to be paid unless SCA entered into a more favorable transaction. The SCA Board also recognized that the provisions in the merger agreement relating to match right and termination fees were insisted upon by UnitedHealth Group as a condition to entering into the merger agreement.

•	General Company Adverse Recommendation Change. The SCA Board may also effect a change in recommendation other than in response to a superior proposal if the SCA Board determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, subject to a five-business day right that would allow UnitedHealth Group to propose adjustments to the terms and conditions of the merger agreement such that the failure to take such action would no longer be inconsistent with the directors’ fiduciary duties under applicable law. If UnitedHealth Group terminates the merger agreement as a result of such adverse change in recommendation, SCA will have an obligation to pay UnitedHealth Group a termination fee of $90 million (as more fully described in the section of this prospectus/offer to exchange entitled “Merger Agreement—Termination Fee”).

•	Extension of the Offer. Although the Offeror’s obligation to accept and pay for all SCA shares that have been validly tendered into the offer and not properly withdrawn is subject to the satisfaction or waiver of a number of conditions, the Offeror is required, under certain circumstances, to extend the offer beyond the initial expiration date which will provide additional time for such conditions to be satisfied (see the section of this prospectus/offer to exchange entitled “Exchange Offer Procedures—Extension, Termination and Amendment of Offer”).

•	End Date. The end date (as defined in the section of this prospectus/offer to exchange entitled “Questions and Answers About the Transactions”) under the merger agreement on which either party, subject to certain exceptions, can terminate the merger agreement allows for sufficient time to consummate the offer and the mergers, while minimizing the length of time during which SCA would be required to operate subject to the restrictions on interim operations set forth in the merger agreement.

•	Obligations to Consummate the Offer and the Mergers. The merger agreement requires UnitedHealth Group to use its reasonable best efforts to consummate the offer and the mergers and to obtain requisite approvals to consummate the offer and the mergers.

•	Appraisal Rights. The SCA Board considered the availability of statutory appraisal rights under Delaware law in connection with the first merger for stockholders of SCA who do not tender their SCA shares into the offer (and who otherwise comply with the statutory requirements of Delaware law), and who believe that exercising such rights would yield them a greater per-share amount than the transaction consideration, which appraisal rights avoid delays in the transaction so that other stockholders of SCA will be able to receive in the offer and the first merger the transaction consideration, as applicable, for their SCA shares.

In reaching its determinations and recommendations described above, the SCA Board also considered a number of uncertainties, risks and potentially negative factors relevant to the transactions, including the following (but not in any relative order of importance):

•	Floating Exchange Ratio. The SCA Board considered that because 20-49% of the transaction consideration is payable in cash and the portion of a share of UnitedHealth Group common stock included in the transaction consideration will be determined based on a floating exchange ratio, SCA stockholders will not benefit from any increase in the trading price of UnitedHealth Group common stock between the execution of the merger agreement and the determination of the exchange ratio.

•	Non-Solicitation Covenant. The SCA Board considered that the merger agreement prohibits SCA from soliciting takeover proposals from third parties (as more fully described in the section of this prospectus/offer to exchange entitled “Merger Agreement—No Solicitation of Acquisition Proposals”).

•	Termination Fee. The SCA Board considered the fact that SCA must pay UnitedHealth Group a termination fee of $90 million if the merger agreement is terminated under certain circumstances, including to accept a superior proposal (as more fully described in the section of this prospectus/offer to exchange entitled “Merger Agreement—Termination Fee”).

•	Tax Treatment of the Offer and the Mergers. The SCA Board considered the fact that receipt of the applicable cash consideration by stockholders of SCA in exchange for their SCA shares would be taxable to SCA stockholders that are U.S. persons for federal tax income purposes.

•	Interim Operating Covenants. The SCA Board considered that the merger agreement imposes restrictions on the conduct of SCA’s business prior to the consummation of the first merger, requiring SCA and its subsidiaries to conduct their respective businesses in the ordinary course of business in all material respects and use their respective commercially reasonable efforts to, among other things, maintain and preserve intact SCA’s business organizations, and keep available the services of their key employees, and that these restrictions may limit SCA and its subsidiaries from taking specified actions, subject to specific limitations, which may delay or prevent SCA from undertaking business opportunities that may arise pending completion of the transactions (as more fully described in the section of this prospectus/offer to exchange entitled “Merger Agreement—Conduct of SCA’s Business Pending the First Merger”).

•	Risks and Uncertainties Relating to the Combined Business. The SCA Board considered the challenges of combining the business of SCA with that of UnitedHealth Group and the risk that the anticipated performance or operational synergies might not be fully realized.

•	Risks the Offer and the Mergers May Not Be Completed. The SCA Board considered the risk that the conditions to the offer may not be satisfied and that, therefore, SCA shares may not be exchanged pursuant to the offer and the mergers may not be consummated. The SCA Board also considered the risks and costs to SCA if the offer and the mergers are not consummated, including the diversion of management and employee attention, potential employee attrition, the potential effect on vendors, distributors, customers, facilities, partners and others that do business with SCA and the potential effect on the trading price of the SCA shares.

•

Potential Conflicts of Interest. The SCA Board considered the fact that SCA’s executive officers and directors have financial interests in the transactions contemplated by the merger agreement, including the offer and the mergers that may be different from or in addition to those of other stockholders, as more fully described below in “—Agreements or Arrangements with Executive Officers and Directors of SCA.”

The foregoing discussion of the reasons considered by the SCA Board is intended to be a summary only and should not be considered an exhaustive list of all of the reasons considered by the SCA Board. The SCA Board unanimously concluded that the positive reasons relating to the merger agreement and the transactions contemplated thereby, including the offer and the mergers, substantially outweighed the potential negative reasons. The SCA Board collectively reached the conclusion to approve the merger agreement and the related transactions, including the offer and the mergers, in light of the various reasons described above and other factors that the members of the SCA Board believed were appropriate. In view of the wide variety of reasons considered by the SCA Board in connection with its evaluation of the merger agreement and the transactions contemplated thereby, including the offer and the mergers, and the complexity of these matters, the SCA Board did not consider it practical, and did not attempt to quantify, rank or otherwise assign relative weights to the specific reasons it considered in reaching its decision, and it did not undertake to make any specific determination as to whether any reason, or any particular aspect of any reason, supported or did not support its ultimate determination. Rather, the SCA Board made its recommendation based on the totality of information it received and the investigation it conducted. In considering the reasons discussed above, individual directors may have given different weights to different reasons. It should be noted that this explanation of the reasoning of the SCA Board and certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

For the reasons described above, and in light of other factors that they believed were appropriate, the SCA Board unanimously determined and resolved that the terms of the offer, the mergers and the other transactions contemplated by the merger agreement are advisable, and fair to and in the best interests of, SCA and its stockholders, and unanimously resolved to recommend that the stockholders of SCA accept the offer and tender their shares of SCA common stock to the Offeror pursuant to the offer.

Opinion of SCA’s Financial Advisor

Pursuant to an engagement letter dated January 6, 2017 (which we refer to in this section of this prospectus/offer to exchange as the “engagement letter”), SCA retained J.P. Morgan as its financial advisor in connection with the proposed offer and the mergers (referred to in this section of this prospectus/offer to exchange as the “transactions”).

At the meeting of the SCA Board of Directors on January 6, 2017, J.P. Morgan rendered its oral opinion to the SCA Board of Directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the transaction consideration to be paid in the proposed transactions to the holders of SCA shares entitled to receive transaction consideration pursuant to the merger agreement was fair, from a financial point of view, to such holders.

J.P. Morgan has confirmed its January 6, 2017 oral opinion by delivering its written opinion to the SCA Board, dated January 7, 2017, that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the transaction consideration to be paid in the proposed transactions to the holders of SCA shares entitled to receive transaction consideration pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of J.P. Morgan dated January 7, 2017, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached hereto as Annex C and is incorporated herein by reference. SCA’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was provided to the SCA Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed transactions and was directed only to the transaction consideration to be paid in the proposed transactions to the holders of shares of SCA common stock entitled to receive transaction consideration pursuant to the merger agreement and did not address any other aspect of the proposed transactions. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this prospectus/offer to exchange is qualified in its entirety by reference to the full text of such opinion. The opinion does not constitute a recommendation to any stockholder of SCA as to whether such stockholder should tender its SCA shares into the offer or how such stockholder should vote with respect to the proposed transactions or any other matter.

In arriving at its opinions, J.P. Morgan, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information concerning SCA and UnitedHealth Group and the industries in which they operate;

•	compared the proposed financial terms of the proposed transactions with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•	compared the financial and operating performance of SCA and UnitedHealth Group with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the SCA shares and UnitedHealth Group common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of SCA relating to its business which are set forth in Table 1 of the section of this prospectus/offer to exchange entitled “—Certain Unaudited Prospective Financial Information of SCA” (referred to in this section as the “unaudited prospective financial information”) and certain financial analyses and forecasts derived therefrom by the management of SCA and guidance provided by management of SCA with respect to extrapolations derived therefrom by J.P. Morgan (which extrapolations were reviewed and approved by management of SCA); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of SCA with respect to certain aspects of the proposed transactions, and the past and current business operations of SCA, the financial condition and future prospects and operations of SCA, the effects of the transactions on the financial condition and future prospects of SCA, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by SCA or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (and did not assume any obligation to undertake any such independent verification of) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of SCA or UnitedHealth Group under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on the unaudited prospective financial information or on financial analyses and forecasts derived therefrom by the management of SCA and guidance provided by management of SCA with respect to extrapolations derived therefrom by J.P. Morgan (which extrapolations were reviewed and approved by management of SCA), J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of SCA to which the unaudited prospective financial information or such financial analyses and forecasts derived therefrom by management and guidance provided by management of SCA with respect to extrapolations derived therefrom by J.P. Morgan (which extrapolations were reviewed and approved by management of SCA) relate. J.P. Morgan expressed no view as to the unaudited prospective financial information or the financial analyses and forecasts derived therefrom by the management of SCA and guidance provided by management of SCA with respect to extrapolations derived therefrom by J.P. Morgan (which extrapolations were reviewed and approved by management of SCA) or the assumptions on which they were based. J.P. Morgan also assumed that the proposed transactions and other transactions contemplated by the merger agreement will qualify as a tax-free reorganization for United States federal income tax purposes and will be consummated as described in the merger agreement. J.P. Morgan also assumed that the representations and warranties made by SCA and UnitedHealth Group in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to SCA with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed transactions will be obtained without any adverse effect on SCA or UnitedHealth Group or on the contemplated benefits of the proposed transactions.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of the date of its opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the transaction consideration to be paid in the proposed transactions to the holders of SCA shares entitled to receive transaction consideration pursuant to the merger agreement, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to be paid to the holders of any other class of securities, creditors or other constituencies of SCA or the underlying decision by SCA to engage in the proposed transactions. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed transactions, or any class of such persons relative to the transaction consideration to be paid in the proposed transactions to the holders of SCA shares entitled to receive transaction consideration pursuant to the merger agreement or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which the SCA shares or UnitedHealth Group common stock will trade at any future time.

The terms of the merger agreement, including the transaction consideration, were determined through arm’s length negotiations between SCA and UnitedHealth Group, and the decision to enter into the merger agreement was solely that of the SCA Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the SCA Board in its evaluation of the proposed transactions and should not be viewed as determinative of the views of the SCA Board or management with respect to the proposed transactions or the transaction consideration to be paid in the proposed transactions to the holders of SCA shares entitled to receive transaction consideration pursuant to the merger agreement.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its oral opinion to the SCA Board on January 6, 2017 and contained in the presentation delivered to the SCA Board on such date in connection with the rendering of such oral opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone and, in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses. For purposes of the financial analyses utilized by J.P. Morgan in connection with providing its opinion, EBITDA for SCA was calculated as earnings before interest, taxes, depreciation and amortization before stock-based compensation, excluding income attributable to non-controlling interests.

Public Trading Multiples

Using publicly available information, J.P. Morgan compared selected financial data of SCA with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to SCA or aspects thereof based on J.P. Morgan’s experience and its familiarity with the industries in which SCA operates. The companies selected by J.P. Morgan were as follows:

•	Surgery Partners, Inc.

•	Envision Healthcare Holdings, Inc.

•	TeamHealth Holdings Inc.

•	MEDNAX, Inc.

With respect to the selected companies, the information J.P. Morgan presented included the multiple of firm value (calculated as equity value plus net debt and, with respect to SCA, Surgery Partners, Inc. and Envision Healthcare Holdings, Inc., excluding non-controlling interests), referred to in this section as “FV”, to adjusted EBITDA (calculated as earnings before interest, taxes, depreciation and amortization before stock-based compensation, and, with respect to SCA, Surgery Partners, Inc. and Envision Healthcare Holdings, Inc., excluding income attributable to non-controlling interests), referred to in this section as “EBITDA”. Estimated financial data for the selected companies was based on the selected companies’ filings with the SEC and publicly available analyst consensus estimates for the calendar year ended 2017 that J.P. Morgan obtained from FactSet Research Systems. Results of this analysis were presented for the selected companies, as indicated in the following table:

Selected Company	FV/EBITDA 2017E Multiple
Surgery Partners, Inc.	9.5x
Envision Healthcare Holdings, Inc.	9.3x*
TeamHealth Holdings Inc.	10.1x**
MEDNAX, Inc.	10.7x

*	Pro forma for the merger between AMSURG Corp. and Envision Healthcare Holdings, Inc. announced on June 17, 2016 and completed on December 1, 2016.
**	Based on TeamHealth Holdings Inc.’s unaffected stock price as of October 28, 2016 prior to the announcement of The Blackstone Group’s acquisition of TeamHealth Holdings Inc.

Based on the above analysis and other factors that J.P. Morgan considered appropriate, J.P. Morgan then selected a FV/EBITDA 2017E reference range for SCA of 9.50x to 10.75x. Applying this range to SCA’s projected EBITDA for the calendar year ended 2017 included in the unaudited prospective financial information, the analysis indicated an implied equity value per SCA share between $26.25 and $33.25 (rounded to the nearest $0.25), which J.P. Morgan compared to the value of the transaction consideration of $57.00 per SCA share. J.P. Morgan also derived the FV/EBITDA 2017E multiples for SCA based on publicly available analyst consensus estimates and the unaudited prospective financial information of 14.00x and 13.30x, respectively, and noted that expanding the FV/EBITDA 2017E reference range to 9.50x to 14.00x and applying it to SCA’s projected EBITDA for the calendar year ended 2017 included in the unaudited prospective financial information would indicate an implied equity value per SCA share between $26.25 and $51.00 (rounded to the nearest $0.25), as compared to the value of the transaction consideration of $57.00 per SCA share.

Selected Transaction Analysis.

Using publicly available information, J.P. Morgan examined selected transactions with respect to businesses which J.P. Morgan judged to be analogous to SCA’s business or aspects thereof based on J.P. Morgan’s experience and familiarity with the industries in which SCA operates. The transactions indicated in the following table were selected by J.P. Morgan as relevant in evaluating the proposed transactions. Using publicly available information, J.P. Morgan calculated, for each selected transaction, the multiple of the target company’s FV implied in the relevant transaction to the target company’s EBITDA for the twelve-month period prior to the announcement date of the applicable transaction. Estimated financial data for the selected transactions was based on the selected companies’ filings with the SEC and publicly available analyst consensus estimates that J.P. Morgan obtained from FactSet Research Systems. Results of this analysis were presented for the selected transactions, as indicated in the following table:

Announcement Date	Acquiror	Target	LTM EBITDA Multiple
October 2016	Blackstone Group LP	TeamHealth Holdings Inc.	12.9x
June 2016	AMSURG Corp.	Envision Healthcare Holdings, Inc.	12.6x*
August 2015	TeamHealth Holdings Inc.	IPC Healthcare, Inc.	22.7x**
May 2014	AMSURG Corp.	Sheridan Healthcare, Inc.	12.2x*
June 2014	Surgery Partners Inc. / H.I.G. Capital, LLC	Symbion Holdings Corp.	10.3x
April 2011	AMSURG Corp.	National Surgical Care, Inc.	8.1x
January 2011	Surgery Partners Inc. / H.I.G. Capital, LLC	NovaMed, Inc.	7.7x*
April 2007	Crestview Partners, L.P.	Symbion Holdings Corp.	12.5x
March 2007	TPG Capital, L.P.	HealthSouth Corporation (Surgery Centers)	10.1x

*	EBITDA for Envision Healthcare Holdings, Inc. Sheridan Healthcare and NovaMed, Inc. calculated excluding income attributable to non-controlling interests.
**	Transaction included for reference purposes only and not as a component of J.P. Morgan’s fairness analysis.

Based on the above analysis and other factors that J.P. Morgan considered appropriate, J.P. Morgan then selected a LTM EBITDA multiple reference range for SCA of 8.00x to 13.00x. Applying this range to SCA’s EBITDA for calendar year 2016 included in the unaudited prospective financial information, this analysis indicated an implied equity value per SCA share between $11.50 and $35.25 (rounded to the nearest $0.25), which J.P. Morgan compared to the value of the transaction consideration of $57.00 per SCA share.

Discounted Cash Flow Analysis.

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per SCA share. J.P. Morgan calculated the unlevered free cash flow estimates of SCA for calendar years 2017 through 2031 (as set forth in Table 2 of the section of this prospectus/offer to exchange entitled “—Certain Unaudited Prospective Financial Information of SCA”), which were discussed with, and approved by, SCA’s management for J.P. Morgan’s use in connection with its financial analyses. J.P. Morgan also calculated a range of terminal values for SCA at the end of this period by applying terminal value growth rates ranging from 1.50% to 2.00% to the unlevered free cash flow estimates for SCA during the terminal period. The unlevered free cash flow estimates, the cash flows generated by potential tax savings resulting from utilization of the net operating losses of SCA as provided by SCA management and the range of terminal values were then discounted by J.P. Morgan to present value as of December 31, 2016 using discount rates ranging from 6.50% to 7.50%. This range of discount rates was derived utilizing the capital asset pricing model to derive the cost of equity, and based upon an analysis of SCA’s weighted average cost of capital and inputs that J.P. Morgan determined were relevant based on publicly available data, taking into account macro-economic assumptions, estimates of risk,

SCA’s capital structure and other appropriate factors. J.P. Morgan also conducted an analysis to illustrate the effects of projected annual tax savings during the period from calendar year 2017 through 2022 based on projected annual usage of net operating losses provided by SCA management to offset projected tax liabilities of SCA should the net operating losses be fully utilizable by SCA and not subject to any change of control limitation. SCA’s net operating loss balance was valued by applying such balance to offset potential taxes on earnings, assuming a 41.0% effective tax rate, and using the same range of discount rates. J.P. Morgan assumed that SCA’s net operating loss balance would be fully utilized by 2022 and conducted its analysis without regard to potential usage limitations. This analysis indicated a range of estimated present values for SCA’s net operating loss balance of $91 million to $94 million. The present value of the unlevered free cash flow estimates and the range of terminal values were then adjusted by subtracting projected net debt as of December 31, 2016 of $1,024 million and adding the discounted value as of December 31, 2016 of SCA’s net operating loss balance. This analysis indicated a range of implied equity values for SCA, which J.P. Morgan divided by the number of outstanding SCA shares, calculated on a fully-diluted basis, to derive a range of implied equity values per SCA share of between $40.00 and $70.50 (rounded to the nearest $0.25) per SCA share (which values included the estimated value of SCA’s net operating loss balance per share), which J.P. Morgan compared to the value of the transaction consideration of $57.00 per SCA share.

Other Information

Historical Trading Range for SCA. For reference purposes only and not as a component of its fairness analysis, J.P. Morgan reviewed the historical trading prices of the SCA shares during the 52-week period prior to January 5, 2017, the last trading day before delivery of J.P. Morgan’s oral opinion on January 6, 2017, noting that the low and high closing prices during such period ranged from $38.29 per share to $52.01 per SCA share, as compared to the value of the transaction consideration of $57.00 per SCA share.

Analyst Price Targets for SCA. For reference purposes only and not as a component of its fairness analysis, J.P. Morgan reviewed certain publicly available equity research analyst share price targets for the SCA shares obtained from FactSet Research Systems, noting that the low and high share price targets ranged from $37.00 per share to $58.00 per SCA share, as compared to the value of the transaction consideration of $57.00 per SCA share.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of SCA. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to SCA, and certain of these companies may have characteristics that are materially different from those of SCA, and none of the selected transactions reviewed was identical to the proposed transactions. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of SCA. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the proposed transactions. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect SCA and the transactions differently than they would affect the proposed transactions.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise the SCA Board in connection with the proposed transactions on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with SCA and the industries in which it operates.

For financial advisory services rendered in connection with the transactions (including the delivery of its opinion), SCA has agreed to pay J.P. Morgan a fee of $14 million, $2 million of which was payable upon delivery by J.P. Morgan of its opinion, and the remainder of which will become due upon the closing of the proposed transactions. In addition, SCA has agreed to reimburse J.P. Morgan for certain of its reasonable costs and expenses incurred in connection with its services, including certain of the reasonable fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with SCA, UnitedHealth Group and TPG Capital, L.P. (together with its affiliates, “TPG”) for which J.P. Morgan and such affiliates have received customary compensation. With respect to SCA, such services during such period have included acting as joint lead arranger and joint bookrunner with respect to its term loan B and revolving credit facility closed March 2015 and as sole bookrunner and sole lead arranger with respect to the increase of the said term loan B facility closed October 2016, as joint bookrunner with respect to its bond offering closed March 2015, and as joint bookrunner with respect to its equity offering closed March 2015. With respect to UnitedHealth Group, such services during such period have included acting as joint lead arranger and bookrunner with respect to its revolving credit facility closed April 2015 and joint lead arranger and bookrunner with respect to its term loan A facility closed April 2015, as joint bookrunner with respect to its bond offerings closed December 2016 and July 2015, respectively, and as financial advisor on its acquisition of Catamaran Corporation closed July 2015. With respect to TPG, such services during such period have included acting as joint lead arranger and bookrunner with respect to its syndicated credit facilities closed October 2015 and August 2016 respectively. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of SCA and UnitedHealth Group, for which J.P. Morgan receives customary compensation or other financial benefits. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of each of the SCA shares and UnitedHealth Group common stock. During the two years preceding the date of J.P. Morgan’s opinion, the aggregate fees received by J.P. Morgan from SCA were approximately $6 million, the aggregate fees received by J.P. Morgan from UnitedHealth Group were approximately $49 million and the aggregate fees received by J.P. Morgan from TPG were approximately $183 million. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of SCA or UnitedHealth Group for its own account or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities or other financial instruments.

Certain Unaudited Prospective Financial Information of SCA

SCA does not, as a matter of course, publicly disclose long-term forecasts or internal projections as to future revenues, earnings or other results, due to, among other reasons, the unpredictability of such forecasts or projections and the underlying assumptions and estimates. However, in connection with its evaluation of UnitedHealth Group’s acquisition proposal, SCA’s management prepared certain unaudited prospective financial information that was presented to the SCA Board on December 17, 2016 (the “unaudited prospective financial information”). SCA’s management provided the unaudited prospective financial information to (i) the SCA Board on December 17, 2016 for purposes of considering and evaluating UnitedHealth Group’s acquisition proposal, (ii) UnitedHealth Group on December 20, 2016 in connection with its evaluation of an acquisition of SCA, and (iii) J.P Morgan in connection with the rendering of J.P. Morgan’s fairness opinion to the SCA Board and in performing its related financial analyses, as described above in “—Opinion of SCA’s Financial Advisor.” The SCA Board directed J.P Morgan to use the unaudited prospective financial information in performing its financial analyses in connection with the rendering of its fairness opinion. To give holders of SCA common stock access to certain nonpublic information that was available to the SCA Board, UnitedHealth Group and J.P. Morgan at the time of the evaluation of the offer, the mergers and the other transactions contemplated by the merger agreement, certain of the unaudited prospective financial information is included below.

The unaudited prospective financial information was developed from historical financial statements and a series of independent assumptions and estimates of SCA management related to future trends and did not give effect to any significant changes or expenses as a result of the offer, the mergers or the other transactions contemplated by the merger agreement or any other effects of the offer, the mergers and the other transactions contemplated by the merger agreement. The unaudited prospective financial information have been prepared by SCA management and were not prepared with a view toward public disclosure; and, accordingly, do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or GAAP. PricewaterhouseCoopers LLP, SCA’s independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the unaudited prospective financial information and does not express an opinion or any form of assurance related thereto. The PricewaterhouseCoopers LLP report included in this offering document by reference to SCA’s Annual Report on Form 10-K for the year ended December 31, 2016 relates to SCA’s historical financial information. It does not extend to the unaudited prospective financial information and should not be read to do so. The inclusion of the unaudited prospective financial information in this prospectus/offer to exchange should not be regarded as an indication that SCA, UnitedHealth Group, J.P. Morgan or any of their respective affiliates, or any other recipient of this information considered, or now considers, such unaudited prospective financial information to be a reliable prediction of future results or any actual future events. None of SCA, UnitedHealth Group, J.P. Morgan, any of their respective affiliates or any other person assumes any responsibility for the validity, reasonableness, accuracy or completeness of the unaudited prospective financial information included below. Except as required by law, none of SCA, UnitedHealth Group, J.P Morgan or any of their respective affiliates intends to, and each of them disclaims any obligation to, update, revise, or correct the unaudited prospective financial information if they are or become inaccurate (in the long term or the short term).

SCA’s future financial results may materially differ from those expressed in the unaudited prospective financial information. While presented with numerical specificity, the unaudited prospective financial information necessarily was based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of SCA and difficult to predict, including with respect to industry performance, competitive factors, industry consolidation, general business, economic, regulatory, market and financial conditions, as well as matters specific to SCA’s business, which assumptions may not prove to have been, or may no longer be, accurate. SCA cannot ensure that any of the results expressed in the unaudited prospective financial information will be realized or that SCA’s future financial results will not materially vary from the unaudited prospective financial information. The unaudited prospective financial information speaks only as of the date it was prepared as it does not take into account any circumstances or events occurring after the date they were prepared, including the January 9, 2017 announcement of the merger agreement or pendency of the transaction with UnitedHealth Group, and has not been updated since its date of preparation. In addition, the unaudited prospective financial information does not take into account the effect of any failure of the offer, the mergers and the other transactions contemplated by the merger agreement to occur and should not be viewed as accurate or continuing in that context. Because the unaudited prospective financial information covers multiple years, by their nature, it becomes subject to greater uncertainty with each successive year.

In light of the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, SCA stockholders are cautioned not to place undue reliance on the unaudited prospective financial information. They should not be utilized as public guidance and will not be provided in the ordinary course of our business in the future. The unaudited prospective financial information should be evaluated in conjunction with SCA’s historical financial statements and other information regarding SCA and its public filings with the SEC.

The unaudited prospective financial information is summarized in Table 1 below:

Table 1 – Unaudited Prospective Financial Information

Fiscal Year Ended 12/31	2016E	2017E	2018E	2019E	2020E	2021E
Net Revenue (in millions)	$1,200	$1,408	$1,677	$1,940	$2,225	$2,573
EBITDA (in millions) (1)	$201	$235	$282	$332	$386	$447
Adjusted Net Income (in millions) (2)	$76	$94	$121	$150	$181	$220
Adjusted EPS (2)	$1.85	$2.26	$2.86	$3.50	$4.19	$4.99

(1)	As used in this section of the prospectus/offer to exchange, EBITDA represents earnings before interest, taxes, depreciation and amortization before stock-based compensation, less income attributable to non-controlling interests. EBITDA is a non-GAAP financial measure.

(2)	As used in this section of the prospectus/offer to exchange, Adjusted Net Income and Adjusted EPS include certain non-GAAP adjustments to remove the effects of stock-based compensation, amortization, provisions for income taxes and, in the case of 2016E Adjusted Net Income and 2016E Adjusted EPS, impairment of assets and other non-recurring losses. Adjusted EPS is based on a weighted average of outstanding shares of SCA common stock. Adjusted Net Income and Adjusted EPS are each non-GAAP financial measures.

Certain Information Regarding Non-GAAP Financial Measures

The following table reconciles EBITDA to GAAP Net Income attributable to SCA:

Fiscal Year Ended 12/31	2016E	2017E	2018E	2019E	2020E	2021E
EBITDA	$201	$235	$282	$332	$386	$447
Depreciation and Amortization	($89)	($100)	($116)	($135)	($156)	($177)
Stock-Based Compensation	($13)	($17)	($18)	($18)	($19)	($19)
Interest Expense	($56)	($63)	($68)	($72)	($76)	($81)
Other Expense	$12	($1)	($2)	($2)	($2)	($3)
GAAP Taxes	($22)	($22)	($32)	($43)	($54)	($68)
GAAP Net Income Attributable to SCA	$34	$31	$47	$62	$78	$99

The following table reconciles Adjusted Net Income to GAAP Net Income attributable to SCA. As noted above in footnote 2 to Table 1, Adjusted EPS is derived by dividing the Adjusted Net Income of SCA by the weighted average of outstanding shares of SCA’s common stock for the given period.

Fiscal Year Ended 12/31	2016E	2017E	2018E	2019E	2020E	2021E
GAAP Net Income Attributable to the Company	$34	$31	$47	$62	$78	$99
Stock-Based Compensation	$13	$17	$18	$18	$19	$19
Amortization	$21	$24	$24	$27	$30	$34
Asset Impairments	$12	—	—	—	—	—
Provision for Income Tax	$22	$22	$32	$43	$54	$68
Other Non-Recurring Losses (Gains)	($26)	—	—	—	—	—
Adjusted Net Income	$76	$94	$121	$150	$181	$220

In connection with the rendering of its fairness opinion to the SCA Board and in performing its related financial analyses, J.P. Morgan calculated unlevered free cash flow estimates of SCA for calendar years 2017 through 2031 (such estimates of unlevered free cash flow, the “Unlevered Free Cash Flow Estimates”) based on the unaudited prospective financial information for calendar years 2017 through 2021 and certain extrapolations derived therefrom by J.P. Morgan, on the basis of and in accordance with guidance provided by SCA management, which extrapolations were reviewed and approved by SCA management, for calendar years 2022 through 2031. In deriving such extrapolations from the unaudited prospective financial information for calendar years 2017 through 2021, J.P. Morgan, on the basis of and in accordance with guidance provided by SCA management, utilized the following assumptions provided by SCA management: (i) EBITDA generated by SCA’s existing facilities from 2018 to 2021 was expected to increase by 3.00% per annum, with the increase in EBITDA declining over the course of the forecast period to 1.50% by 2030; (ii) SCA would establish 9 to 12 de novo facilities per annum for 2017 to 2021 up to a maximum 16 de novo facilities per annum in 2026 and thereafter the number of de novo facilities established by SCA each year would decline to zero in 2031; and (iii) cash spent to acquire new facilities would increase each year over the forecast period up to a maximum of $276 million in 2024 and would thereafter decline each year over the forecast period to $0 in 2031. The Unlevered Free Cash Flow Estimates were discussed with, and approved by, SCA’s management for J.P. Morgan’s use in connection with its financial analyses.

The EBITDA estimates and Unlevered Free Cash Flow Estimates for calendar years 2017 through 2031 and estimates of EBITDA for 2022 through 2031 are summarized in Table 2 below:

Table 2 – EBITDA Estimates and Unlevered Free Cash Flow Estimates

Calendar Years 2017E through 2021E

Fiscal Year	2017E	2018E	2019E	2020E	2021E
Unlevered Free Cash Flow (in millions) (1)	($52)	($69)	($51)	($26)	($50)

Calendar Years 2022E through 2031E

Fiscal Year	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E
EBITDA(2)	$504	$568	$633	$698	$754	$807	$852	$888	$914	$933
Unlevered Free Cash Flow (in millions)(1)	($82)	($71)	($57)	$14	$76	$154	$229	$297	$350	$397

(1)	As used in this section of the prospectus/offer to exchange, the Unlevered Free Cash Flow Estimates for a given period are calculated as follows: EBITDA minus (i) taxes, (ii) stock based compensation and other expenses, (iii) capital expenditures, and (iv) expenditures on acquisitions and de novo facilities, and plus income attributable to noncontrolling interests and equity (in each case, net of distributions), after giving effect to the impact of changes in net working capital (including impact from allowance for doubtful accounts and deferred taxes).

(2)	As used in this section of the prospectus/offer to exchange, EBITDA represents earnings before interest, taxes, depreciation and amortization before stock-based compensation, less income attributable to non-controlling interests. EBITDA is a non-GAAP financial measure.

Ownership of UnitedHealth Group After the Offer and the First Merger

It is estimated that former stockholders of SCA will own in the aggregate between approximately 0.8%, in the case of the minimum applicable stock consideration, and 1.3%, in the case of the default stock consideration, of the outstanding shares of UnitedHealth Group common stock immediately following consummation of the offer and the mergers, assuming that:

•	the trading price for the UnitedHealth Group common stock equals $160.50 (based upon a hypothetical closing date of February 15, 2017, reflecting the volume-weighted average of the closing prices for the five business days ending on and including the third business day prior to such hypothetical February 15, 2017 closing date);

•	UnitedHealth Group acquires through the offer and the first merger 100% of the outstanding shares of common stock of SCA;

•	in the offer and the mergers, UnitedHealth Group issues approximately 7,697,719 shares of UnitedHealth Group common stock, in the case of the minimum applicable stock consideration, or 12,074,853 shares of UnitedHealth Group common stock, in the case of the default stock consideration; and

•	immediately following completion of the mergers, there are approximately 959,689,048 shares of UnitedHealth Group common stock outstanding, in the case of the minimum applicable stock consideration, or there are approximately 964,066,182 shares of UnitedHealth Group common stock outstanding, in the case of the default stock consideration (calculated by adding 951,991,329, the number of shares of UnitedHealth Group common stock outstanding as of February 15, 2017, plus approximately 7,697,719 or 12,074,853, the number of shares of UnitedHealth Group common stock estimated to be issued as part of the transaction consideration in the cases of minimum applicable stock consideration or the default stock consideration, respectively).

Appraisal Rights

No appraisal rights are available to SCA stockholders in connection with the offer. However, if the first merger is consummated, the holders of record of shares of SCA common stock immediately prior to the effective time of the first merger who (1) did not tender their shares of SCA common stock in the offer; (2) demand appraisal of their shares of SCA common stock in accordance with Section 262 of the DGCL and otherwise follow the procedures set forth in Section 262 of the DGCL; and (3) do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their shares appraised by the Delaware Court of Chancery and receive in lieu of the transaction consideration payment of the “fair value” of such shares, determined as of the effective time of the first merger exclusive of any element of value arising from the accomplishment or expectation of the transactions, together with a fair rate of interest, as determined by such court.

The “fair value” of any shares of SCA common stock could be based upon considerations other than, or in addition to, the price paid in the offer and the first merger and the market value of such shares. SCA stockholders should recognize that the value so determined could be higher or lower than, or the same as, the transaction consideration. Moreover, UnitedHealth Group and SCA may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such shares of SCA common stock is less than such amount.

Under Section 262 of the DGCL, if a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who is entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and must include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 that was mailed to SCA stockholders on February 21, 2017 constitutes the formal notice of appraisal rights under Section 262 of the DGCL.

As described more fully in the Schedule 14D-9, if a SCA stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following, among other things:

•	by the later of the consummation of the offer and 20 days after the mailing of the Schedule 14D-9, deliver to SCA a written demand for appraisal of shares of SCA common stock held by the stockholder, which demand must reasonably inform SCA of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender such holder’s SCA shares in the offer; and

•	continuously hold of record the shares from the date on which the written demand for appraisal is made through the effective time of the first merger.

This does not purport to be a complete statement of the procedures to be followed by SCA stockholders desiring to exercise any appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of Delaware law. A copy of Section 262 of the DGCL was included as Annex B to the Schedule 14D-9.

Plans for SCA

In connection with the offer and the mergers, UnitedHealth Group has reviewed and will continue to review various possible business strategies that it might consider in the event that UnitedHealth Group acquires control of SCA, whether pursuant to the offer and/or the first merger or otherwise. Following a review of additional information regarding SCA, these changes could include, among other things, changes in SCA’s business, operations, personnel, employee benefit plans, corporate structure, capitalization and management. See also “The Transactions —UnitedHealth Group’s Reasons for the Transactions.”

Delisting and Termination of Registration

Following consummation of the offer and the first merger, shares of SCA common stock will no longer be eligible for inclusion on Nasdaq and will be withdrawn from listing. Assuming that SCA qualifies for termination of registration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the offer and the first merger are consummated, UnitedHealth Group and SCA have agreed to cooperate to seek to terminate the registration of shares of SCA common stock under the Exchange Act.

Board of Directors, Management and Organizational Documents

Upon consummation of the first merger, the directors of the Offeror immediately prior to the effective time of the first merger will become the initial directors of the surviving corporation, and the officers of the Offeror immediately prior to the effective time of the first merger will continue as the officers of the surviving corporation, in each case until their successors have been duly elected and qualified or until their earlier death, resignation or removal. At the effective time of the first merger, the certificate of incorporation and bylaws of SCA will become the certificate of incorporation and bylaws of the surviving corporation.

Upon consummation of the second merger, subject to applicable law, the manager of Merger Sub immediately prior to the effective time of the second merger will become the manager of the surviving company, and, except as otherwise determined by UnitedHealth Group prior to the effective time of the second merger, the officers of the corporation surviving the first merger immediately prior to the effective time of the second merger will be the officers of the company surviving the second merger. At the effective time of the second merger, the certificate of formation and limited liability company agreement of Merger Sub will become the certificate of formation and limited liability company agreement of the surviving company. From and after the effective time of the first merger until the sixth anniversary thereof, the provisions providing rights to indemnification, exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the first merger and advancement of expenses currently included in SCA’s or any of its subsidiaries organizational documents or any existing indemnification agreements may not be amended, repealed or modified in any manner that would adversely affect the rights of such indemnified parties.

After UnitedHealth Group’s review of SCA and its corporate structure, management and personnel, UnitedHealth Group will determine what additional changes, if any, are desirable.

Regulatory Approvals

UnitedHealth Group is not aware of any governmental license or regulatory permit that appears to be material to SCA’s business that might be adversely affected by the Offeror’s acquisition of SCA shares pursuant to the offer or the first merger or, except as described below, or of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the Offeror’s acquisition or ownership of SCA shares pursuant to the offer or the first merger. Should any of these approvals or other actions be required, UnitedHealth Group and the Offeror currently contemplate that these approvals or other actions will be sought. There can be no assurance that (a) any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions), (b) if these approvals were not obtained or these other actions were not taken adverse consequences would not result to SCA’s business or (c) certain parts of SCA’s or UnitedHealth Group’s businesses, or those of any of their respective subsidiaries, would not have to be disposed of or held separate.

UnitedHealth Group and SCA agreed to use their respective reasonable best efforts to take all actions necessary to obtain as soon as practicable any consent, waiver, authorization, order or approval, or any exemption by, any third party, including any governmental entity (including furnishing all information and documentary material required under the HSR Act) required to be obtained or made by UnitedHealth Group, the Offeror, Merger Sub, SCA or any of their respective subsidiaries in connection with the offer or the mergers.

It is a condition to completion of the transactions that the waiting period under the HSR Act has expired or been terminated. Accordingly, and in accordance with their obligations under the merger agreement, UnitedHealth Group filed a Notification and Report Form with respect to the offer and the mergers with the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (“FTC”) on January 13, 2017. SCA also filed a Notification and Report Form with respect to the offer and the mergers with the Antitrust Division and the FTC on January 13, 2017.

Under the HSR Act, the purchase of SCA common stock in the offer may not be completed until the expiration of a thirty (30) calendar day waiting period, which began when UnitedHealth Group filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division on January 13, 2017, unless the FTC and Antitrust Division grant early termination of the waiting period, UnitedHealth Group receives a request for additional information or documentary material prior to that time, or UnitedHealth Group voluntarily elects to withdraw and refile its Notification and Report Form to provide the Antitrust Division and the FTC an additional thirty (30) calendar day waiting period to complete their review. If the thirty (30) calendar day waiting period expires on a federal holiday or weekend, the waiting period is automatically extended until 11:59 p.m. the next business day. The required waiting period under the HSR Act expired at 11:59 p.m., New York City time, on February 13, 2017. Accordingly, the condition to the offer relating to the expiration or termination of the waiting period under the HSR Act has been satisfied.

At any time before or after consummation of the transactions, notwithstanding the expiration of the waiting period under the HSR Act, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary under the applicable statutes, including seeking to enjoin the completion of the transactions, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the transactions, and notwithstanding any termination or expiration of the waiting period under the HSR Act, any state or other governmental entity could take such action under the antitrust laws as it deems necessary. Such action could include seeking to enjoin the completion of the transactions or seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the transactions on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

Litigation Related to the Transactions

On February 28, 2017, a putative stockholder class action complaint was filed in the United States District Court for the District of Delaware against SCA, the members of the SCA Board, UnitedHealth Group, Offeror and Merger Sub, captioned Chaile Steinberg v. Surgical Care Affiliates, Inc. et al., Case 1:17-cv-00204. The complaint alleges, among other things, that the Schedule 14D-9 of SCA contains false and misleading statements or omissions of material fact in violation of certain sections of the Exchange Act and the rules promulgated thereunder. The complaint seeks, among other things, injunctive relief preventing the consummation of the transactions, money damages and an award of attorneys’ and experts’ fees.

On March 1, 2017, another putative stockholder class action complaint was filed in the United States District Court for the District of Delaware against SCA and the members of the SCA Board, captioned Stephen Bushansky v. Surgical Care Affiliates, Inc. et al., Case 1:17-cv-00211. The complaint alleges substantially the same claims as those alleged in the Steinberg complaint and also seeks, among other things, injunctive relief preventing the consummation of the transactions, money damages and an award of attorneys’ and experts’ fees. On March 14, 2017, the plaintiff in this action withdrew his motion for a preliminary injunction.

The defendants believe that the claims asserted in the lawsuits are without merit. Additional lawsuits arising out of or relating to the merger agreement or the proposed transactions may be filed in the future. If additional similar complaints are filed, absent new or different allegations that are material, neither UnitedHealth Group nor SCA will necessarily announce such additional filings.

Interests of Certain Persons in the Transactions

Certain of SCA’s executive officers and directors may have financial interests in the transactions that may be different from, or in addition to, the interests of SCA’s stockholders generally. The SCA Board was aware of these potentially differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and in reaching its decision to approve the merger agreement and the transactions contemplated therein.

As part of SCA’s regular annual equity grant practices, SCA’s executive officers and directors have received their ordinary course grants in the first quarter of 2017, substantially on the same terms and conditions as applied to their awards in 2016, including with respect to additional vesting in the event of a termination related to a change in control. As a result of the fact that the SCA RSUs granted to certain of SCA’s directors are expected to vest as a result of the transaction, the value of SCA’s directors’ grants were reduced in 2017. As of the date of the initial filing of the registration statement on Form S-4 of which this document is a part, these awards had not been granted to SCA’s executive officers and directors, and thus these award amounts are not reflected in the disclosure herein.

Treatment of Equity and Equity-Based Awards

Certain SCA directors and executive officers hold one or more of the following equity-based awards: SCA options to purchase shares of SCA common stock (“SCA stock options”), restricted stock units that vest based solely on the holder’s continued service with SCA or one of its subsidiaries (“SCA RSUs”), and restricted shares that are subject to performance-based vesting requirements (“SCA PSAs”), which equity-based awards will be treated as follows in connection with the transactions.

SCA Stock Options

At the effective time of the first merger, by virtue of the first merger, each outstanding SCA stock option, will, without any further action on the part of any holder thereof, be converted into an option to purchase that number of shares of UnitedHealth Group common stock (rounded down to the nearest whole number) equal to the product of (a) the number of shares of SCA common stock subject to such SCA stock option and (b) $57.00 divided by the volume weighted average of the closing sale prices per share of UnitedHealth Group common stock on the NYSE, as reported in the New York City edition of The Wall Street Journal on each of the five full consecutive trading days ending on and including the third business day prior to the final expiration date of the offer (the “equity conversion ratio”) at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the exercise price per share for such option immediately prior to the effective time of the first merger, by (2) the equity conversion ratio. UnitedHealth Group will convert SCA stock options into converted UnitedHealth Group options in such a manner as to ensure that the converted UnitedHealth Group options are not subject to Section 409A of the Code as a result of the assumption and conversion. The converted UnitedHealth Group options will have the same vesting schedule, exercisability terms and other terms and conditions as the corresponding SCA stock options, provided that the period following a change in control during which an individual’s converted UnitedHealth Group options become fully vested in the event of certain terminations of employment shall be extended from two (2) years to four (4) years, and all references to the “Company” in SCA’s equity incentive plan and award agreements will be references to UnitedHealth Group.

SCA RSUs

At the effective time of the first merger, by virtue of the first merger, the SCA RSUs outstanding immediately prior to the effective time of the first merger will be converted into restricted stock units of UnitedHealth Group common stock (“converted RSUs”) equal to the product of (A) the number of shares of SCA common stock subject to such SCA RSUs and (b) the equity conversion ratio, rounded down to the nearest whole number. Any converted RSUs so issued will be subject to the same terms and conditions as were applicable under such SCA RSUs, provided that the period following a change in control during which an individual’s converted RSUs become fully vested in the event of certain terminations of employment shall be extended from two (2) years to four (4) years, and all references to the “Company” in SCA’s equity incentive plan and award agreements will be references to UnitedHealth Group.

Notwithstanding the above, if an SCA RSU is subject to an agreement with an individual holder in effect as of January 7, 2017 that provides that such SCA RSU shall be settled in connection with a change of control involving SCA (without the required occurrence of termination or any other event), such SCA RSU shall be settled in shares of SCA common stock immediately prior to the occurrence of the effective time of the first merger and the holder shall be treated as a shareholder and will receive the transaction consideration in respect thereof. In addition, as further described under “Interests of Certain Persons in the Transactions—Treatment of Equity and Equity-Based Awards—SCA RSUs”, as a result of the transactions described herein, (i) fully vested RSUs held by certain directors of SCA will settle in shares of SCA common stock pursuant to the terms of these awards and (ii) the directors of SCA will cease to be directors of SCA and consequently, any outstanding and unvested SCA RSUs held by them will vest and settle in shares of SCA common stock.

Fully vested SCA RSUs held by Messrs. Hayek, Geiser and Sachs, Ms. Skeete Tatum and Dr. Mansukani will settle in shares of SCA common stock as a result of the transactions described herein, pursuant to the terms of such awards, and Messrs. Hayek, Geiser and Sachs, Ms. Skeete Tatum and Dr. Mansukani will receive the transaction consideration with a pre-tax value of $3,892,644, $418,950, $264,366, $59,223, $188,898 and $418,950 respectively in exchange for such shares of SCA common stock at the effective time of the first merger, upon the same terms and conditions as the other stockholders of SCA.

In addition, in connection with the transactions described herein, the directors of SCA will cease to be directors of SCA and as a result, any outstanding and unvested SCA RSUs held by them will become vested and settled. Messrs. Geiser, Goulet, Hessler and Sachs, Ms. Skeete Tatum and Dr. Mansukani will receive the transaction consideration with a pre-tax value of $180,120, $113,601, $180,120, $183,597, $180,120 and $180,120, respectively, in respect of those shares of SCA common stock. Any SCA RSUs to be granted to the directors of SCA in 2017 prior to, and that remain outstanding and unvested at the time of, the consummation of the transactions contemplated herein will also become vested and settled in connection with the transactions described herein, as noted above.

SCA Performance Share Awards

At the effective time of the first merger, by virtue of the first merger, the SCA PSAs outstanding immediately prior to the effective time of the first merger shall be assumed and converted into that number of UnitedHealth Group performance share awards, rounded down to the nearest whole share (“converted PSAs”) equal to the product of (x) the number of shares of SCA common stock subject to such SCA PSAs, with such number determined as of the closing date of the first merger and (y) the equity conversion ratio. Other than the extension from two (2) years to four (4) years of the period following a change in control during which an individual’s converted PSA becomes fully vested in the event of certain terminations of employment, each converted PSA shall continue to be governed by the same terms and conditions as were applicable to the applicable SCA PSA immediately prior to conversion, including the satisfaction of the performance criteria set forth in the SCA PSA, provided that all references to the “Company” in SCA’s equity incentive plan and award agreements will be references to UnitedHealth Group.

SCA RSUs to Be Settled in Exchange for a Payment

The following table sets forth SCA RSU information related to the payments expected to be made to certain directors and executive officers of SCA in exchange for settlement of certain SCA RSUs, as described above. The amounts listed below are estimates based on (i) an assumed closing date of February 15, 2017, (ii) equity award holdings as of such date and (iii) the per share transaction consideration payable for each share underlying each vested SCA RSU (calculated based on an assumed price per share of UnitedHealth Group common stock of $160.50, based upon a hypothetical closing date of February 15, 2017, reflecting the volume-weighted average of the closing prices for the five business days ending on and including the third business day prior to such hypothetical February 15, 2017 closing date.

Consideration for SCA Shares Received by Executive Officer or Director in respect of the Settlement of Certain SCA RSUs — Default Stock Consideration (1)

Name of Executive Officer or Director	Number of SCA RSUs to be Settled in SCA Shares	Number of Shares of UnitedHealth Group Common Stock Received for SCA Shares in respect of Settling SCA RSUs	Cash Consideration for SCA Shares in respect of Settling SCA RSUs ($)(2)	Total Value Received for SCA Shares in respect of Settling SCA RSUs ($)(3)
Andrew P. Hayek	68,292	19,402	$778,623	$3,892,644
Thomas C. Geiser	10,510	2,986	$119,817	$599,070
Kenneth R. Goulet	1,993	566	$22,758	$113,601
Frederick A. Hessler	7,798	2,215	$88,978.50	$444,486
Sharad Mansukani	10,510	2,986	$119,817	$599,070
Jeffrey K. Rhodes	—	—	—	—
Michael A. Sachs	4,260	1,210	$48,615	$242,820
Todd B. Sisitsky	—	—	—	—
Lisa Skeete Tatum	6,474	1,839	$73,858.50	$369,018
Joseph T. Clark	—	—	—	—
Tom W.F. De Weerdt	—	—	—	—
Michael A. Rucker	—	—	—	—
Richard L. Sharff, Jr.	—	—	—	—

(1)	The table sets forth the approximate number of shares of UnitedHealth Group common stock and the value of the pre-tax cash payments, if any, that each director and executive officer of SCA would receive in exchange for his or her SCA shares received in respect of the settlement of certain SCA RSUs, as described above, in the offer if they were to tender such SCA shares, assuming UnitedHealth Group does not elect to decrease the stock consideration pursuant to the merger agreement.
(2)	Includes cash for fractional shares of UnitedHealth Group common stock, calculated based on an assumed UnitedHealth Group trading price of $160.50 (which is the volume weighted average of the closing sale prices per share of UnitedHealth Group common stock on the New York Stock Exchange on each of the five full consecutive trading days ending on and including the third business day prior to the hypothetical closing date of February 15, 2017).
(3)	Includes the aggregate value of the UnitedHealth Group common stock to be exchanged for SCA shares received in respect of the settlement of certain SCA RSUs, as described above.

SCA Stock Options, SCA RSUs and SCA PSAs to Be Converted or Assumed in the First Merger

For purposes of this Section, it is assumed that each executive officer’s employment with SCA will continue after the first merger and that, accordingly, the executive’s equity awards that are outstanding and unvested at the effective time of the first merger will be assumed and converted into UnitedHealth Group equity awards as described above. The following table sets forth SCA stock option, SCA RSU and SCA PSA ownership information with regard to equity awards held by directors and executive officers that are not expected to be settled and paid out at the effective time of the first merger. The amounts listed below are estimates based on (i) an assumed closing date of February 15, 2017, and (ii) equity award holdings as of such date. However, the actual number of SCA stock options, SCA RSUs or SCA PSAs to be converted into converted UnitedHealth Group options, converted RSUs and converted PSAs, respectively, will depend on the number of outstanding SCA stock options, SCA RSUs and SCA PSAs held by such individuals that remain outstanding on the actual closing date of the first merger. As described above, the outstanding SCA stock options, SCA RSUs and SCA PSAs will be converted at the effective time of the first merger into converted UnitedHealth Group options, converted RSUs and converted PSAs, respectively, based on the formulas described above. The table below reflects the SCA shares subject to such awards as of February 15, 2017 as well as the converted UnitedHealth Group awards (with SCA PSAs presented based on the target number of SCA shares subject to the award).

Name of Executive Officer or Director	Number of SCA Shares Subject to SCA Stock Options (#)	Number of Shares of UnitedHealth Group Common Stock Subject to UnitedHealth Group Stock Options Received for SCA Stock Options (#)(1)	Total Value of SCA Stock Options ($)	Number of SCA Shares Subject to SCA RSUs and PSAs (#)(3)	Number of Shares of UnitedHealth Group Common Stock Subject to UnitedHealth Group RSUs Received for SCA RSUs and PSAs (#)(1)(2)	Total Value of SCA RSUs and PSAs ($)
Andrew P. Hayek	572,724	203,397	$20,930,236.53	216,689	76,954	$12,351,273
Thomas C. Geiser	20,661	7,337	$937,559.70	10,510	—	$599,070
Kenneth R. Goulet	—	—	—	1,993	—	$113,601
Frederick A. Hessler	—	—	—	7,798	—	$444,486
Sharad Mansukani	9,921	3,523	$445,452.90	10,510	—	$599,070
Jeffrey K. Rhodes	—	—	—	—	—	—
Michael A. Sachs	—	—	—	4,260	—	$242,820
Todd B. Sisitsky	—	—	—	—	—	—
Lisa Skeete Tatum	—	—	—	6,474	—	$369,018
Joseph T. Clark	148,129	52,606	$5,026,183.45	43,303	15,378	$2,468,271
Tom W.F. De Weerdt	13,792	4,898	$217,224	30,083	10,683	$1,714,731
Michael A. Rucker	301,107	106,935	$11,490,507.51	53,570	19,024	$3,053,490
Richard L. Sharff, Jr.	99,377	35,292	$3,324,795.79	30,312	10,765	$1,727,784

(1)	These awards are being assumed as a result of the contemplated transaction and will remain outstanding, on their original terms (including with respect to vesting and forfeiture), except that the shares underlying the awards will be shares of UnitedHealth Group common stock, adjusted by the equity conversion ratio, and the double-trigger protection period has been extended from 2 years to 4 years.
(2)	As described above, outstanding SCA RSUs held by the SCA directors will vest and be settled in SCA shares as a result of the transaction, immediately prior to the effective time of the first merger. As a result, these awards will not be assumed, and the directors will receive the transaction consideration in respect of those SCA shares.
(3)	The SCA PSAs are reported based on the target number of performance shares subject to the award. The award will be settled with respect to a range between 0% and 120% of the target number of performance shares granted based on a determination of SCA’s attainment of its Adjusted EBITDA-NCI target in 2018 and system-wide operating revenues target (as defined in the award agreement) in 2018.

Treatment of Teammate Stock Purchase Plan

Following the date of the merger agreement, SCA will take all actions necessary to ensure that no offering period under the SCA Teammate Stock Purchase Plan (the “TSPP”) will be authorized or commenced on or after the date of the merger agreement, except for the six-month offering period under the TSPP that commenced on January 1, 2017. If the first merger occurs prior to the end of the offering period in effect on the date of the merger agreement, each individual participating in such offering period shall receive notice of the transactions contemplated by the merger agreement and shall have an opportunity to terminate his or her outstanding purchase rights under the TSPP, and such offering period shall end prior to the date of the first merger. Each TSPP participant’s accumulated contributions under the TSPP shall be used to purchase shares of SCA common stock in accordance with the TSPP as of the end of the offering period, and any remaining accumulated but unused payroll deductions shall be distributed to the relevant participants without interest as promptly as practicable. SCA will terminate the TSPP and all rights under it prior to the date of the first merger.

Agreements or Arrangements with Executive Officers and Directors of SCA

Certain of SCA’s executive officers and directors may have financial interests in the transactions that may be different from, or in addition to, the interests of SCA’s stockholders generally. The SCA board was aware of these potentially differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and in reaching its decision to approve the merger agreement and the transactions.

Consideration for Shares Tendered Pursuant to the Offer

If the directors and executive officers of SCA who own shares tender their shares for exchange pursuant to the offer, or if their shares are converted into the right to receive the transaction consideration pursuant to the merger agreement, they will receive the same transaction consideration on the same terms and conditions as the other stockholders of SCA. As of February 15, 2017, the directors and executive officers of SCA and their affiliates beneficially owned in the aggregate 227,556 shares, which for purposes of this subsection excludes shares issuable upon exercise or settlement of outstanding SCA stock options and shares issuable upon settlement of outstanding SCA RSUs and SCA PSAs. For a description of the treatment of SCA stock options, SCA RSUs and SCA PSAs held by the directors and executive officers of SCA, see above under the heading “Treatment of Equity and Equity-Based Awards.”

The following table sets forth, as of February 15, 2017, the consideration that each executive officer and director and his or her affiliates would be entitled to receive in respect of outstanding shares beneficially owned by him, her or it (excluding shares underlying SCA stock options, SCA RSUs and SCA PSAs), assuming such individual or his or her affiliate were to tender all of his, her or its outstanding shares pursuant to the offer and those shares were accepted for exchange and exchanged by the Offeror, and/or all such shares were converted into the right to receive the transaction consideration by virtue of the first merger. The information in the table is based on a price per share of UnitedHealth Group common stock of $160.50, based upon a hypothetical closing date of February 15, 2017, reflecting the volume-weighted average of the closing prices for the five business days ending on and including the third business day prior to such hypothetical February 15, 2017 closing date. The amounts set forth in the table below are as calculated before any taxes that may be due on such amounts have been paid.

Consideration for SCA Shares Received by Executive Officer or Director — Default Stock Consideration (1)

Name of Executive Officer or Director	Number of Shares Owned	Number of Shares of UnitedHealth Group Common Stock Received for Shares Owned	Cash Consideration for Shares Owned ($)(2)	Total Value Received for Shares Owned ($)(3)
Andrew P. Hayek	67,656	19,221	$771,421.50	$3,856,392
Thomas C. Geiser	69,783	19,826	$795,558	$3,977,631
Kenneth R. Goulet	—	—	—	—
Frederick A. Hessler	15,000	4,261	$171,109.50	$855,000
Sharad Mansukani	—	—	—	—
Jeffrey K. Rhodes	—	—	—	—
Michael A. Sachs	—	—	—	—
Todd B. Sisitsky	—	—	—	—
Lisa Skeete Tatum	—	—	—	—
Joseph T. Clark	15,880	4,511	$181,144.50	$905,160
Tom W.F. De Weerdt	5,772	1,639	$65,944.50	$329,004
Michael A. Rucker	41,265	11,723	$470,563.50	$2,352,105
Richard L. Sharff, Jr.	9,076	2,578	$103,563	$517,332

(1)

The table sets forth the approximate number of shares of UnitedHealth Group common stock and the value of the pre-tax cash payments, if any, that each director and executive officer of SCA would receive in exchange for his or her SCA shares in the offer if they were to tender their SCA shares, assuming UnitedHealth Group does not elect to decrease the applicable stock consideration pursuant to the merger agreement.
(2)	Includes cash for fractional shares of UnitedHealth Group common stock, calculated based on an assumed UnitedHealth Group trading price of $160.50 (which is the volume weighted average of the closing sale prices per share of UnitedHealth Group common stock on the New York Stock Exchange on each of the five full consecutive trading days ending on and including the third business day prior to the hypothetical closing date of February 15, 2017).
(3)	Includes the aggregate value of the UnitedHealth Group common stock to be exchanged for SCA shares owned.

Effect of the Mergers on Employee Benefits

The merger agreement provides that for a period of twelve (12) months following the effective time of the first merger, and subject to the applicable law of each jurisdiction where employees are located, UnitedHealth Group will provide certain employees of SCA or its subsidiaries (the “SCA employees”) with (x) a base salary or base wage, bonus and incentive opportunities (excluding any equity based compensation awards, the TSPP, and any retention bonuses or special one-time payments) no less favorable than those provided to such SCA employees immediately prior to the effective time of the first merger, and (y) employee benefits including retirement and welfare benefits (excluding equity based compensation awards and the TSPP) that are, in the aggregate, no less favorable than those provided to the SCA employees immediately prior to the effective time of the first merger or, in UnitedHealth Group’s discretion, are substantially comparable to those made available to similarly situated employees of UnitedHealth Group and its subsidiaries.

Following the effective time of the first merger, UnitedHealth Group will, or will cause the surviving company to, cause any employee benefit plans sponsored or maintained by UnitedHealth Group or the surviving company or any of their subsidiaries in which SCA employees are eligible to participate following the closing date to waive any pre-existing condition limitations, actively-at-work requirements and eligibility waiting periods under any welfare plans of UnitedHealth Group or its subsidiaries (subject to certain exceptions in the case of supplemental life insurance) and give SCA employees credit for their years of service with SCA and its subsidiaries before the effective time of the first merger for purposes of determining eligibility to participate, level of benefits, benefit accrual and vesting under any employee benefit plan, policy or arrangement maintained by UnitedHealth Group or any of its subsidiaries following the effective time and in which the employees of SCA participate (except for any employee benefit plans that are frozen or grandfathered, for purposes of qualifying for any subsidized early retirement benefits, for benefit accrual under any defined benefit pension plans, or to the extent necessary to avoid duplication of benefits). In addition, UnitedHealth Group and its subsidiaries will assume and honor in accordance with their terms, including any right to amend or terminate, all existing employment and severance agreements with any officer, director, or employee of SCA and its subsidiaries (excluding agreements with any officers, directors or employees that primarily work at a (i) facility entity or (ii) a provider of health care services). The merger agreement provides that UnitedHealth Group may request that SCA, not less than 10 days prior to the anticipated effective time of the first merger, terminate its 401(k) plan, effective as of the day prior to the effective time of the first merger.

Other Arrangements with Executive Officers

Employment Agreements

SCA is a party to employment agreements (the “Employment Agreements”) with each of its current named executive officers, consisting of:

•	Andrew Hayek, Chairman, President and Chief Executive Officer of SCA;

•	Tom De Weerdt, Executive Vice President and Chief Financial Officer of SCA;

•	Michael Rucker, Executive Vice President and Chief Operating Officer of SCA;

•	Joseph Clark, Executive Vice President and Chief Development Officer of SCA; and

•	Richard Sharff, Jr., Executive Vice President, General Counsel and Corporate Secretary of SCA.

Under the Employment Agreements, in the event that SCA terminates the respective executive officer’s employment without cause or delivers a notice of non-renewal, or in the event that the executive terminates his or her employment for good reason, in each case within 3 months before or 24 months after a change in control of SCA, the executive would be entitled to receive (i) a lump sum cash payment equal to 1.5 times (two times in the case of Mr. Hayek) the sum of the executive’s then-current annual base salary and his target annual bonus, (ii) health insurance benefits for 18 months following the date of termination of employment or until he becomes re-employed with another employer and is eligible to receive health insurance benefits under another employer-provided plan, whichever is earlier, and (iii) a pro rata portion of his annual bonus for the year of termination based on the achievement of applicable performance objectives, payable in a lump sum at the same time as the annual bonuses are otherwise paid. For these purposes, the terms “cause,” “good reason” and “change in control” are defined in the Employment Agreements. The transactions will constitute a “change in control” for purposes of these agreements.

In each case, the executive’s right to receive severance benefits under the Employment Agreement is subject to the executive’s executing a release of claims in favor of SCA and such release becoming effective, and compliance with restrictive covenants. The executives are not entitled to any tax gross-up payments from SCA. Instead, should any benefits payable to the executive in connection with a change in control of SCA be subject to the excise tax imposed under Section 4999 of the Code, the executive will be entitled to either payment of the benefits in full (but no gross-up payment) or a reduction in the benefits to the extent necessary to avoid triggering the excise tax, whichever would result in the executive receiving the greater benefit on an after-tax basis.

On January 6, 2017, Mr. Clark entered into an amendment to his employment agreement with SCA, contingent on, and effective as of, the consummation of the transactions. The amendment provides that the term of the employment agreement will be extended until June 30, 2020. It further provides that Mr. Clark will remain a full-time employee until June 30, 2017, and commencing on July 1, 2017, Mr. Clark will reduce his time commitment to 75% of full-time employment, and each July 1 thereafter reduce his time commitment to 50% and 25% of full-time employment, respectively, with commensurate reductions to his salary. Pursuant to the amendment, (i) Mr. Clark will waive any occurrence of good reason resulting from a change in his duties, responsibilities or positions as a result of the consummation of the transactions, (ii) a relocation of his work location will no longer trigger “good reason”, and (iii) no future equity incentive awards will be made to Mr. Clark following the equity incentive award made by SCA in 2017 (which will have a grant value of $1,000,000).

Executive Officer Arrangements Following the Transactions

As of the date of this document, three of SCA’s named executive officers have entered into employment agreements with UnitedHealth Group regarding their continued service with UnitedHealth Group after the effective time of the mergers, which are contingent on, and shall become effective as of, the consummation of the transactions.

Agreement with Mr. Hayek

The agreement with UnitedHealth Group provides that Mr. Hayek will serve as Chief Executive Officer of SCA. He will receive an annual base salary of $820,000, will be eligible for an annual target bonus of 120% of annual base salary and will be awarded an initial equity award with a value of $4,500,000. In addition, management will recommend an equity award for the 2018 plan year in the amount of $4,500,000. In the event Mr. Hayek’s employment is terminated by UnitedHealth Group without cause (as defined in the employment agreement) or by Mr. Hayek for good reason (as defined in the employment agreement), in addition to receiving any accrued benefits, he will be entitled to: (i) two times his annualized base salary in effect as of the effective date of termination, (ii) any bonus or incentive compensation paid for the two most recent calendar years (excluding equity-related awards, payments under any long-term or similar benefit plan or any other special or one-time bonus or incentive compensation payments), or, if termination occurs within two years of the effective date of the agreement, two times his target bonus, (iii) a $12,000 lump sum payment, to offset costs of COBRA, to be paid within 60 days following termination, (iv) accrued but unused vacation, payable in a lump sum, (v) outplacement services through a firm selected by, and in an amount determined by, UnitedHealth Group, and (vi) if the termination occurs within two years of the effective date of the agreement, a pro rata bonus for the year of termination based on the amount paid or payable to him for the most recent calendar year (or if termination occurs within one year of the effective date of the agreement, his target bonus). The employment agreement also contains confidentiality and non-disparagement provisions, and non-competition and non-solicitation covenants that survive for two years following Mr. Hayek’s termination.

Agreement with Mr. Rucker

The agreement with UnitedHealth Group provides that Mr. Rucker will serve as Executive Vice President and Chief Operating Officer of SCA. He will receive an annual base salary of $476,625, will be eligible for an annual target bonus of 77.5% of annual base salary and will be awarded an initial equity award with a value of $1,250,000. In addition, management will recommend an equity award for the 2018 plan year in the amount of $1,250,000. If Mr. Rucker’s employment is terminated by UnitedHealth Group without cause (as defined in the employment agreement) or by Mr. Rucker for good reason (as defined in the employment agreement), in addition to receiving any accrued benefits, he will be entitled to: (i) an amount equal to 18 months of annualized base salary, (ii) pro rata bonus for the year of termination based on the amount paid or payable to him for the most recent calendar year, (iii) a $12,000 lump sum payment, to offset costs of COBRA, to be paid within 60 days following termination, (iv) accrued but unused vacation, payable in a lump sum, (v) outplacement services through a firm selected by, and in an amount determined by, UnitedHealth Group, and (vi) if the termination occurs within two years of the effective date of the agreement, an amount equal to 1.5 times his target bonus. The employment agreement also contains confidentiality and non-disparagement provisions, and non-competition and non-solicitation covenants that survive for 18 months following Mr. Rucker’s termination.

Agreement with Mr. Sharff

The agreement with UnitedHealth Group provides that Mr. Sharff will serve as Executive Vice President, Corporate Secretary and General Counsel of SCA. He will receive an annual base salary of $435,625, will be eligible for an annual target bonus of 65% of annual base salary and will be awarded an initial equity award with a value of $700,000. In addition, management will recommend an equity award for the 2018 plan year in the amount of $700,000. If Mr. Sharff’s employment is terminated by UnitedHealth Group without cause (as defined in the employment agreement) or by Mr. Sharff for good reason (as defined in the employment agreement), in addition to receiving any accrued benefits, he will be entitled to: (i) an amount equal to 18 months of annualized base salary, (ii) pro rata bonus for the year of termination based on the amount paid or payable to him for the most recent calendar year, (iii) a $12,000 lump sum payment, to offset costs of COBRA, to be paid within 60 days following termination, (iv) accrued but unused vacation, payable in a lump sum, (v) outplacement services through a firm selected by, and in an amount determined by, UnitedHealth Group, and (vi) if the termination occurs within two years of the effective date of the agreement, an amount equal to 1.5 times his target bonus. The employment agreement also contains confidentiality and non-disparagement provisions, and non-competition and non-solicitation covenants that survive for 18 months following Mr. Sharff’s termination.

In addition to the foregoing provisions, each of the employment agreements with UnitedHealth Group provide that the executives will be eligible to participate in UnitedHealth Group’s, or SCA’s, welfare, retirement, and stock incentive plans. Each of the agreements conditions the receipt of any severance benefits on the executive’s timely entering into and not revoking UnitedHealth Group’s standard separation agreement and release of claims.

Certain Relationships With SCA

Neither UnitedHealth Group nor the Offeror has effected any transaction in securities of SCA in the past 60 days. To the best of UnitedHealth Group’s and the Offeror’s knowledge, after reasonable inquiry, none of the persons listed on Annex D hereto, nor any of their respective associates or majority-owned subsidiaries, beneficially owns or has the right to acquire any securities of SCA or has effected any transaction in securities of SCA during the past 60 days.

Source and Amount of Funds

UnitedHealth Group anticipates that the funds needed to complete the offer and the first merger will be derived from available cash on hand. UnitedHealth Group’s obligation to consummate the offer and the first merger is not conditioned upon any financing arrangements or contingencies. UnitedHealth Group estimates that it will need approximately $484.5 million in cash in the case of the default cash consideration and up to $1,187.0 million in cash in the case of an election to increase the applicable cash consideration to the maximum amount allowed under the merger agreement in order to consummate the offer and the first merger.

UnitedHealth Group intends to repay the amounts, if any, outstanding under SCA’s existing credit facility, and pay related fees and expenses associated therewith with cash on hand. Letters of credit under SCA’s existing credit facility will be assigned to UnitedHealth Group.

Fees and Expenses

UnitedHealth Group has retained D. F. King & Co., Inc. as information agent in connection with the offer and the first merger. The information agent may contact holders of shares by mail, email, telephone, facsimile or personal interview and may request brokers, dealers, commercial banks and trust companies and other nominees to forward material relating to the offer and the first merger to beneficial owners of shares. UnitedHealth Group will pay the information agent reasonable and customary compensation for its services in connection with the offer, will reimburse the information agent for its reasonable out-of-pocket expenses and will indemnify the information agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

In addition, UnitedHealth Group has retained Wells Fargo Bank, N.A. as exchange agent in connection with the offer and the first merger. UnitedHealth Group will pay the exchange agent reasonable and customary compensation for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

UnitedHealth Group will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding materials related to the offer and the first merger to their customers. Except as set forth above, neither UnitedHealth Group nor the Offeror will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer.

Accounting Treatment

In accordance with GAAP, UnitedHealth Group will account for the acquisition of shares in the offer and the first merger under the acquisition method of accounting for business combinations.

Stock Exchange Listing

Shares of UnitedHealth Group common stock are listed on the NYSE under the symbol “UNH.” UnitedHealth Group intends to submit a supplemental listing application to list on the NYSE the shares of

UnitedHealth Group common stock that UnitedHealth Group will issue in the offer and the first merger as part of the transaction consideration. Approval of such listing is a condition to completion of the offer and the first merger.

Resale of UnitedHealth Group Common Stock

All UnitedHealth Group common stock received by SCA stockholders as consideration in the offer and the first merger will be freely tradable for purposes of the Securities Act, except for UnitedHealth Group common stock received by any person who is deemed an “affiliate” of UnitedHealth Group at the time of the closing of the first merger. UnitedHealth Group common stock held by an affiliate of UnitedHealth Group may be resold or otherwise transferred without registration in compliance with the volume limitations, manner of sale requirements, notice requirements and other requirements under Rule 144 or as otherwise permitted under the Securities Act. This document does not cover resales of UnitedHealth Group common stock received upon completion of the offer or the first merger by any person, and no person is authorized to make any use of this document in connection with any resale.

EXCHANGE OFFER PROCEDURES

Distribution of Offering Materials

This document, the related letter of transmittal and other relevant materials is being delivered to record holders of shares of SCA common stock and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on SCA’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, so that they can in turn send these materials to beneficial owners of shares of SCA common stock.

Expiration of the Offer

The offer is scheduled to expire at 12:01 a.m., New York City time, on Friday, March 24, 2017, which is the “expiration date,” unless terminated or extended. “Expiration date” means Friday, March 24, 2017 unless and until the Offeror has extended or re-extended the period during which the offer is open, subject to the terms and conditions of the merger agreement, in which event the term “expiration date” means the subsequent time and date at which the offer, as so extended or re-extended by the Offeror, will expire.

Extension, Termination and Amendment of Offer

Subject to the provisions of the merger agreement, and unless the offer or the merger agreement is terminated in accordance with its terms, (1) the Offeror must (and UnitedHealth Group must cause the Offeror to) extend the expiration date for any period required by the U.S. federal securities laws and rules and regulations of the SEC and its staff or of Nasdaq applicable to the offer (but in no event will the Offeror be required to extend the offer past July 7, 2017 (the “end date”)), and (2) if the offer conditions are not satisfied at any scheduled expiration date, the Offeror may (and must, if requested by SCA) extend the offer and the expiration date to a date that is not more than 10 business days after the previously scheduled expiration date. If, as of any expiration date, the HSR clearance condition or the minimum tender condition have not been satisfied, and if the Offeror elects to, or if SCA requests that the Offeror extend the offer and the expiration date, the Offeror will extend the offer and the then-scheduled expiration date to a date that is not more than 20 business days after the then-scheduled expiration date (but which may in no event be later than the end date). However, in no event will the Offeror be required to (and the Offeror will not, if requested by SCA) extend the offer and the expiration date to a date that is after the later of (i) 30 calendar days following the satisfaction of each of the conditions related to HSR clearance, effectiveness of the registration statement on Form S-4 of which this document is a part, the approval for listing of the UnitedHealth Group shares to be issued in the offer and the first merger on the NYSE and required health care regulatory consents, and (ii) May 7, 2017.

If the merger agreement is terminated, the Offeror will promptly terminate the offer.

If the Offeror does not accept any tendered SCA shares for exchange pursuant to the terms and conditions of the offer for any reason, including as a result of termination of the offer, the Offeror will cause to be returned such unexchanged shares without expense to the tendering stockholder or, in the case of shares tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company (“DTC”), the shares to be returned will be credited to an account maintained with DTC following any such termination of the offer.

Other than as described above, the Offeror may not extend, terminate or withdraw the offer without the prior written consent of SCA. Any decision to extend, terminate or withdraw the offer will be made public by a press release or otherwise by a public announcement.

The Offeror expressly reserves the right to waive any offer condition or modify the terms of the offer, including increasing the transaction consideration payable in the offer. However, without the prior written consent of SCA, the Offeror may not (and UnitedHealth Group will not permit the Offeror to): (1) reduce the number of shares of SCA common stock subject to the offer, (2) reduce the transaction consideration to be paid in the offer, (3) change the form of consideration payable in the offer, other than the election of UnitedHealth Group to increase the applicable cash consideration and proportionally decrease the applicable stock consideration in accordance with the terms of the merger agreement, (4) waive, amend or modify the minimum tender condition or the conditions relating to HSR clearance, the effectiveness of the registration statement on Form S-4 of which this document is a part, the approval for listing of the UnitedHealth Group shares to be issued in the offer and the first merger on the NYSE, there being no legal prohibitions against the offer or the mergers, and the receipt of tax opinions (provided that UnitedHealth Group will (and will cause the Offeror to) waive the tax opinions conditions upon SCA’s written request), (5) add any condition to the offer other than those described in “The Merger Agreement — Conditions to the Offer,” (6) amend, modify or supplement any offer condition or, except as otherwise expressly permitted by the merger agreement, any other term of the offer, in each case, in any manner adverse to the holders of SCA common stock, (7) except as otherwise expressly required or permitted under the merger agreement, terminate or extend the offer, or (8) provide any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act.

In the case of any extension, delay, termination, waiver or amendment of the offer, the Offeror will promptly make a public announcement thereof, which, in the case of an extension, will be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release or making a public announcement.

If the Offeror materially changes the terms of the offer, including following an election by UnitedHealth Group to increase the applicable cash consideration and proportionally decrease the applicable stock consideration, or the information concerning the offer, or if the Offeror waives a material condition of the offer, the Offeror will extend the offer to the extent legally required under the Exchange Act.

For purposes of the offer, a “business day” is calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act.

The parties do not anticipate making any subsequent offering period available after the offer.

Exchange of Shares

UnitedHealth Group has retained Wells Fargo Bank, N.A. as the depositary and exchange agent (the “exchange agent”) to handle the exchange of shares for the transaction consideration in both the offer and the first merger.

Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for exchange promptly after the expiration date, and will thereafter promptly exchange the transaction consideration for, shares of SCA common stock validly tendered in the offer and not properly withdrawn. In all cases, a SCA stockholder will receive consideration for tendered SCA shares only after timely receipt by the exchange agent of a confirmation of a book-entry transfer of those shares, a properly completed and duly executed letter of transmittal or an agent’s message in connection with a book-entry transfer (as described below), as applicable, and any other documents as may customarily be required by the exchange agent.

For purposes of the offer, the Offeror will be deemed to have accepted for exchange shares validly tendered and not properly withdrawn if and when it notifies the exchange agent of its acceptance of those shares pursuant to the offer. The exchange agent will deliver to the applicable SCA stockholders any cash and shares of UnitedHealth Group common stock issuable in exchange for shares validly tendered and accepted pursuant to the offer promptly after receipt of such notice informing it of the Offeror’s acceptance. The exchange agent will act as the agent for tendering SCA stockholders for the purpose of receiving cash and UnitedHealth Group shares from the Offeror and transmitting such cash and stock to the tendering SCA stockholders. SCA stockholders will not receive any interest on any cash that the Offeror pays in the offer, even if there is a delay in making the exchange.

Without the prior written consent of SCA, the Offeror shall not accept for payment or pay for any SCA shares if, as a result, the Offeror would acquire less than the number of shares required to satisfy the minimum tender condition to the offer.

If the Offeror does not accept any tendered SCA shares for exchange pursuant to the terms and conditions of the offer for any reason, the Offeror will cause to be returned such unexchanged shares without expense to the tendering stockholder or, in the case of shares tendered by book-entry transfer into the exchange agent’s account at DTC, the shares to be returned will be credited to an account maintained with DTC following expiration or termination of the offer.

Withdrawal Rights

SCA stockholders may withdraw tendered shares of SCA common stock at any time until the expiration time on the expiration date (as the same may be extended) or if the Offeror fails to promptly accept and pay for such tendered shares.

For the withdrawal of shares to be effective, the exchange agent must receive a written notice of withdrawal from the SCA stockholder at one of the addresses set forth elsewhere in this document, prior to the expiration time on the expiration date. The notice must include the SCA stockholder’s name, address, social security number, the number of shares to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those shares, and any other information required pursuant to the offer or the procedures of DTC, if applicable.

A financial institution must guarantee all signatures on the notice of withdrawal, unless the shares to be withdrawn were tendered for the account of an eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide signature guarantees. An “eligible institution” is a financial institution that is a participant in the Securities Transfer Agents Medallion Program.

If shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

The Offeror will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, and its decision will be final and binding, provided that applicable securityholders may challenge any such determination in a court of competent jurisdiction. None of the Offeror, UnitedHealth Group, SCA, the exchange agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or will incur any liability for failure to give any such notification. Any shares properly withdrawn will be deemed not to have been validly tendered for purposes of the offer. However, a SCA stockholder may re-tender withdrawn shares by following the applicable procedures discussed under the section “— Procedures for Tendering” at any time prior to the expiration date.

Procedures for Tendering

To validly tender shares of SCA common stock held of record, SCA stockholders must:

•	if such shares are held in book entry form directly with SCA via the direct registration system, deliver a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents, if applicable, for tendered SCA shares to the exchange agent for the offer, at its address set forth elsewhere in this document, all of which must be received by the exchange agent prior to the expiration date; or

•	if such shares are in electronic book-entry form, deliver an agent’s message in connection with a book-entry transfer, and any other required documents, to the exchange agent at its address set forth elsewhere in this document and follow the other procedures for book-entry tender set forth herein, all of which must be received by the exchange agent prior to the expiration date.

If shares of SCA common stock are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), those shares may be tendered by the nominee holding such shares by book-entry transfer through DTC. To validly tender such shares held in street name, SCA stockholders should instruct such nominee to do so prior to the expiration date.

The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that the Offeror may enforce that agreement against such participant.

The exchange agent has established an account with respect to the shares at DTC in connection with the offer, and any financial institution that is a participant in DTC may make book-entry delivery of shares by causing DTC to transfer such shares prior to the expiration date into the exchange agent’s account in accordance with DTC’s procedure for such transfer. However, although delivery of shares may be effected through book-entry transfer at DTC, the letter of transmittal with any required signature guarantees, or an agent’s message in lieu thereof, along with any other required documents, must, in any case, be received by the exchange agent at one of its addresses set forth elsewhere in this document prior to the expiration date. The Offeror cannot assure SCA stockholders that book-entry delivery of shares will be available. The Offeror is not providing for guaranteed delivery procedures and therefore SCA stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. Tendered shares received by the exchange agent after the expiration date will be disregarded and of no effect.

Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which shares are tendered either by a registered holder of shares who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal or for the account of an eligible institution.

The method of delivery of SCA shares and all other required documents, including delivery through DTC, is at the option and risk of the tendering SCA stockholder, and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, the Offeror recommends registered mail with return receipt requested and properly insured. In all cases, SCA stockholders should allow sufficient time to ensure timely delivery.

To prevent U.S. federal backup withholding, each SCA stockholder that is a “United States person” (within the meaning of the U.S. Internal Revenue Code, as amended (the “Code”)) must provide the exchange agent with its correct taxpayer identification number and certify that it is not subject to backup withholding by completing the Internal Revenue Service (“IRS”) Form W-9 included with the letter of transmittal. Certain stockholders (including, among others, certain foreign persons) are not subject to these backup withholding requirements. In order for a foreign person to qualify as an exempt recipient for purposes of U.S. backup withholding, the stockholder must submit an IRS Form W-8BEN, or other applicable IRS Form W-8, signed under penalties of perjury, attesting to such person’s exempt status. In addition, foreign persons may be subject to U.S. federal withholding tax with respect to cash received pursuant to the offer. For more information, see “Tax Withholding” in the instructions to the accompanying letter of transmittal.

The tender of shares pursuant to any of the procedures described above will constitute a binding agreement between the Offeror and the tendering SCA stockholder upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment).

No Guaranteed Delivery

The Offeror is not providing for guaranteed delivery procedures, and therefore SCA stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. SCA stockholders must tender their SCA shares in accordance with the procedures set forth in this document. In all cases, the Offeror will exchange shares tendered and accepted for exchange pursuant to the offer only after timely receipt by the exchange agent of shares (or timely confirmation of a book-entry transfer of such shares into the exchange agent’s account at DTC as described elsewhere in this document), a properly completed and duly executed letter of transmittal (or an agent’s message in connection with a book-entry transfer) and any other required documents.

Grant of Proxy

By executing a letter of transmittal or an agent’s message in lieu thereof, an SCA stockholder will irrevocably appoint the Offeror’s designees as such SCA stockholder’s attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to its shares tendered and accepted for exchange by the Offeror and with respect to any and all other shares and other securities issued or issuable in respect of those shares on or after the expiration date. That appointment is effective, and voting rights will be effected, when and only to the extent that the Offeror accepts tendered SCA shares for exchange pursuant to the offer and deposits with the exchange agent the transaction consideration for such shares. All such proxies will be considered coupled with an interest in the tendered shares and therefore will not be revocable. Upon the effectiveness of such appointment, all prior proxies that the SCA stockholder has given will be revoked, and such stockholder may not give any subsequent proxies (and, if given, they will not be deemed effective). The Offeror’s designees will, with respect to the shares for which the appointment is effective, be empowered, among other things, to exercise all of such stockholder’s voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of SCA’s stockholders or otherwise.

The Offeror reserves the right, prior to the expiration of the offer, to require that, in order for shares to be deemed validly tendered, immediately upon the exchange of such shares, the Offeror must be able to exercise full voting rights with respect to such shares. However, prior to acceptance for exchange by the Offeror in accordance with terms of the offer, the appointment will not be effective, and the Offeror will have no voting rights as a result of the tender of shares until such acceptance.

Fees and Commissions

Tendering registered SCA stockholders who tender shares directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. Tendering SCA stockholders who hold SCA shares through a broker, dealer, commercial bank, trust company or other nominee should consult that institution as to whether or not such institution will charge the stockholder any service fees in connection with tendering shares pursuant to the offer. Except as set forth in the instructions to the letter of transmittal, transfer taxes on the exchange of shares pursuant to the offer will be paid by the Offeror.

Matters Concerning Validity and Eligibility

The Offeror will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares, in its sole discretion, and its determination will be final and binding, provided that applicable securityholders may challenge any such determination in a court of competent jurisdiction. The Offeror reserves the absolute right to reject any and all tenders of shares that it determines are not in the proper form or the acceptance of or exchange for which may be unlawful. The Offeror also reserves the absolute right, subject to applicable laws, to waive any defect or irregularity in the tender of any shares. No tender of shares will be deemed to have been validly made until all defects and irregularities in tenders of such shares have been cured or waived. None of the Offeror, UnitedHealth Group, SCA, the exchange agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares or will incur any liability for failure to give any such notification. Subject to any rights of SCA under the merger agreement, the Offeror’s interpretation of the terms and conditions of the offer (including the letter of transmittal and instructions thereto) will be final and binding, provided that applicable securityholders may challenge any such determination in a court of competent jurisdiction.

SCA stockholders who have any questions about the procedure for tendering shares in the offer should contact the information agent, D. F. King, toll-free at (800) 431-9645 or at the address set forth elsewhere in this document.

Announcement of Results of the Offer

UnitedHealth Group will announce the final results of the offer, including whether all of the conditions to the offer have been satisfied or, to the extent permitted, waived and whether the Offeror will accept the tendered shares of SCA common stock for exchange, as promptly as practicable following the expiration date. The announcement will be made by a press release in accordance with applicable securities laws and stock exchange requirements.

No Stockholder Approval

If the offer is consummated, UnitedHealth Group is not required to and will not seek the approval of SCA’s remaining public stockholders before effecting the first merger. Section 251(h) of the DGCL provides that following the consummation of a successful tender offer for the outstanding shares of voting stock of a corporation whose shares are listed on a national securities exchange, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class or series of stock of the target corporation that would otherwise be required to adopt a merger agreement providing for the merger of the target corporation, and as soon as practicable thereafter each outstanding share of each class or series of stock of the target corporation subject to, but not tendered in, the tender offer is subsequently converted by virtue of such a merger into, or into the right to receive, the same amount and kind of consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect such a merger without the vote of the stockholders of the target corporation. If the offer is completed, it will mean that the minimum tender condition has been satisfied, and if the minimum tender condition has been satisfied, it will mean that the first merger may be consummated pursuant to Section 251(h) of the DGCL. Accordingly, if the offer is completed, UnitedHealth Group intends to effect the closing of the first merger without a vote of the SCA stockholders in accordance with Section 251(h) of the DGCL.

Non-Applicability of Rules Regarding “Going Private” Transactions

The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the first merger or another business combination following the purchase of shares pursuant to the offer in which the Offeror seeks to acquire the remaining shares not held by it. The Offeror believes that Rule 13e-3 will not be applicable to the first merger because it is anticipated that the first merger will be effected within one year following the consummation of the offer and, in the first merger, SCA stockholders will receive the same consideration as that paid in the offer. It is anticipated that, because the first merger may be effected pursuant to Section 251(h) of the DGCL if the offer is consummated, the first merger will be consummated on the same day that the offer is consummated.

Effect of the Offer on the Market for SCA Common Stock

The purchase of shares of SCA common stock by the Offeror pursuant to the offer will reduce the number of holders of shares of SCA common stock, and the number of shares of SCA common stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares held by the public. The extent of the public market for shares of SCA common stock after consummation of the offer and the availability of quotations for such shares will depend upon a number of factors, including the number of SCA stockholders, the aggregate market value of the shares of SCA common stock held by the public at such time, the interest in maintaining a market in the shares of SCA common stock, analyst coverage of SCA on the part of any securities firms and other factors. It is anticipated that, because the first merger may be effected pursuant to Section 251(h) of the DGCL if the offer is consummated, the first merger will be consummated on the same day that the offer is consummated. As a result of the first merger, shares of SCA common stock will no longer qualify for inclusion on Nasdaq and will be withdrawn from listing.

Nasdaq Listing

The shares of SCA common stock are currently listed on Nasdaq. However, the rules of Nasdaq establish certain criteria that, if not met, could lead to the discontinuance of listing of the shares of SCA common stock from Nasdaq. Among such criteria are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of shares of SCA common stock pursuant to the offer or otherwise, shares of SCA common stock no longer meet the requirements of Nasdaq for continued listing and the listing of shares of SCA common stock is discontinued, the market for such shares would be adversely affected.

Following the consummation of the offer, if the first merger is for some reason not consummated, it is possible that shares of SCA common stock would be traded on other securities exchanges (with trades published by such exchanges), the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for such shares would, however, depend upon the number of SCA stockholders and the aggregate market value of shares of SCA common stock remaining at such time, the interest in maintaining a market in such shares on the part of securities firms, the possible termination of registration of shares of SCA common stock under the Exchange Act and other factors. As a result of the first merger, shares of SCA common stock will no longer qualify for inclusion on Nasdaq and will be withdrawn from listing.

Registration Under the Exchange Act

The shares of SCA common stock are currently registered under the Exchange Act. Such registration may be terminated upon application by SCA to the SEC if SCA shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of SCA shares under the Exchange Act would substantially reduce the information required to be furnished by SCA to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to SCA, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with meetings of stockholders and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of SCA and persons holding “restricted securities” of SCA to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired. If registration of shares of SCA common stock under the Exchange Act were terminated, such shares would no longer be “margin securities” or be eligible for quotation on Nasdaq. After consummation of the offer and the first merger, UnitedHealth Group and SCA have agreed to cooperate to cause SCA to terminate the registration of SCA shares under the Exchange Act as soon as the requirements for termination of registration are met.

Margin Regulations

The shares of SCA common stock are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which designation has the effect, among other effects, of allowing brokers to extend credit on the collateral of such shares of SCA common stock. Depending upon factors similar to those described above regarding the market for SCA shares and stock quotations, it is possible that, following the offer, shares of SCA common stock would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers. As a result of the first merger, shares of SCA common stock will no longer constitute “margin securities.”

Exchange Agent Contact Information

The contact information for the exchange agent for the offer and the first merger is:

Wells Fargo Bank, N.A.

By first class mail:	By registered mail or overnight courier:
Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions P.O. Box 64858 St. Paul, MN 55164-0858	Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions 1110 Centre Pointe Curve, Suite 101 Mendota Heights, MN 55120

MERGER AGREEMENT

This section describes certain material terms of the merger agreement. The description in this section and elsewhere in this document is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you in determining whether to tender your SCA shares in the offer. We encourage you to read the merger agreement carefully and in its entirety. The legal rights and obligations of the parties are governed by the specific language of the merger agreement and not this summary.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement; Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures

The merger agreement and the summary of terms included in this document have been prepared to provide you with information regarding its terms and are not intended to provide any factual information about SCA, UnitedHealth Group, the Offeror, Merger Sub or any of their respective subsidiaries or affiliates. Such information can be found elsewhere in this document or in the public filings that UnitedHealth Group or SCA makes with the SEC, as described in the section entitled “Where to Obtain Additional Information”. The representations, warranties and covenants contained in the merger agreement have been made solely for the purposes of the merger agreement as of specific dates and solely for the benefit of parties to, or to third parties as specified in, the merger agreement and:

•	are not intended as statements of fact, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate;

•	have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself;

•	may no longer be true as of a given date;

•	may be subject to a contractual standard of materiality in a way that is different from those generally applicable to you or other SCA stockholders and reports and documents filed with the SEC; and

•	may be subject in some cases to other exceptions and qualifications (including exceptions that do not result in, and would not reasonably be expected to have, a “material adverse effect”).

Accordingly, you should not rely on the representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or condition of SCA, UnitedHealth Group, the Offeror, Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date as of which the representations and warranties were made in the merger agreement, which subsequent information may or may not be fully reflected in the public disclosures of SCA or UnitedHealth Group. Accordingly, the representations and warranties and other provisions of the merger agreement or any description of such provisions should not be read alone, but instead should be read together with the information provided elsewhere in this document and in the documents incorporated by reference into this document. See “Where to Obtain Additional Information”.

The Offer

The Offeror is offering to exchange the transaction consideration for each outstanding share of SCA common stock that is validly tendered in the offer and not properly withdrawn.

The Offeror’s obligation to accept for exchange and to exchange shares of SCA common stock validly tendered in the offer and not properly withdrawn is subject only to the satisfaction or waiver of certain conditions, including there having been validly tendered and not properly withdrawn in accordance with the terms of the offer a number of shares of SCA common stock that, together with any shares of SCA common stock then owned by UnitedHealth Group, the Offeror or UnitedHealth Group’s other subsidiaries, represents at least a majority of all then-outstanding shares of SCA common stock. This condition is referred to as the “minimum tender condition.” See “— Conditions to the Offer” beginning on page 93 for a description of the other offer conditions.

The offer is scheduled to expire at 12:01 a.m., New York City time, on the expiration date, unless extended or the merger agreement is earlier terminated. The “expiration date” initially meant the twenty-first (21st) business day following (and including) the date that the offer is commenced (i.e. Tuesday, March 21, 2017), unless the Offeror has extended the period during which the offer is open, subject to the terms and conditions of the merger agreement or as required by applicable laws or the interpretations of the SEC, in which event the term “expiration date” means the subsequent time and date that the offer, as so extended, may expire. On March 17, 2017, UnitedHealth Group announced the extension of the expiration of the Offer to 12:01 a.m., New York City time, on Friday, March 24, 2017, unless further extended.

Subject to the provisions of the merger agreement, and unless the offer or the merger agreement is terminated in accordance with its terms, (1) the Offeror must (and UnitedHealth Group must cause the Offeror to) extend the expiration date for any period required by the U.S. federal securities laws and rules and regulations of the SEC and its staff or of Nasdaq applicable to the offer (but in no event will the Offeror be required to extend the offer past July 7, 2017 (the “end date”)), and (2) if the offer conditions are not satisfied at any scheduled expiration date, the Offeror may (and must, if requested by SCA) extend the offer and the expiration date to a date that is not more than 10 business days after the previously scheduled expiration date. If, as of any expiration date, the HSR clearance condition or the minimum tender condition have not been satisfied, and if the Offeror elects to, or if SCA requests that the Offeror extend the offer and the expiration date, the Offeror will extend the offer and the then-scheduled expiration date to a date that is not more than 20 business days after the then-scheduled expiration date (but which may in no event be later than the end date). However, in no event will the Offeror be required to (and the Offeror will not, if requested by SCA) extend the offer and the expiration date to a date that is after the later of (i) 30 calendar days following the satisfaction of each of the conditions related to HSR clearance, effectiveness of the registration statement on Form S-4 of which this document is a part, the approval for listing of the UnitedHealth Group shares to be issued in the offer and the first merger on the NYSE and required health care regulatory consents, and (ii) May 7, 2017.

If the offer has not been consummated at or prior to the end date, either SCA or UnitedHealth Group may terminate the merger agreement in accordance with the terms of the merger agreement. If the merger agreement is validly terminated prior to any scheduled expiration date (pursuant to the foregoing sentence or otherwise), the Offeror must promptly (and in any case within twenty-four hours of such termination), irrevocably and unconditionally terminate the offer.

Other than in connection with the termination of the merger agreement, the Offeror may not terminate or withdraw the offer without the prior written consent of SCA.

Any decision to extend, terminate or withdraw the offer will be made public by an announcement. See “Exchange Offer Procedures — Extension, Termination and Amendment of Offer.”

The Offeror expressly reserves the right to waive any offer condition or modify the terms of the offer, including increasing the transaction consideration payable in the offer. However, without the prior written consent of SCA, the Offeror may not (and UnitedHealth Group will not permit the Offeror to): (1) reduce the number of shares of SCA common stock subject to the offer, (2) reduce the transaction consideration to be paid in the offer, (3) change the form of consideration payable in the offer, other than the election of UnitedHealth Group to increase the applicable cash consideration and proportionally decrease the applicable stock consideration in accordance with the terms of the merger agreement, (4) waive, amend or modify the minimum tender condition or the conditions relating to HSR clearance, the effectiveness of the registration statement on Form S-4 of which this document is a part, the approval for listing of the UnitedHealth Group shares to be issued in the offer and the first merger on the NYSE, there being no legal prohibitions against the offer or the mergers, and the receipt of tax opinions (provided that UnitedHealth Group will (and will cause the Offeror to) waive the tax opinions conditions upon SCA’s written request), (5) add any condition to the offer other than those described in “Merger Agreement—Conditions to the Offer,” (6) amend, modify or supplement any offer condition or, except as otherwise expressly permitted by the merger agreement, any other term of the offer, in each case, in any manner adverse to the holders of SCA common stock, (7) except as otherwise expressly required or permitted under the merger agreement, terminate or extend the offer, or (8) provide any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act.

Without the prior written consent of SCA, the Offeror shall not accept for payment or pay for any shares of SCA common stock if, as a result, the Offeror would acquire less than the number of shares of SCA common stock necessary to satisfy the minimum tender condition.

The Mergers

Upon the terms and subject to the satisfaction or waiver of the closing conditions, the first merger and the second merger will be completed as soon as practicable after the Offeror accepts for payment the shares of SCA common stock validly tendered in the offer and not properly withdrawn. If the offer is completed such that the Offeror will own at least a majority of the outstanding shares of SCA common stock, including any shares of SCA common stock (if any) owned by UnitedHealth Group, the Offeror and UnitedHealth Group’s other subsidiaries, the first merger will be governed by Section 251(h) of the DGCL, and accordingly no stockholder vote will be required to consummate the first merger. The first merger refers to the merger of the Offeror with and into SCA, with SCA surviving the first merger. The second merger refers to the merger of SCA, as the company surviving the first merger, with and into Merger Sub, with Merger Sub surviving the second merger. After the first merger, SCA will be an indirect wholly owned subsidiary of UnitedHealth Group and a direct wholly owned subsidiary of Merger Sub, and the former stockholders of SCA will no longer have any direct ownership interest in the surviving corporation. From and after the effective time of the second merger, the surviving company holding the SCA business will be a limited liability company rather than a corporation.

Following the completion of the mergers, SCA’s common stock will be delisted from Nasdaq and deregistered under the Exchange Act and will cease to be publicly traded.

Directors and Officers; Certificate of Incorporation; By-laws

Following the effectiveness of the first merger, the board of directors of the Offeror immediately prior to the effective time of the first merger will be the initial directors of the corporation surviving the first merger, until the earlier of their death, resignation or removal or until their successors have been duly elected and qualified. Following the effectiveness of the second merger, the manager of Merger Sub immediately prior to the effective time of the second merger will be the manager of the company surviving the second merger.

The officers of the Offeror immediately prior to the effective time of the first merger will continue as the officers of the corporation surviving the first merger, and unless otherwise determined by UnitedHealth Group, the officers of the corporation surviving the first merger immediately prior to the effective time of the second merger will be the officers of the company surviving the second merger, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

The certificate of incorporation and bylaws of SCA in effect immediately prior to the effective time of the first merger will be the certificate of incorporation and bylaws, respectively, of the corporation surviving the first merger, in each case, until thereafter changed or amended in accordance with their terms or applicable law. The certificate of formation and limited liability company agreement of Merger Sub as in effect immediately prior to the effective time of the second merger will be the certificate of formation and limited liability company agreement of the company surviving the second merger, until thereafter amended in accordance with applicable law and the applicable provisions of such certificate of formation and limited liability company agreement.

Closing and Effective Time of the Mergers

The closing of the mergers will take place at 10:00 a.m. New York City time as soon as practicable following the time at which the Offeror accepts for payment the shares of SCA common stock tendered in the offer and not properly withdrawn, which date shall be no later than the second business day following the satisfaction or waiver of all of the conditions to closing of the mergers described in “— Conditions to the Mergers” beginning on page 95 (other than conditions that by their nature are to be satisfied at or immediately prior to the closing of the mergers, but subject to the satisfaction or waiver of such conditions at the closing of the mergers), or at such other date and time as UnitedHealth Group and SCA have otherwise agreed to in writing.

Assuming timely satisfaction of the necessary closing conditions, we anticipate that the mergers will be completed in the first half of 2017. Each merger will become effective at the time when the relevant certificate of merger is duly filed with the Secretary of State of the State of Delaware unless a later date is agreed to by SCA and UnitedHealth Group and is specified therein. The first merger (the merger of the Offeror with and into SCA) must precede the second merger (the merger of the corporation surviving the first merger with and into Merger Sub).

Treatment of Offeror Common Stock and Merger Sub Membership Interests

First Merger

At the effective time of the first merger, by virtue of the first merger and without any action on the part of the parties to the merger agreement or the holder of any securities of SCA or the Offeror, each issued and outstanding share of common stock of the Offeror, par value $0.01 per share, will automatically be converted into and become one fully paid and nonassessable share of common stock of the corporation surviving the first merger and will constitute the only outstanding shares of capital stock of the corporation surviving the first merger, and all certificates representing shares of the common stock of the Offeror will be deemed for all purposes to represent the number of shares of common stock of the first surviving corporation into which they were converted.

Second Merger

At the effective time of the second merger, by virtue of the second merger and without any action on the part of the parties to the merger agreement or the holder of any securities of the corporation surviving the first merger or Merger Sub, each membership interest of Merger Sub issued and outstanding immediately prior to the effective time of the second merger will remain outstanding as a membership interest of the company surviving the second merger and all shares of common stock of the corporation surviving the first merger will no longer be outstanding and will automatically be cancelled and will cease to exist without any consideration being payable therefor.

Treatment of SCA Common Stock and Equity Awards

Common Stock

At the effective time of the first merger, by virtue of the first merger and without any action on the part of the parties to the merger agreement or the holders of any SCA shares or of any shares of the common stock of the Offeror, each SCA share issued and outstanding immediately prior to the effective time of the first merger (other than (i) SCA Shares (if any) owned by UnitedHealth Group, the Offeror or any direct or indirect wholly owned subsidiary of UnitedHealth Group, or any SCA shares held by SCA as treasury stock, or (ii) SCA shares that are held by any stockholder who is entitled to demand and properly demands appraisal pursuant to, and who complies in all respects with the provisions of, Section 262 of the DGCL with respect to such SCA shares) will be cancelled and automatically converted into the right to receive the transaction consideration. In case of any change in the number of issued or outstanding SCA shares or UnitedHealth Group shares in between the date of the merger agreement and the time at which the Offeror first accepts for payment the shares of SCA common stock tendered in the offer as a result of a reclassification, recapitalization, share split, reverse share split, combination, exchange of shares or other like change (other than in connection with the transactions contemplated by the merger agreement), or any share dividend or share distribution (including any dividend or distribution of securities convertible into SCA shares or UnitedHealth Group shares, as applicable) with a record date during such period, the transaction consideration shall be equitably adjusted to reflect such change. No fraction of a share of UnitedHealth Group common stock will be issued by virtue of the offer or the first merger, but in lieu thereof each holder of SCA common stock that would otherwise be entitled to a fraction of a share of UnitedHealth Group common stock (after aggregating all SCA shares tendered in the offer (and not validly withdrawn) by such holder or otherwise held by such holder as of the effective time of the first merger, as applicable) will instead receive an amount of cash without interest and less any applicable withholding taxes determined by multiplying (i) the UnitedHealth Group trading price, rounded to the nearest one-hundredth of a cent by (ii) the fraction of a share (after aggregating all SCA shares held by such holder and accepted for payment by the Offeror pursuant to the Offer or otherwise held by such holder at the effective time of the first merger, as applicable, and rounded to the nearest one thousandth when expressed in decimal form) of UnitedHealth Group common stock to which such holder would otherwise be entitled . SCA shares held in SCA’s treasury and each SCA share (if any) owned by UnitedHealth Group, the Offeror or any other direct or indirect wholly-owned subsidiary of UnitedHealth Group will be cancelled and cease to exist and no consideration shall be delivered in exchange therefor. SCA common stock owned by stockholders who are entitled to demand and who have properly exercised and perfected their demands for appraisal rights under the DGCL will not be converted into the right to receive the per share transaction consideration. Such stockholders will instead be entitled to the appraisal rights provided under Delaware law. See “The Transactions — Appraisal Rights.”

SCA Stock Options

As described under “Interests of Certain Persons in the Transactions — Treatment of Equity and Equity-Based Awards — SCA Stock Options,” at the effective time of the first merger, by virtue of the first merger, each outstanding SCA stock option, will, without any further action on the part of any holder thereof, be converted into an option to purchase that number of shares of UnitedHealth Group common stock (rounded down to the nearest whole number) equal to the product of (a) the number of shares of SCA common stock subject to such SCA stock option and (b) $57.00 divided by the volume weighted average of the closing sale prices per share of UnitedHealth Group common stock on the NYSE, as reported in the New York City edition of The Wall Street Journal on each of the five full consecutive trading days ending on and including the third business day prior to the final expiration date of the offer (the “equity conversion ratio”), at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the exercise price per share of SCA common stock for such option immediately prior to the effective time of the first merger, by (2) the equity conversion ratio. UnitedHealth Group will convert SCA stock options into converted UnitedHealth Group options in such a manner as to ensure that the converted UnitedHealth Group options are not subject to Section 409A of the Code as a result of the assumption and conversion. The converted UnitedHealth Group options will have the same vesting schedule, exercisability terms and other terms and conditions as the corresponding SCA stock options, provided that the period following a change in control (as defined in the agreement governing any such awards) during which an individual’s converted UnitedHealth Group options become fully vested in the event of certain terminations of employment shall be extended from two (2) years to four (4) years, and all references to the “Company” in SCA’s equity incentive plan and award agreements will be references to UnitedHealth Group.

SCA RSUs

As described under “Interests of Certain Persons in the Transactions — Treatment of Equity and Equity-Based Awards — SCA RSUs” beginning on page 53, at the effective time of the first merger, by virtue of the first merger and without any further action on the part of any holder thereof, the SCA RSUs outstanding immediately prior to the effective time of the first merger will be converted into restricted stock units of UnitedHealth Group common stock (“converted RSUs”) equal to the product (rounded down to the nearest whole number) of (A) the number of shares of SCA common stock subject to such SCA RSUs and (b) the equity conversion ratio. Any converted RSUs so issued will be subject to the same terms and conditions (including vesting terms) as were applicable under such SCA RSUs, provided that the period following a change in control (as defined in the agreement governing any such awards) during which an individual’s converted RSUs become fully vested in the event of certain terminations of employment shall be extended from two (2) years to four (4) years, and all references to the “Company” in SCA’s equity incentive plan and award agreements will be references to UnitedHealth Group.

Notwithstanding the above, if an SCA RSU is subject to an agreement with an individual holder in effect as of January 7, 2017 that provides that such SCA RSU shall be settled in connection with a change of control involving SCA (without the required occurrence of termination or any other event), such SCA RSU shall be settled in shares of SCA common stock immediately prior to the occurrence of the effective time of the first merger and the holder shall be treated as a shareholder and will receive the transaction consideration in respect thereof. In addition, as further described under “Interests of Certain Persons in the Transactions—Treatment of Equity and Equity-Based Awards—SCA RSUs”, as a result of the transactions described herein, (i) fully vested RSUs held by certain directors of SCA will settle in shares of SCA common stock pursuant to the terms of these awards and (ii) the directors of SCA will cease to be directors of SCA and consequently, any outstanding and unvested SCA RSUs held by them will vest and settle in shares of SCA common stock.

SCA Performance Share Awards

At the effective time of the first merger, by virtue of the first merger and without any further action on the part of any holder thereof, the SCA PSAs outstanding immediately prior to the effective time of the first merger shall be converted into that number of UnitedHealth Group performance share awards, rounded down to the nearest whole share (“converted PSAs”) equal to the product of (x) the number of shares of SCA common stock subject to such SCA PSAs immediately prior to the effectiveness of the first merger and (y) the equity conversion ratio. Other than the extension from two (2) years to four (4) years of the period following a change in control (as defined in the agreement governing any such awards) during which an individual’s converted PSA becomes fully vested in the event of certain terminations of employment, each converted PSA shall continue to be governed by the same terms and conditions as were applicable to the applicable SCA PSA immediately prior to conversion, including the satisfaction of the performance criteria set forth in the SCA PSA, provided that all references to the “Company” in SCA’s equity incentive plan and award agreements will be references to UnitedHealth Group.

Treatment of Teammate Stock Purchase Plan

Following the date of the merger agreement, SCA will take all actions necessary to ensure that no offering period under the TSPP will be authorized or commenced on or after the date of the merger agreement, except for the six-month offering period under the TSPP that commenced on January 1, 2017. If the first merger occurs prior to the end of the offering period in effect on the date of the merger agreement (i.e., June 30, 2017), each individual participating in such offering period shall receive notice of the transactions contemplated by the merger agreement and shall have an opportunity to terminate his or her outstanding purchase rights under the TSPP, and such offering period shall end prior to the date of the first merger. Each TSPP participant’s accumulated contributions under the TSPP shall be used to purchase shares of SCA common stock in accordance with the TSPP as of the end of the offering period, and any remaining accumulated but unused payroll deductions shall be distributed to the relevant participants without interest as promptly as practicable. Additionally, the applicable purchase price for shares of SCA common stock will not be decreased below the levels set forth in the TSPP as of the date of the merger agreement and no individual will be permitted to increase his or her rate of contribution under the TSPP following the date of the merger agreement. SCA will terminate the TSPP and all rights under it prior to the effectiveness of the first merger.

Dissenting Shares

Shares of SCA’s common stock which are issued and outstanding immediately prior to the effective time of the first merger and held by a holder of record who is entitled to demand appraisal rights under Section 262 of the DGCL, and who (i) has not tendered his, her or its shares of SCA common stock in the offer, (ii) has properly demanded appraisal of his, her or its shares of SCA common stock in accordance with Section 262 of the DGCL, and otherwise followed the procedures set forth in Section 262 of the DGCL and (iii) does not thereafter withdraw such demand for appraisal of such shares or otherwise lose his, her or its right to appraisal, in each case in accordance with the DGCL, shall not be converted into the right to receive the per share transaction consideration but instead such holder shall be entitled to have such shares appraised by the Delaware Court of Chancery and to receive in lieu of the consideration payable in the first merger payment of the “fair value” of such dissenting shares determined as of the effective time of the first merger exclusive of any element of value arising from the accomplishment or expectation of the first merger, together with a fair rate of interest, if any, as determined by such court in accordance with Section 262 of the DGCL. The “fair value” of any shares of SCA common stock could be based upon considerations other than, or in addition to, the price paid in the offer and the first merger and the market value of such shares. SCA stockholders should recognize that the value so determined could be higher or lower than, or the same as, the consideration payable in the offer and the first merger. Moreover, UnitedHealth Group and SCA may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such shares of SCA common stock is less than such amount. In the event that any such stockholder fails to perfect, or otherwise waives, effectively withdraws or loses his or her right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s dissenting shares shall cease and such shares held by such stockholder will be deemed to have been converted into and shall be exchangeable solely for, the right to receive the per share transaction consideration. SCA has agreed to give UnitedHealth Group prompt notice of any demands SCA receives for appraisal of shares of SCA’s common stock, withdrawals or attempted withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL, and to provide UnitedHealth Group with the opportunity to direct any and all negotiations and proceedings with respect to such demands. SCA will not voluntarily make any payment to any dissenting stockholder with respect to, or settle or offer to settle, or approve the withdrawal of, any such demands for appraisal without the prior written consent of UnitedHealth Group.

Representations and Warranties

The parties made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement and, with respect to SCA’s representations and warranties, the matters contained in confidential disclosure schedules delivered by SCA to UnitedHealth Group concurrently with the execution of the merger agreement (the “SCA disclosure schedules”). SCA’s representations and warranties relate to, among other things:

•	due organization, existence, good standing and authority to carry on SCA’s business as it is currently being conducted;

•	the accuracy and completeness of each of SCA’s and SCA’s subsidiaries certificate of incorporation, by-laws or equivalent constituent documents, and the absence of any violations of these documents;

•	SCA’s and SCA’s subsidiaries’ capitalization;

•	SCA’s corporate power and authority to execute, deliver, and consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against SCA, subject to certain specified customary assumptions and exceptions;

•	the absence of violations of, or conflicts with, SCA’s constitutional documents, applicable law and certain agreements as a result of SCA’s entrance into and performance under the merger agreement, subject to certain specified standard qualifications and assumptions;

•	SCA’s SEC reports (including all amendments) since December 31, 2013, the financial statements included therein, and the absence of any material outstanding or unresolved written comments from the SEC staff with respect to SCA’s SEC reports;

•	compliance with applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002;

•	SCA’s disclosure controls and procedures and internal controls over financial reporting;

•	the absence of certain undisclosed liabilities;

•	regulatory matters;

•	the absence of a SCA material adverse effect (as defined below) since December 31, 2015, and the absence of specified actions since December 31, 2015 that would be in violation of certain interim operating covenants under the merger agreement if taken after date of the merger agreement;

•	information supplied by SCA for inclusion in the offer documents, the Schedule 14D-9 and the registration statement on Form S-4 of which this document is a part;

•	material contracts, the absence of any default or breach under any material contract, and the absence of any event, circumstance or condition which would give rise to a right to accelerate the maturity or performance of, or cancel, terminate or modify, any material contract;

•	employee benefit plans, ERISA and the applicability of the “safe harbor” provided pursuant to Rule 14d-10(d)(2) under the Exchange Act;

•	except as would not be material to SCA and its subsidiaries taken as a whole, the absence of actions, claims, suits or proceedings against SCA or any of its subsidiaries, and the absence of governmental investigations against SCA or any of its subsidiaries;

•	compliance with applicable federal, state, local or foreign laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees or agency requirements or permits, including compliance with certain export laws and regulations by SCA and its subsidiaries, and including compliance with restrictions on certain payments by SCA and its subsidiaries, including those that would violate any provisions of the federal Foreign Corrupt Practices Act of 1977;

•	intellectual property;

•	privacy and data security;

•	taxes;

•	real property and tangible assets;

•	environmental matters;

•	labor matters;

•	possession of licenses and permits needed to carry out SCA’s business and compliance therewith;

•	insurance matters;

•	the absence of any undisclosed broker’s or finder’s fees;

•	that no vote or consent of the SCA stockholders is needed to approve the merger agreement or the transactions contemplated thereby;

•	the SCA Board determination that (i) the terms of the transactions contemplated by the merger agreement, including the offer and the mergers, are fair to, and in the best interests of, SCA and its stockholders, and (ii) it is in the best interest of SCA and its stockholders to enter into the merger agreement, and the merger agreement is advisable, and the approval of the execution and delivery by SCA of the merger agreement (including the agreement of merger, as such term is used in Section 251 of the DGCL), the performance by SCA of its covenants and agreements contained in the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the offer and the mergers, upon the terms and subject to the conditions contained in the merger agreement, and the recommendation that SCA stockholders accept the offer and tender their shares to the Offeror pursuant to the offer, unless the SCA Board changes its recommendation as permitted by the merger agreement;

•	the receipt of a written opinion from J.P. Morgan to the effect that, as of the date of such opinion and based upon and subject to the various matters and limitations set forth in such opinion, the transaction consideration to be paid to the holders of SCA shares entitled to receive the transaction consideration pursuant to the merger agreement is fair, from a financial point of view, to such holders; and

•	that the SCA Board has taken all action so that the state anti-takeover statutes or regulations applicable to business combinations, including those imposed by Section 203 of the DGCL, are, and will be, inapplicable to the transactions contemplated by the merger agreement and the tender and support agreement, and that no anti-takeover statute or regulation would restrict, prohibit or otherwise be applicable with respect to the merger agreement, the tender and support agreement and the transactions contemplated in the merger agreement.

Many of SCA’s representations and warranties are qualified by, among other things, exceptions relating to the absence of a “SCA material adverse effect,” which means any condition, fact, change, circumstance, event, occurrence, development or effect that individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on the financial condition, business or results of operations of SCA and its subsidiaries, taken as a whole. However, no condition, fact, change, circumstance, event, occurrence, development or effect arising from or relating to any of the following will be taken into account in determining whether there has been or would reasonably be expected to be a SCA material adverse effect:

(1)	political or economic conditions, or securities, credit, financial or other capital markets conditions;

(2)	any condition or changes generally affecting SCA’s industry or industries;

(3)	any decline in the market price or trading volume of the shares of SCA common stock on Nasdaq or a change in the credit rating of SCA or any of its subsidiaries (it being understood that the changes, effects or developments underlying such decline that are not otherwise excluded from the definition of an SCA material adverse effect may be taken into account);

(4)	any failure, in and of itself, by SCA or any of its subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the changes, effects or developments underlying such failure that are not otherwise excluded from the definition of an SCA material adverse effect may be taken into account);

(5)	the execution and delivery of the merger agreement, the performance by any party of its obligations thereunder and consummation of the transactions or the public announcement or pendency of the offer or the mergers or any of the other transactions contemplated by the merger agreement, including the impact thereof on the relationships, contractual or otherwise, of SCA or any subsidiary of SCA with customers, suppliers, distributors, employees or any other third party (provided that this exception will not apply to any representation or warranty to the extent such representation or warranty addresses the consequences resulting from the execution and delivery of the merger agreement, the performance of a party’s obligations thereunder or the consummation of the transactions contemplated thereby);

(6)	changes or proposed changes in GAAP or in applicable laws or the enforcement or interpretation thereof;

(7)	the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway as of the date of the merger agreement;

(8)	any action taken at the request of UnitedHealth Group, the Offeror or Merger Sub in accordance with the merger agreement;

(9)	the identity of, or any facts or circumstances relating to, UnitedHealth Group, the Offeror, Merger Sub or any of their respective affiliates; or

(10)	certain matters set forth in the SCA disclosure schedules.

except, in the case of items (1) (2), (6) and (7) above, to the extent that such condition, fact, change, circumstance, event, occurrence, development or effect has a disproportionate adverse effect on SCA and its subsidiaries, taken as a whole, relative to the adverse effect that it has on participants in SCA’s industry or industries.

The merger agreement also contains customary representations and warranties made by UnitedHealth Group that are subject to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of UnitedHealth Group, the Offeror and Merger Sub to SCA under the merger agreement, relate to, among other things:

•	UnitedHealth Group’s, the Offeror’s and Merger Sub’s due organization, existence, good standing and authority to carry on their business as it is currently being conducted;

•	the corporate power and authority of UnitedHealth Group, the Offeror and Merger Sub to execute, deliver, and consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against UnitedHealth Group, the Offeror and Merger Sub, subject to certain specified customary assumptions and exceptions;

•	UnitedHealth Group’s capitalization and the Offeror’s and Merger Sub’s capitalization;

•	the absence of contraventions of, or conflicts with, the constitutional documents of UnitedHealth Group or any of its subsidiaries, applicable law and certain agreements as a result of UnitedHealth Group’s, the Offeror’s or Merger Sub’s execution and delivery of and consummation of the transactions contemplated by the merger agreement, subject to certain specified standard qualifications and assumptions;

•	UnitedHealth Group’s SEC reports (including all exhibits, supplements and schedules) since December 31, 2013, the financial statements included therein, and the absence of any outstanding or unresolved written comments from the SEC staff with respect to UnitedHealth Group’s SEC reports;

•	compliance with applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002;

•	UnitedHealth Group’s disclosure controls and procedures and internal controls over financial reporting;

•	the absence of undisclosed liabilities;

•	the absence of a UnitedHealth Group material adverse effect since December 31, 2015;

•	except as would not be material to UnitedHealth Group and its subsidiaries taken as a whole, the absence of actions, claims, suits or proceedings against UnitedHealth Group or any of its subsidiaries, and the absence of governmental investigations against UnitedHealth Group or any of its subsidiaries;

•	compliance with laws;

•	information supplied by UnitedHealth Group for inclusion in the offer documents, the Schedule 14D-9 and the registration statement on Form S-4 of which this document is a part;

•	the absence of undisclosed broker’s or finder’s fees;

•	sufficiency of funds;

•	tax matters; and

•	the absence of beneficial ownership of SCA’s common stock by UnitedHealth Group or any of its subsidiaries as of and for the three years prior to the date of the merger agreement.

Many of the representations and warranties of UnitedHealth Group are qualified by, among other things, exceptions relating to the absence of a “UnitedHealth Group material adverse effect” which means any condition, fact, change, circumstance, event, occurrence, development or effect that individually or in the aggregate has had or would reasonably be expected to (a) prevent or materially impede, materially interfere with or materially delay the consummation by UnitedHealth Group, the Offeror or Merger Sub of the transactions or (b) have a material adverse effect on the financial condition, business or results of operations of UnitedHealth Group and its subsidiaries, taken as a whole. However, no condition, fact, change, circumstance, event, occurrence, development or effect arising from or relating to any of the following will be taken into account in determining whether there has been or would reasonably be expected to be a UnitedHealth Group material adverse effect:

(1)	political or economic conditions, or securities, credit, financial or other capital markets conditions;

(2)	any condition or changes generally affecting UnitedHealth Group’s industry or industries;

(3)	any decline in the market price or trading volume of the shares of UnitedHealth Group common stock on the NYSE or a change in the credit rating of UnitedHealth Group or any of its subsidiaries (provided that this exception does not present or otherwise affect a determination that any change, effect or development underlying such decline or change has resulted in a UnitedHealth Group material adverse effect);

(4)	any failure, in and of itself, by UnitedHealth Group or any of its subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided that this exception does not present or otherwise affect a determination that any change, effect or development underlying such decline or change has resulted in or contributed to a UnitedHealth Group material adverse effect);

(5)	the execution and delivery of the merger agreement, the performance by any party of its obligations thereunder and consummation of the transactions or the public announcement or pendency of the offer or the mergers or any of the other transactions contemplated by the merger agreement, including the impact thereof on the relationships, contractual or otherwise, of UnitedHealth Group or any subsidiary of UnitedHealth Group with customers, suppliers, distributors, employees or any other third party (provided that this exception does not apply to any representation or warranty to the extent such representation or warranty addresses the consequences resulting from the execution and delivery of the merger agreement, the performance of a party’s obligations thereunder or the consummation of the transactions contemplated thereby);

(6)	changes or proposed changes in GAAP or in applicable law or the enforcement or interpretation thereof;

(7)	the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway as of the date of the merger agreement;

(8)	any action taken at the request of SCA or any of its subsidiaries in accordance with the merger agreement; or

(9)	the identity of, or any facts or circumstances relating to, SCA, its subsidiaries or any of their respective affiliates.

except, in the case of items (1), (2), (6) and (7) above, to the extent that such condition, fact, change, circumstance, event, occurrence, development or effect has a disproportionate adverse effect on UnitedHealth Group and its subsidiaries, taken as a whole, relative to the adverse effect that it has on participants in UnitedHealth Group’s industry or industries.

Unless expressly provided otherwise, the representations, warranties, covenants or agreements in the merger agreement or in any instrument delivered pursuant to the merger agreement of each of SCA, UnitedHealth Group, the Offeror and Merger Sub will not survive the effective time of the first merger or the termination of the merger agreement pursuant to its terms.

Conduct of SCA’s Business Pending the First Merger

SCA has agreed to certain covenants in the merger agreement restricting the conduct of its business from the date of the merger agreement until the earlier of the effective time of the first merger and the termination of the merger agreement in accordance with its terms. In general, except as (i) may be required by law, (ii) contemplated under the merger agreement, (iii) set forth in the SCA disclosure schedules, or (iv) permitted pursuant to UnitedHealth Group’s written consent (not to be unreasonably withheld, conditioned or delayed), SCA and its subsidiaries have agreed that SCA will and will cause its subsidiaries to conduct the business of SCA and its subsidiaries in the ordinary course of business in all material respects, and to the extent consistent therewith, use commercially reasonable efforts to maintain and preserve intact SCA’s business organization, keep available the services of key employees and preserve their relationships with government entities and partners, health systems, health plans, medical groups, payors, customers, suppliers, distributors and licensors having significant business dealings with SCA and SCA’s subsidiaries, and SCA and SCA’s subsidiaries will not consent to allow any of SCA’s facility entities to take any action inconsistent with the foregoing.

SCA has also agreed that, except as (i) may be required by applicable law, (ii) required or expressly permitted under the merger agreement, (iii) set forth in SCA disclosure schedules, or (iv) permitted pursuant to UnitedHealth Group’s prior written consent, from the date of the merger agreement until the earlier of the effective time of the first merger and the termination of the merger agreement in accordance with its terms, neither SCA nor any of its subsidiaries will, and will not consent to allow certain other related entities of SCA to, subject to certain specified exceptions:

•	amend or otherwise change its certificate of incorporation or bylaws, amend or otherwise change the organizational documents of its subsidiaries in any material respect, or amend or otherwise change the organizational documents of certain other related entities of SCA;

•	split, combine or reclassify any of its capital stock;

•	make, declare or pay any dividend, or make any other distribution on, or redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible into or exchangeable for any shares of its capital stock, except for (a) by SCA subsidiaries to SCA or other SCA subsidiaries, (b) dividends paid by certain related entities of SCA in the ordinary course of business in accordance with its respective organizational documents, (c) the acceptance of shares of SCA common stock as payment for the exercise price of SCA options or withholding taxes in connection with the exercise of SCA options or the vesting or settlement of SCA RSUs in accordance with the terms of SCA’s stock plans, (d) in connection with the SCA TSPP in accordance with its terms, or (e) the repurchase of shares of SCA common stock in connection with a forfeiture of SCA stock awards or the termination of a SCA stock award holder’s position with SCA;

•	grant any SCA stock awards or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, in each case, other than as permitted under the merger agreement;

•	issue, sell, deliver, pledge, dispose of, encumber, grant or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except (a) pursuant to the exercise of SCA options or the settlement of SCA RSUs outstanding as of the date of the merger agreement in accordance with their terms, (b) in connection with the SCA TSPP in accordance with its terms, or enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interests, (c) by a wholly owned subsidiary of SCA to or in favor of SCA or another wholly owned subsidiary of SCA, and (d) as otherwise permitted in accordance with the merger agreement;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization with respect SCA, any of its material subsidiaries or certain material related entities of SCA;

•	incur, assume, acquire, endorse, guarantee or otherwise become liable for any indebtedness for borrowed money (other than the assumption, endorsement, guarantee of or other liability for any existing indebtedness for borrowed money of a SCA subsidiary) or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities, except for (a) indebtedness for borrowed money in an aggregate principal amount not to exceed $10,000,000 outstanding at any time, (b) any indebtedness for borrowed money among SCA and its wholly owned subsidiaries or among wholly owned subsidiaries of SCA, (c) incurring, assuming, acquiring, endorsing or guaranteeing any existing indebtedness of any acquisition target in connection with any transaction permitted by the terms of the merger agreement, or (d) indebtedness for borrowed money incurred in the ordinary course of business under an existing credit facility (as in effect on the date of the merger agreement);

•	make any loans or advances to any other person in excess of $1,000,000 in the aggregate, except for (a) loans or advances among SCA and any of its subsidiaries in the ordinary course of business, and (b) advances to directors or employees in the ordinary course of business to cover costs and expenses incurred in their respective capacities as such;

•	(a) sell, transfer, lease, rent, license, assign, abandon, mortgage, encumber or otherwise dispose of any of its properties, legal entities or assets to any person other than sales, transfers, leases, rents, licenses, assignments, abandonments, mortgages, encumbrances or dispositions (i) in the ordinary course of business consistent with past practice, (ii) on an intercompany basis among SCA and its subsidiaries, or (iii) mortgages or encumbrances on properties, legal entities or properties that are not material or (b) cancel, release or assign any material indebtedness of any such person owed to it, in the case of each of clause (a) and clause (b) other than permitted liens;

•	(a) acquire any other person for consideration in excess of $5,000,000 in any transaction or series of related transactions or any material assets or properties of any other person, or (b) make any material investment in any other person either by purchase of stock or securities, contributions to capital, property transfers or purchase of property or assets of any person other than (i) a wholly owned subsidiary of SCA or (ii) as required by the terms of any contract in effect as of the date of the merger agreement (other than letters of intent);

•	make any capital expenditures in excess of its 2017 capital expenditure budget as disclosed to UnitedHealth Group prior to the date of the merger agreement, except that, subject to prior consultation with UnitedHealth Group, SCA and its subsidiaries are permitted to make emergency capital expenditures in any commercially reasonable amount that SCA reasonably determines is necessary to maintain its ability to operate its businesses in the ordinary course of business;

•	except in the ordinary course of business, (a) terminate, materially amend, or waive any material right under, any SCA material contract or (b) enter into any contract that would constitute a SCA material contract if it were in effect on the date of the merger agreement;

•

except as required by applicable law or the terms of SCA benefit plan in effect on the date of the merger agreement, or as required or permitted by the merger agreement, (a) establish, adopt, enter into, amend or terminate any collective bargaining agreement or SCA benefit plan or any plan that would be a SCA benefit plan if in effect on the date the merger agreement, (b) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, partners, consultants, independent contractors or other service providers of SCA or its subsidiaries, in each case other than in the ordinary course of business, (c) pay or award, or commit to pay or award, any bonuses or incentive compensation, (d) accelerate any rights or benefits, other than in the ordinary course of business and consistent with past practice, (e) establish or fund any rabbi trust or other funding arrangement in respect of any SCA benefit plan, (f) grant or amend any SCA stock awards or other equity-based awards, or (g) hire, or terminate (other than for cause) the employment or services of, any officer, employee, independent contractor or consultant who has annualized base compensation greater than $300,000; however, SCA may establish terms and conditions for the payment of cash bonuses in respect of 2017 to the extent that the bonus targets, metrics, degree of attainability and reliance on subjective performance criteria are substantially comparable to such awards made in calendar year 2016 (with reasonable adjustments to account for changes in business objectives) and are reflected at 100% of target payout in SCA’s 2017 budget provided to UnitedHealth Group in connection with the transactions contemplated by the merger agreement;

•	implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by GAAP or applicable law, each as concurred with by SCA’s independent registered public accountants;

•	settle or compromise any legal or administrative proceeding, claim, suit, arbitration, mediation, charge, complaint, litigation or similar action, except for settlements or compromises that (a) with respect to the payment of monetary damages, involve monetary remedies with a value not in excess of $1,000,000 (net of any amounts covered by insurance or reserved for in the most recent balance sheet included in the SCA financial statements as of the date of the merger agreement), individually or in the aggregate or (b) do not impose any material restriction on SCA’s business or the businesses of its subsidiaries;

•	except in the ordinary course of business, make, change or revoke any material tax election, change or adopt any annual tax accounting period or adopt or change any material method of tax accounting, file any amended tax return, enter into any “closing agreement” within the meaning of Section 7121 of the internal revenue code (or any analogous or similar provision of state, local or foreign law), request any tax ruling from any taxing authority, settle or compromise any material tax liability or any audit, examination or other proceeding relating to a material amount of taxes, or surrender any claim for a material refund of taxes;

•	enter into any new line of business;

•	other than in the ordinary course of business consistent with past practice, reduce the amount of insurance coverage or fail to renew or replace any existing insurance policies;

•	amend any material permit in a manner that adversely impacts the ability to conduct its business, or terminate or allow to lapse any material permits in a manner that adversely impacts its ability to conduct its business;

•	cancel or allow to lapse or otherwise abandon any material intellectual property;

•	amend or modify the engagement letter of SCA’s financial advisor in a manner that increases the fee or commission payable by SCA or any of its subsidiaries; or

•	agree to take or authorize, or make any binding commitment to take, any of the foregoing actions.

Access

The merger agreement provides that, prior to the effective time of the first merger, SCA will, upon reasonable advance notice, afford UnitedHealth Group and its employees, accountants, consultants and legal counsel, financial advisors, financing sources, tax advisors, agents and other representatives reasonable access during normal business hours (and in a manner that does not unreasonably interfere with their respective businesses) to SCA’s and its subsidiaries’ and facility entities’ personnel, properties, contracts, books and records, tax returns, representatives, accountant work papers, permits, licenses and any report, schedule or other document filed or received by it pursuant to the requirements of applicable law and will make available all information concerning its business, properties and personnel as UnitedHealth Group may reasonably request.

However, SCA will not be required to provide access to or make available to any person any document or information that, in SCA’s reasonable judgment, (i) would violate any of its obligations with respect to any applicable law or order, (ii) would violate any of SCA’s material obligations with respect to confidentiality or the terms of any contract (provided that SCA will use reasonable best efforts to provide, or allow such access or disclosure to, any such document or information) or (iii) is subject to any attorney-client or work-product privilege (provided that SCA will use reasonable best efforts to allow such access or disclosure in a manner that does not result in loss or waiver of such privilege, including, but not limited to, entering into appropriate common interest or similar agreements).

All information provided in connection with the merger agreement and the transactions contemplated thereby will be subject to the confidentiality agreement between UnitedHealth Group and SCA.

Registration Statement; Schedule TO

Concurrently with the filing of certain specified offer documents, UnitedHealth Group agreed to prepare and file a registration statement on Form S-4 with the SEC.

UnitedHealth Group and the Offeror shall, as soon as practicable on the commencement date of the offer, file a tender offer statement on Schedule TO with the SEC, which will contain certain specified offer documents, deliver a copy of the offer statement on Schedule TO to SCA at its principal executive offices, give telephonic notice of certain information, and mail a copy of the offer statement on Schedule TO, to Nasdaq, and, subject to SCA’s compliance with certain obligations, cause these offer documents to be disseminated to holders of SCA’s common stock as required by applicable law.

UnitedHealth Group will, with SCA’s reasonable cooperation, use reasonable best efforts to (i) have the registration statement declared effective under the Securities Act as promptly as practicable after its filing, (ii) ensure that the registration statement and offer documents comply in all material respects with applicable law, and (iii) keep the registration statement effective for so long as necessary to complete the first merger. SCA will promptly furnish in writing to UnitedHealth Group and the Offeror information concerning SCA, its subsidiaries, the facility entities and the holders of shares of SCA common stock that is required by applicable law or otherwise reasonably advisable to be included in the offer documents and the registration statement. Each of UnitedHealth Group, the Offeror and SCA will promptly correct any information provided by it or any of its respective representatives for use in the offer documents and the registration statement if and to the extent that such information has become false or misleading in any material respect. UnitedHealth Group and the Offeror will, with SCA’s cooperation, take all reasonable steps to cause the offer documents and the registration statement, as so corrected, to be filed with the SEC and to be disseminated to the holders of shares of SCA common stock, in each case as and to the extent required by applicable law, or by the SEC or its staff or Nasdaq. Each of UnitedHealth Group and the Offeror has agreed to (a) provide SCA and its counsel with reasonable opportunity to review and comment on the registration statement and the offer documents (and any amendments or supplements to any of the foregoing) prior to filing with the SEC, and give reasonable consideration to any timely comments thereon made by SCA or its counsel, (b) promptly notify SCA of the receipt of, and promptly provide SCA with copies of, all comments received from, and all correspondence with, the SEC or its staff with respect to any offer document or the registration statement, (c) provide SCA and its counsel with a reasonable opportunity to review and comment on any proposed correspondence between UnitedHealth Group or any of its representatives on the one hand and the SEC or its staff on the other hand with respect to any offer document or the registration statement and give reasonable consideration to any timely comments thereon made by SCA or its counsel, and (d) promptly provide SCA with final copies of any correspondence sent by it or any of its representatives to the SEC or its staff with respect to any offer document or the registration statement, and of any amendments or supplements to any offer document or the registration statement. UnitedHealth Group will also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the issuance of the UnitedHealth Group common stock in the offer or the first merger, and will pay all expenses related thereto, and SCA will timely furnish all information concerning SCA and the holders of SCA common stock as may be reasonably requested in connection with any such actions.

Schedule 14D-9; Assistance with the Offer

Concurrently with the filing of the Schedule TO by UnitedHealth Group and the Offeror, SCA shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, containing, among other things, the recommendation of the SCA Board that the holders of SCA common stock accept the offer and tender their shares of SCA common stock pursuant to the offer, unless and until such recommendation is changed in accordance with the terms of the merger agreement. SCA has agreed to, promptly after commencement of the offer, cause the Schedule 14D-9 to be mailed to the holders of shares of SCA common stock together with a notice of appraisal rights promptly after commencement of the offer.

SCA shall cause the Schedule 14D-9 to comply as to form and substance in all material respects with applicable requirements of the Exchange Act and other applicable law. To the extent requested by SCA, UnitedHealth Group will cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of shares of SCA common stock (to the extent required by applicable law) together with the offer documents. Each of UnitedHealth Group and the Offeror will promptly furnish in writing to SCA all information concerning UnitedHealth Group and the Offeror that is required by applicable law or otherwise reasonably advisable to be included in the Schedule 14D-9. Each of SCA, UnitedHealth Group and the Offeror will correct promptly any information provided by it or any of its representatives for use in the Schedule 14D-9 if and to the extent that such information has become false or misleading in any material respect. SCA has further agreed to, with UnitedHealth Group’s and the Offeror’s reasonable cooperation, take all reasonable steps to cause the Schedule 14D-9, as corrected, to be filed with the SEC and disseminated to holders of shares of SCA common stock in each case as and to the extent required by applicable laws or by the SEC or its staff. Unless and until the SCA board has effected a change of recommendation pursuant to the merger agreement, SCA has agreed to (a) provide UnitedHealth Group and its counsel with a reasonable opportunity to review and comment on the Schedule 14D-9 (and any amendments or supplements to the foregoing) before it is filed with the SEC, and give reasonable consideration to any timely comments thereon made by UnitedHealth Group or its counsel, (b) promptly notify UnitedHealth Group of the receipt of, and promptly provide UnitedHealth Group copies of, all comments from, and all correspondence with, the SEC or its staff with respect to the Schedule 14D-9, (c) provide UnitedHealth Group and its counsel with a reasonable opportunity to review and comment on any proposed correspondence between SCA or any of its representatives on the one hand and the SEC or its staff on the other hand with respect to the Schedule 14D-9 and give reasonable consideration to any comments thereon made by UnitedHealth Group or its counsel and (d) promptly provide UnitedHealth Group with final copies of any correspondence sent by it or any of its representatives to the SEC or its staff with respect to the Schedule 14D-9, and of any amendments or supplements to the Schedule 14D-9. Notwithstanding anything to the contrary set forth above, but subject to the terms of the merger agreement, SCA may amend or supplement the Schedule 14D-9 in connection with a change in recommendation effected by the SCA board pursuant to the merger agreement without the prior consent of UnitedHealth Group and without providing UnitedHealth Group or its counsel an opportunity to review or comment thereon.

In connection with the offer, SCA has also agreed to, or to cause its transfer agent to, promptly furnish or cause to be furnished to UnitedHealth Group and the Offeror with such assistance and such information as UnitedHealth Group, the Offeror or any of their representatives reasonably requests in order to disseminate and otherwise communicate the offer and the mergers to the record and beneficial holders of shares of SCA common stock, including a list, as of the most recent practicable date, of the stockholders of SCA, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of shares of SCA common stock, and lists of security positions of shares of SCA common stock held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions), in each case as of the most recent practicable date, and shall promptly furnish UnitedHealth Group and the Offeror with such additional information and assistance (including updated lists of the record and beneficial holders of shares of SCA common stock, mailing labels and lists of security positions) as UnitedHealth Group and the Offeror or their agents may reasonably request in order to communicate the offer and the mergers to the holders of shares of SCA common stock. Subject to applicable laws, and except for such steps as are necessary to disseminate the offer documents and any other documents necessary to consummate the offer and the mergers, UnitedHealth Group and the Offeror (and their respective agents) must hold the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions in confidence, use such information only in connection with the offer and the mergers, and if the merger agreement if terminated, promptly return (or use their reasonable efforts to cause their representatives to return or destroy) any and all copies and any extracts or summaries from such information then in their possession or control.

No Solicitation of Acquisition Proposals

Under the terms of the merger agreement, subject to certain exceptions described below, SCA has agreed that it will not, and will cause each of its subsidiaries and its and their respective officers, directors, managers and employees, and will instruct and cause its and its subsidiaries’ respective agents, financial advisors, investment bankers, attorneys and accountants (which officers, directors, managers, employees, agents, financial advisors, investment bankers, attorneys and accountants in their capacity as such are referred to in this section of this prospectus/offer to exchange as the “representatives”) not to, directly or indirectly through intermediaries:

•	solicit, initiate, knowingly encourage (including by way of furnishing non-public information relating to SCA or any of its subsidiaries) or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a takeover proposal;

•	conduct, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with, or for the purpose of knowingly encouraging or knowingly facilitating, a takeover proposal;

•	approve, endorse, recommend or enter into, or propose to approve, endorse, recommend or enter into, any letter of intent, term sheet, acquisition agreement, merger agreement, joint venture agreement or similar document, agreement, commitment or agreement in principle (whether written, oral, binding or non-binding) with respect to a takeover proposal;

•	amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of SCA or any of its subsidiaries;

•	approve any transaction involving SCA or any of its subsidiaries under or any third party (other than UnitedHealth Group or the Offeror) becoming an “interested stockholder” of SCA or any of its subsidiaries under Section 203 of the DGCL or SCA’s organizational documents (except a transaction involving UnitedHealth Group, the Offeror or their affiliates); or

•	resolve to do any of the foregoing.

SCA has also agreed that upon execution of the merger agreement, it will, and will cause each of its subsidiaries and its and their respective representatives, to immediately cease and cause to be terminated any solicitation, discussions or negotiations with any persons (other than UnitedHealth Group and its representatives) that are ongoing with respect to a takeover proposal.

Under the merger agreement, SCA is obligated to notify UnitedHealth Group in writing promptly (and in no event later than 24 hours after receipt) after it or any of its representatives receives a takeover proposal or a request for information relating to SCA or its subsidiaries that contemplates a takeover proposal. Such notice to UnitedHealth Group must include the identity of the person making the takeover proposal and the material terms and conditions of the takeover proposal (including an unredacted copy of the takeover proposal if it is in writing and if not, a description of the terms thereof). SCA must promptly (and in no event later than 24 hours after receipt) provide UnitedHealth Group with copies of any proposals, indications of interest and/or draft agreements relating to such takeover proposal and must provide UnitedHealth Group with at least 2 business days’ prior written notice (or such lesser notice as is provided to member of the SCA board) of any meeting of the SCA board at which such takeover proposal is reasonably expected to be considered.

Notwithstanding anything in the merger agreement to the contrary, SCA may (a) furnish information to a person making a takeover proposal, including non-public information, pursuant to an executed confidentiality agreement (an “acceptable confidentiality agreement”) containing terms that are not materially less restrictive with respect to the other party than those contained in the confidentiality agreement between SCA and UnitedHealth Group) and provided that SCA (i) promptly (and in no event later than 24 hours after receipt) provides a copy of such confidentiality agreement to UnitedHealth Group and (ii) concurrently makes available to UnitedHealth Group any nonpublic information it provides the other party or its representatives that UnitedHealth Group has not previously received and (b) engage in discussions and negotiations with the person making the takeover proposal, if at any time after the date of the merger agreement and prior to the Offeror’s acceptance of shares tendered in the offer (x) SCA or any of its representatives receives a bona fide written takeover proposal from any person that did not result from a breach of SCA’s non-solicitation obligations under the merger agreement; and (y) the SCA Board determines in good faith after consultation with its independent financial advisor and outside legal counsel that such takeover proposal constitutes or is reasonably likely to lead to a superior proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law.

A “takeover proposal” for purposes of the merger agreement means any unsolicited, bona fide inquiry, proposal, indication of interest or offer from any person (other than UnitedHealth Group, the Offeror or any of their affiliates) relating to:

•	a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or similar transaction involving SCA or any of its subsidiaries that would result in such other person acquiring (a) 15% or more of SCA’s outstanding common stock or securities of SCA representing more than 15% of the voting power of SCA or (b) 15% or more of the consolidated assets, net revenues or net income of SCA and its subsidiaries;

•	any acquisition, in one transaction or a series of related transactions, of the beneficial ownership of or the right to acquire beneficial ownership, directly or indirectly, of 15% or more of the outstanding SCA common stock or securities of SCA representing more than 15% of the voting power of SCA;

•	any acquisition (including the acquisition of stock in any subsidiary of SCA), in one transaction or a series of related transactions, of assets or businesses of SCA or its subsidiaries, including pursuant to a joint venture, representing 15% or more of the consolidated assets, net revenues or net income of SCA and its subsidiaries; or

•	any tender or exchange offer or similar transaction or series of transactions that, if consummated, would result in any person beneficially owning 15% or more of SCA’s outstanding common stock or securities of SCA representing more than 15% of the voting power of SCA.

A “superior proposal” for purposes of the merger agreement means any written takeover proposal (as defined above but substituting “50%” for all references to “15%”) that the SCA Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, taking into account the timing, likelihood of consummation, legal, financial, regulatory and other aspects of such takeover proposal, including the identity of the third party making such takeover proposal and the financing terms thereof, and such other factors as the SCA Board considers to be appropriate, and taking into account any revisions to the terms of the merger agreement committed to in writing by UnitedHealth Group in response to such takeover proposal, is more favorable to the stockholders of SCA from a financial point of view than the transactions contemplated by the merger agreement.

Change of Recommendation

The merger agreement requires the SCA Board to recommend that the SCA stockholders accept the offer and tender their shares of SCA common stock into the offer. In general, the SCA Board may not change such recommendation unless it has determined that the failure to so change its recommendation would be inconsistent with directors’ fiduciary duties, including as a result of a superior proposal.

More specifically, other than as described below (any of the following being a “change of recommendation”), the SCA Board may not:

•	unless a recommendation change has been made in compliance with the terms of the merger agreement, fail to include the recommendation in favor of the transactions in the Schedule 14-9 or the prospectus/offer to exchange when it is distributed to the SCA stockholders;

•	change, qualify, withhold, withdraw or modify (or authorize or publicly propose to change, qualify, withhold, withdraw or modify) the recommendation in favor of the transactions in a manner adverse to UnitedHealth Group;

•	publicly recommend a tender or exchange offer by any person other than the Offeror;

•	adopt, approve or recommend, or publicly propose to adopt, approve or recommend a takeover proposal to the SCA stockholders;

•	make any public statement inconsistent with the recommendation in favor of the transactions; or

•	if a takeover proposal has been publicly announced or disclosed, either fail to recommend against such takeover proposal or fail to reaffirm its recommendation in favor of the transactions with UnitedHealth Group promptly following a written request by UnitedHealth Group to do so, in either case on or prior to the later of the fifth business day prior to the then-scheduled expiration date of the offer and the tenth business day after the public announcement or disclosure of any such takeover proposal (and in any event at least one business day prior to the then-scheduled expiration date of the offer).

The merger agreement also prohibits the SCA Board from authorizing, causing or permitting SCA or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement or agreement in principle with respect to any takeover proposal.

Notwithstanding anything to the contrary in the merger agreement, the SCA Board may, prior to the Offeror’s acceptance of SCA shares tendered in the offer, in respect of a bona fide, written superior proposal that did not result from a breach of SCA’s non-solicitation obligations (i) make a change of recommendation or (ii) terminate the merger agreement (subject to payment of the termination fee) in order to enter into a definitive agreement for such superior proposal, in either case if and only if prior to taking such action, the SCA Board has determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law; provided that prior to taking such action:

•	SCA has given UnitedHealth Group at least five business days’ prior written notice of its intention to take such action, including the terms and conditions of and the basis for such action, and the identity of the person making, any such superior proposal and has contemporaneously provided to UnitedHealth Group a copy of the superior proposal or any proposed acquisition agreements and a copy of any related financing commitments in SCA’s possession (or, in each case, if not provided in writing to SCA, a written summary of the terms thereof);

•	SCA has negotiated, and has caused its representatives to negotiate, in good faith with UnitedHealth Group during such five business days’ period, to the extent UnitedHealth Group wishes to negotiate, any revisions to the terms of the merger agreement proposed by UnitedHealth Group;

•	following the end of such five business days’ notice period, the SCA Board determines, after consultation with its independent financial advisor and outside legal counsel, and giving due consideration to the revisions to the terms of the merger agreement to which UnitedHealth Group has committed in writing, that the superior proposal would nevertheless continue to constitute a superior proposal (assuming the revisions committed to by UnitedHealth Group in writing were to be given effect) and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law; and

•	in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such superior proposal, SCA will, in each case, have delivered to UnitedHealth Group an additional notice consistent with that described above and a new notice period will commence (except that the five business days’ notice period referred to above will instead be equal to two business days) during which time SCA will be required to comply with the requirements above anew with respect to such additional notice.

Neither SCA nor any of its subsidiaries may enter into a definitive agreement with respect to a superior proposal unless the merger agreement is terminated in accordance with its and terms and SCA pays the termination fee.

Notwithstanding anything to the contrary contained in the merger agreement, other than in connection with a takeover proposal, the SCA Board may, at any time prior to the Offeror’s acceptance of shares tendered in the offer, make a recommendation change in response to an intervening event if, prior to taking such action, the SCA Board has determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, provided, however, that, prior to taking such action,

•	SCA has given UnitedHealth Group at least five business days’ prior written notice of its intention to take such action, and specifying in reasonable detail the intervening event and the potential reasons that the SCA Board is proposing to make a change of recommendation,

•	SCA has negotiated, and has caused its representatives to negotiate, in good faith with UnitedHealth Group during such five business day period, to the extent UnitedHealth Group wishes to negotiate, to enable UnitedHealth Group to propose revisions to the terms of the merger agreement such that it would cause the SCA Board to not make such change of recommendation, and

•	following the end of such five business day period, the SCA Board has considered in good faith any revisions to the terms of the merger agreement to which UnitedHealth Group has committed in writing, and has determined, after consultation with its independent financial advisor and outside legal counsel (assuming the revisions committed to by UnitedHealth Group in writing were to be given effect), that the failure to make a change of recommendation would be inconsistent with the directors’ fiduciary duties under applicable law.

For the purposes of the merger agreement, an “intervening event” means a material event, development or change in circumstances with respect to SCA and its subsidiaries, taken as a whole, that occurred or arose after the date of the merger agreement, which (a) was unknown to and was not reasonably foreseeable by, the SCA Board as of or prior to the date of the merger agreement and (b) becomes known to or by the SCA Board prior to the Offeror’s acceptance of shares tendered in the offer; provided, however that none of the following will constitute, or be considered in determining whether there has been, an intervening event: (i) the receipt, existence of or terms of a takeover proposal or any inquiry, request, proposal or discussion that could reasonably be expected to lead to a takeover proposal or any matter relating thereto or consequence thereof; (ii) changes in the market price or trading volume of the shares of SCA common stock on Nasdaq; (iii) the fact that SCA or its subsidiaries have exceeded or met in and of itself (or the failure of UnitedHealth Group to meet in and of itself) any internal or published projections, forecasts or predictions in respect of revenues, earnings or other financial or operating performance for any period ending on or after the date of the merger agreement; and (iv) changes in the market price or trading volume of the shares of UnitedHealth Group common stock on the NYSE (provided, however, that the underlying causes of such change or fact shall not be excluded by clauses (ii), (iii) or (iv)).

Employee Benefit Matters

The merger agreement provides that for a period of twelve (12) months following the effective time of the first merger, UnitedHealth Group will provide (or cause to be provided) certain SCA employees who continue to be employed following the effective time of the first merger with (x) a base salary or base wage, bonus and incentive opportunities (excluding any equity based compensation awards, the TSPP, and any retention bonuses or special one-time payments) no less favorable than those provided to such SCA employees immediately prior to the effective time of the first merger, and (y) employee benefits including retirement and welfare benefits (excluding equity based compensation awards and the TSPP) that are, in the aggregate, no less favorable than those provided to the SCA employees immediately prior to the effective time of the first merger or, in UnitedHealth Group’s discretion, are substantially comparable to those made available to similarly situated employees of UnitedHealth Group and its subsidiaries.

Following the effective time of the first merger, UnitedHealth Group will, or will cause the surviving company to, cause any employee benefit plans sponsored or maintained by UnitedHealth Group or the surviving company or any of their subsidiaries in which SCA employees are eligible to participate following the closing date to waive any pre-existing conditions or limitations, actively-at-work requirements and eligibility waiting periods under any welfare plans of UnitedHealth Group or its subsidiaries (subject to certain exceptions in the case of supplemental life insurance) and give the SCA employees credit for their years of service with SCA and its subsidiaries before the effective time of the first merger for all purposes including determining eligibility to participate, level of benefits (including severance benefits), benefit accrual and vesting under any applicable employee benefit plan maintained by UnitedHealth Group, as if such service had been performed with UnitedHealth Group, (except for any employee benefit plans that are frozen or grandfathered, for purposes of qualifying for any subsidized early retirement benefits, for benefit accrual under any defined benefit pension plans, or to the extent necessary to avoid duplication of benefits). In addition, UnitedHealth Group will honor (or cause to be honored) in accordance with their terms, including any right to amend or terminate, all existing employment and severance agreements with any officer, director, or employee of SCA and its subsidiaries (excluding agreements with any officers, directors or employees that primarily work at (i) certain related entities of SCA or (ii) a provider of health care services). The merger agreement provides that UnitedHealth Group may request in writing, not less than 10 days prior to the anticipated effective time of the first merger, that the SCA Board take such action as reasonably necessary to terminate SCA’s 401(k) plans, effective as of the day prior to the effective time of the first merger.

Regulatory Approvals

UnitedHealth Group and SCA agreed to use their respective reasonable best efforts to take all actions necessary to obtain as soon as practicable any consent, waiver, authorization, order or approval, or any exemption by, any third party, including any governmental entity (including furnishing all information and documentary material required under the HSR Act) required to be obtained or made by UnitedHealth Group, the Offeror, Merger Sub, SCA or any of their respective subsidiaries in connection with the offer or the mergers.

Takeover Statutes

Each of SCA and UnitedHealth Group agreed that neither it nor its subsidiaries will take any action that would cause the transactions contemplated by the merger agreement or the tender and support agreement to be subject to requirements imposed by any takeover statute.

Public Announcements

Unless a change of recommendation has occurred, the parties will consult with one another prior to issuing, and provide each other with the opportunity to review and comment on, any public announcement, statement or other disclosure with respect to the merger agreement or the transactions, except as may be required by law or the rules and regulations of the NYSE or Nasdaq; however, each of SCA and UnitedHealth Group may make any public statements in response to questions by the press, analysts, investors or analyst or investor calls, so long as such statements are not inconsistent with previous statements made jointly by SCA and UnitedHealth Group (or made by one party after having consulted with the other party).

Transaction Litigation

The terms of the merger agreement require SCA to give UnitedHealth Group the opportunity to participate in the defense or settlement of any stockholder litigation against SCA or its directors or executive officers relating to the transactions, including the offer and the mergers. SCA may not settle or offer to settle any such litigation commenced prior to or after the date of the merger agreement against SCA or its directors, executive officers or similar persons by any stockholder of SCA relating to the merger agreement, the offer, the mergers or the other transactions without UnitedHealth Group’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed to the extent that such settlement only requires (a) the issuance of additional disclosure or (b) the payment of money if the amount of money to be paid in connection with such settlement does not materially exceed any insurance proceeds that SCA reasonably expects to receive with respect to such action and any deductible in respect thereof. Each of UnitedHealth Group and SCA shall notify the other promptly (and in any event within 48 hours) of the commencement of any such stockholder action of which it has received notice.

Listing of UnitedHealth Group Common Stock; Delisting of SCA Common Stock

UnitedHealth Group agreed in the merger agreement to file a supplemental listing application with the NYSE with respect to the listing of the shares of UnitedHealth Group common stock to be issued or reserved for issuance in connection with the offer and the first merger, subject to official notice of issuance, prior to the Offeror’s acceptance for exchange of shares of SCA common stock tendered in the offer.

SCA agreed in the merger agreement to cooperate with UnitedHealth Group and use reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable on SCA’s part under applicable law and the rules and policies of Nasdaq to enable the delisting of shares of SCA common stock from Nasdaq and the termination of its registration under the Exchange Act, in each case, as promptly as practicable after the effective time of the first merger. Such delisting and termination will not be effective until after the effective time of the first merger.

Debt Matters

From and after the date of the merger agreement, and through the earlier of the closing and the date on which the merger agreement is terminated in accordance with its terms, SCA and its subsidiaries and their respective representatives must use commercially reasonable efforts to provide all cooperation as may be reasonably requested by UnitedHealth Group to assist UnitedHealth Group in any repayment of SCA’s debt obligations at or following the closing, including in each case taking all customary actions as may be necessary or desirable to effect any such transactions. This requirement will not (a) require SCA or any of its subsidiaries to agree to or to pay any fees, incur or reimburse any costs or expenses, or make any payment, prior to the occurrence of the closing or otherwise incur any liability or give any indemnities prior to the occurrence of the closing, (b) require SCA or any of its subsidiaries to take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the organizational documents of SCA or any of its subsidiaries, any applicable laws or any contract, (c) require SCA or any of its subsidiaries to execute or deliver any certificate, document, instrument or contract that is effective prior to the closing or agree to any change or modification of any existing certificate, document, instrument or contract that is effective prior to the closing (other than customary payoff letters), (d) require SCA or any of its subsidiaries or their respective representatives to enter into, execute or deliver any contract, or agree to any change or modification to any contract, that is effective prior to the occurrence of the closing or that would be effective if the closing does not occur, or (e) require cooperation to the extent it would unreasonably disrupt or interfere with the conduct of the business or operations of SCA or its subsidiaries.

UnitedHealth Group will indemnify, defend and hold harmless SCA and its subsidiaries and their representatives from and against any and all liabilities, obligations, losses, damages, claims, costs, expenses, awards, judgments and penalties suffered or incurred by any of them in connection with any actions taken at the request of UnitedHealth Group in relation to the debt matters described above.

Rule 14d-10 Matters

The compensation committee of the SCA board, at a meeting to be held prior to the acceptance time, will duly adopt resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act, (i) each employment compensation, severance and other employee benefit plans of SCA presented to the compensation committee of the SCA board on or prior to the date of the merger agreement, (ii) the treatment of the SCA stock awards, as applicable, in accordance with the terms set forth in the merger agreement, and (iii) other terms set forth under the merger agreement, and will take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements.

Resignations

SCA will use its reasonable best efforts to cause to be delivered to UnitedHealth Group resignations executed by each director of SCA in office as of immediately prior to the effective time of the first merger and effective upon the effective time of the first merger.

Conditions to the Offer

The Offeror will not be required to, and UnitedHealth Group will not be required to cause the Offeror to, accept for payment or, subject to applicable rules and regulations of the SEC, pay for any tendered shares of SCA common stock if, at the time that the offer expires (after taking into account any extension of the expiration date):

•	Minimum Tender Condition — there have not been validly tendered in the offer and not properly withdrawn a number of shares of SCA common stock that, together with the shares of SCA common stock (if any) then owned by UnitedHealth Group, the Offeror and UnitedHealth Group’s other subsidiaries, represents at least a majority of all then-outstanding shares of SCA common stock (excluding, for purposes of determining whether a sufficient number of shares have been tendered in the offer to satisfy the minimum tender condition, shares of SCA common stock tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the offer pursuant to such procedures);

•	HSR Clearance — any waiting period (and extensions thereof) applicable to the offer and the mergers under the HSR Act has not expired or been terminated;

•	Effectiveness of Form S-4 — the registration statement on Form S-4 relating to the exchange offer (of which this document is a part) has not been declared effective by the SEC under the Securities Act or a stop order suspending the effectiveness of such registration statement has been issued by the SEC or proceedings for that purpose have been initiated or threatened by the SEC;

•	Listing of UnitedHealth Group Common Stock — the shares of UnitedHealth Group common stock to be issued in the offer and the first merger have not been approved for listing on the NYSE, subject to official notice of issuance (provided that UnitedHealth Group will not be entitled to invoke this condition if it has not complied in all material respects with its obligations under the merger agreement with respect to submitting the requisite supplemental listing application to the NYSE); or

•	Other Conditions — any of the following has occurred and continues to exist as of the expiration date:

•	No Legal Prohibition — an injunction, whether temporary, preliminary or permanent, by any court or other tribunal of competent jurisdiction has been entered and continues to be in effect, or a law has been adopted or is effective, in each case that prohibits or makes illegal the consummation of the offer or the mergers;

•

Accuracy of SCA’s Representations — any of the representations and warranties of SCA contained in the merger agreement shall not be true and correct both at and as of the date of the merger agreement and at and as of the expiration date as though made at and as of the expiration date, other than for failures to be so true and correct (without regard to “materiality,” SCA material adverse effect and similar qualifiers contained in such representations and warranties) that have not had and would not reasonably be expected to have a SCA material adverse effect, except that this condition shall not be satisfied if (i) certain representations and warranties of SCA relating to corporate organization and qualification, the organizational documents of SCA, SCA’s capitalization, required issuances of SCA, granting options or other similar rights with respect to equity interests of SCA, certain required payments of SCA, and the absence of a SCA material adverse effect are not true and correct at and as of the date of the merger agreement and at and as of the expiration date as though made at and as of the expiration date, except for any de minimis inaccuracies, and (ii) certain representations and warranties of SCA relating to the organizational documents of SCA’s subsidiaries, debt securities and voting arrangements regarding SCA’s securities, corporate authorization, due execution and delivery of the merger agreement, finders and brokers and Section 251(h) of the DGCL are not true and correct in all material respects at and as of the date of the merger agreement and at and as of the expiration date as though made at and as of the expiration date; provided, however, that representations and warranties that are made as of a particular date or period need be true and correct (in the applicable manner set forth above) only as of such date or period;

•	SCA’s Compliance with Covenants — SCA has failed to perform and comply in all material respects with all covenants and agreements required by the merger agreement to be performed or complied with by it prior to the expiration date;

•	SCA Closing Certificate — SCA has failed to deliver to UnitedHealth Group a certificate, dated as of the expiration date and signed by SCA’s Chief Executive Officer or another senior officer, certifying to the effect that the conditions regarding the accuracy of SCA’s representations and warranties and compliance with its covenants have been satisfied;

•	SCA Tax Opinion — SCA has not received a written opinion from Cleary Gottlieb, in form and substance reasonably satisfactory to SCA, dated as of the expiration date, to the effect that, on the basis of certain facts, representations and assumptions set forth or referred to in such opinion, the offer and the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	UnitedHealth Group Tax Opinion — UnitedHealth Group has not received a written opinion from Hogan Lovells, in form and substance reasonably satisfactory to UnitedHealth Group, dated as of the expiration date, to the effect that, on the basis of certain facts, representations and assumptions set forth or referred to in such opinion, the offer and the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	Termination of Merger Agreement — the merger agreement has been terminated in accordance with its terms; or

•	Required Health Care Regulatory Consents —SCA has failed to obtain all consents, authorizations, waivers and approvals and to make all filings, applications and notices, in each case, with respect to certificates of need and licenses to operate as an ambulatory surgery center or a hospital, as the case may be, required to be obtained by SCA pursuant to applicable health care laws in order to consummate the transactions with respect to more than 6% of all facilities that provide health care services that are operated or managed by SCA, its subsidiaries or certain related entities of SCA.

The Offeror expressly reserves the right, prior to the expiration of the offer to waive any offer condition or modify the terms of the offer. However, without the prior written consent of SCA, the Offeror may not (and UnitedHealth Group will not permit the Offeror to): (1) reduce the number of shares of SCA common stock subject to the offer, (2) reduce the transaction consideration to be paid in the offer, (3) change the form of consideration payable in the offer, other than the election of UnitedHealth Group to increase the applicable cash consideration and proportionally decrease the applicable stock consideration in accordance with the terms of the merger agreement, (4) waive, amend or modify the minimum tender condition or the conditions relating to HSR clearance, the effectiveness of the registration statement on Form S-4 of which this document is a part, the approval for listing of the UnitedHealth Group shares to be issued in the offer and the first merger on the NYSE, there being no legal prohibitions against the offer or the mergers, and the receipt of tax opinions (provided that UnitedHealth Group will (and will cause the Offeror to) waive the tax opinions conditions upon SCA’s written request), (5) add any condition to the offer other than those described above, (6) amend, modify or supplement any offer condition or, except as otherwise expressly permitted by the merger agreement, any other term of the offer, in each case, in any manner adverse to the holders of SCA common stock, (7) except as otherwise expressly required or permitted under the merger agreement, terminate or extend the offer, or (8) provide any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act.

Conditions to the Mergers

The respective obligations of UnitedHealth Group, the Offeror, Merger Sub and SCA to consummate the mergers are subject to the satisfaction (or waiver by SCA or UnitedHealth Group if permissible under applicable law) on or prior to the closing date of the following conditions:

•	no injunction, whether temporary, preliminary or permanent, by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect, and no law shall have been adopted or be effective, in each case that restrains, enjoins, prevents, prohibits or makes illegal the consummation of the mergers; and

•	the Offeror shall have accepted for payment and paid for all shares of SCA common stock validly tendered and not properly withdrawn pursuant to the offer.

Termination

The merger agreement may be terminated at any time before the Offeror’s acceptance for exchange of shares of SCA common stock tendered in the offer only as follows and subject to any required authorizations of the SCA Board or the board of directors of UnitedHealth Group to the extent required by the DGCL, by mutual written consent of UnitedHealth Group and SCA or by either party:

•	Offer Not Completed — if the offer has been terminated or expired in accordance with its terms (subject to the rights and obligations of UnitedHealth Group and the Offeror to extend the offer) without the satisfaction of the minimum tender condition and the satisfaction (or waiver by UnitedHealth Group) of the other offer conditions;

•	No Closing Before End Date — if the Offeror has not accepted for payment the shares of SCA common stock tendered in the offer and not properly withdrawn on or prior to the end date; provided, however, that if all of the offer conditions, other than the condition relating to obtaining required health care regulatory consents, have been satisfied or waived (other than the minimum tender condition and those conditions which by their terms cannot be satisfied prior to the acceptance for exchange of shares of SCA common stock), and the offer has not been terminated theretofore, the end date may be extended one or more times to 12:01 a.m., New York City time, on the date that is ten business days following the then-current end date at the election of UnitedHealth Group by delivery of written notice to SCA prior to the then current end date. UnitedHealth Group may only exercise such an extension up to a maximum of two times; or

•	Legal Prohibition — if an order by a governmental entity of competent jurisdiction has been issued permanently restraining, enjoining or otherwise prohibiting consummation of the offer or either merger and such order has become final and nonappealable, except that such right to terminate will not be available to any party if such order (or such order becoming final and nonappealable) was due to such party’s material breach of any covenant or other agreement of such party set forth in the merger agreement.

In addition to the mutual termination rights described above, SCA may terminate the merger agreement at any time prior to the Offeror’s acceptance for exchange of shares of SCA common stock tendered in the offer in the following circumstances:

•	UnitedHealth Group, the Offeror or Merger Sub’s Breach — if UnitedHealth Group, the Offeror or Merger Sub has breached or materially failed to perform any of their covenants or other agreements or any of their representations or warranties becomes inaccurate, which breach or inaccuracy, individually or in the aggregate, would reasonably be expected to have a UnitedHealth Group material adverse effect and such breaches, failures to perform or inaccuracies are not curable or are not cured by the earlier of (x) the end date, and (y) the date that is thirty calendar days following written notice from SCA to UnitedHealth Group describing such breach or failure or inaccuracy in reasonable detail; SCA will not be entitled to exercise this termination right if SCA is then in breach of any representation, warranty, covenant or other agreement in the merger agreement that would cause a failure of the closing conditions relating to the truth and accuracy of its representations and warranties and its compliance with its covenants (subject, in each case, to specified materiality standards) to be satisfied; or

•	Superior Proposal — prior to the Offeror’s acceptance for exchange of shares of SCA common stock tendered in the offer, in order to enter into a definitive agreement providing for a superior proposal concurrently with or immediately after such termination; SCA will only be entitled to exercise this termination right if it has complied in all respects with its obligations to provide UnitedHealth Group with the notice period and related opportunities discussed above in “Merger Agreement — Change of Recommendation” (including an opportunity to negotiate revisions to the merger agreement), has complied in all material respects with its other non-solicitation and related obligations, and immediately prior to or concurrently with (and as a condition to) the termination of the merger agreement, SCA pays to UnitedHealth Group the termination fee in the manner described below under “Merger Agreement — Termination Fee”.

In addition to the mutual termination rights described above, UnitedHealth Group may terminate the merger agreement at any time prior to the Offeror’s acceptance for exchange of shares of SCA common stock tendered in the offer in the following circumstances:

•	SCA’s Breach — if SCA has breached or failed to perform any of its representations, warranties, covenants or other agreements in the merger agreement, which breach or failure to perform, if it occurred or was continuing to occur at the time of the Offeror’s acceptance for exchange of shares of SCA common stock tendered in the offer, would result in a failure of the offer conditions relating to the truth and accuracy of SCA’s representations and warranties or SCA’s compliance with its covenants (subject, in each case, to specified materiality standards) to be satisfied, and such breaches, failures to perform or inaccuracies are not curable or are not cured by the earlier of (x) the date that is thirty days following written notice from UnitedHealth Group to SCA describing such breach or failure in reasonable detail and (y) the end date; UnitedHealth Group will not be entitled to exercise this termination right if UnitedHealth Group is then in breach of any representation, warranty, covenant or other agreement in the merger agreement that would cause a failure of any of the offer conditions to be satisfied; or

•	Change of Recommendation or Breach of the Non-Solicitation Obligations — if, prior to the Offeror’s acceptance for exchange of shares of SCA common stock tendered in the offer, the SCA Board effects a change of recommendation (provided that UnitedHealth Group’s right to terminate for a change of recommendation expires at 11:59 p.m., New York City time, on the last business day of the first extension of the offer made by UnitedHealth Group in accordance with the merger agreement following a change of recommendation) or SCA has materially violated or materially breached its non-solicitation obligations with respect to takeover proposals under the merger agreement.

Termination Fee

The merger agreement provides that SCA will pay UnitedHealth Group a termination fee of $90 million if:

•	SCA terminates the merger agreement pursuant to the termination right described under SCA’s termination rights related to “Superior Proposal” as described in “Merger Agreement — Termination”;

•	UnitedHealth Group terminates the merger agreement pursuant to the termination right described under UnitedHealth Group’s termination rights related to “Change of Recommendation or Breach of the Non-Solicitation Obligations” as described in “Merger Agreement — Termination” (including if SCA terminates the merger agreement pursuant to the termination rights described under SCA’s termination rights related to “Offer Not Completed” or “No Closing Before End Date” as described in “Merger Agreement — Termination” at any time at which UnitedHealth Group would have been entitled to terminate the merger agreement pursuant to the termination right described under UnitedHealth Group’s termination rights related to “Change of Recommendation or Breach of the Non-Solicitation Obligations” as described in “Merger Agreement — Termination”);

•	(a) after the date of the merger agreement, (i) a takeover proposal (with references to “15%” in the definition of takeover proposal deemed to be references to “50%”) is made directly to the SCA shareholders or publicly announced or publicly disclosed or (ii) a bona fide third party or group makes (or discloses its intention to make) a takeover proposal to any member of the SCA Board, and in either case the takeover proposal is not withdrawn in good faith at least five business days prior to termination of the merger agreement, and (b) thereafter, either SCA or UnitedHealth Group terminates the merger agreement pursuant to the termination rights described under “Offer Not Completed” or “No Closing Before End Date” or UnitedHealth Group terminates the merger agreement pursuant to the termination right described under “SCA’s Breach”, in each case as described in “Merger Agreement — Termination” and (c) within 12 months after such termination, SCA or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, any transaction constituting a takeover proposal (with references to “15%” in the definition of takeover proposal deemed to be references to “50%”) (whether or not involving the same takeover proposal previously announced, disclosed or made known). In the event a termination fee is due as described in this bullet point as result of UnitedHealth Group’s termination of the merger agreement pursuant to the termination right described under “SCA’s Breach” as described in “Merger Agreement —Termination”, then the termination fee will be offset by the amount of any damages recovered by UnitedHealth Group as a result of the relevant breaches, failures to perform or inaccuracies.

In no event will SCA be obligated to pay the termination fee on more than one occasion.

In the event that the termination fee is payable and SCA pays UnitedHealth Group the termination fee, the termination fee will be the sole and exclusive remedy of UnitedHealth Group, the Offeror and Merger Sub for any loss suffered as a result of any breach of any covenant or agreement of the merger agreement by SCA or for the failure of the transactions to be consummated, except in the case of SCA’s fraud, intentional misrepresentation or other willful breach occurring prior to termination of the merger agreement.

Additionally, UnitedHealth Group, the Offeror, Merger Sub and SCA acknowledge in the merger agreement that the termination fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate UnitedHealth Group in the circumstances in which the termination fee is payable and which do not involve fraud, intentional misrepresentation or other willful breach, for the efforts and resources expended and opportunities foregone while negotiating the merger agreement and in reliance on the merger agreement and on the expectation of the consummation of the transactions contemplated by the merger agreement.

Expenses

All costs and expenses incurred in connection with the offer, the mergers, the merger agreement and the other transactions contemplated thereby shall be paid by the party to the merger agreement incurring or required to incur such expenses, whether or not the offer and the mergers are consummated, provided, however, that UnitedHealth Group, on the one hand, and SCA, on the other hand, shall be responsible for the payment of 50% of any filings fees under the HSR Act.

Remedies

Under the merger agreement, the parties have agreed that, prior to the valid termination of the merger agreement, each party will be entitled to, in addition to any other remedy that may be available to it (including monetary damages):

•	an injunction or injunctions to prevent any breaches of the merger agreement; and

•	a decree or order of specific performance specifically enforcing the terms and provisions of the merger agreement.

Indemnification; Directors’ and Officers’ Insurance

Under the merger agreement, from and after the effective time of the first merger, each of the surviving corporation and the surviving company must, and UnitedHealth Group must cause the surviving corporation and the surviving company, as applicable (a) to indemnify and hold harmless, to the fullest extent permitted by or otherwise contemplated by SCA’s or any of its subsidiaries’ organizational documents, each current and former director and officer of SCA and its subsidiaries and any other person entitled to indemnification under SCA’s or any of its subsidiaries’ organizational documents (in each case, solely when acting in such capacity) (together with their respective heirs, executors and administrators, the “SCA indemnified parties”) against any documented costs or expenses (including documented attorneys’ fees), damages and other losses incurred in connection with any claims, actions or other proceedings arising out of or related to the fact that such person is or was a director or officer of SCA or its subsidiaries and pertaining to matters existing or occurring or actions or omissions taken at or prior to the effective time of the first merger (including the transactions contemplated by the merger agreement and actions to enforce these indemnification rights) and (b) to advance expenses to each SCA indemnified party as incurred to the fullest extent permitted or otherwise contemplated by SCA’s or any of its subsidiaries’ organizational documents, provided that any such SCA indemnified party provides an undertaking to repay such advances if it is ultimately determined by a final and nonappealable judicial determination that such person is not entitled to indemnification. In addition, for a period of six years following the effective time of the first merger, the provisions providing rights to indemnification, exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the first merger and advancement of expenses currently included in SCA’s or any of its subsidiaries’ organizational documents or any existing indemnification agreements will continue in full force and effect in accordance with their terms and may not be amended, repealed or modified in any manner that would adversely affect the rights of such SCA indemnified parties, except as required by applicable law.

Prior to the effective time of the first merger, SCA will, and if SCA is unable to, the surviving company will promptly following the effective time of the first merger, obtain and fully pay the premium for the extension of SCA’s current directors’ and officers’ liability coverage for a claims reporting or discovery period of at least six years from and after the effective time of the first merger from an insurer with the same or better credit rating as SCA’s existing insurer and with terms, conditions, retentions and limits of liability no less favorable in the aggregate than those in the existing policy. If SCA and the surviving company fail to obtain such “tail” policy, then for six years after the effective time of the first merger, the surviving company must maintain in effect a directors’ and officers’ insurance and indemnification policy that provides coverage for claims arising from facts or events, or acts or omissions, occurring or alleged to occur prior to the effective time of the first merger with terms, conditions, retentions and limits of liability no less favorable in the aggregate than those of SCA’s existing policy, provided that the surviving company will not be required to pay annual premiums in excess of 200% of the premiums paid by SCA in 2016 for such insurance (the “premium cap”), and if such premiums for such insurance would at any time exceed the premium cap, then the surviving company will cause to be maintained policies of insurance which, in the surviving company’s good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap.

Modification or Amendment

At any time prior to the Offeror’s acceptance for exchange of shares of SCA common stock tendered in the offer, the merger agreement may be amended by an amendment in writing and signed by UnitedHealth Group, the Offeror, Merger Sub and SCA.

Extensions and Waivers under the Merger Agreement

Under the merger agreement, at any time prior to the Offeror’s acceptance for exchange of shares of SCA common stock tendered in the offer, either SCA or UnitedHealth Group, the Offeror and Merger Sub may, to the extent permissible by applicable law (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties; or (c) waive compliance by the other parties with any of the agreements or conditions for the benefit of the waiving party contained in the merger agreement.

TENDER AND SUPPORT AGREEMENT

This section describes certain material terms of the tender and support agreement. The description in this section and elsewhere in this document is qualified in its entirety by reference to the complete text of the tender and support agreement, a copy of which is attached as Annex B and is incorporated by reference into this document. This summary does not purport to be complete and may not contain all of the information about the tender and support agreement that is important to you in determining whether to tender your SCA shares in the offer. We encourage you to read the tender and support agreement carefully and in its entirety. The legal rights and obligations of the parties are governed by the specific language of the tender and support agreement and not this summary.

On January 7, 2017, concurrently with the execution of the merger agreement, the TPG stockholders entered into the tender and support agreement with UnitedHealth Group and the Offeror. Pursuant to the terms of the tender and support agreement, and pursuant to and in accordance with the terms of the offer, each TPG stockholder agreed to validly tender (or cause to be tendered), no later than fifteen business days after the commencement of the offer, all of the shares of SCA common stock beneficially owned by such TPG stockholder into the offer and to not withdraw (or cause to be withdrawn) such shares from the offer unless and until the expiration date or the termination of the tender and support agreement in accordance with its terms. Subject to the terms of the tender and support agreement, to the extent that any of such TPG stockholder’s shares are not exchanged in the offer, each TPG stockholder further agreed that, during the time the tender and support agreement is in effect, at any annual or special meeting of the stockholders of SCA (including any adjournment or postponement thereof), such TPG stockholder would (a) appear at each such meeting or otherwise cause all of its shares of SCA common stock to be counted as present thereat for purposes of determining a quorum, and (b) be present and vote (or cause to be voted) such shares, among other things, (i) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation of SCA contained in the merger agreement (or of any TPG stockholder contained in the tender and support agreement), or result in any of the offer conditions not being satisfied on or before the end date, (ii) against any agreement or arrangement related to or in furtherance of any takeover proposal, (iii) against any other action, agreement or transaction the consummation of which would reasonably be expected to materially impede, interfere with or delay the consummation of the transactions contemplated by the merger agreement by SCA, including any extraordinary corporate transaction, to the extent SCA is prohibited from taking any such action pursuant to the merger agreement, and (iv) in favor of the adoption and approval of the merger agreement and the transactions contemplated thereunder, in favor of any proposal to adjourn or postpone the meeting to a later date (if there are not sufficient votes for the adoption and approval of the merger agreement and the transactions contemplated thereby on the day such meeting is held), and in favor of any other matter necessary for the consummation of such transactions, in each case to the fullest extent that such TPG stockholder’s shares of SCA common stock are entitled to vote thereon.

Pursuant to the tender and support agreement, each TPG stockholder also irrevocably appointed UnitedHealth Group (and any other person designated by UnitedHealth Group) as attorney-in-fact and proxy for and on behalf of such TPG stockholder, to (a) attend any and all stockholder meetings of SCA with respect to the above matters, and (b) vote, express consent or dissent with respect to such TPG stockholder’s shares of SCA common stock in accordance with the above at any such meeting. UnitedHealth Group agreed not to exercise the proxy granted in the tender and support agreement for any purpose other than the purposes described in the tender and support agreement.

Pursuant to the tender and support agreement, each TPG stockholder also agreed, subject to limited exceptions for transfers to partners or members, certain affiliated entities and trusts, not to, directly or indirectly, (a) create or permit to exist any encumbrance on its shares of SCA common stock, other than certain permitted encumbrances, (b) transfer, sell, assign, gift, hedge, pledge or otherwise dispose of (whether by sale, liquidation, dissolution, dividend or distribution), or enter into any derivative arrangement with respect to, its shares of SCA common stock (or any right or interest therein), or enter into any agreement or understanding to do so, (c) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any of its shares of SCA common stock, (d) deposit or permit the deposit of its shares of SCA common stock into a voting trust or enter into a voting agreement with respect to its shares or (e) take or permit its representatives to take other action that would materially restrict, limit or interfere with the performance of such TPG stockholder’s obligations under or the transactions contemplated by the tender and support agreement or otherwise make any representation or warranty of such TPG stockholder therein untrue or incorrect in any material respect. Under the tender and support agreement, each TPG stockholder agreed, and authorized SCA and its counsel, to notify SCA’s transfer agent that there is a stop transfer order with respect to all of such TPG stockholder’s shares of SCA common stock and that the tender and support agreement places limits on the voting and transfer of such shares, in each case, prior to the termination of the tender and support agreement. The tender and support agreement also contains customary representations and warranties of each of UnitedHealth Group, the Offeror and each TPG stockholder.

In addition, each TPG stockholder agreed (a) not to make a written demand or file a petition for appraisal, and waived and agreed not to exercise any appraisal rights or dissenters’ rights pursuant to Section 262 of the DGCL or otherwise in respect of its shares of SCA common stock that may arise in connection with the offer and the first merger, and (b) not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SCA and its successors relating to the negotiation, execution or delivery of the tender and support agreement or the merger agreement.

Each TPG stockholder also agreed (and agreed to cause its representatives) (a) to immediately cease and cause to be terminated any solicitation, discussions or negotiations by such TPG stockholder or its representatives with any persons (other than UnitedHealth Group and its representatives) that are ongoing with respect to a takeover proposal and (b) not to, directly or indirectly through intermediaries, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a takeover proposal, (ii) conduct, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with, or for the purpose of knowingly encouraging or knowingly facilitating, a takeover proposal (subject to certain exceptions in response to an unsolicited inquiry), and (iii) approve, endorse, recommend or enter into, or propose to approve, endorse, recommend or enter into, any letter of intent, term sheet, commitment, agreement or similar document or agreement in principle with respect to a takeover proposal. Each TPG stockholder also agreed to notify UnitedHealth Group as promptly as practicable (and in any event no later than twenty-four hours after receipt), among other things, in the event that such TPG stockholder or any of its representatives receives a takeover proposal or a request for information relating to SCA or its subsidiaries that contemplates a takeover proposal.

The tender and support agreement will terminate automatically with respect to each TPG stockholder upon the first to occur of (a) the effective time of the first merger, (b) the termination of the merger agreement in accordance with its terms, (c) the entry into any amendment or modification to the merger agreement that results in a decrease in, or change in the form of, the transaction consideration (other than as permitted pursuant to the terms of the merger agreement), (d) the date the offer terminates or the expiration date occurs, in each case without acceptance for payment of such TPG stockholder’s shares of SCA common stock pursuant to the offer or (e) the mutual written consent of UnitedHealth Group and such TPG stockholder.

As of January 7, 2017, the TPG stockholders beneficially owned in the aggregate 12,156,480 shares of SCA common stock. The shares subject to the tender and support agreement represented approximately 30% of the shares of SCA common stock outstanding as of January 5, 2017.

COMPARATIVE MARKET PRICE AND DIVIDEND MATTERS

Market Price History

UnitedHealth Group common stock is listed on the NYSE under the symbol “UNH,” and SCA common stock is listed on Nasdaq under the symbol “SCAI.” The following table sets forth, for the periods indicated, as reported by the NYSE for UnitedHealth Group common stock and Nasdaq for SCAI common stock, the per share intraday high and low sales prices of each company’s common stock.

	UnitedHealth Group common stock			SCA common stock
	High	Low	Dividend	High	Low	Dividend
2014
First Calendar Quarter	$83.32	$69.57	$0.28	$37.69	$28.95	—
Second Calendar Quarter	$83.05	$73.61	$0.375	$32.18	$27.01	—
Third Calendar Quarter	$88.85	$78.74	$0.375	$34.36	$26.56	—
Fourth Calendar Quarter	$104.00	$80.72	$0.375	$34.00	$26.55	—
2015
First Calendar Quarter	$123.76	$98.46	$0.375	$36.60	$30.82	—
Second Calendar Quarter	$124.11	$111.12	$0.50	$40.99	$33.86	—
Third Calendar Quarter	$126.21	$95.00	$0.50	$40.44	$31.91	—
Fourth Calendar Quarter	$125.99	$109.61	$0.50	$40.95	$27.88	—
2016
First Calendar Quarter	$131.10	$107.51	$0.50	$47.13	$37.07	—
Second Calendar Quarter	$141.31	$125.26	$0.625	$44.90	$42.16	—
Third Calendar Quarter	$144.48	$132.39	$0.625	$52.79	$39.82	—
Fourth Calendar Quarter	$164.00	$133.03	$0.625	$48.86	$37.51	—
2017
First Calendar Quarter (through February 17, 2017)	$164.97	$156.09	—	$57.44	$44.43	—

The following table sets forth the closing prices of UnitedHealth Group common stock on the NYSE and SCA common stock on Nasdaq as reported on January 6, 2017, the last day of trading prior to the public announcement of the execution of the merger agreement, and on February 17, 2017, the last practicable trading date prior to the commencement of the offer. The implied value per share of the SCA common stock consideration in the offer on each of the specified dates represents (i) the default cash consideration of $11.40 per share plus (ii) the closing sales price of a share of UnitedHealth Group common stock on that date multiplied by the fraction obtained by dividing $45.60 by the volume weighted average of the closing sale prices per share of UnitedHealth Group common stock on the NYSE on each of the five full consecutive trading days ending on and including that date.

	Per-Share SCA Closing Price	Per-Share UnitedHealth Group Closing Price	Implied Transaction Value of SCA Share
January 6, 2017	$48.75	$162.41	$57.23
February 17, 2017	$56.69	$157.62	$56.13

The market prices of shares of UnitedHealth Group common stock and SCA common stock will fluctuate prior to the expiration of the offer and thereafter, and may be different on the expiration date of the offer from the prices set forth above, and for SCA stockholders tendering shares in the offer, at the time they receive cash and shares of UnitedHealth Group common stock.

Dividends

The timing, declaration, amount of, and payment of any dividends by UnitedHealth Group is within the discretion of the UnitedHealth Group board and will depend upon many factors, including UnitedHealth Group’s financial condition, earnings, capital requirements of its operating subsidiaries, covenants associated with certain of UnitedHealth Group’s debt service obligations, legal requirements, regulatory constraints, industry practice, ability to access capital markets, and other factors deemed relevant by the UnitedHealth Group board.

Since SCA’s initial public offering, SCA has never declared or paid a cash dividend on SCA common stock. SCA intends to retain any earnings to finance the growth and development of its business and does not expect to declare or pay any cash dividends in the foreseeable future. The declaration of dividends is within the discretion of the SCA Board.

CORPORATE GOVERNANCE OF UNITEDHEALTH GROUP

Directors and Executive Officers of UnitedHealth Group

Information about UnitedHealth Group’s directors and executive officers can be found on Annex D hereto.

Director Independence

The UnitedHealth Group Board has adopted UnitedHealth Group’s Standards for Director Independence, which are available on UnitedHealth Group’s website at www.unitedhealthgroup.com. The Standards for Director Independence requirements exceed the independence standards set by the NYSE.

The UnitedHealth Group Board has determined that William C. Ballard, Jr., Richard T. Burke, Robert J. Darretta, Timothy P. Flynn, Michele J. Hooper, Rodger A. Lawson, Glenn M. Renwick, Kenneth I. Shine, M.D. and Gail R. Wilensky, Ph.D. are each “independent” under the NYSE rules and UnitedHealth Group’s Standards for Director Independence and have no material relationships with UnitedHealth Group that would prevent the directors from being considered independent. Stephen J. Hemsley, UnitedHealth Group’s CEO, is not an independent director. Edson Bueno, M.D., who also was not an independent director because he was the founder and CEO of Amil, passed away in February 2017.

In determining independence, the UnitedHealth Group Board considered, among other factors, the business relationships between UnitedHealth Group and its directors, their immediate family members (as defined by the NYSE) and their affiliated companies. The UnitedHealth Group Board considered whether any director or any nominee was a director, partner, significant shareholder or executive officer of an organization that has a relationship with UnitedHealth Group, and also considered charitable contributions that UnitedHealth Group or its affiliates made to organizations with which such directors or nominees are or have been associated. In particular, the UnitedHealth Group Board evaluated the following relationships and determined that such relationships were in the normal course of business and did not impair the directors’ ability to exercise independent judgment:

•	Mr. Burke is an owner of Rainy Partners, LLC. Rainy Partners is a customer of UnitedHealth Group and paid UnitedHealth Group premiums for health insurance of approximately $214,000 in 2016. These premiums were determined on the same terms and conditions as premiums for other comparable customers.

•	Dr. Wilensky is a Senior Fellow of Project HOPE. In 2016, Project HOPE paid UnitedHealth Group approximately $1.3 million for premiums for health insurance. These premiums were determined on the same terms and conditions as premiums and fees for other comparable customers. UnitedHealth Group paid Project HOPE approximately $354,000 for network provider services and approximately $150,000 in sponsorship fees for a workforce health and productivity project in 2016. The United Health Foundation donated approximately $190,000 to Project HOPE in 2016 in support of disaster relief in Haiti and its annual fundraising gala. Total fees paid by UnitedHealth Group and the United Health Foundation to Project HOPE during 2016 were less than 1% of Project HOPE’s total revenues for 2016. Dr. Wilensky is neither directly nor indirectly involved in these relationships.

The UnitedHealth Group Board also considered relationships between UnitedHealth Group and organizations on which its non-employee directors or their immediate family members serve only as directors and determined that such relationships did not impair the directors’ exercise of independent judgment.

Board Committees

The UnitedHealth Group Board has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating Committee and the Public Policy Committee. These committees help the UnitedHealth Group Board fulfill its responsibilities and assist the Board in making informed decisions. Each committee operates under a written charter, and evaluates its charter and conducts a committee performance evaluation annually. The following table identifies the members of each committee as of March 14, 2017:

Director	Audit	Compensation	Nominating	Public Policy
William C. Ballard, Jr.
Richard T. Burke*
Robert J. Darretta
Timothy P. Flynn
Stephen J. Hemsley
Michele J. Hooper
Rodger A. Lawson
Glenn M. Renwick
Kenneth I. Shine, M.D.
Gail R. Wilensky, Ph.D.

Chairperson Member Financial Expert

*	Mr. Burke is the Chair of the Board and an ex-officio member of the Compensation Committee and Public Policy Committee. As an ex-officio member, Mr. Burke has a standing invitation to attend each committee meeting, but does not count for quorum purposes or vote on committee matters.

Audit Committee	Meetings Held in 2016: 9

Committee Members:

Glenn M. Renwick (Chair), Richard T. Burke, Robert J. Darretta and Michele J. Hooper

Primary Responsibilities:

The Audit Committee has responsibility for the selection and retention of the independent registered public accounting firm and assists the UnitedHealth Group Board by overseeing financial reporting and internal controls and public disclosure. The Audit Committee reviews and assesses the effectiveness of UnitedHealth Group’s policies, procedures and resource commitment in the areas of compliance, ethics, privacy and data security, by interacting with personnel responsible for these functions. The Audit Committee also oversees management’s processes to identify and quantify material risks facing UnitedHealth Group. The Audit Committee establishes procedures concerning the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters. The Audit Committee operates as a direct line of communication between the UnitedHealth Group Board and UnitedHealth Group’s independent registered public accounting firm, as well as its internal audit, compliance and legal personnel.

Independence:

Each of the Audit Committee members is an independent director under the NYSE listing standards and the SEC rules. The UnitedHealth Group Board has determined that Messrs. Renwick, Burke and Darretta and Ms. Hooper are “audit committee financial experts” as defined by the SEC rules.

Compensation Committee	Meetings Held in 2016: 5

Committee Members:

Rodger A. Lawson (Chair), William C. Ballard, Jr. and Gail R. Wilensky, Ph.D.

Primary Responsibilities:

The Compensation Committee is responsible for overseeing UnitedHealth Group’s policies and practices related to total compensation for executive officers, the administration of UnitedHealth Group’s incentive and equity-based plans and the risk associated with its compensation practices and plans. The Compensation Committee also establishes UnitedHealth Group’s employment arrangements with its CEO and other executive officers, conducts an annual performance review of the CEO, and reviews and monitors director compensation programs and UnitedHealth Group’s stock ownership guidelines.

Independence:

Each of the Compensation Committee members is an independent director under the NYSE listing standards and the SEC rules, a non-employee director under the SEC rules and an outside director under the Internal Revenue Code of 1986 (the “Internal Revenue Code”).

Nominating Committee	Meetings Held in 2016: 3

Committee Members:

Michele J. Hooper (Chair), William C. Ballard, Jr. and Richard T. Burke

Primary Responsibilities:

The Nominating Committee’s duties include identifying and nominating individuals to be proposed as nominees for election as directors at each Annual Meeting of UnitedHealth Group or to fill Board vacancies, conducting the Board evaluation process, evaluating the categorical standards which the UnitedHealth Group Board uses to determine director independence, and monitoring and evaluating corporate governance. The Nominating Committee also oversees Board processes and corporate governance-related risk.

Independence:

Each of the Nominating Committee members is an independent director under the NYSE listing standards.

Public Policy Committee	Meetings Held in 2016: 4

Committee Members:

Gail R. Wilensky, Ph.D. (Chair) and Kenneth I. Shine, M.D.

Edson Bueno, M.D. served on the Public Policy Committee until his passing in February 2017.

Primary Responsibilities:

The Public Policy Committee is responsible for assisting the UnitedHealth Group Board in fulfilling its responsibilities relating to UnitedHealth Group’s public policy, health care reform and modernization activities, political contributions, government relations, community and charitable activities and corporate social responsibility. The Public Policy Committee is also responsible for overseeing the risks associated with these activities.

Independence:

Dr. Wilensky and Dr. Shine are each independent directors under the NYSE listing standards.

EXECUTIVE COMPENSATION OF UNITEDHEALTH GROUP

Set forth below is information concerning UnitedHealth Group’s compensation program. The definitive proxy statement for UnitedHealth Group’s 2017 Annual Meeting of Shareholders may include additional information related to the topics discussed below. As used in this section, the terms “we,” “our,” “us,” “its,” or “UnitedHealth Group,” refer to UnitedHealth Group Incorporated and its subsidiaries, and “Compensation Committee” refers to the Compensation Committee of the UnitedHealth Group Board.

Executive Summary

UnitedHealth Group’s compensation program is designed to attract and retain highly qualified executives and to maintain a strong link between pay and the achievement of enterprise-wide goals. We emphasize and reward teamwork and collaboration among executive officers, which we believe fosters growth and performance, optimizes the use of enterprise-wide capabilities, drives efficiencies and integrates products and services for the benefit of our customers and other stakeholders.

In determining 2016 executive compensation, the Compensation Committee considered UnitedHealth Group’s strong growth, operating performance and financial results, all of which were achieved in an uncertain environment, as well as individual executive performance. Some of our key business results for 2016 were:

•	Revenues increased 17.7% to $184.8 billion from $157.1 billion in 2015;

•	Operating earnings increased 17.3% year-over-year to $12.9 billion, and net earnings attributable to UnitedHealth Group common shareholders increased to over $7 billion and were supported by cash flows from operations of $9.8 billion;

•	Adjusted earnings per share[1] increased 24.8% to $8.05 per share from $6.45 per share in 2015;

•	Return on equity exceeded 19% in 2016;

•	Total shareholder return, which is defined as the increase in stock price, together with dividends paid, was 38% in 2016 and 120% over the 2014-2016 time period;

•	Our annual cash dividend rate increased to $2.50 per share, paid quarterly, representing a 25% increase over the annual cash dividend rate of $2.00 per share paid quarterly since the second quarter of 2015;

•	We repurchased $1.28 billion in stock at an average price of $128.97 per share;

•	UnitedHealth Group was the top ranking company in the insurance and managed care sector on Fortune’s 2017 “World’s Most Admired Companies” list, based on 2016 results. This is the seventh consecutive year UnitedHealth Group has ranked No. 1 overall in its sector; and

•	UnitedHealth Group was named to both the Dow Jones Sustainability World and North America Indices for the 18th consecutive year.

The Compensation Committee believes that total compensation for the executive officers listed in the 2016 Summary Compensation Table (the “named executive officers” or “NEOs”) should be heavily weighted toward long-term performance-based compensation. In 2016, long-term compensation represented approximately 70% of the total mix of compensation granted to our named executive officers. The elements of compensation for our named executive officers were unchanged from 2015.

We endeavor to maintain strong governance standards in the oversight of our executive compensation programs, including the following policies and practices that were in effect during 2016:

•	Performance-based compensation arrangements, including performance-based equity awards, that use a variety of performance measures, with different measures used for annual and long-term plans.

[1]	Adjusted earnings per share is a non-GAAP financial measure. Refer to “Reconciliation of Non-GAAP Financial Measures” at the end of this section for a reconciliation of adjusted earnings per share to the most directly comparable GAAP measure.

•	Double-trigger accelerated vesting of time-based equity awards, requiring both a change in control and a qualifying employment termination, which is our only change in control consideration.

•	No excise tax gross-ups or executive-only perquisites such as company cars, security systems or financial planning.

•	A compensation clawback policy that entitles the UnitedHealth Group Board to seek reimbursement from our senior executives if they are involved in fraud or misconduct that causes a material restatement, or in the event of a senior executive’s violation of non-compete, non-solicit or confidentiality provisions.

•	A stock retention policy that generally requires executive officers to hold, for at least one year, one-third of the net shares acquired upon vesting or exercise of any equity award.

•	Stock ownership guidelines for our executive officers, each of whom complied with the applicable ownership guidelines as of December 31, 2016. Mr. Hemsley, our CEO, owned shares equal to 424 times his base salary as of March 14, 2017.

•	Prohibition on repricing of stock options and stock appreciation rights without shareholder approval.

•	Annual advisory shareholder vote to approve UnitedHealth Group’s executive compensation.

•	The direct retention by the Compensation Committee of its independent compensation consultant, Pay Governance LLC, which performs no other consulting or other services for UnitedHealth Group.

For 2017, we eliminated our long-term performance cash plan so that going forward all long-term incentive awards will be delivered in equity.

As discussed in detail below and reflected in the 2016 Summary Compensation Table, in 2016, the Compensation Committee determined that our CEO, Mr. Hemsley, should receive the following compensation:

•	Base salary of $1.3 million, which is unchanged since 2006;

•	Annual cash incentive award of $4 million, which represents 154% of his target opportunity;

•	Long-term cash incentive award of $908,500 for the 2014-2016 performance period, which represents above target performance by UnitedHealth Group against pre-set 2014-2016 long-term incentive plan performance goals;

•	A performance-based restricted stock unit opportunity (“performance shares”) with a target grant date fair value of $4.675 million, restricted stock units (“RSUs”) with a grant date fair value of $2.337 million, and non-qualified stock options with a grant date fair value of $2.337 million; and

•	Matching contributions of $133,425 made under UnitedHealth Group’s 401(k) plan and Executive Savings Plan.

Compensation Discussion and Analysis

Philosophy and Objectives of our Compensation Program

We seek to attract and retain highly qualified executives and establish a strong pay-for-performance alignment by linking senior management compensation to enterprise and individual performance goals. The primary objectives of our executive compensation program are to:

•	Align the economic interests of our executive officers with those of our shareholders.

•	Reward performance that advances our mission of helping people live healthier lives and helping to make the health system work better for everyone.

•	Attract, motivate and retain highly qualified executive officers.

•	Reward performance that emphasizes teamwork and close collaboration among executive officers while also recognizing individual performance.

•	Reward performance that supports UnitedHealth Group’s values.

•	Foster an entrepreneurial spirit with innovative thinking and action, and effective and accountable management, and that leverages the ingenuity of our employees.

Compensation Program Principles

Our Compensation Committee uses the following principles to implement our compensation philosophy and achieve our executive compensation program objectives:

•	Pay-for-sustainable performance. A substantial portion of the total compensation of our executive officers is earned based on achievement of enterprise-wide goals that affect shareholder value.

•	Enhance the long-term value of the business. Our incentive compensation design and the performance measures we select encourage executive officers to focus on enhancing the longer-term value of UnitedHealth Group and avoid excessive risk-taking.

•	Reward long-term growth, and focus management on sustained success and shareholder value creation. Compensation of our executive officers is heavily weighted toward long-term equity awards. These awards encourage sustained performance and positive shareholder returns.

•	Provide standard benefits and very limited perquisites. We provide standard employee benefits and very limited perquisites to our executive officers. We generally do not have any “executive-only” benefits or perquisites, which we believe is appropriate in our culture and does not impact our ability to attract and retain top executive talent.

Determination of Total Compensation

Role of the Compensation Committee

The Compensation Committee oversees UnitedHealth Group’s policies and philosophy related to total compensation for executive officers. The Compensation Committee approves the compensation for the named executive officers based on its own evaluation, input from our CEO (for all executive officers except himself), internal pay equity considerations, the tenure, role and performance of each named executive officer, input from its independent consultant and market data.

In addition, in making compensation decisions, the Compensation Committee considers the results of UnitedHealth Group’s annual shareholder advisory votes approving UnitedHealth Group’s executive compensation. Since our inaugural vote in 2011, more than 95% of the votes cast have been in favor of UnitedHealth Group’s executive compensation at each of our annual meetings. The Compensation Committee believes these shareholder votes indicate strong support for UnitedHealth Group’s executive compensation program.

The Compensation Committee’s Use of an Independent Compensation Consultant

The Compensation Committee retains a separate independent compensation consultant, Jon Weinstein of Pay Governance LLC, to advise the Compensation Committee on executive and director compensation matters, assess total compensation program levels and program elements for executive officers and evaluate competitive compensation trends. Pay Governance does not provide any other services to UnitedHealth Group and does not perform any work for management. The Compensation Committee has assessed the independence of Mr. Weinstein and of Pay Governance, specifically considering, in accordance with SEC rules, whether Mr. Weinstein and Pay Governance had any relationships with UnitedHealth Group, our officers or our Board members that would impair their independence. Based on this evaluation, the Compensation Committee concluded that Mr. Weinstein’s and Pay Governance’s work for the Compensation Committee does not raise any conflict of interest.

Competitive Positioning

The Compensation Committee believes that total compensation for the named executive officers should be heavily weighted toward long-term performance-based compensation, but it does not target a specific mix of annual and long-term compensation or cash and equity compensation and does not formulaically set compensation amounts.

In general, the Compensation Committee’s goal is to achieve total compensation for the named executive officers as a group that falls within a range of the 50th to 75th percentiles of the market data for our peer group (as discussed below) if paid at target. Target total compensation of our named executive officers as a group in 2016, consisting of base salary, target annual cash incentive award, target long-term cash incentive award and the grant date fair value of equity awards (including performance shares at target), resulted in a target compensation opportunity for our named executive officers in the aggregate between the 50th and the 75th percentiles of the market data for our peer group. The Compensation Committee believes this range is an appropriate reflection of UnitedHealth Group’s size, complexity and relative performance over the past several years. The following briefly summarizes the processes followed by the Compensation Committee to select competitive compensation benchmark data and how the Compensation Committee uses this data.

At the request of the Compensation Committee, Pay Governance conducts an annual review of UnitedHealth Group’s compensation peer group. This review ensures that the peer group companies remain appropriate from a business and talent perspective and occurs at the second quarter Compensation Committee meeting because recent financial and compensation data are generally available.

The Compensation Committee uses the following methodology, which formulates a peer group focused on the industries reflected in the prior career experience of approximately 250 of UnitedHealth Group’s senior leaders:

•	All U.S. publicly traded companies in the following industries as the starting point:

• Health care	• Pharma/Biotech/Life Sciences
• Insurance	• Financial Services
• Technology	• Professional Services (e.g., consulting, accounting)

•	Limit the list to the largest companies by revenue and market cap to avoid companies of significantly smaller scope; and

•	Add major companies located near UnitedHealth Group’s headquarters and primary operating locations to reflect relevant geographic markets for talent.

This screening process resulted in the 52 companies set forth under “Peer Group and Managed Care Companies” below. As compared to the peer group, UnitedHealth Group is:

•	Approximately at the 95th percentile on a revenue basis;

•	Approximately at the 70th percentile on a market cap basis;

•	Approximately at the 70th percentile in earnings from operations; and

•	Approximately at the 75th percentile in number of employees.

The Compensation Committee also considers market data from the four largest publicly traded managed care companies with which we compete for business, three of which are in the 52-company peer group described above. However, the Compensation Committee does not use this group of managed care companies as a primary reference point for benchmarking compensation practices because UnitedHealth Group is substantially larger, more complex and more diverse than these companies, and because we believe that UnitedHealth Group competes primarily for talent and capital with other successful large companies across a broader group of industries.

Once the process is concluded and peer group companies are selected, the Compensation Committee generally uses the data as follows:

•	At the fourth quarter Compensation Committee meeting, Pay Governance presents an annual review of the market competitiveness of UnitedHealth Group’s executive compensation program for UnitedHealth Group’s executive officers. The review compares the compensation opportunities provided to UnitedHealth Group’s executive officers to peer group companies on a position-by-position basis and on an aggregate basis.

•	At the first quarter meeting, the Compensation Committee determines pay opportunities for each officer using the market competitiveness assessment from the previous fourth quarter as a reference point. In addition, the Compensation Committee takes into consideration UnitedHealth Group’s performance against previously established performance goals, each officer’s individual performance, internal equity, the CEO’s recommendations, and other relevant business performance that may not be adequately captured by UnitedHealth Group and individual officer goals.

The companies that were included in the 2016 peer group and the four managed care companies are listed at the end of this Compensation Discussion and Analysis.

Role of Management and CEO in Determining Executive Compensation

The Compensation Committee has the responsibility to approve and monitor all compensation for our executive officers. Management recommends appropriate enterprise-wide financial and non-financial performance goals for use in incentive compensation. Our CEO assists the Compensation Committee by evaluating the performance of the executive officers that report directly to him and recommending compensation levels for these executive officers.

Use of Tally Sheets and Wealth Accumulation Analysis

When approving compensation decisions, the Compensation Committee reviews comprehensive tally sheet information for each of our executive officers. These tally sheets are prepared by management and quantify the elements of each executive officer’s total compensation. The tally sheets include a summary of all equity awards previously granted to each executive officer, the gain realized from past vesting or exercise of equity awards, the projected value of accumulated equity awards based upon various stock price scenarios, and compensation to be paid under various potential employment termination scenarios. This is done to effectively analyze the compensation each executive officer has accumulated to date and to fully understand the amount the executive officer could potentially accumulate in the future.

Elements of our Compensation Program

Overview

The compensation program for our named executive officers consists of the following elements:

Compensation Element	Objective	Type of Compensation
Base salary	To provide a base level of cash compensation for executive officers	Annual compensation, not variable

Annual cash incentive awards	To encourage and reward executive officers for achieving annual corporate performance goals and individual performance results	Annual performance compensation, variable

Long-term cash incentive awards (no new awards after 2017—replaced with long-term performance shares)	To encourage and reward executive officers for achieving three-year corporate performance goals	Long-term performance compensation, variable

Equity awards

To motivate and retain executive officers and align their interests with shareholders through the use of:

•       Performance shares to motivate sustained performance and growth and potentially assist executives in building ownership in UnitedHealth Group

•       RSUs to retain executive officers and build stock ownership positions

•       Non-qualified stock options to encourage sustained stock price appreciation

Long-term performance compensation, variable

Employee benefits	To promote health, well-being and financial security of employees, including executive officers; constitutes the smallest part of total remuneration	Annual indirect compensation, not variable

As reflected in the charts below, the mix of total target compensation granted in 2016 to our named executive officers was heavily weighted towards performance-based and long-term incentive compensation, with long-term incentive awards making up approximately 70% of total target compensation for our named executive officers.

Annual Compensation

Base Salary

The Compensation Committee generally determines base salary levels for our named executive officers early in the fiscal year. In June 2016, the Compensation Committee approved an increase in the base salary for Mr. Rex upon his promotion to Chief Financial Officer, which was effective June 7, 2016. There were no other changes to the base salaries of the other named executive officers:

Name	2016 Base Salary ($)	2015 Base Salary ($)	Increase From 2015 to 2016 (%)
Stephen J. Hemsley	1,300,000	1,300,000	0%
John F. Rex	800,000	625,000	28%
David S. Wichmann	1,100,000	1,100,000	0%
Larry C. Renfro	1,100,000	1,100,000	0%
Marianne D. Short	800,000	800,000	0%

Annual Cash Incentive Awards

2016 Annual Incentive Plan Performance Goals

Annual cash incentive awards may be paid if UnitedHealth Group meets or exceeds annual performance goals for that year as determined by the Compensation Committee. In establishing the performance measures for the 2016 annual cash incentive awards, the Compensation Committee sought to align broadly the compensation of our executive officers with key elements of UnitedHealth Group’s 2016 business plan. Development of UnitedHealth Group’s 2016 business plan was a robust process that involved input from all of UnitedHealth Group’s business units and was reviewed with the UnitedHealth Group Board in the fourth quarter of 2015 and the first quarter of 2016. These performance measures are based on enterprise-wide measures because the Compensation Committee believes that the named executive officers share the responsibility to support the goals and performance of UnitedHealth Group as key members of UnitedHealth Group’s leadership team.

The following table sets forth the performance measures and goals established, as well as actual 2016 performance results:

2016 Performance Measure	Weight	Threshold Performance	Target Performance	Maximum Performance	Actual 2016 Performance
Revenue*	1/3	$172.425 billion	$181.5 billion	$190.575 billion	$184.828 billion
Operating Income*	1/3	$11.241 billion	$13.225 billion	$15.209 billion	$13.280 billion
Cash Flows from Operations*		$8.075 billion	$9.5 billion	$10.925 billion	$9.795 billion
Stewardship: • Customer and Physician • Satisfaction • Employee Engagement • Employee Teamwork	1/3	2015 results for customer and physician satisfaction, teamwork, and employee engagement	2 points above 2015 results for customer and physician satisfaction; 1 point above 2015 results for teamwork and employee engagement	4 points above 2015 results for customer and physician satisfaction; 2 points above 2015 results for teamwork and employee engagement	At threshold for customer and physician satisfaction; at target for employee engagement and teamwork

*	UnitedHealth Group’s annual incentive plan allows for adjustments to UnitedHealth Group’s reported results for the impact of changes in accounting principles, extraordinary items and unusual or non-recurring gains or losses, including significant differences from the assumptions contained in the financial plan upon which the incentive targets were established. Adjustments to reported results are intended to better reflect executives’ line of sight/ability to affect payouts, align award payments with growth of UnitedHealth Group’s business, avoid artificial inflation or deflation of awards due to unusual or non-recurring items in the applicable period and emphasize UnitedHealth Group’s preference for long-term and sustainable growth. We adjusted 2016 operating income to exclude the impact of our estimated share of guaranty association assessments resulting from the liquidation of Penn Treaty Network America Insurance Company and its subsidiary (Penn Treaty) of $350 million. Penn Treaty is completely unaffiliated with, is not owned by, and does not share any executive officers or directors with, UnitedHealth Group. Under state guaranty association laws, we and other insurance companies are required to cover a portion of Penn Treaty’s obligations to its policyholders when it became insolvent. The Committee felt it was appropriate to exclude the impact of the Penn Treaty charge since management had no control over this matter and there was no consideration for Penn Treaty included in the 2016 performance measure and goal setting process.

Context for the 2016 Annual Cash Incentive Plan Performance Goals

The 2016 financial performance measures at target level represented year-over-year growth in revenues of $24.4 billion, or 15.5%; year-over-year growth in operating income of $2.2 billion, or 20.0%; and year-over-year decrease in operating cash flows of $240 million due to unusually strong operating cash flows in 2015. These targets reflected a full-year of Catamaran results following its acquisition in mid-2015 and the view that there would be a continued challenging business environment in 2016, including the following expectations:

•	Continued marketplace disruption and financial uncertainty related to certain elements of the public health insurance exchanges, including the level of enrollment growth and enrollee health status, risk-adjustment payments, the transitional reinsurance program, and the availability of funds to support the risk-corridor provision;

•	There would not be net favorable development in previously reported medical costs payable estimates; and

•	There would be continued funding pressures in government programs.

The 2016 non-financial performance measures were based on survey data results and, at target levels, represented increases over 2015 performance in all categories. These measures were viewed to be important to longer-term financial success, customer satisfaction, and employee welfare that might not be immediately reflected in annual financial results. The Compensation Committee was of the view that the breadth of financial and non-financial performance measures for the 2016 annual cash incentive award would motivate executive officers to achieve results that contribute to value creation for our shareholders on a long-term basis and avoid excessive risks.

At the beginning of 2016, the Compensation Committee believed that achievement of the annual incentive goals required substantial performance on a broad range of initiatives contained in the 2016 business plan. These initiatives included the following:

•	Grow medical enrollment in UnitedHealthcare by approximately 1,850,000 people;

•	Continue to enhance the quality and operations of our government businesses to compensate for continued expected funding pressures;

•	Continue to innovate in commercial products, service and distribution;

•	Evaluate appropriate level of future participation in the public health insurance exchanges, and minimize the disruption of any reduction in participation;

•	Deliver more effective and comprehensive clinical management, and continue expanding the proportion of our network operating with value-based contracts;

•	Increase UnitedHealth Group’s net promoter score and enhance customer service;

•	Execute on Optum’s growth and alignment initiatives, with major focus areas including care delivery, technology-enabled services and pharmacy care services;

•	Realize planned synergies from integration and alignment of the Catamaran acquisition with OptumRx; and

•	Further improve our consolidated operating cost ratio after considering the impact of changes in business mix.

With respect to these initiatives, UnitedHealth Group significantly exceeded its enrollment targets, adding nearly 2.2 million new members, and improved net promoter scores in many, but not all, of its businesses. UnitedHealthcare further improved its Medicare Star ratings and Optum achieved its combined revenue and earnings growth projections, exceeding targeted synergies from the Catamaran acquisition. In addition, the amount of medical spend covered under value-based arrangements increased to nearly $53 billion, the consolidated operating cost ratio decreased to 15.4%, which includes the impact of Penn Treaty, and UnitedHealth Group achieved or made substantial progress on all of the other initiatives listed above.

Revenues were significantly above target levels. Operating income for 2016 was above target after excluding the $350 million pre-tax impact to earnings of UnitedHealth Group during the fourth quarter of 2016 for the Penn Treaty matter that was not contemplated when the targets were established. This above target performance was achieved despite significantly higher than expected losses related to UnitedHealth Group’s individual health insurance exchange products. Cash flows from operations for 2016 were also above target.

Non-financial performance measures were at target levels except for customer and physician satisfaction, which was between threshold and target performance levels. Adjusted earnings per share increased 25% in 2016, and UnitedHealth Group’s total shareholder return was 38%, reflecting continued successful performance in an uncertain environment.

While UnitedHealth Group uses defined performance measures and weightings to determine an overall funding level for UnitedHealth Group’s bonus pool, individual annual cash incentive awards are not purely formulaic. In determining the amount of the actual annual incentive award to be paid, the Compensation Committee considers the CEO’s recommendations for executive officers, the business performance underlying each of the performance measures, macroeconomic factors disproportionately impacting business performance, individual executive performance, market positioning, teamwork and related matters. The Compensation Committee retains discretion to pay an annual incentive award that is higher or lower than the performance level achieved based on these considerations if threshold performance is achieved on any performance measure. However, the overall pool cannot be exceeded.

Determination of 2016 Annual Cash Incentive Award Opportunities

At the beginning of each year, the Compensation Committee approves an “annual cash incentive target opportunity” for each executive officer as a percentage of the executive officer’s base salary.

The target opportunities established for the named executive officers are intended to increase collaboration, teamwork and accountability across the enterprise, to recognize the skills and versatility of each executive officer and to reflect relative contributions to the success of the overall enterprise. At the end of the fiscal year, the Compensation Committee reviews UnitedHealth Group’s achievement of the performance goals set at the beginning of the year and determines annual cash incentive awards based on such performance. In determining these awards, the Compensation Committee has the ability to use its discretion to increase or decrease the actual awards made in view of actual performance, individual contributions and overall business and market conditions.

The Compensation Committee evaluated UnitedHealth Group’s 2016 performance against the performance goals, overall business results, economic conditions, and individual performance objectives, and exercised its discretion to adjust the 2016 annual cash incentive awards such that they represented between 152% and 184% of the targets set at the beginning of 2016 for named executive officers. The target percentages for annual cash incentive awards to our named executive officers and the actual 2016 annual cash incentive awards paid are set forth in the table below. An explanation of how the individual amounts were determined follows the table.

2016 Annual Cash Incentive Awards

Name	Target Percentage (% of Salary)	Target Award Value ($)	Actual Award Paid ($)	Paid Award (% of Target)
Stephen J. Hemsley	200%	2,600,000	4,000,000	154%
John F. Rex	115%	920,000	1,400,000	152%
David S. Wichmann	185%	2,035,000	3,750,000	184%
Larry C. Renfro	185%	2,035,000	3,750,000	184%
Marianne D. Short	100%	800,000	1,250,000	156%

In determining the 2016 annual cash incentive award amounts, the Compensation Committee took into account UnitedHealth Group’s performance against the 2016 annual performance goals set forth in the table above, business results described under “Context for the 2016 Annual Cash Incentive Plan Performance Goals” and a qualitative assessment of individual performance and accomplishments. Individual factors considered are as follows:

•	For Mr. Hemsley, the Compensation Committee coordinates a formal performance evaluation by all non-management directors. The 2016 performance evaluation focused on the following areas: strategic focus; vision and values; corporate performance; board relations; leadership and organization effectiveness; corporate reputation and government relations. The Compensation Committee concluded that Mr. Hemsley’s performance was outstanding in each category.

•	Mr. Rex’s individual performance considerations included assumption of the role of Chief Financial Officer and additional enterprise responsibilities as part of the Office of the Chief Executive; oversight of all finance, audit and financial compliance functions across the enterprise and responsibility for treasury, mergers and acquisitions and venture and private equity investment activity.

•	Mr. Wichmann’s individual performance considerations included his strong leadership as President of UnitedHealth Group and oversight leadership of UnitedHealthcare’s businesses; continued growth at UnitedHealthcare; strategic leadership of UnitedHealth Group’s significant merger and acquisition agenda; leadership in developing new business platforms addressing multibillion dollar growth opportunities; developing and implementing more modern and engaging approaches to serving care providers and consumers through intuitive technologies; enterprise wide technological advancement and simplification initiatives; and expanded development of global businesses and operations.

•	Mr. Renfro’s individual performance considerations included strong leadership as Vice Chair of UnitedHealth Group in addition to his responsibilities as CEO of Optum; significant progress towards the multi-year “One Optum” strategic direction, related development of large scale business partnerships and continued growth; related organizational and operational simplification initiatives; recruitment of high level senior talent from nontraditional sources to strengthen and diversify the Optum leadership team; and successful acquisition and integration activities focused on the care delivery business.

•	Ms. Short’s individual performance considerations included her strong leadership as a UnitedHealth Group executive in general; additional enterprise responsibilities as part of the Office of the Chief Executive; leadership of the legal department; oversight of enterprise wide compliance and privacy matters; participation in cost management initiatives; and distinctive leadership and judgment in ongoing litigation and business matters.

The Compensation Committee did not make specific assessments of, quantify or otherwise assign relative weightings to the factors listed above as it reached its decisions with respect to any of the named executive officers. See the 2016 Summary Compensation Table and other related compensation tables below for details regarding 2016 total compensation for the named executive officers.

Long-Term Incentive Compensation

Long-term incentive compensation, consisting of the long-term cash incentive program and equity awards in 2016, represents the largest portion of executive officer compensation. This combination of long-term incentives provides a compelling performance-based compensation opportunity, aids in aligning and retaining the senior management team and accelerates the optimization of business unit capabilities across the enterprise. Going forward, beginning with the 2017-2019 performance period, all long-term incentives will be delivered in the form of equity, as the Committee eliminated future long-term cash awards.

Long-Term Awards

2014-2016 Long-Term Cash Incentive and Performance Share Goals and Context

The long-term cash incentive award and performance share programs create a financial incentive for achieving or exceeding three-year financial goals for the enterprise. The earned long-term cash incentive award and performance shares for the 2014-2016 performance period were based on achieving the following performance results versus the pre-set goals:

2014-2016 Performance Measure	Weight	Threshold Performance	Target Performance	Maximum Performance	Actual 2014-2016 Performance
Cumulative Earnings Per Share	50%	$17.24	$18.30	$19.78	$19.11
Return on Equity	50%	15.9%	17.9%	19.9%	18.3%

The performance measures and goals for the 2014-2016 performance period were established during the first quarter of 2014 based on UnitedHealth Group’s long-term business plan. The first year of the long-term business plan was based on UnitedHealth Group’s 2014 business plan. Subsequent years were based on assumptions and growth initiatives developed in conjunction with UnitedHealth Group’s business units and reviewed by the UnitedHealth Group Board.

Other key assumptions and elements of the long-term business plan were:

•	Modest US economic growth with a gradual increase in interest rates, and a more rapidly growing economy in Brazil, with a stable Brazilian Real — U.S. Dollar exchange rate;

•	Medicaid, Medicare Supplement, Part D and international enrollment growth in all years, including significant growth in 2014 from Medicaid expansion;

•	Commercial risk-based and fee-based enrollment declines in 2014, followed by modest increases thereafter from expansion into exchanges and growth in existing markets, leveraging enhanced products, services and distribution;

•	Medicare Advantage declines in 2014 and 2015 due to funding level pressures, followed by modest increases thereafter;

•	Continued funding pressure in government businesses;

•	An expectation that medical cost trends would be consistent with historical levels and that there would not be net favorable development in previously reported medical cost payable estimates;

•	Delivery of more effective and comprehensive clinical management;

•	Continue to enhance the quality and operations of our government businesses to compensate for continued expected funding pressures;

•	Continued growth and alignment of the Optum businesses, driving distinctive revenue, margin and earnings performance;

•	Development and expansion of the Optum Local Care Delivery platform and capabilities;

•	Ongoing improvements to our consolidated operating cost ratio on a comparable business mix basis; and

•	Effective cross-enterprise collaboration among various business units for the benefit of customers and our overall reputation and performance.

To achieve maximum performance for both the long-term cash incentive plan and the performance share plan, UnitedHealth Group would have to achieve cumulative three-year earnings per share (“EPS”) performance of $19.78 and an average return on equity (“ROE”) of 19.9%. These maximum performance levels corresponded to a compound annual growth rate in EPS of 11.9% over the three-year period. For long-term compensation purposes (see adjustments described below), UnitedHealth Group generated cumulative EPS of $19.11 with accompanying ROE of 18.3%, which were both between the target and maximum performance levels. This represented a compound annual EPS growth rate of 10.4% over the three-year performance period.

Factors that positively or negatively influenced our results subsequent to the approval of the long-term business plan in early 2014 included:

•	Greater than anticipated enrollment of individuals who became eligible with the expansion of Medicaid in 2014;

•	Continued relatively favorable medical cost trend experience over the three-year period;

•	Significant unexpected losses in individual health insurance exchange products in 2015 and 2016;

•	Charges taken in 2015 to establish reserves for anticipated future losses for a new state Medicaid managed care contract;

•	Acquisition of Catamaran in mid-2015;

•	Challenging Brazilian economy and significant devaluation of the Brazilian Real against the U.S. Dollar; and

•	Greater than anticipated downward rate pressure in Medicare Advantage payment rates received from the federal government.

Similar to the annual incentive plan, UnitedHealth Group’s long-term incentive plan allows for adjustments to UnitedHealth Group’s reported results in determining long-term incentive plan awards, namely adjustments that account for the impact of changes in accounting principles, extraordinary items and unusual or non-recurring gains or losses. Three adjustments were made in determining 2014-2016 performance:

•	Excluded from 2016 results was the recognition of the $350 million negative impact ($0.23 decrease per share) for our estimated share of guaranty association assessments resulting from the liquidation of Penn Treaty. Penn Treaty is completely unaffiliated with, is not owned by, and does not share any executive officers or directors with, UnitedHealth Group. Under state guaranty association laws, we and other insurance companies, are required to cover a portion of the Penn Treaty’s obligations to policyholders when it became insolvent. This charge will be funded over several years;

•	Excluded from 2016 results was the income tax benefit (approximately $0.15 increase per share) from adoption of ASU 2016-09, which modifies several aspects of the accounting for share-based payment awards, including income tax consequences; and

•	Excluded from 2016 results was the estimated impact of federally mandated one year moratorium in 2017 for the collection of the health insurance industry tax. This moratorium was a provision included in the 2016 federal government budget. The unfavorable impact results from commercial price reductions taken in 2016 for policies that span into 2017.

It was not possible to predict the occurrence, or impact to UnitedHealth Group, of any of these three adjustments when the goals for the 2014-2016 long-term plans were set. Since all of these events were outside of the control of management, the Committee felt it was appropriate to exclude them from final results.

2014-2016 Long-Term Cash Incentive Awards

At the beginning of each three-year performance period, the Compensation Committee approves a “long-term cash incentive target opportunity” for each executive officer as a percentage of the executive officer’s average base salary over the performance period. At the end of a performance period, the Compensation Committee reviews UnitedHealth Group’s achievement of the performance goals set at the beginning of the performance period and determines long-term cash incentive awards based on such performance. In determining these awards, the Compensation Committee has the ability to use its discretion to increase or decrease the actual awards in view of actual performance, individual contributions and overall business and market conditions.

For the 2014-2016 performance period, the target opportunity for each executive officer was 50% of base salary, and the maximum cash incentive award that an executive officer could earn was set by the Compensation Committee to be equal to two times the applicable long-term cash incentive target opportunity. In choosing this target opportunity, the Compensation Committee believed it was important to provide the same relative target opportunity to all of the named executive officers to increase collaboration, teamwork and accountability across the enterprise and to recognize the skills and versatility of each executive officer.

The target percentages for long-term cash incentive awards to our named executive officers and the actual long-term cash incentive awards paid for the 2014-2016 performance period are set forth in the table below:

Long-Term Cash Incentive Award

Name	Target Percentage (% of 3-Year Average Base Salary)	Threshold Award Value ($)	Target Award Value ($)	Maximum Award Value ($)	Actual Award Paid ($)	Paid Award (% of Target)
Stephen J. Hemsley	50%	3,105	658,333	1,316,666	908,500	138%
David S. Wichmann	50%	2,476	525,000	1,050,000	724,500	138%
Larry C. Renfro	50%	2,476	525,000	1,050,000	724,500	138%
Marianne D. Short	50%	1,873	397,116	794,232	548,100	138%

The primary factor considered by the Compensation Committee in the determination of the long-term cash incentive award amounts was achievement of 2014-2016 long-term incentive plan EPS and ROE between target and maximum goals. Because the Long-Term Cash Incentive Award program is being phased out, with no new participants added after 2016, Mr. Rex was not added as a participant upon his promotion to Chief Financial Officer in June 2016.

2014-2016 Performance Share Awards

The use of performance shares as a component of the overall equity awards granted was based upon the Compensation Committee’s desire to encourage superior performance and build executive ownership; consideration of competitive market data; the value of utilizing a balanced system to facilitate prudent decision-making and mitigate risk; and conversations with shareholders about the desirability of this type of equity award as a component of a pay-for-performance program. The actual shares that were earned for the 2014-2016 performance period were above target due to UnitedHealth Group’s strong ROE and earnings growth performance and are set forth in the table below as well as reflected in the 2016 Option Exercises and Stock Vested table:

Long-Term Performance Shares

Name	Threshold Shares (#)	Target Shares (#)	Maximum Shares (#)	Actual Shares Paid (#)	Paid Award (% of Target)
Stephen J. Hemsley	252	53,389	106,778	73,677	138%
David S. Wichmann	157	32,034	64,068	44,207	138%
Larry C. Renfro	157	32,034	64,068	44,207	138%
Marianne D. Short	101	21,356	42,712	29,472	138%

Mr. Rex did not receive performance shares as part of his 2014 equity grant because he was not an executive officer at that time.

Equity Awards

Equity Award Practices

Awards of equity-based compensation to our executive officers serve the purposes described above under “Long-Term Incentive Compensation.” The Compensation Committee determined that equity-based compensation for 2016 should include grants of performance shares, RSUs and non-qualified stock options to achieve balance and effectiveness in our equity-based compensation and to align the interests of our executive officers and our shareholders. The mix of equity-based compensation granted in February 2016 was as follows, based on the grant date fair value of the total award: 50% performance shares, 25% RSUs and 25% non-qualified stock options. Performance share grants were selected to ensure a strong pay-for-performance alignment of UnitedHealth Group’s compensation program with drivers of shareholder value. The Compensation Committee’s decision to grant performance shares was informed, in part, by past discussions held between UnitedHealth Group and certain of its shareholders regarding the merits of performance shares in a pay-for-performance executive compensation program. RSU grants were selected because they are full value shares with time vesting and, as such, provide added retention value. Non-qualified stock options were selected because they have value only if UnitedHealth Group’s stock price increases and, as such, provide incentives for sustained long-term stock appreciation.

The Compensation Committee’s equity award policy requires that all grants of equity be made at set times. We do not have a specific program, plan or practice to time equity compensation awards to named executive officers in coordination with our release of material information.

UnitedHealth Group does not pay dividend equivalents on performance shares granted to employees. Unvested shares of RSUs receive dividend equivalents, which are subject to the same terms as the RSUs and will be forfeited if the underlying RSUs do not vest. The determination to pay dividend equivalents on RSUs was made after considering market practices.

The aggregate number of shares subject to equity awards made in 2016 for all employees was approximately 1% of UnitedHealth Group’s shares outstanding at the end of 2016.

Equity Awards — 2016

In February 2016, the Compensation Committee granted the following target number of performance shares, RSUs and stock options to our named executive officers:

Name	Target Number of Performance Shares (#)	Annual RSU Award (#)	Annual Stock Option Award (#)
Stephen J. Hemsley	42,057	21,029	118,270
John F. Rex	11,246	5,623	31,623
David S. Wichmann	29,687	14,844	83,485
Larry C. Renfro	29,687	14,844	83,485
Marianne D. Short	13,944	6,972	39,213

The grant date fair values and terms of these equity awards are discussed in the 2016 Grants of Plan-Based Awards table.

Other Compensation

Supplemental Retirement Benefits

In 2006, the accrued value of the benefit payable under Mr. Hemsley’s individual supplemental executive retirement plan agreement (the “SERP”) was frozen based on his then-current age and average base salary and converted into a lump sum cash benefit of $10,703,229. On June 7, 2016, UnitedHealth Group amended Mr. Hemsley’s SERP to convert the $10,703,229 cash benefit into deferred stock units (“DSUs”). The Compensation Committee decided the SERP amendment was appropriate to further align Mr. Hemsley’s interests with those of shareholders, allow Mr. Hemsley to earn a return on the SERP balance that will be tied to UnitedHealth Group’s stock price performance, and provide the opportunity for Mr. Hemsley to receive deferred dividend equivalents on the SERP balance. Pursuant to the amended SERP, the number of DSUs issued was based on the amount of the cash benefit divided by the average closing price of UnitedHealth Group’s common stock over the preceding five trading days from the date of conversion of the cash balance, which resulted in 78,789 DSUs issued. Upon conversion of the cash balance into DSUs on June 7, 2016, Mr. Hemsley was eligible to receive dividend equivalents in the form of additional DSUs, which are paid at the same rate and at the same time that dividends are paid to UnitedHealth Group’s shareholders. During 2016, Mr. Hemsley received dividend equivalents in the form of an additional 1,024 DSUs that were added to the SERP balance. Upon termination of Mr. Hemsley’s employment for any reason, the DSUs held in the SERP will be converted into shares of common stock and will be paid six months and one day after his termination.

Benefits

In addition to generally available benefits, our executive officers are eligible to receive supplemental long-term disability coverage equal to 60% of base salary, and all of our named executive officers, other than Mr. Hemsley, receive supplemental group term life insurance coverage of $2 million. Executive officers are also eligible to participate in our non-qualified Executive Savings Plan. See the 2016 Non-Qualified Deferred Compensation table for additional information regarding contributions, earnings and distributions for each named executive officer under the Executive Savings Plan. Our Executive Savings Plan does not provide for guaranteed or above-market interest.

Perquisites

We do not believe that providing generous executive perquisites is either necessary to attract and retain executive talent or consistent with our pay-for-performance philosophy. Therefore, other than the benefits described above, we do not provide perquisites such as excise tax gross-ups, company automobiles, security services, private jet services, financial planning services, club memberships or apartments to our executive officers. We prohibit personal use of corporate aircraft by any executive officer unless UnitedHealth Group is reimbursed for the full incremental cost to UnitedHealth Group of such use. Because there is essentially no incremental cost to UnitedHealth Group, we permit an executive officer’s family member to accompany the executive officer on a business flight on UnitedHealth Group aircraft provided a seat is available.

Employment Agreements and Post-Employment Payments and Benefits

UnitedHealth Group has a policy of entering into employment agreements with each of our named executive officers. These employment agreements are described in greater detail in “Executive Employment Agreements.”

Other Compensation Practices

Executive Stock Ownership Guidelines and Stock Retention Policy

The Compensation Committee believes that executive stock ownership aligns management’s interests with those of shareholders and fosters a long-term outlook, while also mitigating compensation risk. Under our stock ownership guidelines, each executive officer must beneficially own at least the following amounts of UnitedHealth Group’s common stock within five years of the executive officer’s election or appointment as an executive officer:

•	for the CEO, eight times base salary;

•	for executive officers who are direct reports of the CEO, three times base salary; and

•	for other executive officers who are not direct reports of the CEO, two times base salary.

Stock options and stock appreciation rights (“SARs”) do not count towards satisfying the ownership requirements under the guidelines, regardless of their vesting status, and performance shares do not count towards satisfying the ownership requirements until they are vested. Time-based RSUs and restricted stock awards are counted toward the satisfaction of the ownership requirements. The Compensation Committee periodically reviews compliance with the ownership requirements. As of March 14, 2017, all of our named executive officers were in compliance with the ownership requirements, including Mr. Hemsley, who owned shares with a value equal to 424 times his base salary.

The UnitedHealth Group Board has established a stock retention policy for executive officers that are subject to Section 16 of the Exchange Act, which includes our named executive officers. Under this policy, Section 16 officers are required to retain for at least one year one-third of the net shares acquired upon the vesting or exercise of any equity awards.

Transactions in UnitedHealth Group Securities; Prohibition on Hedging and Short Sales

In general, SEC rules prohibit uncovered short sales of our common stock by our executive officers, including the named executive officers. Accordingly, our insider trading policy prohibits short sales of our common stock by all employees and directors. Our insider trading policy prohibits hedging transactions by all directors, executive officers and employees and requires advance approval of the Compensation Committee of any pledging of common stock by directors, executive officers and other members of management. Pledges that existed prior to the policy’s adoption in November 2012 have been grandfathered. In 2016, no executive officer or director sought or received advance approval from the Compensation Committee regarding pledging transactions, and no executive officer had any pledges outstanding.

Potential Impact on Compensation from Executive Misconduct/Compensation Clawbacks

If the UnitedHealth Group Board determines that an executive officer has engaged in fraud or misconduct, the UnitedHealth Group Board may take a range of actions to remedy the misconduct, prevent its recurrence and impose such discipline as would be appropriate, including, without limit: (i) terminating employment and (ii) initiating legal action against the executive officer. In addition, with respect to our senior executives, including our named executive officers, if the fraud or misconduct causes, in whole or in part, a material restatement of UnitedHealth Group’s financial statements, action may include (a) seeking reimbursement of the entire amount of cash incentive compensation awarded to the executive officer, if the executive officer would have received a lower (or no) cash incentive award if calculated based on the restated financial results; (b) canceling all outstanding vested and unvested equity awards subject to the clawback policy and requiring the executive officer to return to UnitedHealth Group all gains from equity awards realized during the 12-month period following the filing of the incorrect financial statements; and (c) seeking reimbursement of the entire amount of any bonus paid.

Consideration of Risk in Named Executive Officer Compensation

Our compensation programs are balanced, focused on long-term pay-for-performance, allow for discretion, and are overseen by an independent Compensation Committee. The Compensation Committee believes that the design of the compensation program for our executive officers does not encourage excessive or unnecessary risk-taking, as illustrated by the following list of features:

•	Our annual cash bonus program includes a variety of financial and non-financial measures that require substantial performance on a broad range of initiatives;

•	Our equity awards are delivered through a balanced mix of performance shares, RSUs and stock options to encourage sustained performance over time;

•	We have stock ownership guidelines for our executive officers;

•	We generally require executive officers to hold, for at least one year, one-third of the net shares acquired upon vesting or exercise of any equity award granted; and

•	We have a clawback policy that entitles the UnitedHealth Group Board to seek reimbursement from any executive involved in fraud or misconduct causing a restatement of financials, or violation of certain employment agreement provisions, including any non-compete, non-solicit or confidentiality provisions. The executive would be required to reimburse UnitedHealth Group the entire amount of a bonus paid, not just the amount that would not have been earned had the executive received a lower award based on the restated earnings.

In addition, our Compensation Committee retains discretion to adjust compensation for quality of performance, adherence to our values and other factors.

Accounting and Tax Considerations

Internal Revenue Code Section 162(m) imposes a $1 million corporate deduction limit for compensation to UnitedHealth Group’s CEO and its three other highest-paid executive officers (other than the CFO) employed at the end of the year, unless the compensation is “performance-based,” as defined in Section 162(m), and provided under a plan that has been approved by shareholders. As part of the federal health care reform legislation enacted in 2010, Section 162(m) was revised with respect to health insurers, including UnitedHealth Group. Starting in 2013, an annual tax deduction limit of $500,000 per person applies to compensation that we pay to any of our employees and certain service providers, regardless of whether such compensation is deemed performance-based under Section 162(m) or is provided pursuant to a shareholder-approved plan. Any outstanding stock options and SARs that were granted prior to 2010 are not subject to the tax deduction limitation.

Peer Group and Managed Care Companies

Peer Group		Managed Care Companies
3M Company	Gilead Sciences Inc.	Aetna Inc.
Abbott Laboratories	Hewlett-Packard Company	Anthem Inc.
AbbVie Inc.	Humana Inc.	CIGNA Corp.
Accenture, plc	International Business Machines Corp.	Humana Inc.
Aetna Inc.	Johnson & Johnson
American Express Company	JPMorgan Chase & Co.
American International Group, Inc.	MasterCard Incorporated
Ameriprise Financial, Inc.	McKesson Corporation
AmerisourceBergen Corporation	Medtronic plc
Amgen Inc.	Merck & Co. Inc.
Anthem Inc.	MetLife, Inc.
Bank of America Corporation	Microsoft Corporation
Berkshire Hathaway Inc.	Morgan Stanley
Best Buy Co., Inc.	Oracle Corporation
Biogen Inc.	Pfizer Inc.
Bristol-Myers Squibb Company	Procter & Gamble Co.
Cardinal Health, Inc.	Prudential Financial, Inc.
Cargill, Incorporated	Target Corp.
Cisco Systems, Inc.	The Allstate Corporation
Citigroup, Inc.	The Goldman Sachs Group, Inc.
CVS Health Corporation	The Travelers Companies, Inc.
Eli Lilly and Company	U.S. Bancorp
Express Scripts Holding Company	United Parcel Service, Inc.
FedEx Corporation	Visa, Inc.
General Electric Company	Walgreens Boots Alliance, Inc.
General Mills, Inc.	Wells Fargo & Company

Compensation Committee Interlocks and Insider Participation

During fiscal 2016, Messrs. Ballard and Lawson and Dr. Wilensky served on the Compensation Committee. None of these persons has ever been an officer or employee of UnitedHealth Group or any of its subsidiaries. Furthermore, during 2016, none of these persons served as a member of the compensation committee (or other board committee performing equivalent functions) or as a director of another entity where an executive officer of such entity served on our Compensation Committee or Board.

2016 Summary Compensation Table*

The following table provides certain summary information for the years ended December 31, 2016, 2015 and 2014 relating to compensation paid or granted to, or accrued by us on behalf of, our named executive officers.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (5)		All Other Compensation ($) (6)	Total ($)
Stephen J. Hemsley	2016	1,300,000	—	7,012,640	2,337,015	4,908,500	2,070,099	(7)	137,358	17,765,612
CEO	2015	1,350,000	—	7,012,546	2,337,939	3,672,000	—		145,679	14,518,164
	2014	1,300,000	—	7,625,114	1,874,728	3,949,000	—		107,479	14,856,321

John F. Rex	2016	721,923	—	3,125,283	1,875,049	1,400,000	—		62,968	7,185,223
Executive Vice President and CFO

David S. Wichmann	2016	1,100,000	—	4,950,066	1,649,664	4,474,500	—		142,216	12,316,446
President	2015	1,150,000	—	4,950,071	1,650,322	3,686,700	—		144,724	11,581,817
	2014	900,000	—	6,375,123	1,124,841	3,643,102	—		99,499	12,142,565

Larry C. Renfro	2016	1,100,000	—	4,950,066	1,649,664	4,474,500	—		150,765	12,324,995
Vice Chairman and	2015	1,150,000	—	4,950,071	1,650,322	3,686,700	—		152,265	11,589,358
CEO, Optum	2014	900,000	—	6,375,123	1,124,841	3,643,102	—		54,540	12,097,606

Marianne D. Short	2016	800,000	—	2,325,023	774,849	1,798,100	—		100,155	5,798,127
Executive Vice President	2015	832,693	—	2,325,202	775,156	1,662,600	—		86,496	5,682,147
and Chief Legal Officer	2014	750,000	—	3,250,075	749,909	1,482,981	—		100,691	6,333,656

*	Please see “Compensation Discussion and Analysis” above for a description of our executive compensation program necessary for an understanding of the information disclosed in this table. Please see “Executive Employment Agreements” below for a description of the material terms of each named executive officer’s employment agreement.
(1)	Amounts reported reflect the base salary earned by named executive officers in the years ended December 31, 2016, 2015 and 2014. Amounts reported for 2016 include the following amounts deferred by the named executive officers under our Executive Savings Plan:

Name	Amount Deferred
Stephen J. Hemsley	$78,000
John F. Rex	$43,315
David S. Wichmann	$66,000
Larry C. Renfro	$66,000
Marianne D. Short	$48,000

Amounts reported for 2015 reflect one additional pay period.

(2)	The amounts reported in this column reflect the aggregate grant date fair value of the RSUs and performance shares (at target) granted in 2016, 2015 and 2014 and are computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date. The grant date fair value of RSUs granted in 2016 and the grant date fair value of performance shares granted in 2016 if target performance and maximum performance is achieved are as follows:

	Restricted	Performance Shares
Name	Stock Units	Target	Maximum
Stephen J. Hemsley	$2,337,584	$4,675,056	$9,350,112
John F. Rex	$1,875,178	$1,250,105	$2,500,210
David S. Wichmann	$1,650,059	$3,300,007	$6,600,014
Larry C. Renfro	$1,650,059	$3,300,007	$6,600,014
Marianne D. Short	$775,008	$1,550,015	$3,100,030

See the 2016 Grants of Plan-Based Awards table for more information on stock awards granted in 2016.

(3)	The actual value to be realized by a named executive officer depends upon the performance of UnitedHealth Group’s stock and the length of time the award is held. No value will be realized with respect to any award if UnitedHealth Group’s stock price does not increase following the award’s grant date or if the executive officer does not satisfy the vesting criteria.

The amounts reported in this column for 2016 reflect the aggregate grant date fair value of stock options granted in 2016 computed in accordance with FASB ASC Topic 718. For a description of the assumptions used in computing the aggregate grant date fair value, see Note 11 to the Consolidated Financial Statements included in UnitedHealth Group’s Annual Report on Form 10-K for the year ended December 31, 2016. These same assumptions have been used in computing aggregate grant date fair values since fiscal year 2009.

(4)	Amounts reported include both annual and long-term cash incentive awards to our named executive officers under our 2008 Executive Incentive Plan. The 2016 annual incentive awards, including amounts deferred by the named executive officers, were the following:

Name	Total Amount of Annual Cash Incentive Award	Amount of Annual Cash Incentive Award Deferred
Stephen J. Hemsley	$4,000,000	$240,000
John F. Rex	$1,400,000	$84,000
David S. Wichmann	$3,750,000	$225,000
Larry C. Renfro	$3,750,000	$225,000
Marianne D. Short	$1,250,000	$75,000

The long-term cash incentive awards for the 2014-2016 incentive period under our 2008 Executive Incentive Plan, including amounts deferred by the named executive officers, were the following:

Name	Period	Total Amount of Long-Term Cash Incentive Award	Amount of Long-Term Cash Incentive Award Deferred
Stephen J. Hemsley	2014-2016	$908,500	—
John F. Rex	2014-2016	—	—
David S. Wichmann	2014-2016	$724,500	$43,470
Larry C. Renfro	2014-2016	$724,500	—
Marianne D. Short	2014-2016	$548,100	—

(5)	Named executive officers participate in our Executive Savings Plan, which is a non-qualified deferred compensation plan. The Executive Savings Plan does not credit above-market earnings or preferential earnings to the amounts deferred, and accordingly, no non-qualified deferred compensation earnings have been reported. Under the Executive Savings Plan, there are no measuring investments tied to UnitedHealth Group stock performance. The measuring investments are a collection of unaffiliated mutual funds identified by UnitedHealth Group.
(6)	All other compensation includes the following:

Name	Year	Company Matching Contributions Under 401(k) Savings Plan	Company Matching Contributions Under Executive Savings Plan	Insurance Premiums
Stephen J. Hemsley	2016	$11,925	$121,500	—
John F. Rex	2016	$8,519	$47,158	—
David S. Wichmann	2016	$11,925	$123,000	—
Larry C. Renfro	2016	$11,925	$123,000	$15,840
Marianne D. Short	2016	$11,925	$57,750	$30,480

As permitted by SEC rules, we have omitted perquisites and other personal benefits that we provided to certain named executive officers in 2016 if the aggregate amount of such compensation to each of such named executive officers was less than $10,000. UnitedHealth Group provides each of Messrs. Rex, Wichmann and Renfro and Ms. Short a $2 million face value term life insurance policy. The 2016 annual premiums paid by UnitedHealth Group on behalf of Messrs. Rex and Wichmann were each less than $10,000.

(7)	As described under “Compensation Discussion and Analysis” above, on June 7, 2016, UnitedHealth Group amended Mr. Hemsley’s SERP to convert the $10,703,229 cash benefit into DSUs. The DSUs held in the SERP are eligible to receive dividend equivalents in the form of additional DSUs, which are paid at the same rate and at the same time that dividends are paid to UnitedHealth Group’s shareholders. During 2016, Mr. Hemsley received dividend equivalents equal to 1,024 DSUs, which were added to the SERP. The amount reported in the table reflects stock price appreciation for the DSUs of $1,921,701 between the date of conversion and December 31, 2016 as well as $148,398 in dividend equivalents.

2016 Grants of Plan-Based Awards*

The following table presents information regarding each grant of an award under our compensation plans made during 2016 to our named executive officers for fiscal year 2016.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Grant Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock or Option Awards ($) (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Stephen J. Hemsley
Annual Cash Incentive Award (2)	—	2,340,000	2,600,000	5,200,000	—	—	—	—	—	—	—
2016-18 Long-Term Incentive Award (3)	—	2,338	650,000	1,300,000	—	—	—	—	—	—	—
Performance Share Award (4)(5)	2/9/2016	—	—	—	151	42,057	84,114	—	—	—	4,675,056
RSU Award (4)	2/9/2016	—	—	—	—	—	—	21,029	—	—	2,337,584
Stock Option Award (4)	2/9/2016	—	—	—	—	—	—	—	118,270	111.16	2,337,015

John F. Rex
Annual Cash Incentive Award (2)	—	828,000	920,000	1,840,000	—	—	—	—	—	—	—
2016-18 Long-Term Incentive Award (3)	—	—	—	—	—	—	—	—	—	—	—
Performance Share Award (4)(5)	2/9/2016	—	—	—	40	11,246	22,492	—	—	—	1,250,105
RSU Award (4)	2/9/2016	—	—	—	—	—	—	5,623	—	—	625,053
RSU Award (4)(6)	6/7/2016	—	—	—	—	—	—	9,129	—	—	1,250,125
Stock Option Award (4)	2/9/2016	—	—	—	—	—	—	—	31,623	111.16	624,870
Stock Option Award (4)(6)	6/7/2016	—	—	—	—	—	—	—	56,416	136.94	1,250,179

David S. Wichmann
Annual Cash Incentive Award (2)	—	1,831,500	2,035,000	4,070,000	—	—	—	—	—	—	—
2016-18 Long-Term Incentive Award (3)	—	1,978	550,000	1,100,000	—	—	—	—	—	—	—
Performance Share Award (4)(5)	2/9/2016	—	—	—	107	29,687	59,374	—	—	—	3,300,007
RSU Award (4)	2/9/2016	—	—	—	—	—	—	14,844	—	—	1,650,059
Stock Option Award (4)	2/9/2016	—	—	—	—	—	—	—	83,485	111.16	1,649,664

Larry C. Renfro
Annual Cash Incentive Award (2)	—	1,831,500	2,035,000	4,070,000	—	—	—	—	—	—	—
2016-18 Long-Term Incentive Award (3)	—	1,978	550,000	1,100,000	—	—	—	—	—	—	—
Performance Share Award (4)(5)	2/9/2016	—	—	—	107	29,687	59,374	—	—	—	3,300,007
RSU Award (4)	2/9/2016	—	—	—	—	—	—	14,844	—	—	1,650,059
Stock Option Award (4)	2/9/2016	—	—	—	—	—	—	—	83,485	111.16	1,649,664

Marianne D. Short
Annual Cash Incentive Award (2)	—	720,000	800,000	1,600,000	—	—	—	—	—	—	—
2016-18 Long-Term Incentive Award (3)	—	1,439	400,000	800,000	—	—	—	—	—	—	—
Performance Share Award (4)(5)	2/9/2016	—	—	—	50	13,944	27,888	—	—	—	1,550,015
RSU Award (4)	2/9/2016	—	—	—	—	—	—	6,972	—	—	775,008
Stock Option Award (4)	2/9/2016	—	—	—	—	—	—	—	39,213	111.16	774,849

*	Please see “Compensation Discussion and Analysis” above for a description of our executive compensation program necessary for an understanding of the information disclosed in this table.
(1)	The actual value to be realized by a named executive officer depends upon the appreciation in value of UnitedHealth Group’s stock and the length of time the award is held. No value will be realized with respect to any stock option award if UnitedHealth Group’s stock price does not increase following the grant date. For a description of the assumptions used in computing grant date fair value for stock option awards pursuant to FASB ASC Topic 718, see Note 11 to the Consolidated Financial Statements included in UnitedHealth Group’s Annual Report on Form 10-K for the year ended December 31, 2016. The grant date fair value of each RSU award and targeted grant date value of each performance share award was computed in accordance with FASB ASC Topic 718 based on the closing stock price on the grant date.
(2)

Amounts represent estimated payouts of annual cash incentive awards granted under our Executive Incentive Plan in 2016. The Executive Incentive Plan permits a maximum annual bonus pool for executive officers equal to 2% of UnitedHealth Group’s net income (as defined in the plan) and no executive officer may receive more than 25% of such annual bonus pool. The Compensation Committee has generally limited annual cash incentive payouts to not more than two times the target amount, and the maximum amounts shown for each named executive officer equal two times each executive officer’s target amount. In order for any amount to be paid, UnitedHealth Group must achieve approved performance measures of (i) revenue, (ii) operating income, (iii) cash flow, (iv) consumer, customer and physician satisfaction, (v) employee engagement and (vi) employee teamwork. The estimated threshold award represents the amount that may be paid if threshold performance is achieved on each of the performance measures. Once threshold performance is achieved, the Compensation Committee has the discretion to pay an award. The actual annual cash incentive amounts earned in connection with the 2016 awards are reported in the 2016 Summary Compensation Table.
(3)	Amounts represent estimated future payouts of long-term cash incentive awards granted under our Executive Incentive Plan in 2016 for the 2016-2018 performance period to be paid in 2019. The Executive Incentive Plan permits a maximum long-term bonus pool for executive officers equal to 2% of UnitedHealth Group’s average net income (as defined in the plan) during the performance period and no executive officer may receive more than 25% of such long-term bonus pool. The Compensation Committee has limited the long-term cash incentive payout maximum amount to not more than two times each named executive officer’s target amount, which is reflected in the maximum payout column. In 2016, upon recommendation by management, the Compensation Committee approved a cumulative EPS measure and an average ROE measure for the 2016-2018 incentive period, either one of which must be achieved before the threshold amount shown above becomes earned and payable. Each measure is weighted equally. The Compensation Committee will determine whether the goals have been achieved at the end of the performance period. The estimated threshold award represents the amount that may be paid if threshold performance on one of the performance measures is exceeded. Once threshold performance is achieved, the Compensation Committee has the discretion to pay an award ranging from 0% up to a maximum of 200% of target. The estimated threshold, target and maximum awards listed in the table were computed based on participants’ estimated average salary over the 2016-2018 performance period. This three-year average salary was determined using participants’ actual 2016 salaries earned and estimates of salaries for 2017 and 2018.
(4)	Amounts represent grants under the 2011 Stock Incentive Plan with the terms set forth below. In addition, the RSUs are eligible to receive dividend equivalents, which are subject to the same terms as the RSUs and will be forfeited if the underlying RSUs do not vest. No dividend equivalents are paid on performance shares.

Award Type and Vesting Terms	Termination Provisions
Performance Share Award (3-year performance period with cliff vesting)

•    Unvested performance share awards will vest if, within two years of a change in control, an executive terminates employment for Good Reason or is terminated without Cause (i.e., “double trigger” vesting). The number of performance awards that vest will be dependent upon the performance vesting criteria that have been satisfied.

•    If the executive officer is retirement-eligible, upon retirement, the number of performance shares that are earned at the end of the performance period based on actual performance, if any, will vest as if the executive officer had been continuously employed throughout the entire performance period, provided the executive officer had served for at least one year of the performance period.

•    Upon death, disability or termination of employment for Good Reason or other than for Cause (as these terms are defined in the award agreement), the executive officer will receive at the end of the applicable performance period, a pro rata number of performance shares that are earned, if any, based on the number of full months employed plus, if applicable, the number of months for any severance period.

RSU Award (4-year ratable vesting*)	• Unless the executive officer is retirement-eligible, award is subject to earlier termination upon certain events related to termination of employment.
and	• Unvested award will vest in full upon death or disability.
Stock Option Award (4-year ratable vesting)

•    Unvested award will vest in full if, within two years of a change in control, an executive terminates employment for Good Reason or is terminated without Cause (i.e., “double trigger” vesting), as these terms are defined in the award agreement.

*	Except as provided in footnote 4 to the Outstanding Equity Awards at 2016 Fiscal Year-End table with respect to Mr. Hemsley and Mr. Renfro.
(5)	Amounts represent the estimated future number of performance shares that may be earned under our 2011 Stock Incentive Plan at each of the threshold, target and maximum levels. The performance share award will be paid out in shares of UnitedHealth Group common stock. The number of performance shares that the executive officer will receive will be determined at the conclusion of the 2016-2018 performance period and will be dependent upon UnitedHealth Group’s achievement of a cumulative EPS measure and an average ROE measure approved by the Compensation Committee. The Compensation Committee has the discretion to reduce the number of performance shares an executive officer is entitled to receive. The estimated threshold award represents the number of performance shares that may be awarded if threshold performance is achieved on one of the performance measures.
(6)	Amounts represent grants made to Mr. Rex in connection with his appointment as CFO of UnitedHealth Group.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table presents information regarding outstanding equity awards held at the end of fiscal year 2016 by our named executive officers.

	Option/SAR Awards						Stock Awards
Name	Date of Option/ SAR Grant	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable	Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable		Option/ SAR Exercise/ Grant Price ($)	Option/ SAR Expiration Date (1)	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units That Have Not Vested ($) (2)
Stephen J. Hemsley	2/9/2016	—	118,270	(3)	111.16	2/9/2026	2/9/2016	21,386	(4)	3,422,615	—		—
	2/10/2015	25,919	77,759	(3)	108.97	2/10/2025	2/9/2016	—		—	42,057	(6)	6,730,802
	2/12/2014	41,959	41,959	(3)	70.24	2/12/2024	2/10/2015	16,620	(4)	2,659,865	—		—
	2/6/2013	74,484	24,828	(3)	57.38	2/6/2023	2/10/2015	—		—	42,902	(6)	6,866,036
	2/9/2010	114,036	—		33.00	2/9/2020	2/12/2014	14,014	(4)	2,242,801	—		—
	2/23/2009	169,683	—		29.74	2/23/2019	2/12/2014	28,538	(5)	4,567,222	—		—
	—	—	—		—	—	2/6/2013	8,715	(4)	1,394,749	—		—

John F. Rex	6/7/2016	—	56,416	(3)	136.94	6/7/2026	6/7/2016	9,248	(4)	1,480,050	—		—
	2/9/2016	—	31,623	(3)	111.16	2/9/2026	2/9/2016	5,718	(4)	915,109	—		—
	2/10/2015	6,376	19,128	(3)	108.97	2/10/2025	2/9/2016	—		—	11,246	(6)	1,799,810
	2/12/2014	22,378	22,379	(3)	70.24	2/12/2024	2/10/2015	4,089	(4)	654,404	—		—
	2/6/2013	39,729	13,243	(3)	57.38	2/6/2023	2/10/2015	—		—	10,554	(6)	1,689,062
	6/5/2012	80,000	—		56.04	6/5/2022	2/12/2014	7,474	(4)	1,196,139	—		—
	—	—	—		—	—	2/12/2014	12,706	(5)	2,033,468	—		—
	—	—	—		—	—	6/4/2013	6,828	(4)	1,092,753	—		—
	—	—	—		—	—	2/6/2013	4,648	(4)	743,866	—		—

David S. Wichmann	2/9/2016	—	83,485	(3)	111.16	2/9/2026	2/9/2016	15,096	(4)	2,415,964	—		—
	2/10/2015	18,296	54,889	(3)	108.97	2/10/2025	2/9/2016	—		—	29,687	(6)	4,751,107
	2/12/2014	25,175	25,176	(3)	70.24	2/12/2024	2/10/2015	11,732	(4)	1,877,589	—		—
	2/6/2013	44,690	14,897	(3)	57.38	2/6/2023	2/10/2015	—		—	30,284	(6)	4,846,651
	2/9/2010	76,024	—		33.00	2/9/2020	2/12/2014	8,409	(4)	1,345,776	—		—
	2/23/2009	113,122	—		29.74	2/23/2019	2/12/2014	44,842	(5)	7,176,514	—		—
	6/5/2008	203,642	—		33.94	6/5/2018	2/6/2013	5,229	(4)	836,849	—		—
	5/28/2007	25,000	—		54.41	5/28/2017	—	—		—	—		—
	5/28/2007	150,000	—		54.41	5/28/2017	—	—		—	—		—

Larry C. Renfro	2/9/2016	—	83,485	(3)	111.16	2/9/2026	2/9/2016	15,096	(4)	2,415,964	—		—
	2/10/2015	18,296	54,889	(3)	108.97	2/10/2025	2/9/2016	—		—	29,687	(6)	4,751,107
	2/12/2014	25,175	25,176	(3)	70.24	2/12/2024	2/10/2015	11,732	(4)	1,877,589	—		—
	2/6/2013	44,690	14,897	(3)	57.38	2/6/2023	2/10/2015	—		—	30,284	(6)	4,846,651
	—	—	—		—	—	2/12/2014	8,409	(4)	1,345,776	—		—
	—	—	—		—	—	2/12/2014	44,842	(5)	7,176,514	—		—
	—	—	—		—	—	2/6/2013	5,229	(4)	836,849	—		—

Marianne D. Short	2/9/2016	—	39,213	(3)	111.16	2/9/2026	2/9/2016	7,090	(4)	1,134,684	—		—
	2/10/2015	8,593	25,782	(3)	108.97	2/10/2025	2/9/2016	—		—	13,944	(6)	2,231,598
	2/12/2014	16,784	16,784	(3)	70.24	2/12/2024	2/10/2015	5,511	(4)	881,980	—		—
	2/6/2013	39,725	13,242	(3)	57.38	2/6/2023	2/10/2015	—		—	14,225	(6)	2,276,569
	—	—	—		—	—	2/12/2014	5,605	(4)	897,024	—		—
	—	—	—		—	—	2/12/2014	14,947	(5)	2,392,118	—		—
	—	—	—		—	—	2/6/2013	9,296	(4)	1,487,732	—		—

(1)	The expiration date shown is the latest date that stock options/SARs may be exercised. Stock options/SARs may terminate earlier in certain circumstances, such as in connection with the named executive officer’s termination of employment.
(2)	Based on the per share closing market price of our common stock on December 31, 2016 of $160.04.
(3)	Vest 25% annually over a four-year period beginning on the first anniversary of the grant date.
(4)	Vest 25% annually over a four-year period beginning on the first anniversary of the grant date, other than for retirement eligible executive officers. A portion of a retirement eligible executive officer’s award that otherwise would have vested on the next specified vesting date is cancelled to pay applicable FICA taxes owed by the executive officer. The cancellation occurs in the year of grant if the executive officer is retirement eligible during that year or in the first year the executive officer becomes retirement eligible. The remainder of the award vests proportionally over the remaining vesting period. Messrs. Hemsley and Renfro are retirement eligible. These RSUs are eligible to and did receive dividend equivalents converted into additional shares; accordingly, the number of shares shown has been rounded up to the nearest whole share. For more information on RSUs cancelled in 2016, please see the 2016 Option Exercises and Stock Vested table.

(5)	Vest 100% on February 12, 2017. These RSUs are eligible to and did receive dividend equivalents converted into additional shares; accordingly, the number of shares shown has been rounded up to the nearest whole share.
(6)	Vest 100% at the end of the three-year performance period. The number of performance shares that the executive officer will receive is dependent upon the achievement of a cumulative EPS measure and an average ROE measure approved by the Compensation Committee. The number of performance shares reported above for grants made in 2016 and 2015 is at the target number established by the Compensation Committee because we currently believe that is the probable outcome of the performance conditions based on UnitedHealth Group’s performance through December 31, 2016.

2016 Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options during fiscal year 2016 by our named executive officers and vesting of restricted stock awards held by our named executive officers for fiscal year 2016.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen J. Hemsley	200,000	10,776,000	(2)	94,564	14,176,695	(3)(4)(5)
John F. Rex	—	—		21,090	2,646,940	(3)
David S. Wichmann	150,000	10,963,500	(2)	57,328	8,545,101	(3)(4)
Larry C. Renfro	—	—		61,197	9,163,600	(3)(4)(5)
Marianne D. Short	—	—		43,175	6,249,716	(3)(4)

(1)	Computed by determining the market value per share of the shares acquired based on the difference between: (a) the per share market value of our common stock at exercise, defined as the closing price on the date of exercise, or the weighted average selling price if same-day sales occurred, and (b) the exercise price of the stock options.
(2)	The value was computed as described in footnote 1 above and was based on the following:

Name	Date of Award	Exercise Date	Number of Options Exercised	Market Price at Exercise	Exercise Price
Stephen J. Hemsley	1/31/2006	1/29/2016	200,000	113.30	59.42
David S. Wichmann	5/2/2006	3/2/2016	150,000	121.67	48.58

(3)	Reflects the vesting of a portion of the RSUs granted. The value realized on vesting was computed based on the following:

Name	Date of Award	Vesting Date	Number of Shares Acquired on Vesting	Market Price at Vesting	Value Realized on Vesting
Stephen J. Hemsley	2/6/2013	2/6/2016	8,569	111.72	957,329
	2/12/2014	2/12/2016	6,890	111.82	770,440
	2/10/2015	2/10/2016	4,458	112.74	502,595

John F. Rex	6/5/2012	6/5/2016	4,766	136.84	652,179
	2/6/2013	2/6/2016	4,570	111.72	510,560
	6/4/2013	6/4/2016	6,740	136.84	922,302
	2/12/2014	2/12/2016	3,674	111.82	410,827
	2/10/2015	2/10/2016	1,340	112.74	151,072

David S. Wichmann	2/6/2013	2/6/2016	5,142	111.72	574,464
	2/12/2014	2/12/2016	4,134	111.82	462,264
	2/10/2015	2/10/2016	3,845	112.74	433,485

Larry C. Renfro	2/6/2013	2/6/2016	5,142	111.72	574,464
	2/12/2014	2/12/2016	4,134	111.82	462,264
	2/10/2015	2/10/2016	3,845	112.74	433,485

Marianne D. Short	2/6/2013	2/6/2016	9,141	111.72	1,021,233
	2/12/2014	2/12/2016	2,756	111.82	308,176
	2/10/2015	2/10/2016	1,806	112.74	203,608

(4)	Also reflects the performance shares earned for the 2014-2016 performance period that ended on December 31, 2016 because performance targets were met. The value shown as realized on December 31, 2016 is based on the number of shares earned for the 2014-2016 performance period using the per share closing market price of our common stock on December 31, 2016, although shares were not issued until the Compensation Committee certified the performance results on February 8, 2017:

Name	Date of Award	Performance Period Completion Date	Number of Shares Acquired on Vesting	Market Price at End of Performance Period	Value Realized on Vesting
Stephen J. Hemsley	2/12/2014	12/31/2016	73,677	160.04	11,791,267
David S. Wichmann	2/12/2014	12/31/2016	44,207	160.04	7,074,888
Larry S. Renfro	2/12/2014	12/31/2016	44,207	160.04	7,074,888
Marianne D. Short	2/12/2014	12/31/2016	29,472	160.04	4,716,699

(5)	Reflects the cancellation on December 14, 2016 of RSUs for the payment of FICA tax liability. The value realized was computed based on a closing stock price of $159.86 on December 14, 2016.

Name	Date of Award	Vesting Date	Number of Shares Acquired on Vesting	Market Price at Vesting	Value Realized on Vesting
Stephen J. Hemsley	2/9/2016	12/14/2016	970	159.86	155,064
Larry C. Renfro	2/6/2013	12/14/2016	237	159.86	37,887
	2/12/2014	12/14/2016	381	159.86	60,907
	2/12/2014	12/14/2016	2,034	159.86	325,155
	2/10/2015	12/14/2016	532	159.86	85,046
	2/9/2016	12/14/2016	685	159.86	109,504

2016 Pension Benefits

The following table presents information regarding the present value of accumulated benefits payable under our non-qualified defined-benefit pension plans covering our named executive officers for fiscal year 2016.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Stephen J. Hemsley	Individual Agreement for Supplemental Executive Retirement Pay	—	(1)	12,773,328	(1)	—
John F. Rex	N/A	—		—		—
David S. Wichmann	N/A	—		—		—
Larry C. Renfro	N/A	—		—		—
Marianne D. Short	N/A	—		—		—

(1)

In 2006, the amount of Mr. Hemsley’s supplemental retirement benefit was frozen based on his age and average base salary at the time and converted into a lump sum of $10,703,229. As described under “Compensation Discussion and Analysis” above, on June 7, 2016, UnitedHealth Group amended Mr. Hemsley’s SERP to convert the $10,703,229 cash benefit into a number of DSUs based on the average closing price of UnitedHealth Group’s common stock over the preceding five trading days from the date of conversion ($135.846), which resulted in 78,789 DSUs issued on June 7, 2016. The DSUs held in the SERP are eligible to receive dividend equivalents in the form of additional DSUs, which are paid at the same rate and at the same time that dividends are paid to UnitedHealth Group’s shareholders. During 2016, Mr. Hemsley received dividend equivalents equal to 1,024 DSUs, which were added to the SERP. As of December 31, 2016, upon termination of Mr. Hemsley’s employment for any reason, the amount of the benefit to which Mr. Hemsley is entitled is 79,813 DSUs, which had a value of $12,773,328 as of December 31, 2016. The SERP balance will be paid six months and one day after his termination.

2016 Non-Qualified Deferred Compensation

The following table presents information as of the end of 2016 regarding the non-qualified deferred compensation arrangements for our named executive officers for fiscal year 2016.

Name (a)	Executive Contributions in Last FY ($) (1)(2) (b)	Registrant Contributions in Last FY ($) (1)(3) (c)	Aggregate Earnings in Last FY ($) (4) (d)	Aggregate Withdrawals/ Distributions ($) (5) (e)	Aggregate Balance at Last FYE ($) (6) (f)
Stephen J. Hemsley	243,000	121,500	1,240,744	—	11,553,210
John F. Rex	94,315	47,158	61,929	—	472,388
David S. Wichmann	287,202	123,000	627,460	—	5,788,606
Larry C. Renfro	246,000	123,000	53,749	—	1,213,930
Marianne D. Short	115,500	57,750	40,242	—	1,008,504

(1)	All amounts in these columns have been reported as compensation in the 2016 Summary Compensation Table.
(2)	Named executive officers are eligible to participate in our Executive Savings Plan, which is a non-qualified deferred compensation plan. Under the plan, employees may generally defer up to 80% of their eligible annual base salary (100% prior to January 1, 2007) and up to 100% of their annual and long-term cash incentive awards. Amounts deferred, including company credits, are credited to a bookkeeping account maintained for each participant, and are distributable pursuant to an election made by the participant as to time and form of payment that is made prior to the time of deferral. UnitedHealth Group maintains a Rabbi Trust for the plan. UnitedHealth Group’s practice is to set aside amounts in the Rabbi Trust to be used to pay for all benefits under the plan, but UnitedHealth Group is under no obligation to do so except in the event of a change in control.
(3)	For the first 6% of the employee’s base salary and annual incentive award deferrals under our Executive Savings Plan, UnitedHealth Group provides a matching credit of up to 50% of amounts deferred at the time of each deferral. This matching credit does not apply to deferrals of long-term cash incentive awards or other special incentive awards.
(4)	Amounts deferred are credited with earnings from measuring investments selected by the employee from a collection of unaffiliated mutual funds identified by UnitedHealth Group. The Executive Savings Plan does not credit above-market earnings or preferential earnings to amounts deferred. The returns on the mutual funds available to employees during 2016 ranged from 0.28% to 23.53%, with a median return of 7.75% for the year ended December 31, 2016. Employees may change their selection of measuring investments on a daily basis.
(5)	Under our Executive Savings Plan, unless an employee in the plan elects to receive distributions during the term of his or her employment with UnitedHealth Group, benefits will be paid no earlier than at the beginning of the year following the employee’s termination. However, upon a showing of severe financial hardship, an employee may be allowed to access funds in his or her deferred compensation account earlier. Benefits can be received either as a lump sum payment, in five or ten annual installments, in pre-selected amounts and on pre-selected dates, or a combination thereof. An employee may change his or her election with respect to the timing and form of distribution for such deferrals under certain conditions. However, for deferrals relating to services performed on or after January 1, 2004, employees may not accelerate the timing of the distributions.

(6)	This column includes the amounts shown in columns (b) and (c) as well as the following amounts reported in the summary compensation table for prior years:

Name	Amount Previously Reported
Stephen J. Hemsley	$7,716,976
John F. Rex	—
David S. Wichmann	$2,288,150
Larry C Renfro	$927,537
Marianne D. Short	$868,062

Executive Employment Agreements

We have entered into an employment agreement with each of the named executive officers. The following is a summary of the material terms of those agreements.

Stephen J. Hemsley

On November 7, 2006, the UnitedHealth Group Board entered into an employment agreement with Mr. Hemsley to serve as CEO. On December 14, 2010, the employment agreement was amended to extend the employment period to December 1, 2014. The employment agreement extends automatically for additional one-year periods after December 1, 2014 unless sooner terminated in accordance with its terms. During the period of his employment, the UnitedHealth Group Board will nominate Mr. Hemsley for election to the UnitedHealth Group Board by the shareholders of UnitedHealth Group.

Summary of Compensation Components

Under his employment agreement, Mr. Hemsley receives a base salary of $1,300,000, with any increases at the sole discretion of the Compensation Committee and ultimately the independent members of the UnitedHealth Group Board. Mr. Hemsley’s employment agreement does not set any minimum or target level for any bonus or other incentive compensation. All bonus and incentive compensation awards are solely at the discretion of the Compensation Committee. Mr. Hemsley is eligible to participate in UnitedHealth Group’s generally available employee benefit programs.

Termination Provisions

Upon termination of Mr. Hemsley’s employment for any reason, he is entitled to a supplemental retirement benefit in the amount of $12,773,328, payable in DSUs, which will be paid six months and one day after his termination.

If Mr. Hemsley’s employment is terminated by UnitedHealth Group without Cause, other than upon expiration of the term of the employment agreement, or by Mr. Hemsley for Good Reason, UnitedHealth Group will pay Mr. Hemsley a lump sum in an amount equal to his annual base salary for 12 months.

If Mr. Hemsley’s employment is terminated because of his death or permanent disability, UnitedHealth Group will pay him or his beneficiaries a lump sum in an amount equal to two years total compensation of base salary plus the average bonus for the last two calendar years, excluding any special or one-time bonus or incentive compensation payments.

If Mr. Hemsley’s employment is terminated by UnitedHealth Group for Cause, by Mr. Hemsley without Good Reason or because of his retirement or upon expiration of the term of the employment agreement, he will not be entitled to any further compensation from UnitedHealth Group other than earned but unpaid salary and benefits.

Material Definitions

As defined in the employment agreement, “Cause” generally means (a) willful and continued failure to perform his duties after written notice and a failure to remedy the deficiency, (b) a violation of UnitedHealth Group’s Code of Conduct that is materially detrimental to UnitedHealth Group and is not remedied after written notice, (c) engaging in fraud, material dishonesty or gross misconduct in connection with UnitedHealth Group’s business, (d) conviction of a felony, or (e) willful and material breach of the employment agreement that is not remedied after written notice.

As defined in the employment agreement, “Good Reason” generally means (a) an assignment of duties inconsistent with his position or duties or other diminution of duties, (b) a relocation of primary work location by more than 25 miles, (c) failure by the UnitedHealth Group Board to elect Mr. Hemsley as CEO, (d) failure by the UnitedHealth Group Board to nominate Mr. Hemsley to serve on the UnitedHealth Group Board, (e) UnitedHealth Group’s failure to pay or provide Mr. Hemsley’s base salary, incentive compensation or other benefits, or (f) any other material breach of Mr. Hemsley’s employment agreement that is not remedied.

Non-Solicitation, Non-Competition and Confidentiality Provisions

Pursuant to the employment agreement, Mr. Hemsley is subject to provisions prohibiting his solicitation of UnitedHealth Group’s employees and customers or competing with UnitedHealth Group during the term of the employment agreement and the longer of two years following termination or the period that severance payments are made to him under the employment agreement. In addition, he is prohibited at all times from disclosing confidential information related to UnitedHealth Group.

John F. Rex, David S. Wichmann, Larry C. Renfro and Marianne D. Short

Messrs. Rex, Wichmann and Renfro and Ms. Short have entered into employment agreements with UnitedHealth Group. Under those agreements, they each report to the CEO of UnitedHealth Group. The table below and the narrative that follows summarize the material terms of their respective employment agreements.

Summary of Compensation Components

Compensation Component	John F. Rex	David S. Wichmann	Larry C. Renfro	Marianne D. Short
Base salary (1)	✓	✓	✓	✓
Participation in incentive compensation plans (1)	✓	✓	✓	✓
Stock-based awards (1)	✓	✓	✓	✓
$2 million term life insurance policy (2)	✓	✓	✓	✓
Long-term disability policy (2)(3)	✓	✓	✓	✓
One-time sign-on / promotion equity award and / or bonus	✓			✓
Additional service credit (4)			✓
Reasonable non-business use of corporate aircraft (5)		✓	✓
Generally available employee benefit programs	✓	✓	✓	✓

(1)	Any adjustments to base salary, actual bonuses payable and stock-based awards are at the discretion of the Compensation Committee.
(2)	Benefit provided at UnitedHealth Group’s expense.
(3)	Annual benefit covers 60% of eligible base salary in the event of a qualifying long-term disability, subject to the terms of the policy.

(4)	Mr. Renfro’s employment agreement (a) states that for purposes of determining his eligibility for retirement, he will receive two years of service credit for each year he remains employed with UnitedHealth Group after age 59 and (b) clarifies that he will be deemed eligible for retirement if, prior to otherwise becoming eligible for retirement, his employment is terminated by UnitedHealth Group without Cause or he resigns for Good Reason.
(5)	Required to reimburse UnitedHealth Group for full incremental costs associated with such use.

Termination Provisions and Material Definitions

Each employment agreement and each executive officer’s employment may be terminated (a) by mutual agreement (b) by UnitedHealth Group with or without Cause, (c) by the executive officer and (d) upon the executive officer’s death or disability that renders him or her incapable of performing the essential functions of his or her job, with or without reasonable accommodation. Each executive officer may also terminate his or her employment agreement and employment at any time for Good Reason. If the executive officer’s employment is terminated by UnitedHealth Group without Cause or by the executive officer for Good Reason, UnitedHealth Group will provide the executive officer with outplacement services consistent with those provided to similarly situated executives and pay the executive officer severance compensation equal to the sum of (a) 200% of his or her annualized base salary as of his or her termination date, (b) 200% of the average of his or her last two calendar year bonuses, excluding any equity awards and any special or one-time bonus or incentive compensation payments, and (c) $12,000 to offset the costs of benefit continuation coverage. The severance compensation will be payable over a 24-month period for Messrs. Rex and Wichmann and Ms. Short and will be payable over a 12-month period for Mr. Renfro. In addition, if UnitedHealth Group terminates Mr. Rex’s employment without Cause or if Mr. Rex terminates employment for Good Reason, Mr. Rex has the option to remain employed in an advisory capacity for one year (at his then-current annual base salary and target bonus) following notification of termination.

Applicable definitions for the employment agreements follow.

Term	Definition
Cause

Means:

•       Material failure to follow UnitedHealth Group’s reasonable direction or to perform any duties reasonably required on material matters;

•       A material violation of, or failure to act upon known or suspected violations of, UnitedHealth Group’s Code of Conduct;

•       Conviction of any felony, commission of any criminal, fraudulent or dishonest act, or any conduct that is materially detrimental to UnitedHealth Group’s interests; or

•       Material breach of the employment agreement.

UnitedHealth Group must provide the executive officer with written notice of Cause within 120 days of discovery, and the executive officer will have 60 days to remedy the conduct, if the conduct is reasonably capable of being remedied.

Good Reason

Exists if UnitedHealth Group:

•       Reduces the executive officer’s base salary or long- or short-term target bonus percentage other than in connection with a general reduction affecting a group of similarly situated employees;

•       Moves the executive officer’s primary work location more than 50 miles;

•       Makes changes that substantially diminish the executive officer’s duties or responsibilities*; or

•       Changes the executive officer’s reporting relationship.

Term	Definition

The executive officer must give UnitedHealth Group written notice of the circumstances constituting Good Reason within 120 days of becoming aware of the circumstances, and UnitedHealth Group will have 60 days to remedy the circumstances.

*	For Mr. Rex, “Good Reason” also exists if UnitedHealth Group makes a change so that he no longer serves as both CFO of UnitedHealth Group and a member of the Office of the CEO of UnitedHealth Group. For Mr. Renfro, “Good Reason” also exists if UnitedHealth Group makes a change so that he no longer holds the positions of Vice Chairman of UnitedHealth Group and CEO of Optum, Inc. or other equivalent positions.

Non-Solicitation, Non-Competition and Confidentiality Provisions

Pursuant to their respective employment agreements, each executive officer is subject to provisions prohibiting his or her solicitation of UnitedHealth Group’s employees or competing with UnitedHealth Group during the term of the employment agreement and for two years following termination for any reason. In addition, each executive officer is prohibited at all times from disclosing confidential information related to UnitedHealth Group.

Potential Payments Upon Termination or Change in Control

The following table describes the potential payments to named executive officers upon termination of employment or a change in control of UnitedHealth Group as of December 31, 2016. Amounts are calculated based on the benefits available to the named executive officers under existing plans and arrangements, including each of their employment agreements described under “Executive Employment Agreements.”

Name	For Good Reason or Not For Cause ($)	Death ($)	Disability ($)	Retirement ($)	Change In Control ($)
Stephen J. Hemsley
Cash Payments	1,300,000	8,350,000	8,350,000	—	—
Annual Cash Incentive (1)	—	5,200,000	5,200,000	5,200,000	—
Long-Term Cash Incentive (2)	—	1,311,111	1,311,111	1,311,111	1,311,111
DSUs in the SERP	12,773,328	12,773,328	12,773,328	12,773,328	12,773,328
Insurance Benefits	—	—	420,000	—	—
Acceleration of Equity (3)	43,953,115	37,177,341	37,177,341	43,953,115	43,953,115
Total (4)	58,026,443	64,811,780	65,231,780	63,237,554	58,037,554
John F. Rex
Cash Payments	3,212,000	—	—	—	—
Annual Cash Incentive (1)	—	1,840,000	1,840,000	1,840,000	—
Long-Term Cash Incentive (2)	—	—	—	—	—
Insurance Benefits	—	2,000,000	480,000	—	—
Acceleration of Equity (3)	13,487,185	17,036,707	17,036,707	—	18,799,547
Total (4)	16,699,185	20,876,707	19,356,707	1,840,000	18,799,547
David S. Wichmann
Cash Payments	8,212,000	—	—	—	—
Annual Cash Incentive (1)	—	4,070,000	4,070,000	4,070,000	—
Long-Term Cash Incentive (2)	—	1,111,111	1,111,111	1,111,111	1,111,111
Insurance Benefits	—	2,000,000	660,000	—	—
Acceleration of Equity (3)	29,115,893	29,141,638	29,141,638	—	33,924,434
Total (4)	37,327,893	36,322,749	34,982,749	5,181,111	35,035,545
Larry C. Renfro
Cash Payments	8,212,000	—	—	—	—
Annual Cash Incentive (1)	—	4,070,000	4,070,000	4,070,000	—
Long-Term Cash Incentive (2)	—	1,111,111	1,111,111	1,111,111	1,111,111
Insurance Benefits	—	2,000,000	660,000	—	—
Acceleration of Equity (3)	33,924,434	29,141,638	29,141,638	33,924,434	33,924,434
Total (4)	42,136,434	36,322,749	34,982,749	39,105,545	35,035,545
Marianne D. Short
Cash Payments	3,862,000	—	—	—	—
Annual Cash Incentive (1)	—	1,600,000	1,600,000	1,600,000	—
Long-Term Cash Incentive (2)	—	807,265	807,265	807,265	807,265
Insurance Benefits	—	2,000,000	480,000	—	—
Acceleration of Equity (3)	15,143,288	15,155,402	15,155,402	—	17,401,884
Total (4)	19,005,288	19,562,667	18,042,667	2,407,265	18,209,149

(1)	Represents the maximum amount the Compensation Committee may in its discretion determine, but is not required, to pay the executive officer (or the executive officer’s estate, if applicable) based upon a prorated portion of the award that the executive officer would have received but for his or her death, disability or retirement, calculated at the achievement of the maximum performance target, as more fully described in footnote 2 to the 2016 Grants of Plan-Based Awards table. For the purposes of this table, the potential amounts have not been prorated because the table assumes a death, disability or retirement as of December 31, 2016.

(2)	With respect to “Death,” “Disability” and “Retirement,” represents the maximum amount the Compensation Committee may in its discretion determine, but is not required, to pay the executive officer (or the executive officer’s estate, if applicable) based upon the portion of the incentive periods the executive officer served prior to death, disability or retirement and measurement of UnitedHealth Group and executive performance based on performance through the end of the fiscal year of UnitedHealth Group which ends closest to the executive officer’s date of death, disability or retirement, calculated at the achievement of the maximum performance target, as more fully described in footnote 3 to the 2016 Grants of Plan-Based Awards table. With respect to “Change in Control,” represents the amount payable by UnitedHealth Group or its successor to each executive officer (or to be credited to the named executive officer’s account in UnitedHealth Group’s Executive Savings Plan if a timely deferral election is in effect), which is a prorated portion of the maximum long-term cash incentive award for which the executive officer is eligible for the 2015-2017 and 2016-2018 performance periods.
(3)	Represents the (i) unvested RSUs multiplied by the closing stock price on December 31, 2016 ($160.04), (ii) intrinsic value of the unvested stock options, which is calculated based on the difference between the closing price of our stock on December 31, 2016 ($160.04) and the exercise or grant price of the unvested stock options as of that date, and (iii) the number of performance shares earned if target performance is achieved multiplied by the closing stock price on December 31, 2016 ($160.04). If maximum performance is achieved for the performance shares, the amounts for Acceleration of Equity would be (a) for “For Good Reason or Not for Cause,” $57,549,953 for Mr. Hemsley; $16,976,057 for Mr. Rex, $38,713,652 for Mr. Wichmann; $43,522,192 for Mr. Renfro; and $19,651,455 for Ms. Short; (b) for “Death” and “Disability,” $43,998,406 for Mr. Hemsley; $18,762,738 for Mr. Rex, $33,956,602 each for Messrs. Wichmann and Renfro; and $17,417,087 for Ms. Short; (c) for “Retirement,” $57,549,953 for Mr. Hemsley; and $43,522,192 for Mr. Renfro; and (d) for “Change in Control,” $57,549,953 for Mr. Hemsley; $22,288,419 for Mr. Rex; $43,522,192 each for Messrs. Wichmann and Renfro; and $21,910,050 for Ms. Short.

For “For Good Reason or Not for Cause,” the amount includes the value of unvested equity awards held by the named executive officer that will not immediately vest upon termination but will continue to vest through any applicable severance. For “Retirement,” the amount includes the value of certain unvested equity awards granted in 2013, 2014, 2015 and 2016 that will continue to vest and be exercisable for a period of five years (but not after the award’s expiration date). The value of the awards that will not immediately vest is based on their intrinsic values on December 31, 2016. However, because these awards would continue to vest after termination of employment or retirement, the actual value the named executive officer would receive is not determinable. At December 31, 2016, Messrs. Hemsley and Renfro had met the retirement eligibility provisions.

(4)	Does not include value of benefits, plans or arrangements that would be paid or available following termination of employment that do not discriminate in scope, terms or operation in favor of our executive officers and that are generally available to all salaried employees or accrued balances under any non-qualified deferred compensation plan that is described above.

Enterprise-Wide Incentive Compensation Risk Assessment

Our Compensation Committee requested that management conduct a risk assessment of UnitedHealth Group’s enterprise-wide compensation programs. The risk assessment reviewed both cash incentive compensation plans and individual cash incentive awards paid in 2016 for the presence of potential design elements that could incent employees to incur excessive risk, the ratio and level of incentive to fixed compensation, the amount of manager discretion, the level of compensation expense relative to the business units’ revenues, and the presence of other design features that serve to mitigate excessive risk-taking, such as UnitedHealth Group’s clawback policy, stock ownership guidelines, multiple performance measures and similar features. The Compensation Committee also receives an annual report on UnitedHealth Group’s compliance with its equity award program controls.

After considering the results of the risk assessment, management concluded that the level of risk associated with UnitedHealth Group’s enterprise-wide compensation programs is not reasonably likely to have a material adverse effect on UnitedHealth Group. The results of the risk assessment were reviewed with the Compensation Committee at its February 2017 meeting. Please see “Compensation Discussion and Analysis” above for a discussion of compensation design elements intended to mitigate excessive risk-taking by our executive officers.

Equity Compensation Plan Information

The following table sets forth certain information, as of December 31, 2016, concerning shares of common stock authorized for issuance under all of our equity compensation plans:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(in millions)		(in millions)
Equity compensation plans approved by shareholders (1)	36	$84	78	(3)
Equity compensation plans not approved by shareholders (2)	—	—	—

Total (2)	36	$84	78

(1)	Consists of the UnitedHealth Group Incorporated 2011 Stock Incentive Plan, as amended and the UnitedHealth Group 1993 ESPP, as amended.
(2)	Excludes 184,000 shares underlying stock options assumed by us in connection with an acquisition. These options have a weighted-average exercise price of $95 and an average remaining term of approximately 7 years. The options are administered pursuant to the terms of the plan under which the options originally were granted. No future awards will be granted under this acquired plan.
(3)	Includes 10 million shares of common stock available for future issuance under the Employee Stock Purchase Plan as of December 31, 2016, and 68 million shares available under the 2011 Stock Incentive Plan as of December 31, 2016. Shares available under the 2011 Stock Incentive Plan may become the subject of future awards in the form of stock options, SARs, restricted stock, restricted stock units, performance awards and other stock-based awards.

Reconciliation of Non-GAAP Financial Measures

Use of Non-GAAP Financial Measures

Adjusted net earnings per share is a non-GAAP financial measure. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. Management believes that the use of adjusted net earnings per share provides investors and management useful information about the earnings impact of acquisition-related intangible asset amortization and the earnings impact of the recognition of our estimated share of guaranty association assessments resulting from the liquidation of Penn Treaty.

UNITEDHEALTH GROUP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

ADJUSTED NET EARNINGS AND EARNINGS PER SHARE 1

(in millions, except per share data)

(unaudited)

	Year Ended December 31, 2016	Year Ended December 31, 2015
GAAP net earnings	$7,017	$5,813
Intangible amortization	882	650
Penn Treaty impact	350	—
Tax effect	(454)	(227)

Adjusted net earnings	$7,795	$6,236

GAAP diluted earnings per share	$7.25	$6.01
Intangible amortization per share	0.91	0.67
Penn Treaty impact per share	0.36	—
Tax effect per share	(0.47)	(0.23)

Adjusted diluted earnings per share	$8.05	$6.45

[1]	GAAP and adjusted net earnings are attributable to UnitedHealth Group common shareholders.

DIRECTOR COMPENSATION OF UNITEDHEALTH GROUP

Set forth below is information concerning the compensation of UnitedHealth Group’s directors. The definitive proxy statement for UnitedHealth Group’s 2017 Annual Meeting of Shareholders may include additional information related to the topics discussed below. As used in this section, the terms “we,” “our,” “us,” “its,” or “UnitedHealth Group,” refer to UnitedHealth Group Incorporated and its subsidiaries, and “Compensation Committee” refers to the Compensation Committee of the UnitedHealth Group Board.

Our director compensation and benefit program is designed to compensate our non-employee directors fairly for work required for a company of our size and scope and to align their interests with the long-term interests of our shareholders. Director compensation reflects our desire to attract, retain and use the expertise of highly qualified people serving on UnitedHealth Group’s Board of Directors. The Compensation Committee reviews the compensation level of our non-employee directors on an annual basis and makes recommendations to the UnitedHealth Group Board. In August 2016, the Compensation Committee, with the advice of its independent compensation consultant, undertook an annual review of the structure and philosophy of the director compensation program. This review analyzed the structure and the overall level and mix of compensation delivered by UnitedHealth Group’s director compensation program as compared to UnitedHealth Group’s general industry peer group and also the four large publicly traded managed health care companies. Following this review, the Compensation Committee recommended, and the UnitedHealth Group Board approved, an increase effective as of October 1, 2016 to the annual cash retainer paid to the chairs of the Nominating Committee and Public Policy Committee from $15,000 to $20,000. The Compensation Committee’s recommendations, and the UnitedHealth Group Board’s subsequent approval, were made after considering the results of the market practices review and the complexity of UnitedHealth Group’s structure and operations.

The following table highlights the material elements of our director compensation program:

Compensation Element	Compensation Value
Annual Cash Retainer	$125,000
Annual Audit Committee Chair Cash Retainer	$25,000
Annual Compensation Committee Chair Cash Retainer	$20,000
Annual Nominating Committee Chair Cash Retainer	$20,000	*
Annual Public Policy Committee Chair Cash Retainer	$20,000	*
Annual Board Chair Cash Retainer	$300,000

Annual Equity Award	$175,000 aggregate fair value of deferred stock units
Equity Conversion Program	At the director’s election, cash compensation may be converted into DSUs, or if the director has met the stock ownership guidelines, into common stock

*	Effective October 1, 2016, the annual retainer was increased from $15,000 to $20,000.

Cash Compensation

Cash retainers are payable on a quarterly basis in arrears on the first business day following the end of each fiscal quarter, and subject to pro rata adjustment if the director did not serve the entire quarter. Directors may elect to receive deferred stock units (“DSUs”) or common stock (if the director has met the stock ownership guidelines) in lieu of their cash compensation or may defer receipt of their cash compensation to a later date pursuant to the Directors’ Compensation Deferral Plan (“Director Deferral Plan”).

Equity-Based Compensation

Non-employee directors receive annual grants of DSUs under the 2011 Stock Incentive Plan having an annual aggregate fair value of $175,000, subject to rounding adjustments described below. The grants are in consideration of general service and responsibilities and required meeting preparation. The grants are issued quarterly in arrears on the first business day following the end of each fiscal quarter and prorated if the director did not serve the entire quarter. The number of DSUs granted is determined by dividing $43,750 (the quarterly value of the annual equity award) by the closing stock price on the grant date, rounded up to the nearest share.

The DSUs immediately vest upon grant and must be retained until completion of the director’s service on the UnitedHealth Group Board. Upon completion of service, the DSUs convert into an equal number of shares of UnitedHealth Group’s common stock. A director may defer receipt of the shares for up to ten years after completion of service pursuant to the Director Deferral Plan. Non-employee directors who have met their stock ownership requirement may elect to receive common stock in lieu of DSUs and/or in-service distributions on pre-selected dates.

If a director elects to convert his or her cash compensation into common stock or DSUs, such conversion grants are made on the day the eligible cash compensation becomes payable to the director. The director receives the number of shares of common stock or DSUs, as applicable, equal to the cash compensation foregone, divided by the closing price of our common stock on the date of grant, rounded up to the nearest share. The DSUs immediately vest upon grant. A director may only elect to receive common stock if he or she has met the stock ownership guidelines.

UnitedHealth Group pays dividend equivalents in the form of additional DSUs on all outstanding DSUs. Dividend equivalents are paid at the same rate and at the same time that dividends are paid to UnitedHealth Group shareholders and are subject to the same vesting conditions as the underlying grant.

Stock Ownership Guidelines

Under our stock ownership guidelines, we require non-employee directors to achieve ownership of shares of UnitedHealth Group’s common stock (excluding stock options, but including vested DSUs and vested restricted stock units) having a fair market value equal to five times the directors’ annual base cash retainer. Non-employee directors must comply with the stock ownership guidelines within five years of their appointment to the UnitedHealth Group Board. All of our non-employee directors have met the stock ownership requirement or have served as a director for less than five years.

Director Deferral Plan

Under the Director Deferral Plan, subject to compliance with applicable laws, non-employee directors may elect annually to defer receipt of all or a percentage of their compensation. Amounts deferred are credited to a bookkeeping account maintained for each director participant that uses a collection of unaffiliated mutual funds as measuring investments. Subject to certain additional rules set forth in the Director Deferral Plan, a participating director may elect to receive the distribution in one of the following ways:

•	a series of five or ten annual installments following the completion of his or her service on the UnitedHealth Group Board;

•	a delayed lump sum following either the fifth or tenth anniversary of the completion of his or her service on the UnitedHealth Group Board;

•	for cash deferrals, an immediate lump sum upon the completion of his or her service on the UnitedHealth Group Board; or

•	pre-selected amounts to be distributed on pre-selected dates while the director remains a member of the UnitedHealth Group Board.

The Director Deferral Plan does not provide for matching contributions by UnitedHealth Group.

Other Compensation

We reimburse directors for any out-of-pocket expenses incurred in connection with service as a director. We also provide health care coverage to directors but only if the director is not eligible for coverage under another group health care benefit program. Health care coverage is provided generally on the same terms and conditions as current employees. Upon retirement from the UnitedHealth Group Board, directors may continue to obtain health care coverage under benefit continuation coverage, and after the lapse of such coverage, under UnitedHealth Group’s post-employment medical plan for up to a total of 96 months if they are otherwise eligible.

UnitedHealth Group maintains a program through which it will match up to $15,000 of charitable donations made by each director for each calendar year. The directors do not receive any financial benefit from this program because the charitable income tax deductions accrue solely to UnitedHealth Group. Donations under the program may not be made to family trusts, partnerships or similar organizations.

Our corporate aircraft use policy prohibits personal use of corporate aircraft by any director. Because there is essentially no incremental cost to UnitedHealth Group, however, the policy does permit a director’s family member to accompany the director on a business flight on UnitedHealth Group aircraft provided a seat is available.

2016 Director Compensation Table

The following table provides summary information for the year ended December 31, 2016 relating to compensation paid to or accrued by us on behalf of our non-employee directors who served in this capacity during 2016. Mr. Hemsley is an employee director and does not receive additional compensation for serving as a director. Dr. Bueno, an employee director who passed away in February 2017, also did not receive compensation in 2016. Mr. Flynn did not serve as a director until January 2017.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
William C. Ballard, Jr.	125,000	175,142	—	—	18,000	318,142
Richard T. Burke	425,000	175,142	—	—	24,632	624,774
Robert J. Darretta	—	300,234	—	—	—	300,234
Michele J. Hooper	140,000	175,142	—	—	18,490	333,632
Rodger A. Lawson	145,000	175,142	—	—	24,642	344,784
Glenn M. Renwick	—	325,189	—	—	18,000	343,189
Kenneth I. Shine, M.D.	125,000	175,142	—	—	18,000	318,142
Gail R. Wilensky, Ph.D.	140,000	175,280	—	—	18,000	333,280

(1)	Mr. Darretta converted his $125,000 cash compensation into 957 DSUs, and Mr. Renwick converted his $150,000 cash compensation into 1,148 DSUs.
(2)

The amounts reported reflect the aggregate grant date fair value of the stock awards granted in 2016 computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date. The amounts reported include for each director the aggregate grant date fair value of the annual equity award of DSUs granted in quarterly installments. The amounts reflect the value of fractional shares issued with the quarterly installments as we round equity grants up to the nearest whole share. For Messrs. Darretta and Renwick, we combined the cash compensation they elected to convert into DSUs on a quarterly basis and the value of the quarterly DSU grant prior to determining the number of DSUs to be granted each quarter. For 2016, Dr. Shine elected that all of his, and Dr. Wilensky elected that a portion of her, annual DSU awards be granted in shares of common stock.

The aggregate grant date fair values of the stock awards granted in 2016, computed in accordance with FASB ASC Topic 718 based on the closing stock price on the grant date, are as follows:

Name	January 4, 2016 ($)	April 1, 2016 ($)	July 1, 2016 ($)	October 3, 2016 ($)
William C. Ballard, Jr.	43,789	43,783	43,807	43,763
Richard T. Burke	43,789	43,783	43,807	43,763
Robert J. Darretta*	75,000	75,094	75,078	75,062
Michele J. Hooper	43,789	43,783	43,807	43,763
Rodger A. Lawson	43,789	43,783	43,807	43,763
Glenn M. Renwick*	81,289	81,330	81,276	81,294
Kenneth I. Shine, M.D.	43,789	43,783	43,807	43,763
Gail R. Wilensky, Ph.D.	43,789	43,783	43,807	43,901

*	Includes the value of DSUs issued upon conversion of annual cash retainers as described in footnote 1 above of $125,000 for Mr. Darretta and $150,000 for Mr. Renwick.

As of December 31, 2016, our non-employee directors held outstanding DSU awards as follows:

Name	Deferred Stock Units
William C. Ballard, Jr.	20,820
Richard T. Burke	20,820
Robert J. Darretta	38,683
Michele J. Hooper	27,300
Rodger A. Lawson	19,271
Glenn M. Renwick	39,750
Kenneth I. Shine, M.D.	28,422
Gail R. Wilensky, Ph.D.	20,075

(3)	UnitedHealth Group did not grant stock option awards to directors in 2016. As of December 31, 2016, our non-employee directors held outstanding (and unexercised) stock option awards as follows: Mr. Ballard —50,000 stock options; Mr. Burke — 60,750 stock options; Mr. Darretta — 56,621 stock options; Ms. Hooper — 35,000 stock options; Mr. Renwick — 33,929 stock options; and Dr. Wilensky — 56,240 stock options.
(4)	The Director Deferral Plan does not credit above-market earnings or preferential earnings to the amounts deferred. There are no measuring investments tied to our stock performance. The measuring investments are a collection of unaffiliated mutual funds identified by UnitedHealth Group.
(5)	In 2016, UnitedHealth Group matched $15,000 in charitable contributions made by the following directors to charitable organizations selected by the directors pursuant to UnitedHealth Group’s Board Matching Program and also made $3,000 contributions to charitable organizations selected by the following directors in lieu of 2015 holiday gifts: Messrs. Ballard, Burke, Lawson and Renwick; Ms. Hooper; Dr. Shine and Dr. Wilensky. In 2016, UnitedHealth Group also paid $6,632, $490 and $6,642 in health care premiums on behalf of Mr. Burke, Ms. Hooper and Mr. Lawson, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

UnitedHealth Group

The following table provides information about shareholders known to UnitedHealth Group to beneficially own more than 5% of the outstanding shares of its common stock, based solely on the information filed by such shareholders in 2017 for the year ended December 31, 2016 on Schedule 13G under the Exchange Act.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. (1)	69,264,228	7.30%
55 East 52nd Street
New York, New York 10055
The Vanguard Group (2)	60,211,766	6.32%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
FMR LLC (3)	56,567,442	5.94%
245 Summer Street
Boston, Massachusetts 02210

(1)	This information, including percent of class, is based on the Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 26, 2017. BlackRock, Inc. reported having sole voting power over 59,468,643 shares and sole dispositive power over 69,264,228 shares.
(2)	This information, including percent of class, is based on the Schedule 13G/A filed with the SEC by The Vanguard Group on February 9, 2017. The Vanguard Group reported having sole voting power over 1,488,160 shares, shared voting power over 181,207 shares, sole dispositive power over 58,583,686 shares and shared dispositive power over 1,628,080 shares.
(3)	This information, including percent of class, is based on the Schedule 13G/A filed with the SEC by FMR LLC on February 13, 2017. FMR LLC reported having sole voting power over 6,186,045 shares and sole dispositive power over 56,567,442 shares.

The following table provides information about the beneficial ownership of UnitedHealth Group’s common stock as of March 14, 2017 by each director, each named executive officer, and by all of UnitedHealth Group’s current directors and executive officers as a group. As of March 14, 2017, there were 953,931,448 shares of UnitedHealth Group’s common stock issued, outstanding and entitled to vote.

Name of Beneficial Owner or Identity of Group	Ownership of Common Stock		Number of Shares Deemed Beneficially Owned as a Result of Equity Awards Exercisable or Vesting Within 60 Days of March 14, 2017	Total (1)	Percent of Common Stock Outstanding
William C. Ballard, Jr.	70,391	(2)	45,000	115,391	*
Richard T. Burke	1,957,191	(2)(3)	59,860	2,107,051	*
Robert J. Darretta	42,488	(2)(4)	56,621	99,109	*
Timothy P. Flynn	0	(2)	0	0	*
Michele J. Hooper	30,941	(2)	35,000	65,941	*
Rodger A. Lawson	26,542	(2)	0	26,542	*
Glenn M. Renwick	42,294	(2)	33,929	76,223	*
Kenneth I. Shine, M.D.	28,995	(2)	0	28,995	*
Gail R. Wilensky, Ph.D.	55,175	(2)	50,930	106,105	*
Stephen J. Hemsley	3,209,326	(5)(6)	527,375	3,736,701	*
John F. Rex	32,378		187,196	219,574	*
David S. Wichmann	615,431	(5)	722,601	1,338,032	*
Larry C. Renfro	209,886		154,813	364,699	*
Marianne D. Short	64,017		105,133	169,150	*
All current directors and executive officers as a group (16 individuals)	6,417,813	(7)	2,082,245	8,500,058	0.89%

*	Less than 1%.
(1)	Unless otherwise noted, each person and group identified possesses sole voting and dispositive power with respect to the shares shown opposite such person’s or group’s name. Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days of March 14, 2017 are treated as outstanding only when determining the amount and percent owned by such individual or group.
(2)	Includes the following number of vested DSUs which are considered owned under UnitedHealth Group’s stock ownership guidelines for directors: Mr. Ballard — 21,091 DSUs; Mr. Burke — 21,091 DSUs; Mr. Darretta — 39,148 DSUs; Ms. Hooper — 27,571 DSUs; Mr. Lawson — 19,542 DSUs; Mr. Renwick — 40,254 DSUs; Dr. Shine — 28,422 DSUs; and Dr. Wilensky — 20,346 DSUs.
(3)	Includes 86,000 shares held in trust for the benefit of Mr. Burke’s children. Mr. Burke does not have voting or dispositive power over these shares and disclaims beneficial ownership of these shares.
(4)	Includes 3,340 shares held by Mr. Darretta in a margin account for which no loans are outstanding. To discourage pledging shares of UnitedHealth Group’s common stock, our insider trading policy requires advance approval of the Compensation Committee of any pledging of common stock by directors, executive officers and other members of management. Pledges that existed prior to the policy’s adoption in November 2012 have been grandfathered. Mr. Darretta continues to satisfy UnitedHealth Group’s stock ownership guidelines when pledged shares are excluded from his individual holdings. The three-month average trading volume for UnitedHealth Group’s common stock was 3,510,000 as of March 14, 2017.
(5)	Includes the following number of shares held in trust for the individuals pursuant to our 401(k) plan: Mr. Hemsley — 308.3995 shares; and Mr. Wichmann — 231.1102 shares. Pursuant to the terms of the 401(k) plan, a participant has sole voting power over his or her shares; however, the plan trustee votes all unvoted shares in the same proportions as the actual proxy votes submitted by plan participants.

(6)	Includes 79,813 DSUs, 24,000 shares held in a charitable foundation and 2,079,952 shares held in grantor retained annuity trusts, all of which are beneficially owned by Mr. Hemsley.
(7)	Includes the indirect holdings included in footnotes 3, 5 and 6.

SCA

Information about ownership of SCA’s common stock by directors and executive officers of SCA may be found in SCA’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2016, which is incorporated by reference in this prospectus/offer to exchange. See “Where to Obtain Additional Information” for more information.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Approval or Ratification of Related-Person Transactions

The UnitedHealth Group Board has adopted a written Related-Person Transactions Approval Policy, which is administered by the Nominating Committee of the UnitedHealth Group Board, which is referred to in this section as the Nominating Committee. A copy of the policy is available on UnitedHealth Group’s website at www.unitedhealthgroup.com. Under the policy, “related-person” transactions are prohibited unless approved or ratified by the Nominating Committee. In general, a related-person transaction is any transaction or series of transactions (or amendments thereto) directly or indirectly involving:

•	A director or an immediate family member of a director in which an executive officer of UnitedHealth Group is directly or indirectly a participant and the amount involved exceeds $1.00; or

•	A director, executive officer or shareholder beneficially owning more than 5% of our common stock, or any of their respective immediate family members, in which UnitedHealth Group or its subsidiaries is directly or indirectly a participant and the amount involved exceeds $120,000; provided that if a director is an executive officer of an entity that is a party to a transaction with UnitedHealth Group or its subsidiaries, and the director was actively involved in the transaction, then the amount shall be $1.00.

Related-person transactions under the policy do not include:

•	Indemnification and advancement of expenses made pursuant to UnitedHealth Group’s Certificate of Incorporation or Bylaws or pursuant to any agreement or instrument.

•	Interests arising solely from the ownership of a class of UnitedHealth Group’s equity securities if all holders of that class of equity securities receive the same benefit on a pro rata basis.

•	Any transaction that involves the providing of compensation to a director or executive officer in connection with his or her duties to UnitedHealth Group or any of its subsidiaries, including the reimbursement of business expenses incurred in the ordinary course.

Under the policy, UnitedHealth Group determines whether a transaction falls under the definition of a related-person transaction requiring review by the Nominating Committee. In determining whether to approve or ratify a related-person transaction, the Nominating Committee will consider, among other things, whether the terms of the related-person transaction are fair to UnitedHealth Group and on terms at least as favorable as would apply if the other party was not an affiliate; the business reasons for the transaction; whether the transaction could impair the independence of a director under UnitedHealth Group’s Standards for Director Independence; and whether the transaction would present an improper conflict of interest for any director or executive officer of UnitedHealth Group.

Any member of the Nominating Committee who has an interest in the transaction under discussion will abstain from voting on the approval of the related-person transaction, but may, if so requested by the Chair of the Nominating Committee, participate in some or all of the Nominating Committee’s discussions of the related-person transaction. Any related-person transaction that is not approved or ratified, as the case may be, will be voided, terminated or amended, or other actions will be taken in each case as determined by the Nominating Committee so as to avoid or otherwise address any resulting conflict of interest.

As required under SEC rules, transactions in which UnitedHealth Group was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest, are disclosed below.

Related-Person Transactions

Transactions with our Former Director, Edson Bueno

Set forth below is information regarding certain business relationships between Amil and related persons, most of which existed prior to the closing of the acquisition of a majority interest in Amil by UnitedHealth Group in October 2012. At the time of the Amil acquisition, UnitedHealth Group reviewed the various business relationships then in effect and determined it was in the best interest of Amil and UnitedHealth Group that they be preserved. UnitedHealth Group also believed that Dr. Bueno’s experience and knowledge of international health care and integrated care systems, and training and experience as a physician and entrepreneur with deep expertise across the continuum of care, made him a valuable member of the UnitedHealth Group Board. Dr. Bueno passed away in February 2017. At that time, Dr. Bueno and his business partner, Dr. Dulce Pugliese, continued to own approximately 10% of Amil’s outstanding common shares and had committed to retain such shares for at least five years from the date of UnitedHealth Group’s acquisition of Amil, or October 26, 2017, subject to certain exceptions. Dr. Bueno had the right to put the shares to UnitedHealth Group and UnitedHealth Group had the right to call the Amil shares upon expiration of the five-year term, unless accelerated upon certain events, at a fair market value to be determined by appraisal firms selected by UnitedHealth Group and Dr. Bueno.

The Nominating Committee of the UnitedHealth Group Board has ratified the relationships set forth below. U.S. dollar amounts have been converted into U.S. dollars based on an exchange rate of R$3.2551 to US$1.00, the average exchange rate for the year ended December 31, 2016. These exchange rates are the same exchange rates used for financial reporting purposes.

Diagnosticos da America S.A. (“DASA”). As of December 31, 2016, Dr. Bueno owned directly and through an affiliated entity a minority interest in DASA and had voting control over a majority of DASA’s shares. Dr. Bueno’s son is the president of DASA. DASA provides vaccinations, diagnostic services and laboratory and pathology tests to many customers in Brazil, including Amil plan members. Services outside of São Paulo, Brazil are provided pursuant to a contract which automatically renews for successive 36-month terms. Services in São Paulo are provided pursuant to a contract with a term ending in 2026 (which is renewable for successive 15-year terms). Amil generally receives a discount on services provided to its members ranging from 2% to 12.5%, depending on volume. Amil has granted DASA the exclusive right to provide laboratory and pathology testing services at approximately 64 locations in São Paulo during the term of the contract and receives a discount on services ranging from 4% to 15%, depending on volume. From January 1, 2016 to December 31, 2016, Amil paid DASA $171.2 million, which reflects discounts over market rates in part due to exclusivity arrangements. UnitedHealth Group believes that the contract terms are equal to or better than what could be obtained from unaffiliated third parties.

Hospital Investments. Dr. Bueno indirectly owned a majority interest in seven hospitals located in Rio de Janeiro, São Paulo and Brasilia that provide medical services to Amil plan members. Services to Amil plan members represent approximately 26% of the aggregate revenue of these hospitals during the period from January 1, 2016 through December 31, 2016. The services are provided pursuant to contracts between Amil and each individual hospital. The contracts will expire in 2022. From January 1, 2016 to December 31, 2016, Amil paid these hospitals $202.7 million for services to Amil plan members. UnitedHealth Group believes that the contract terms are equal to what could be obtained from unaffiliated third parties and are comparable to, or lower than, rates that are charged to other Brazilian health plans. Amil also has a right of first offer and a right of first refusal to purchase interests in these hospitals had Dr. Bueno or his affiliates determined to transfer their interests to third parties within ten years from the date of the closing, or October 26, 2022.

Aeromil Táxi Aéreo Limitada (“Aeromil”). In connection with UnitedHealth Group’s acquisition of Amil, Amil sold 80% of Aeromil, an air taxi business, to Dr. Bueno to comply with Brazilian restrictions on foreign ownership of such businesses. Aeromil provides on-demand emergency medical transport services to Amil. The cost to Amil for such services is based on the operating costs (including utilization and maintenance) of the relevant aircraft. From January 1, 2016 to December 31, 2016, Amil paid Aeromil $10.8 million for emergency medical transport services. Amil is entitled to receive dividends equaling 99.9% of the profits of Aeromil and has an irrevocable option to purchase all of Dr. Bueno’s shares in Aeromil at a price of approximately $15 million, the price paid by Dr. Bueno for his stake in Aeromil. Amil’s call option has an indefinite term so long as each party holds stock in Aeromil. Dr. Bueno was restricted from selling his shares in Aeromil except pursuant to Amil’s call option.

LAVE BRAS Gestão de Têxteis S.A. (“LAVE BRAS”). Dr. Bueno had an indirect minority interest in LAVE BRAS, a privately-held Brazilian company that provides industrial laundry services to hospitals. In 2016, Amil paid LAVE BRAS and its subsidiaries $4.7 million for industrial laundry services provided to Amil’s hospitals. UnitedHealth Group believes that the contract terms are equal to or better than what could be obtained from unaffiliated third parties.

Federação Nacional de Saúde Suplementar. Dr. Bueno was a vice president of Federação Nacional de Saúde Suplementar, a consortium of major health care providers in Brazil that partner together to exchange experiences, promote organized debates about major challenges of the sector, and strengthen institutional representation before society and government. In 2016, Amil paid Federação Nacional de Saúde Suplementar approximately $638,700 in membership and related fees.

Instituto de Estudos de Saúde Suplementar. Dr. Bueno was a director of Instituto de Estudos de Saúde Suplementar, a nonprofit entity with a mission of improving health care for the benefit of all citizens. In 2016, Amil contributed approximately $298,100 to Instituto de Estudos de Saúde Suplementar.

Medical Supplies Providers. Dr. Bueno had an indirect majority ownership interest in entities from which Amil purchases medical supplies. Amil paid approximately $25.7 million for medical supplies to the entities in 2016.

Property Leases. Dr. Bueno had an indirect majority ownership interest in entities from which Amil leases medical facilities and office space. Amil paid approximately $11.9 million for property leases to the entities in 2016.

Employment of Family Members of Executive Officer

Matt Renfro, Larry Renfro’s son, and Paul Leary, Larry Renfro’s brother-in-law, are employed at Optum. The compensation paid to each of these employees is consistent with UnitedHealth Group’s overall compensation principles based on the employees’ years of experience, performance and positions within UnitedHealth Group.

Transactions with 5% Shareholders

BlackRock Inc. beneficially owned approximately 7.3% of UnitedHealth Group’s common stock as of December 31, 2016. UnitedHealth Group paid BlackRock $3.1 million for investment management fees in 2016. BlackRock maintains a self-funded health insurance plan through UnitedHealth Group and paid UnitedHealth Group $1.8 million for administrative services in 2016.

FMR LLC beneficially owned approximately 5.94% of UnitedHealth Group’s common stock as of December 31, 2016. UnitedHealth Group and its employees paid Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC, $5.8 million in investment and benefits management fees in 2016. Fidelity maintains a self-funded health insurance plan through UnitedHealth Group and paid UnitedHealth Group $17.5 million for administrative services, approximately $2.8 million for in-house fitness service management fees and approximately $782,300 for software products in 2016.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of U.S. federal income tax consequences of the offer and the mergers generally applicable to holders of SCA common stock who exchange shares of SCA common stock for the transaction consideration pursuant to the offer and/or the first merger. This discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders of SCA common stock in light of their particular facts and circumstances. This discussion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and published positions of the IRS, each as in effect as of the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth herein.

This discussion is limited to holders who hold their SCA common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment) only and have the U.S. dollar as their functional currency. This discussion does not purport to address or consider all of the U.S. federal income tax consequences that may be relevant or applicable to holders of SCA common stock in light of their particular facts and circumstances, nor does it address the consequences to holders subject to special treatment under U.S. federal income tax laws, such as:

•	banks or other financial institutions;

•	broker-dealers in securities or currencies;

•	traders in securities that elect to apply a mark-to-market method of accounting;

•	insurance companies;

•	tax-exempt entities;

•	partnerships or other entities or arrangements taxable as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein);

•	subchapter S corporations;

•	retirement plans, individual retirement accounts or other tax-deferred accounts;

•	real estate investment trusts;

•	regulated investment companies;

•	holders who hold SCA common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction;

•	“controlled foreign corporations”;

•	“passive foreign investment companies”;

•	holders who exercise appraisal rights;

•	holders that hold (or that held, directly or constructively, at any time during the five year period ending on the date of the disposition of such holder’s SCA common stock pursuant to the offer and/or the first merger) 5% or more of the SCA common stock; and

•	holders who acquired their shares of SCA common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

This discussion also does not address the tax consequences of the offer and the mergers for holders of stock options and other equity-based awards with respect to SCA common stock. This discussion does not address any U.S. federal estate, gift, Medicare, alternative minimum tax or other non-income tax considerations, or any state, local or non-U.S. income or other tax laws that may be relevant or applicable to a particular holder in connection with the offer and the mergers. This discussion does not address the tax consequences of any transaction other than the offer and the mergers.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of SCA common stock, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Such a partner or partnership holding shares of SCA common stock should consult its tax advisors regarding the tax consequences of the offer and the mergers to them.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of SCA common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (a) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of shares of SCA common stock that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

WE URGE BENEFICIAL OWNERS OF SHARES OF SCA COMMON STOCK TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING U.S. FEDERAL, STATE, LOCAL OR FOREIGN INCOME, OR OTHER TAX LAWS, INCLUDING POSSIBLE CHANGES IN SUCH LAWS.

It is a condition to UnitedHealth Group’s obligation to complete the offer that UnitedHealth Group and SCA each receive a written opinion from their respective legal counsel, Hogan Lovells and Cleary Gottlieb, respectively, to the effect that the offer and the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on representations made by SCA and UnitedHealth Group and on customary factual assumptions, as well as certain covenants and undertakings of SCA and UnitedHealth Group. If any of those representations, assumptions, covenants or undertakings is or becomes incorrect, incomplete, or inaccurate or is violated, the validity of the opinions described above may be affected and the U.S. federal income tax consequences of the offer and the mergers could differ materially from those described below. In addition, neither of the opinions described above will be binding on the IRS or any court. UnitedHealth Group and SCA have not sought and will not seek any ruling from the IRS regarding any matters relating to the offer and the mergers. There can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

Based on the foregoing, the anticipated material U.S. federal income tax consequences of the offer and the mergers are as follows:

•	no gain or loss will be recognized by UnitedHealth Group or SCA;

•	except with respect to a U.S. holder of SCA common stock who receives cash instead of a fractional share of UnitedHealth Group common stock as set forth below, gain (but not loss) will be recognized by U.S. holders of SCA common stock who receive UnitedHealth Group common stock and cash in exchange for shares of SCA common stock, in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the UnitedHealth Group common stock and cash received by a U.S. holder of SCA common stock exceeds such U.S. holder’s basis in its SCA common stock and (2) the amount of cash received by such U.S. holder of SCA common stock;

•	the aggregate basis of the UnitedHealth Group common stock received by a U.S. holder of SCA common stock (including fractional shares of UnitedHealth Group common stock deemed received and redeemed as described below) will be the same as the aggregate basis of the SCA common stock for which it is exchanged, decreased by the amount of cash received (other than cash received instead of fractional share interests in UnitedHealth Group common stock), and increased by the amount of gain recognized on the exchange, other than with respect to cash received instead of fractional share interests in UnitedHealth Group common stock (regardless of whether such gain is classified as capital gain or as dividend income, as discussed below under “—Additional Considerations—Recharacterization of Gain as a Dividend”); and

•	the holding period of UnitedHealth Group common stock received in exchange for shares of SCA common stock (including fractional shares of UnitedHealth Group common stock deemed received and redeemed as described below) will include the holding period of the SCA common stock for which it is exchanged;

•	a U.S. holder of SCA common stock who receives cash instead of a fractional share of UnitedHealth Group common stock will be treated as having received the fractional share and then as having exchanged the fractional share for cash in a redemption by UnitedHealth Group. As a result, such U.S. holder of SCA common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in its fractional share interest as set forth above.

In general, the U.S. federal income tax consequences of the offer and the mergers to non-U.S. holders that receive a combination of shares of UnitedHealth Group common stock and cash in exchange for shares of SCA common stock pursuant to the offer and/or the first merger will be the same as those described above for U.S. holders, except that, subject to the discussion below regarding potential dividend treatment, a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized in connection with the offer and/or the first merger unless:

•	the gain is effectively connected with a United States trade or business of the non-U.S. holder and, if an applicable tax treaty requires, is also attributable to a U.S. permanent establishment maintained by such non-U.S. holder;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year in which the gain is realized and certain other conditions are met; or

•	SCA is or has been a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the date of disposition or the non-U.S. holder’s holding period for SCA common stock, and certain other requirements are met. SCA does not believe it is or has been a USRPHC.

A non-U.S. holder described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation also may be subject to an additional branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Gain described in the second bullet point above will be subject to U.S. federal income tax at a thirty percent (30%) rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S. source capital losses, if any, of the non-U.S. holder.

U.S. and non-U.S. holders that acquired different blocks of SCA common stock at different times or at different prices should consult their tax advisors about the tax consequences to them in light of their particular circumstances.

Except as described under “—Additional Considerations—Recharacterization of Gain as a Dividend” below, gain recognized by holders of SCA common stock generally will constitute capital gain and will constitute long-term capital gain if such holders have held (or are treated as having held) their SCA common stock for more than one year as of the date of the offer and the mergers. For U.S. holders of SCA common stock that are non-corporate holders, long-term capital gain generally will be taxed at a reduced U.S. federal income tax rate. The deductibility of capital losses is subject to limitations.

Additional Considerations—Recharacterization of Gain as a Dividend

All or part of the gain that a particular holder of SCA common stock recognizes as a result of the offer and the mergers could be treated as dividend income rather than capital gain if (1) such holder is a significant shareholder of UnitedHealth Group or (2) such holder’s percentage ownership, taking into account constructive ownership rules, in UnitedHealth Group after the offer and the mergers is not meaningfully reduced from what its percentage ownership would have been if it had received solely stock consideration rather than a combination of cash consideration and stock consideration. This could happen, for example, because of ownership of additional shares of UnitedHealth Group common stock by such holder, ownership of shares of UnitedHealth Group common stock by a person related to such holder or a share repurchase by UnitedHealth Group from other holders of UnitedHealth Group common stock. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. A non-U.S. holder that is treated as receiving dividend income rather than capital gain as a result of the offer and the mergers generally will be subject to withholding of U.S. federal income tax at a 30 percent rate, or at a lower rate under an applicable income tax treaty that provides for a reduced rate of withholding. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a holder of SCA common stock, including the application of certain constructive ownership rules, holders of SCA common stock should consult their tax advisor regarding the potential tax consequences of the offer and the mergers to them.

Backup Withholding and Information Reporting

Payments of cash to holders of SCA common stock may, under certain circumstances, be subject to information reporting and backup withholding if (1) a U.S. holder fails to timely provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. holder’s broker) or is otherwise subject to backup withholding or (2) a non-U.S. holder (or U.S.-related financial intermediary through which such holder receives its payment) fails to provide proof of an applicable exemption or comply with certain certification procedures (generally, providing an IRS Form W-8 establishing such shareholder’s status as a non-U.S. person), and otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

A holder of SCA common stock who receives UnitedHealth Group common stock will be required to retain records pertaining to the offer and the mergers. Each holder of SCA common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives UnitedHealth Group common stock in the offer and the mergers will be required to file a statement with its U.S. federal income tax return setting forth certain information that includes such holder’s basis in the SCA common stock surrendered and the fair market value of the UnitedHealth Group common stock and cash received in the offer and the mergers. A “significant holder” is a holder of SCA common stock, who, immediately before the first merger, either (1) owned at least 5% of the outstanding stock of SCA or (2) owned securities in SCA with a tax basis of $1,000,000 or more.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR BENEFICIAL OWNERS OF SHARES OF SCA COMMON STOCK. BENEFICIAL OWNERS OF SHARES OF SCA COMMON

STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF UNITEDHEALTH GROUP COMMON STOCK AND CASH FOR THEIR SHARES OF SCA COMMON STOCK PURSUANT TO THE OFFER AND THE MERGERS UNDER ANY U.S. FEDERAL, STATE, LOCAL OR FOREIGN INCOME, OR OTHER TAX LAWS.

DESCRIPTION OF UNITEDHEALTH GROUP CAPITAL STOCK

As of the date of this document, UnitedHealth Group is authorized to issue 3,000,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of February 15, 2017, there were 951,991,329 shares of UnitedHealth Group common stock outstanding, and no shares of preferred stock issued or outstanding.

The following summary describes the material terms of UnitedHealth Group’s capital stock but is not complete and is qualified by reference to UnitedHealth Group’s restated certificate of incorporation, as amended (its “charter”), and UnitedHealth Group’s amended and restated bylaws (its “bylaws”), both of which are filed as exhibits to the registration statement of which this document is a part. See “Where to Obtain Additional Information.”

Common Stock

Each outstanding share of UnitedHealth Group common stock is fully paid and nonassessable.

Voting. Each holder of UnitedHealth Group common stock is entitled to one vote per share for the election of directors and on all matters submitted to a vote of stockholders of UnitedHealth Group. Cumulative voting is prohibited.

Dividends and Other Distributions. Holders of UnitedHealth Group common stock are entitled to receive such dividends, if any, as may be declared by the UnitedHealth Group board in its discretion out of funds legally available therefor, subject to any preferential dividend rights of any then outstanding preferred stock.

Liquidation Rights. Pursuant to Section 281 of the DGCL, subject to any preferential rights of any then outstanding preferred stock, in the event of UnitedHealth Group’s liquidation, dissolution or winding up, holders of UnitedHealth Group’s common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock.

Other Rights. UnitedHealth Group’s common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of UnitedHealth Group’s common stock or any other securities convertible into shares of any class of UnitedHealth Group’s common stock, or any redemption rights.

Listing. UnitedHealth Group’s common stock is listed on the NYSE under the symbol “UNH.”

Potential Anti-Takeover Effects of Various Provisions of Delaware Law and UnitedHealth Group’s Certificate of Incorporation and Bylaws

The provisions of Delaware law and of UnitedHealth Group’s charter and bylaws described below, alone or in combination, could have an anti-takeover effect with respect to transactions not approved in advance by the directors of UnitedHealth Group, including discouraging takeover attempts that could have resulted in a premium over the market price for shares of UnitedHealth Group common stock. However, UnitedHealth Group believes these provisions protect its stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with the board of directors of UnitedHealth Group and by providing the board of directors of UnitedHealth Group with more time and leverage in assessing an acquisition proposal. These provisions are not intended to make UnitedHealth Group immune from takeovers. However, these provisions apply even if the acquisition proposal may be considered beneficial by some UnitedHealth Group stockholders and could delay or prevent an acquisition that the board of directors of UnitedHealth Group determines is not in the best interests of UnitedHealth Group and its stockholders.

Delaware Law

UnitedHealth Group is subject to Section 203 of the DGCL. This statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three years following the time that such stockholder became an “interested stockholder” (as such term is defined in Section 203), unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (but not the outstanding voting stock owned by the interested stockholder) (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination as defined by the DGCL includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is defined in Section 203 of the DGCL as any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that, together with such person’s affiliates and associates, (i) owns (directly or indirectly, or otherwise has the right to acquire or the right to vote (other than a right to vote arising solely from a revocable proxy or consent)) 15% or more of a corporation’s outstanding voting stock, or (ii) is an affiliate or associate of a corporation and was the owner (to the same extent as described in clause (i)) of 15% or more of the corporation’s outstanding voting stock at any time within the three-year period immediately preceding a business combination of the corporation governed by Section  203.

Bylaw and Charter Provisions

UnitedHealth Group’s charter and bylaws:

•	provide that special meetings of UnitedHealth Group’s stockholders may be called, for any purpose or purposes, by (i) the chairman of the board of directors, (ii) the chief executive officer, (iii) the chief financial officer, (iv) any two directors or (v) by a stockholder or stockholders holding 25% or more of the voting power of the shares entitled to vote on matters to be presented at the meeting;

•	do not provide for a minimum or maximum number of directors;

•	prohibit cumulative voting for directors;

•	provide an advance written notice procedure with respect to stockholder proposals, nominations of candidates for election to the board of directors of UnitedHealth Group and meetings; and

•	authorize the board of directors of UnitedHealth Group to establish one or more series of preferred stock, the terms of which can be determined by the board of directors of UnitedHealth Group at the time of issuance.

Transfer Agent and Registrar

The transfer agent and registrar for UnitedHealth Group’s common stock is Wells Fargo Shareowner Services.

COMPARISON OF STOCKHOLDERS’ RIGHTS

UnitedHealth Group and SCA are both organized under the laws of the State of Delaware and, accordingly, the rights of holders of UnitedHealth Group common stock and SCA common stock are currently, and will continue to be, governed by the DGCL. Any differences, therefore, in the rights of holders of UnitedHealth Group common stock and SCA common stock arise primarily from differences in the companies’ respective certificates of incorporation and bylaws. Upon completion of the transactions, holders of SCA common stock will receive shares of UnitedHealth Group common stock as partial consideration for their shares of SCA common stock. As a result, upon completion of the transactions, the rights of holders of SCA common stock who become holders of UnitedHealth Group common stock in connection with the transactions will be governed by the DGCL, UnitedHealth Group’s certificate of incorporation and UnitedHealth Group’s bylaws.

The following is a summary of the material differences between the current rights of UnitedHealth Group stockholders and the current rights of SCA stockholders. Although UnitedHealth Group and SCA believe that this summary covers the material differences between the two companies’ stockholder rights, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of UnitedHealth Group stockholders and SCA stockholders, and it is qualified in its entirety by reference to UnitedHealth Group’s and SCA’s respective certificates of incorporation and bylaws, which are filed as exhibits to the registration statement of which this document is a part and incorporated into this document by reference, the DGCL, the rules and regulations of the SEC and the various other documents of UnitedHealth Group and SCA referred to in this summary. In addition, the characterization of some of the differences in the rights of UnitedHealth Group stockholders and SCA stockholders as material is not intended to indicate that other differences do not exist or are not important. See “Where to Obtain Additional Information.”

SCA	UNITEDHEALTH GROUP

Authorized Capital Stock

The authorized capital stock of SCA currently consists of (i) 180,000,000 shares of common stock, par value $0.01 per share and (ii) 20,000,000 shares of preferred stock, par value $0.01 per share.	The authorized capital stock of UnitedHealth Group currently consists of (i) 3,000,000,000 shares of common stock, par value $0.01 per share and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share.

SCA preferred stock may be issued from time to time in one or more series.	UnitedHealth Group preferred stock may be issued from time to time in one or more series.

As of February 15, 2017, there were issued and outstanding (i) 40,605,430 shares of SCA common stock, and (ii) no shares of SCA preferred stock.	As of February 15, 2017, there were issued and outstanding (i) 951,991,329 shares of UnitedHealth Group common stock (with no shares of common stock held by UnitedHealth Group in treasury), and (ii) no shares of UnitedHealth Group preferred stock.

Dividends

SCA’s certificate of incorporation provides that, subject to applicable law, the holders of SCA common stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the SCA Board may determine in its sole discretion, subject to any preferential dividend rights of outstanding preferred stock. SCA does not currently intend to pay cash dividends on its common stock for the foreseeable future.	UnitedHealth Group’s certificate of incorporation provides that dividends may be declared and paid on UnitedHealth Group common stock from funds lawfully available therefor as and when determined by the UnitedHealth Group board and subject to any preferential dividend rights of any then outstanding preferred stock. UnitedHealth Group’s certificate of incorporation also permits the board of directors to designate preferred stock and in connection with such designation fix dividend rights. In June 2016, the UnitedHealth Group board increased UnitedHealth Group’s quarterly cash dividend to holders of common stock to an annual dividend rate of $2.50 per share. Declaration and payment of future quarterly dividends is at the discretion of the UnitedHealth Group board and may be adjusted as business needs or market conditions change.

Liquidation Rights

Pursuant to Section 281 of the DGCL, subject to any preferential rights of any then-outstanding preferred stock, in the event of SCA’s liquidation, dissolution or winding up, holders of SCA common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. SCA’s certificate of incorporation permits the SCA Board to designate preferred stock and in connection with such designation, fix liquidation rights.	Pursuant to Section 281 of the DGCL, subject to any preferential rights of any then-outstanding preferred stock, in the event of UnitedHealth Group’s liquidation, dissolution or winding up, holders of UnitedHealth Group common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. UnitedHealth Group’s certificate of incorporation permits the UnitedHealth Group board to designate preferred stock and in connection with such designation fix liquidation rights.

Voting Rights

Subject to any preferential rights of any then-outstanding preferred stock, each stockholder is entitled to one vote for each share of SCA common stock held by such stockholder. Cumulative voting is prohibited. SCA’s certificate of incorporation permits the SCA Board to designate preferred stock and in connection with such designation fix voting rights.	Subject to any preferential rights of any then-outstanding preferred stock, each stockholder is entitled to one vote for each share of UnitedHealth Group common stock held by such stockholder. Cumulative voting is prohibited. UnitedHealth Group’s certificate of incorporation permits the UnitedHealth Group board to designate preferred stock and in connection with such designation fix voting rights.

Conversion Rights

SCA’s certificate of incorporation permits the SCA Board to designate preferred stock and in connection with such designation fix conversion rights.	UnitedHealth Group’s certificate of incorporation permits the board of directors of UnitedHealth Group to designate preferred stock and in connection with such designation fix conversion rights.

Number of Directors and Size of Board

SCA’s certificate of incorporation provides that the board of directors shall consist of not fewer than five individuals, nor more than 11 individuals, subject, however, to any rights granted to the holders of preferred stock with respect to electing additional directors. The exact number of directors is determined from time to time by resolution adopted by the affirmative vote of a majority of the total directors then in office.

The SCA Board currently consists of nine directors.

UnitedHealth Group’s bylaws provide that the board of directors shall consist of one or more members, and that the number of directors may be increased or decreased from time to time by a majority of directors present at a duly held meeting at the time the action is taken or a majority of the voting power of the shares present and entitled to vote, considered for this purpose as one class.

The board of directors of UnitedHealth Group currently consists of ten directors.

Structure and Term of Directors

The SCA Board is classified, with directors divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors. Directors of each class are elected every three years and at least one class of directors is elected each year.	The board of directors of UnitedHealth Group is not classified. Directors are elected annually.

Election of Directors

SCA’s bylaws provide that a nominee for director shall be elected to the board of directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided that if there are any stockholder nominees for election to the board of directors, directors shall be elected by a plurality of the votes cast. Cumulative voting is prohibited.

SCA entered into a stockholders’ agreement with certain affiliates of TPG Global, LLC, pursuant to which the TPG entities are entitled to nominate directors to a certain number of the seats on the SCA Board, based on the percentage of SCA common shares the TPG entities currently hold relative to the total number of SCA common shares the TPG entities held at the closing of SCA’s initial public offering. The TPG entities are currently entitled to designate four directors for nomination to the SCA Board. In the event the size of the SCA Board is increased or decreased at any time, TPG’s nomination rights will be proportionately increased or decreased (as applicable) in the manner prescribed by the stockholders agreement.

UnitedHealth Group’s certificate of incorporation provides that, subject to the rights, if any, of the holders of one or more series of preferred stock, each director shall be elected by a majority of the votes cast with respect to the director at a meeting of shareholders called for such purpose (including the annual meeting of the shareholders) at which a quorum is present. A majority of votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director. If the number of nominees exceeds the number of directors to be elected, then directors shall be elected by a plurality of the votes present and entitled to vote on the election of directors. Cumulative voting is prohibited.

Removal of Directors

SCA’s certificate of incorporation provides that, subject to certain rights of holders of preferred stock, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding common stock after any investment funds affiliated with TPG Global, LLC cease to collectively beneficially own (directly or indirectly) shares representing at least 50% of the then-issued and outstanding shares of SCA common stock. Prior to the first date on which any investment funds affiliated with TPG Global, LLC (other than SCA and its subsidiaries) cease to collectively beneficially own (directly or indirectly) shares representing at least 50% of the then issued and outstanding shares of SCA common stock, any director or the entire board of directors may be removed from office at any time, with or without cause, by the holders of a majority of the voting power of the outstanding SCA common stock.	UnitedHealth Group’s bylaws provide that any director may be removed, at any time, with or without cause, by the holders of a majority of the UnitedHealth Group shares then entitled to vote at an election of directors, except as may be provided by statute.

Vacancies on Board of Directors

SCA’s certificate of incorporation provides that, unless otherwise required by applicable law, any vacancy on the SCA Board may be filled by a vote of the majority of the remaining directors, even if less than a quorum, or by a sole remaining director.

If the number of directors is changed, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. Any additional director of any class elected to fill a newly created directorship will hold office for the remaining term of that class. A decrease in the number of directors will not shorten the term of any incumbent director.

UnitedHealth Group’s bylaws provide that vacancies in the board of directors occurring by reason of death, resignation, removal or disqualification shall be filled for the unexpired term by a majority of the remaining directors of the board of directors although less than a quorum or the remaining sole director. Newly created directorships resulting from an increase in the authorized number of directors by action of the board of directors may be filled with the affirmative vote of a majority directors present at a duly held meeting at the time the action is taken.

Supermajority Provisions

After the first date on which any investment funds affiliated with TPG Global, LLC cease to collectively beneficially own (directly or indirectly) shares representing at least 50% of the then-issued and outstanding shares of SCA common stock, amending the bylaws or certain provisions of the certificate of incorporation of SCA will require two-thirds of the voting power of the outstanding common stock (provided, that SCA’s certificate of incorporation expressly authorizes the SCA Board to adopt, make, alter, amend or repeal the bylaws).

As indicated above, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding common stock after any investment funds affiliated with TPG Global, LLC cease to collectively beneficially own (directly or indirectly) shares representing at least 50% of the then-issued and outstanding shares of SCA common stock.

Pursuant to SCA’s certificate of incorporation, the affirmative vote of holders of at least 80% of the voting power of the outstanding shares of SCA common stock is required to amend, alter or repeal, or to adopt any provision inconsistent with, the provisions in the certificate of incorporation regarding the number and classification of directors on the board of directors, vacancies and newly created directorships, and removal of directors.

None.

Special Meetings of Stockholders

SCA’s certificate of incorporation provides that, subject to the rights of holders of preferred stock (if any), after the first date on which any investment funds affiliated with TPG Global, LLC cease to collectively beneficially own (directly or indirectly) shares representing at least 50% of the then-issued and outstanding shares of common stock, special meetings may be called at any time only by the board of directors pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office or by the chairman of the SCA Board. Prior to the first date on which any investment funds affiliated with TPG Global, LLC cease to collectively beneficially own (directly or indirectly) shares representing at least 50% of the then-issued and outstanding shares of common stock, special meetings may also be called at any time by the SCA Board or the chairman of the SCA Board at the request of TPG Global, LLC or its successors and affiliates.	UnitedHealth Group’s bylaws provide that special meetings of stockholders may be held at any time and for any purpose and may be called by the Chief Executive Officer, the Chair of the Board, the Chief Financial Officer, any two directors or by a stockholder or stockholders holding 25% or more of the voting power of the shares entitled to vote on the matters to be presented at the meeting. The business transacted at a special meeting is limited to the purpose or purposes stated in the notice of the meeting.

Delivery and Notice Requirements of Stockholder Nominations and Proposals

Under SCA’s bylaws, for a nomination for the election of directors or the proposal of other business at a stockholder meeting to be property brought by a stockholder, such stockholder must deliver written notice in proper form to the secretary of SCA at SCA’s principal executive office on a timely basis. To be timely, the notice must be received not later than the close of business on the 90th day, nor earlier than the opening of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, in the event that the date of the annual meeting is more than 30 days prior to or more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the opening of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made by SCA.

SCA’s bylaws also require that a stockholder’s notice must set forth certain information, including, among other things, information with respect to the stockholder, a brief description of the business to be brought, certain information about the requesting stockholder (and, if applicable, information with respect to the stockholder’s nominees for the SCA Board) and a representation that the stockholder giving notice intends to appear in person or by proxy at the annual meeting to bring such business or nomination.

SCA entered into a stockholders’ agreement with certain affiliates of TPG Global, LLC, pursuant to which the TPG entities are exempt from most of the foregoing requirements regarding proposals and nominations for so long as the stockholders’ agreement remains in effect.

UnitedHealth Group’s bylaws allow stockholders to propose business to be brought before a stockholder meeting, including nominations for the election of directors, subject to timely and proper notice of such business in accordance with the requirements set forth in UnitedHealth Group’s bylaws. To be timely, the notice must be received by the secretary of UnitedHealth Group at UnitedHealth Group’s principal executive office in writing not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, in the event that the date of the annual meeting is more than 30 days prior to or more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.

UnitedHealth Group’s bylaws also require that a stockholder’s notice must set forth certain information, including, among other things, information with respect to the number and class of shares of capital stock owned by the stockholder, a complete description of the business to be brought and certain information about the requesting stockholder and the beneficial owner, if any, on whose behalf the proposal is made.

UnitedHealth Group’s bylaws permit stockholder proposals properly brought pursuant to Rule 14a-8 promulgated under the Exchange Act to be included in UnitedHealth Group’s proxy statement for an annual meeting of stockholders. Moreover, as discussed in further detail below, UnitedHealth Group provides, subject to the terms and conditions set forth in the bylaws, stockholders with proxy access for director nominations.

Stockholder Action by Written Consent

SCA’s certificate of incorporation prohibits stockholder action by written consent from and after the date when TPG Global, LLC and its affiliates collectively beneficially cease to own at least 50% of the then outstanding shares of SCA common stock.	UnitedHealth Group’s certificate of incorporation and bylaws provide that all actions required or permitted to be taken by stockholders at an annual or special meeting of stockholders may be taken without a meeting by the written consent of the holders of capital stock of UnitedHealth Group entitled to vote. To act by written consent, stockholders holding 10% or more of the voting power of the shares entitled to vote on the matter must deliver a notice to UnitedHealth Group and such notice must contain certain information, including, among other things, a brief description of the action proposed, and is subject to certain limitations, including, among other things, the timing of the delivery of such notice. If the purpose of the proposed stockholder written consent is to consider a business combination or affect the composition of the board of directors for that purpose, then stockholders holding 25% or more of the voting power of the shares entitled to vote on the matter must deliver such notice.

Amendment of Certificate of Incorporation and Bylaws

SCA reserves the right to amend, alter, change or repeal any provision contained in its certificate of incorporation, in the manner prescribed by statute. For as long as TPG Global, LLC and its affiliates own at least 50% of the then issued and outstanding shares of SCA common stock, stockholders may amend the certificate of incorporation if the holders of a majority of SCA’s common stock approve such amendment. After the TPG entities no longer own at least 50% of the then issued and outstanding shares of SCA common stock, an affirmative vote of the holders of two-thirds of SCA’s common stock is required to approve certain amendments to SCA’s certificate of incorporation.

The SCA Board is expressly authorized to adopt, make, alter, amend or repeal the SCA bylaws. SCA’s stockholders may not adopt, amend or repeal any bylaw provision, and no provision inconsistent therewith will be adopted by the stockholders, unless (i) prior to date when the TPG entities no longer own at least 50% of the then issued and outstanding shares of SCA common stock, such action is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of SCA common stock, and (ii) from and after the date when the TPG entities no longer own at least 50% of the then issued and outstanding shares of SCA common stock, such action is approved by an affirmative vote of two-thirds of the voting power of the outstanding shares of SCA common stock.

UnitedHealth Group’s bylaws may be amended by the affirmative vote of a majority of the directors present at a duly held meeting. Stockholders have the power to change or repeal such bylaws by the affirmative vote of the holders of a majority of the voting power of the shares present and entitled to vote at any annual or special meeting of stockholders called for such purpose. The board of directors may not make or alter any bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board of directors, or fixing the number of directors or their classifications, qualifications, or terms of office, except that the board of directors may adopt or amend any bylaw to increase their number.

UnitedHealth Group’s certificate of incorporation may be amended, as to certain items set forth in DGCL § 242(a)(1)-(7), by a resolution of the board of directors and, as to other matters, by a vote of the majority of the outstanding stock entitled to vote thereon and majority of the outstanding stock of each class entitled to vote thereon as a class.

Proxy Access for Director Nominations

None.

UnitedHealth Group’s bylaws provide that a stockholder who owns 3% or more of UnitedHealth Group’s capital stock continuously for at least three years may nominate directors and have such nominees included in UnitedHealth Group’s definitive proxy statement, provided that the stockholder provides timely notice containing certain information, including details about the nominee and the stockholder. To be timely, a notice of proxy access nomination must be delivered to the secretary to the UnitedHealth Group board so as to be received at UnitedHealth Group’s principal executive office, in the case of an annual meeting, not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the anniversary date of the proxy statement for the immediately preceding annual meeting; provided, however, in the event that the date of the annual meeting is more than 30 days prior to or more than 60 days after the anniversary of the preceding year’s annual meeting, notice by the eligible stockholder must be so delivered not earlier than the 150th day prior to such annual meeting and not later than the close of business on the later of (x) the 120th day prior to such annual meeting and (y) the 10th day following the day on which public announcement of the date of such meeting is first made, to be timely. In the event that no annual meeting was held in the previous year, or in the case of a special meeting called for the purpose of electing directors, the notice of proxy access nomination must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or publicly disclosed, whichever occurs first.

To satisfy the 3% ownership threshold, up to 20 stockholders’ ownership may be aggregated, provided that each such stockholder owns UnitedHealth Group’s capital stock continuously for at least three years. The maximum number of stockholder nominees shall not exceed 20% of the number of directors currently serving on the board of directors, or if such amount is not a whole number, the closest whole number below 20%.

Stockholder Rights Plan

SCA does not currently have a stockholder rights plan in place.	UnitedHealth Group does not currently have a stockholder rights plan in place.

Business Combination Statute

SCA has opted out of Section 203 of the DGCL. For a summary of Section 203 of the DGCL, see “Description of UnitedHealth Group Capital Stock — Potential Anti-Takeover Effects of Various Provisions of Delaware Law and UnitedHealth Group’s Certificate of Incorporation and Bylaws — Delaware Law.”

However, SCA’s certificate of incorporation prohibits certain business combinations (including mergers, asset or stock sales) with certain interested stockholders (i.e., stockholders beneficially owning more than 15% or more of SCA’s outstanding shares entitled to vote) for three years after such stockholder became an “Interested Stockholder” (as defined in the certificate of incorporation). SCA’s certificate of incorporation provides exceptions to the foregoing limitation, including, for example, when, prior to the time when the relevant stockholder became an “Interested Stockholder,” the board of directors approved either the relevant business combination or the transaction which resulted in the stockholder becoming an “Interested Stockholder,” or, at or subsequent to such time, the business combination or transaction resulting in the stockholder becoming interested was approved by the board of directors and authorized at an annual or special meeting of stockholders (not by written consent), by the affirmative vote of at least two-thirds of the outstanding voting stock of SCA which is not owned by the “Interested Stockholder”. The definition of “Interested Stockholder” does not include, among other things, TPG Global, LLC or any of its affiliates or successors, or any person whose ownership of shares in excess of the 15% limitation set forth above is the result of any action taken solely by SCA, subject to certain exceptions.

UnitedHealth Group has not opted out of Section 203 of the DGCL. For a summary of Section 203 of the DGCL, see “Description of UnitedHealth Group Capital Stock — Potential Anti-Takeover Effects of Various Provisions of Delaware Law and UnitedHealth Group’s Certificate of Incorporation and Bylaws — Delaware Law.”

Corporate Opportunity

Section 122(17) of the DGCL provides that a corporation may renounce, in its certificate of incorporation or by action of its board of directors, any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or one or more of its officers, directors or stockholders. The SCA certificate of incorporation provides that, to the fullest extent permitted by applicable law, SCA and SCA’s affiliates and subsidiaries renounce any interest or expectancy they may have in (or in being offered an opportunity to participate in) business opportunities that are from time to time presented to, among others, investment funds affiliated with TPG Global, LLC, or any of their respective officers, directors, members, managers, partners, principals, managing directors, advisors, consultants and/or employees (including any of the above who serve as officers or directors of SCA) even if the opportunity is one that might be considered the same as or similar to SCA’s business or the business of any affiliate or subsidiary of SCA. None of the above persons will be liable to SCA or SCA’s affiliates or subsidiaries (for breach of any duty, fiduciary, contractual or otherwise), as a stockholder, director or officer of SCA or otherwise, by reason of the fact that any such person pursues or acquires such business opportunity, directs such business opportunity to another person or does not communicate information regarding such business opportunity to SCA or any of its affiliates or subsidiaries.	Not applicable.

Exclusive Forum for Adjudication of Disputes

SCA’s bylaws provide that, unless SCA consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of SCA, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of SCA to SCA or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or SCA’s certificate of incorporation or bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware).	UnitedHealth Group’s certificate of incorporation provides that the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the United States District Court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of UnitedHealth Group, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of UnitedHealth Group to UnitedHealth Group or its stockholders, (iii) any action asserting a claim against UnitedHealth Group arising pursuant to any provision of the DGCL or UnitedHealth Group’s certificate of incorporation or bylaws, (iv) any action to interpret, apply, enforce or determine the validity of UnitedHealth Group’s certificate of incorporation or bylaws, or (v) any action asserting a claim against UnitedHealth Group governed by the internal affairs doctrine.

LEGAL MATTERS

The validity of the UnitedHealth Group common stock offered by this document has been passed upon for UnitedHealth Group by Hogan Lovells US LLP, Denver, Colorado.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule, incorporated in this Prospectus by reference from UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of UnitedHealth Group Incorporated’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Surgical Care Affiliates, Inc. incorporated in this registration statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of all the business combinations that SCA acquired during 2016) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of BSC Holdings, LLC as of and for the years ended December 31, 2016 and 2015, incorporated in this registration statement by reference to the Annual Report on Form 10-K of Surgical Care Affiliates, Inc. for the year ended December 31, 2016, have been so incorporated in reliance on the report of Warren Averett, LLC, an independent public accounting firm, to the board of directors and members of BSC Holdings, LLC, given on the authority of said firm as experts in auditing and accounting. The Warren Averett, LLC report included in this offering document relates to BSC Holdings, LLC’s historical financial information as of and for the years ended December 31, 2016 and 2015. It does not extend to the unaudited financial statements of BSC Holdings, LLC as of and for the year ended December 31, 2014 or the unaudited prospective financial information and should not be read to do so.

WHERE TO OBTAIN ADDITIONAL INFORMATION

UnitedHealth Group and SCA file annual, quarterly and current reports, proxy statements and other information with the SEC. SCA stockholders may read and copy any reports, statements or other information that UnitedHealth Group or SCA file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. UnitedHealth Group’s and SCA’s public filings also are available to the public from commercial document retrieval services and may be obtained without charge at the SEC’s website at www.sec.gov.

UnitedHealth Group has filed a registration statement on Form S-4 with the SEC to register the offer and sale of shares of UnitedHealth Group common stock to be issued in the offer and the first merger. This document is a part of that registration statement. UnitedHealth Group has filed an amendment to such registration statement and may file additional amendments to such registration statement. In addition, on the date of the initial filing of the registration statement on Form S-4 of which this document is a part, UnitedHealth Group and the Offeror filed with the SEC a Tender Offer Statement on Schedule TO under the Exchange Act, together with exhibits, to furnish certain information about the offer. UnitedHealth Group and the Offeror have filed amendments to the Schedule TO and may file additional amendments to the Schedule TO. As allowed by SEC rules, this document does not contain all of the information in the registration statement or the Schedule TO, or the exhibits to the registration statement or the Schedule TO. You may obtain copies of the Form S-4 and Schedule TO (and any amendments to those documents) by contacting the information agent as directed elsewhere in this document.

The SEC allows UnitedHealth Group to incorporate information into this document “by reference,” which means that SCA and the Offeror can disclose important information to SCA stockholders by referring to another document or information filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information amended or superseded by information contained in, or incorporated by reference into, this document. This document incorporates by reference the documents and information set forth below that UnitedHealth Group and SCA have previously filed with the SEC. These documents contain important information about UnitedHealth Group and SCA and their financial conditions, businesses, operations and results.

UnitedHealth Group Filings

UnitedHealth Group Information Incorporated by Reference	Period Covered or Date of Filing

Annual Report on Form 10-K	Fiscal year ended December 31, 2016, as filed with the SEC on February 8, 2017

The description of UnitedHealth Group’s common stock set forth in UnitedHealth Group’s Registration Statement on Form 8-A	As filed with the SEC on July 1, 2015, together with all amendments and reports filed for the purpose of updating such description

Current Reports on Form 8-K	Filed with the SEC on: • January 17, 2017 • March 13, 2017

SCA Filings

SCA Information Incorporated by Reference	Period Covered or Date of Filing

Annual Report on Form 10-K	Fiscal year ended December 31, 2016, as filed with the SEC on February 21, 2017, and as amended on March 16, 2017

The description of SCA’s common stock set forth in SCA’s Registration Statement on Form 8-A	As filed with the SEC on October 25, 2013, together with all amendments and reports filed for the purpose of updating such description

Current Reports on Form 8-K	Filed with the SEC on: • January 9, 2017 • January 12, 2017 • February 14, 2017

UnitedHealth Group also hereby incorporates by reference any additional documents that either it or SCA may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this document to the termination of the offer. In the event the information incorporated by reference from such additional documents constitutes a material change in the information published, sent or given in connection with the offer, the Offeror will promptly disseminate such additional information in accordance with applicable law, including Rules 14d-4(c) and 14d-6(d) under the Exchange Act. Nothing in this document shall be deemed to incorporate information furnished but not filed with the SEC or the contents of UnitedHealth Group’s and SCA’s websites.

SCA stockholders may obtain any of these documents without charge upon request to the information agent toll-free at (800) 467-0821 or from the SEC at the SEC’s website at www.sec.gov.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

by and among

UNITEDHEALTH GROUP INCORPORATED,

SPARTAN MERGER SUB 1, INC.,

SPARTAN MERGER SUB 2, LLC,

and

SURGICAL CARE AFFILIATES, INC.

Dated as of January 7, 2017

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”), dated as of January 7, 2017, is by and among Surgical Care Affiliates, Inc., a Delaware corporation (the “Company”), UnitedHealth Group Incorporated, a Delaware corporation (“Parent”), Spartan Merger Sub 1, Inc., a Delaware corporation and indirect wholly owned subsidiary of Parent and direct wholly owned subsidiary of Merger Sub 2 (“Purchaser”), and Spartan Merger Sub 2, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Merger Sub 2”, and, together with Purchaser, the “Merger Subs”). Parent, each of the Merger Subs and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, it is proposed that Purchaser shall commence an exchange offer (the “Offer”) to acquire all of the outstanding shares of common stock, $0.01 par value per share, of the Company (the “Company Common Stock”) for the consideration and upon the terms and subject to the conditions set forth herein;

WHEREAS, it is also proposed that (a) the Parties shall effect the acquisition of the Company by Parent through the merger of Purchaser with and into the Company, with the Company surviving the merger (the “First Merger”) and (b) immediately following the First Merger, the merger of the Company, as the surviving company of the First Merger, with and into Merger Sub 2, with Merger Sub 2 surviving the merger (the “Second Merger” and, together with the First Merger, the “Mergers”);

WHEREAS, the First Merger will be effected under Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) and will be effected as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth herein;

WHEREAS, the Second Merger will be governed by Section 267 of the DGCL and Section 18-209(i) of the Limited Liability Company Act of the State of Delaware (the “DLLCA”) and will be effected as soon as practicable following the consummation of the First Merger upon the terms and subject to the conditions set forth herein;

WHEREAS, in connection with the First Merger, each outstanding share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (other than Cancelled Shares or Dissenting Shares) will automatically be converted into the right to receive the Transaction Consideration upon the terms and conditions set forth in this Agreement and in accordance with the DGCL;

WHEREAS, the Parties intend that the Offer and the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) unanimously (a) determined that the terms of this Agreement and the transactions contemplated hereby (the “Transactions”), including the Offer and the First Merger in connection therewith are fair to, and in the best interests of, the Company and its stockholders, (b) determined that it is in the best interests of the Company and its stockholders to enter into, and declared advisable, this Agreement, (c) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Mergers and the other Transactions upon the terms and subject to the conditions contained herein and (d) resolved to recommend that the holders of shares of Company Common Stock accept the Offer and tender their shares of Company Common Stock to Purchaser pursuant to the Offer (such recommendation, the “Company Recommendation”);

WHEREAS, the board of directors of Parent has unanimously approved this Agreement and the Transactions contemplated hereby, including the Offer and the Mergers, and the performance by it of its covenants and agreements contained herein;

WHEREAS, the board of directors or manager, as applicable, of each of the Merger Subs has unanimously (a) determined that the terms of the Transactions, including the Offer and the Mergers, are fair to, and in the best interests of, such Merger Sub and its stockholder or member, as applicable, (b) determined that it is in the best interest of such Merger Sub to enter into, and declared advisable, this Agreement, (c) approved the execution and delivery, by such Merger Sub, of this Agreement (including the agreement of merger, as such term is used in Section 251 of the DGCL), the performance by such Merger Sub of its covenants and agreements contained herein and the consummation of the Transactions, including the Offer and the Mergers, upon the terms and subject to the conditions contained herein, and (d) in the case of Purchaser, resolved to recommend that Merger Sub 2, as the sole stockholder of Purchaser, approve the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the First Merger;

WHEREAS, Parent, as the sole member of Merger Sub 2, has taken all requisite action to approve and authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including, without limitation, the Offer and the Mergers, and has adopted this Agreement;

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are simultaneously herewith entering into that certain Tender and Support Agreement (the “Tender and Support Agreement”), pursuant to which, among other things, such stockholders agree to tender shares of Company Common Stock owned by them into the Offer and vote shares of Company Common Stock owned by them in favor of the adoption of this Agreement if a vote is required to effect the First Merger pursuant to the DGCL; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Offer and the Mergers and to prescribe certain conditions to the Offer and the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I THE OFFER

Section 1.1 The Offer.

(a) Terms and Conditions of the Offer. Subject to the terms and conditions of this Agreement and provided that this Agreement has not been terminated in accordance with Article VIII and that the Company shall have complied with its obligations under Section 1.2 and Section 1.3 hereof, as promptly as practicable after the date hereof (but in no event later than 5:00 p.m., New York City time, on the twentieth (20th) Business Day following the date hereof), Purchaser shall, and Parent shall cause Purchaser to, commence the Offer within the meaning of Rule 14d-2 promulgated under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”). The obligations of Purchaser to, and of Parent to cause Purchaser to, accept for payment, and pay for, any shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer are subject only to the satisfaction or waiver of the conditions set forth in Annex A (the “Offer Conditions”). In the Offer, each share of Company Common Stock accepted by Purchaser shall be exchanged for the right to receive, at the election of Parent (such election to be made by delivery of written notice by Purchaser to the Company no later than 5:00 p.m., New York City time, on the tenth (10th) business day prior to the Expiration Date, which notice shall specify the amount of Stock Consideration and Cash Consideration elected to be utilized by Purchaser), either: (i)(x) $11.40 in cash (the “Minimum Cash

Consideration”) and (y) a number of shares of Parent Common Stock equal to (A) $57.00 minus the Minimum Cash Consideration, divided by (B) the Parent Trading Price (the “Maximum Stock Consideration”), or (ii)(x) an amount in cash greater than the Minimum Cash Consideration and not to exceed $27.93 (such amount elected by Parent, the “Alternative Cash Consideration,” and each of the Alternative Cash Consideration and the Minimum Cash Consideration, as applicable, being referred to herein as the “Cash Consideration”) and (y) a number of shares of Parent Common Stock equal to (A) $57.00 minus the Alternative Cash Consideration, divided by (B) the Parent Trading Price (the “Alternative Stock Consideration” and each of the Alternative Stock Consideration and the Maximum Stock Consideration, as applicable, being referred to herein as the “Stock Consideration”, and the applicable Stock Consideration together with the applicable Cash Consideration, the “Transaction Consideration”).

(b) Changes to Terms and Conditions. Purchaser expressly reserves the right to waive any Offer Condition or modify the terms of the Offer, including increasing the Transaction Consideration payable in the Offer, except that, without the prior written consent of the Company, Purchaser shall not, and Parent shall not permit Purchaser to, (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Transaction Consideration to be paid in the Offer, (iii) change the form of consideration payable in the Offer, other than the election of Parent to pay either (A) the Minimum Cash Consideration and the Maximum Stock Consideration or (B) the Alternative Cash Consideration and the Alternative Stock Consideration, in each case, in accordance with Section 1.1(a), (iv) waive, amend or modify any of the conditions set forth in paragraphs (A), (B), (C), (D), (E)(1), (E)(5) or (E)(6) of Annex A (provided, that Parent shall (and shall cause Purchaser to) waive both of the conditions set forth in paragraphs (E)(5) and (E)(6) of Annex A upon the written request of the Company), (v) add any condition to the Offer other than those set forth in Annex A, (vi) amend, modify or supplement any Offer Condition or, except as otherwise expressly permitted by this Agreement, any other term of the Offer, in each case, in any manner adverse to the holders of Company Common Stock, (vii) except as otherwise expressly required or permitted under this Agreement, terminate or extend the Offer, or (viii) provide any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act.

(c) Expiration and Extension of the Offer.

(i) Unless the Offer is extended pursuant to and in accordance with this Agreement, the Offer shall expire at 12:01 a.m., New York City time, on the date that is twenty one (21) business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act) (such initial expiration date, or such subsequent time and date to which the expiration of the Offer is extended pursuant to and in accordance with this Agreement, the “Expiration Date”).

(ii) Notwithstanding the foregoing, unless this Agreement has been terminated in accordance with Article VIII (and subject to the Company’s and Parent’s respective rights to terminate this Agreement in accordance with Article VIII), (A) Purchaser shall (and Parent shall cause Purchaser to) extend the Expiration Date for any period required by applicable U.S. federal securities laws and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and its staff with respect thereto or the rules and regulations of the Nasdaq Global Select Market (“Nasdaq”), applicable to the Offer (but in no event shall Purchaser be required to extend the Offer past the End Date) and (B) if at any scheduled Expiration Date the Offer Conditions shall not have been satisfied or earlier waived, Purchaser may elect to, and if requested by the Company, shall (and Parent shall cause Purchaser to), extend the Offer and the Expiration Date to a date that is not more than ten (10) business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) after such previously scheduled Expiration Date; provided, however, that if, as of any Expiration Date, the Offer Conditions set forth in paragraph (A) or paragraph (B) of Annex A shall not have been satisfied, if Purchaser elects to, or if the Company requests Purchaser to, extend the Offer and the Expiration Date pursuant to clause (B) of this Section 1.1(c)(ii), Purchaser shall extend the Offer and the then-scheduled Expiration Date to a date that is not more than twenty (20) business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) after the then-scheduled Expiration Date (but which may in no event be later than the End Date); provided, further, that Purchaser shall not be required to (and shall not, if requested by the Company) extend the Offer and the Expiration Date to a date that is the later of (1) thirty (30) calendar days following the date on which each of the conditions set forth in paragraphs (A), (C), (D) and (E)(8) of Annex A has been satisfied, and (2) May 7, 2017.

(iii) Purchaser shall not terminate or withdraw the Offer without the prior written consent of the Company other than in connection with the termination of this Agreement in accordance with Article VIII. In the event this Agreement is terminated in accordance with Article VIII prior to any scheduled Expiration Date, Purchaser shall promptly (and in any event within twenty-four (24) hours of such termination of this Agreement) irrevocably and unconditionally terminate the Offer.

(d) Payment for Shares of Company Common Stock. Subject only to the satisfaction or waiver by Purchaser of the Offer Conditions as of the Expiration Date in accordance with Section 1.1(a) and Section 1.1(b), Purchaser shall, and Parent shall cause Purchaser to, (i) promptly after the Expiration Date accept for payment (the time of such acceptance, the “Acceptance Time”), and (ii) promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act), and in any event within three (3) business days (for this purpose calculated as set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act) after the Expiration Date pay for, all shares of Company Common Stock that are validly tendered (and not properly withdrawn) in the Offer (excluding shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been delivered for settlement or satisfaction of such guarantee). Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Purchaser on a timely basis the funds and shares of Parent Common Stock necessary to pay for any shares of Company Common Stock that Purchaser becomes obligated to purchase pursuant to the Offer; provided, however, that notwithstanding anything to the contrary contained in this Section 1.1(d) without the prior written consent of the Company, Purchaser shall not accept for payment or pay for any shares of Company Common Stock if, as a result, Purchaser would acquire less than the number of shares of Company Common Stock necessary to satisfy the Minimum Condition. The Company shall register (and shall instruct its transfer agent to register) the transfer of shares of Company Common Stock accepted for payment effective immediately after the Acceptance Time.

(e) No Fractional Shares. In lieu of any fractional share of Parent Common Stock that otherwise would be issuable pursuant to the Offer, each holder of Company Common Stock who otherwise would be entitled to receive a fraction of a share of Parent Common Stock pursuant to the Offer or Section 3.1, as applicable (after aggregating all shares of Company Common Stock tendered in the Offer (and not validly withdrawn) by such holder or otherwise held by such holder as of the First Effective Time, as applicable) will be paid an amount in cash (without interest) determined by multiplying (i) the Parent Trading Price, rounded to the nearest one-hundredth of a cent by (ii) the fraction of a share (after aggregating all shares of Company Common Stock held by such holder and accepted for payment by Purchaser pursuant to the Offer or otherwise held by such holder at the First Effective Time, as applicable, and rounded to the nearest one thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled (the “Fractional Share Cash Amount”). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock.

(f) Tax Withholding. Notwithstanding anything to the contrary contained herein, each of the Company, Parent, Purchaser, Merger Sub 2, the First Surviving Corporation, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, such amounts as may be required to be deducted or withheld with respect to the making of such payment under any applicable Tax Law. Any amounts so deducted or withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(g) Adjustments to the Transaction Consideration. The Cash Consideration and the applicable Stock Consideration (whether payable pursuant to the Offer or Section 3.1) shall each be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable), reclassification, combination, exchange of shares or other like change (other than in connection with the Transactions) with respect to the number of shares of Company Common Stock or shares of Parent Common Stock outstanding after the date hereof and prior to Purchaser’s acceptance for payment of, and payment for, shares of Company Common Stock that are tendered pursuant to the Offer; provided, however, that nothing in this Section 1.1(g) shall be deemed to permit or authorize the Company to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

(h) Nothing in this Section 1.1 shall be deemed to impair, limit or otherwise restrict in any manner the right of the Parties to terminate this Agreement pursuant to the terms of Article VIII.

Section 1.2 Schedule TO; Offer Documents; Registration Statement.

(a) As soon as practicable on the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Parent shall, and shall cause Purchaser to:

(i) prepare and file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which Schedule TO shall contain as an exhibit an offer to purchase and forms of the letter(s) of transmittal and summary advertisement, if any, and other customary ancillary documents, in each case, in respect of the Offer (together with all amendments and supplements thereto, the “Offer Documents”);

(ii) deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

(iii) give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to Nasdaq in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and

(iv) subject to the Company’s compliance with Section 1.3(a) and Section 1.3(c), cause the Offer Documents to be disseminated to all holders of shares of Company Common Stock as and to the extent required by the Exchange Act.

(b) Concurrently with the filing of the Offer Documents, Parent shall prepare and file with the SEC a registration statement on Form S-4 to register under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), the offer and sale of Parent Common Stock pursuant to the Offer and the First Merger (the “Registration Statement”), which shall include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (together with any amendments thereof or supplements thereto, the “Offer Prospectus”).

(c) Until the termination of this Agreement in accordance with Article VIII, Parent shall, with the Company’s reasonable cooperation, use its reasonable best efforts to (i) have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing, (ii) ensure that the Registration Statement and the Offer Documents comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act, and (iii) keep the Registration Statement effective for so long as necessary to complete the First Merger. Parent shall notify the Company promptly of the time when the Registration Statement has become effective or any supplement or amendment to the Registration Statement has been filed, and of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Offer or the First Merger for offering or sale in any jurisdiction. The Company shall promptly furnish in writing to Parent and Purchaser information concerning the Company, its Subsidiaries, the Facility Entities and the holders of shares of Company Common Stock that is required by applicable Law or otherwise reasonably advisable to be included in the Offer Documents and the Registration Statement so as to enable Parent and Purchaser to comply with their obligations under this Section 1.2. Parent, Purchaser and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary or reasonably advisable to include in the Offer Documents and the Registration Statement in order to satisfy applicable Laws. Each of Parent, Purchaser and the Company shall promptly correct any information provided by it or any of its respective Representatives for use in the Offer Documents and the Registration Statement if and to the extent that such information shall have become false or misleading in any material respect. To the extent permitted by applicable Law, Parent and Purchaser shall have no responsibility with respect to any information supplied by the Company for inclusion or incorporation by reference in the Offer Documents and the Registration Statement. Parent and Purchaser shall, with the Company’s cooperation, take all reasonable steps to cause the Offer Documents and the Registration Statement, as so corrected, to be filed with the SEC and to be disseminated to the holders of shares of the Company Common Stock, in each case as and to the extent required by applicable Laws, or by the SEC or its staff or Nasdaq. Parent shall cause the Registration Statement and the Offer Documents to comply as to form and substance in all material respects with requirements of applicable Law. Each of Parent and Purchaser shall (A) provide the Company and its counsel with a reasonable opportunity to review and comment on the Offer Documents and the Registration Statement (and any amendments or supplements to any of the foregoing) prior to the filing thereof with the SEC, and give reasonable consideration to any timely comments thereon made by the Company or its counsel, (B) promptly notify the Company of the receipt of, and promptly provide the Company copies of, all comments from, and all correspondence with, the SEC or its staff with respect to any Offer Document or the Registration Statement and promptly notify the Company of any request by the SEC or its staff for any amendment or supplement thereto or for additional information, (C) provide the Company and its counsel with a reasonable opportunity to review and comment on any proposed correspondence between it or any of its Representatives on the one hand and the SEC or its staff on the other hand with respect to any Offer Document or the Registration Statement and give reasonable consideration to any timely comments thereon made by the Company or its counsel and (D) promptly provide the Company with final copies of any correspondence sent by it or any of its Representatives to the SEC or its staff with respect to any Offer Document or the Registration Statement, and of any amendments or supplements to any Offer Document or the Registration Statement. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Offer or the First Merger, and will pay all expenses thereto, and the Company shall timely furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

Section 1.3 Company Actions.

(a) Company Determinations, Approvals and Recommendations. The Company hereby approves and consents to the Offer and represents and warrants to Parent and Purchaser that, at a meeting duly called and held on or prior to the date hereof, the Company Board of Directors has, upon the terms and subject to the conditions set forth herein (including its ability to make a Company Adverse Recommendation Change in accordance with Section 6.3):

(i) determined that the terms of the Transactions, including the Offer and the Mergers, are fair to, and in the best interests of, the Company and its stockholders;

(ii) determined that it is in the best interests of the Company and its stockholders to enter into, and declared advisable, this Agreement;

(iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Mergers and the other Transactions upon the terms and subject to the conditions contained herein; and

(iv) resolved to make the Company Recommendation.

The Company hereby consents to the inclusion of the foregoing determinations and approvals and the Company Recommendation in the Offer Documents and the Registration Statement, unless and until the Company Board of Directors has effected a Company Adverse Recommendation Change in compliance with the terms of Section 6.3.

(b) Schedule 14D-9. The Company shall (i) file with the SEC concurrently with the filing by Parent and Purchaser of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer, which shall contain and constitute notice to holders of shares of Company Common Stock informing such holders of their rights of appraisal in respect of such shares of Company Common Stock in accordance with

Section 262 of the DGCL (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) and (ii) cause the Schedule 14D-9 to be mailed to the holders of shares of Company Common Stock promptly after commencement of the Offer. The Company shall cause the Schedule 14D-9 to comply as to form and substance in all material respects with the requirements of the applicable provisions of the Exchange Act and other applicable Law, and to reflect and contain the Company Recommendation unless and until the Company Board of Directors has effected a Company Adverse Recommendation Change in compliance with the terms of Section 6.3. To the extent requested by the Company, Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of shares of Company Common Stock (to the extent required by the applicable Laws) together with the Offer Documents. Each of Parent and Purchaser shall promptly furnish in writing to the Company all information concerning Parent and Purchaser that is required by applicable Laws or otherwise reasonably advisable to be included in the Schedule 14D-9 so as to enable the Company to comply with its obligations under this Section 1.3(b). Parent, Purchaser and the Company shall cooperate in good faith to determine the information regarding Parent and Purchaser that is necessary or reasonably advisable to include in the Schedule 14D-9 in order to satisfy applicable Laws. Each of the Company, Parent and Purchaser shall promptly correct any information provided by it or any of its Representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. To the extent permitted by applicable Law, the Company shall have no responsibility with respect to any information supplied by Parent or Purchaser for inclusion or incorporation by reference in the Schedule 14D-9. The Company shall, with Parent’s and Purchaser’s reasonable cooperation, take all reasonable steps to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and to be disseminated to the holders of shares of Company Common Stock, in each case as and to the extent required by applicable Laws or by the SEC or its staff. Unless and until the Company Board of Directors has effected a Company Adverse Recommendation Change in accordance with Section 6.3, the Company shall (A) provide Parent and its counsel with a reasonable opportunity to review and comment on the Schedule 14D-9 (and any amendments or supplements to the foregoing) prior to the filing thereof with the SEC, give reasonable consideration to any timely comments thereon made by Parent or its counsel, (B) promptly notify Parent of the receipt of, and promptly provide Parent copies of, all comments from, and all correspondence with, the SEC or its staff with respect to the Schedule 14D-9 and promptly notify Parent of any request by the SEC or its staff for any amendment or supplement thereto or for additional information, (C) provide Parent and its counsel with a reasonable opportunity to review and comment on any proposed correspondence between it or any of its Representatives on the one hand and the SEC or its staff on the other hand with respect to the Schedule 14D-9 and give reasonable consideration to any comments thereon made by Parent or its counsel and (D) promptly provide Parent with final copies of any correspondence sent by it or any of its Representatives to the SEC or its staff with respect to the Schedule 14D-9, and of any amendments or supplements to the Schedule 14D-9. Notwithstanding anything to the contrary in this Section 1.3(b), but subject to Section 6.3, the Company may amend or supplement the Schedule 14D-9 in connection with a Company Adverse Recommendation Change, without the prior consent of Parent and without providing Parent or its counsel an opportunity to review or comment thereon. The Schedule 14D-9 shall include the fairness opinion of the Company’s financial advisor referenced in Section 4.19 and the notice and other information required by Section 262(d) of the DGCL.

(c) Company Information. In connection with the Offer and the Mergers, the Company shall, or shall cause its transfer agent to, promptly furnish Parent and Purchaser with such assistance and such information as Parent, Purchaser or any of their Representatives may reasonably request in order to disseminate and otherwise communicate the Offer and the Mergers to the record and beneficial holders of shares of Company Common Stock, including a list, as of the most recent practicable date, of the stockholders of the Company, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of shares of Company Common Stock, and lists of security positions of shares of Company Common Stock held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions), in each case as of the most recent practicable date, and shall promptly furnish Parent and Purchaser with such additional information and assistance (including updated lists of the record and beneficial holders of shares of Company Common Stock, mailing labels and lists of security positions) as Parent and Purchaser or their agents may reasonably request in order to communicate the Offer and the Mergers to the holders of shares of Company Common Stock. Subject to applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Mergers, Parent and Purchaser (and their respective agents) shall:

(i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions;

(ii) use such information only in connection with the Offer and the Mergers; and

(iii) if this Agreement shall be terminated pursuant to Article VIII, promptly return (and shall use their respective reasonable efforts to cause their Representatives to return to the Company or destroy) any and all copies and any extracts or summaries from such information then in their possession or control and, if requested, promptly certify to the Company in writing that all such material has been returned or destroyed.

ARTICLE II THE MERGERS

Section 2.1 The Mergers. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL (including Section 251(h)) and the DLLCA, as applicable, (a) at the First Effective Time (as defined below), Purchaser shall be merged with and into the Company, whereupon the separate existence of Purchaser will cease, with the Company surviving the First Merger (the Company, as the surviving entity in the First Merger, sometimes being referred to herein as the “First Surviving Corporation”), such that following the First Merger, the First Surviving Corporation will be an indirect wholly owned subsidiary of Parent and a direct wholly owned subsidiary of Merger Sub 2, and (b) immediately thereafter, and as part of the same plan, at the Second Effective Time, the First Surviving Corporation shall be merged with and into Merger Sub 2, whereupon the separate existence of the First Surviving Corporation will cease, with Merger Sub 2 surviving the Second Merger (Merger Sub 2, as the surviving entity of the Second Merger, sometimes being referred to herein as the “Surviving Company”), such that following the Second Merger, the Surviving Company will be a wholly owned direct subsidiary of Parent. The Mergers shall have the effects provided in this Agreement and as specified in the DGCL and the DLLCA, as applicable. The First Merger shall be governed by and effected under Section 251(h) of the DGCL as soon as practicable following the Acceptance Time and the Second Merger shall be governed by and effected under Section 267 of the DGCL and Section  18-209(i) of the DLLCA.

Section 2.2 Closing. The closing of the Mergers (the “Closing”) shall take place at the offices of Hogan Lovells US LLP, 1601 Wewatta Street, Suite 900, Denver, Colorado at 10:00 a.m., New York City time as soon as practicable following the Acceptance Time, and in any event no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the last of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3 Effective Times. As soon as practicable on the Closing Date, (a) the Parties shall cause a certificate of merger with respect to the First Merger (the “First Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company or Purchaser under the DGCL in connection with the First Merger, and (b) immediately following, or contemporaneously with, the filing of the First Certificate of Merger, Merger Sub 2 shall cause a certificate of ownership and merger with respect to the Second Merger (the “Second Certificate of Merger”, and together with the First Certificate of Merger, the “Certificates of Merger”) to be duly executed and filed with the Delaware Secretary as provided under the DGCL and the DLLCA and make any other filings, recordings or publications required to be made by the First Surviving Corporation or Merger Sub 2 under the DGCL and the DLLCA in connection with the Second Merger. The First Merger shall become effective at such time as the First Certificate of Merger is duly filed with the Delaware Secretary or on such later date and time as shall be agreed to by the Company and Parent and specified in the First Certificate of Merger (such date and time being hereinafter referred to as the “First Effective Time”). The Second Merger shall become effective at such time as the Second Certificate of Merger is duly filed with the Delaware Secretary or on such later date and time as shall be agreed to by the Company and Parent and specified in the Second Certificate of Merger (such date and time being hereinafter referred to as the “Second Effective Time”). The First Effective Time shall, in all events, precede the Second Effective Time.

Section 2.4 Effects of the Mergers. The effects of the Mergers shall be as provided in this Agreement and in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, (a) at the First Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the First Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the First Surviving Corporation, all as provided under the DGCL and (b) at the Second Effective Time, all of the property, rights, privileges, powers and franchises of the First Surviving Corporation and Merger Sub 2 shall vest in the Surviving Company, and all debts, liabilities and duties of the First Surviving Corporation and Merger Sub 2 shall become the debts, liabilities and duties of the Surviving Company, all as provided under the DGCL and the DLLCA.

Section 2.5 Organizational Documents of the Surviving Company.

(a) At the First Effective Time, the Parties shall take all requisite action so that the Company Certificate and the Company Bylaws shall be the certificate of incorporation and bylaws, respectively, of the First Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (but subject to Section 6.8).

(b) At the Second Effective Time (but subject to Section 6.8), the Parties shall take all requisite action so that the certificate of formation and limited liability company agreement of Merger Sub 2 as in effect immediately prior to the Second Effective Time shall be the certificate of formation and limited liability company agreement of the Surviving Company, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of formation and limited liability company agreement.

Section 2.6 Directors; Manager.

(a) Subject to applicable Law, the Parties shall take all requisite action so that the directors of Purchaser immediately prior to the First Effective Time shall be the initial directors of the First Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

(b) Subject to applicable Law, the Parties shall take all requisite action so that the manager of Merger Sub 2 immediately prior to the Second Effective Time shall be and become the manager of the Surviving Company as of the Second Effective Time.

Section 2.7 Officers.

(a) The Parties shall take all requisite action so that the officers of Purchaser immediately prior to the First Effective Time, from and after the First Effective Time, shall continue as the officers of the First Surviving Corporation.

(b) Except as otherwise determined by Parent prior to the Second Effective Time, the Parties shall take all requisite action so that the officers of the First Surviving Corporation immediately prior to the Second Effective Time, from and after the Second Effective Time, shall be the officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE III CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Capital Stock.

(a) At the First Effective Time, by virtue of the First Merger and without any action on the part of any of the Parties or the holder of any shares of Company Common Stock or Purchaser Common Stock:

(i) Conversion of Company Common Stock. At the First Effective Time, subject to Section 1.1(a), the first sentence of Section 1.1(d), Section 1.1(e) and any applicable withholding Tax, each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (other than any Cancelled Shares and any Dissenting Shares) shall be automatically converted into the right to receive the applicable Transaction Consideration. From and after the First Effective Time, all such shares of Company Common Stock shall no longer be outstanding and upon the conversion thereof shall cease to exist, and each applicable holder of such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the applicable Transaction Consideration upon the surrender of such shares of Company Common Stock in accordance with Section 3.2 (including the right to receive the Fractional Share Cash Amount, if any), into which such shares of Company Common Stock have been converted pursuant to this Section 3.1(a), together with the amounts, if any, payable pursuant to Section 3.2(e).

(ii) Cancellation of Company Common Stock; Certain Subsidiary Owned Shares. Each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time that is owned or held in treasury by the Company and each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time that is owned by Parent, Purchaser or any other direct or indirect wholly-owned subsidiary of Parent shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(iii) Treatment of Purchaser Shares. At the First Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of Purchaser (the “Purchaser Common Stock”) shall be automatically converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the First Surviving Corporation and shall constitute the only outstanding shares of capital stock of the First Surviving Corporation. From and after the First Effective Time, all certificates representing shares of Purchaser Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the First Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

All of the shares of Company Common Stock converted into the right to receive the Transaction Consideration pursuant to this Article III shall no longer be outstanding and upon the conversion thereof shall cease to exist as of the First Effective Time, and uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the First Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the applicable Transaction Consideration and the Fractional Share Cash Amount into which the shares of Company Common Stock represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 3.1(a), as well as any dividends or other distributions to which holders of Company Common Stock become entitled in accordance with Section 3.2(e).

(b) Conversion of First Surviving Corporation Shares. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any of the Parties or holders of any securities of the First Surviving Corporation or of Merger Sub 2, (i) each membership interest of Merger Sub 2 issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a membership interest of the Surviving Company and (ii) all shares of common stock of the First Surviving Corporation shall no longer be outstanding and shall automatically be cancelled and shall cease to exist without any consideration being payable therefor.

(c) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock issued and outstanding immediately prior to the First Effective Time and held by a Person (a “Dissenting Stockholder”) who has not tendered into the Offer or has not voted in favor of, or consented to, the adoption of this Agreement, and has complied with all the provisions of the DGCL concerning the right of holders of shares of Company Common Stock to demand appraisal of their shares (the “Appraisal Provisions”) of Company Common Stock (“Dissenting Shares”), to the extent the Appraisal Provisions are applicable, shall not be converted into the right to receive the Transaction Consideration as described in Section 3.1(a)(i), but such holder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder, after the First Effective Time, effectively withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the DGCL, each of such Dissenting Stockholder’s shares of Company Common Stock shall thereupon be treated as though such shares of Company Common Stock had been converted as of the First Effective Time into the right to receive the applicable Transaction Consideration pursuant to Section 3.1(a)(i). The Company shall give Parent prompt notice of any demands for appraisal of shares of Company Common Stock received by the Company, withdrawals or attempted withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and shall give Parent the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, without the prior written consent of Parent, voluntarily make any payment to any Dissenting Stockholder with respect to, or settle or offer to settle, or approve the withdrawal of, any such demands.

Section 3.2 Exchange of Certificates.

(a) Appointment of Exchange Agent. Prior to the First Effective Time, Parent shall appoint a bank or trust company (which bank or trust company shall be reasonably acceptable to the Company) to act as exchange agent (such exchange agent, which, if practicable, shall also be the depositary pursuant to the Offer, the “Exchange Agent”) for the payment of the Transaction Consideration in the Offer and the First Merger and shall enter into an agreement relating to the Exchange Agent’s responsibilities under this Agreement, which shall be in form and substance reasonably satisfactory to the Company.

(b) Deposit of Transaction Consideration. Parent shall deposit, or cause to be deposited, with the Exchange Agent, prior to or concurrently with the First Effective Time, cash sufficient to pay the aggregate Cash Consideration (together with, to the extent then determinable, the aggregate Fractional Share Cash Amount) payable in the First Merger to holders of Company Common Stock and shall deposit, or shall cause to be deposited, with the Exchange Agent, prior to or concurrently with the First Effective Time, evidence of Parent Common Stock in book-entry form (or certificates representing such Parent Common Stock, at Parent’s election) representing the number of shares of Parent Common Stock sufficient to deliver the aggregate Stock Consideration payable in the First Merger (such cash and certificates, together with any dividends or distributions with respect thereto, the “Exchange Fund”).

(c) Exchange Procedures. Promptly after the First Effective Time (and in any event within three (3) Business Days thereafter), Parent shall, and shall cause the Surviving Company to, cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock whose shares of Company Common Stock were converted pursuant to Section 3.1(a)(i) into the right to receive the Transaction Consideration (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company shall reasonably agree) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Transaction Consideration, the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 3.2(e) (collectively, the “Exchanged Amounts”). Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Transaction Consideration, including payment of the Fractional Share Cash Amount, and any amounts payable in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(e) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(d) Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates or Book-Entry Shares to the Exchange Agent together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Exchanged Amounts. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon, or shares of Parent Common Stock to be issued upon, due surrender of the Certificate or Book-Entry Share formerly representing such shares of Company Common Stock may be paid or issued, as the case may be, to such a transferee if such Certificate or Book-Entry Share is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Book-Entry Share. Until surrendered as contemplated by this Section 3.2, each Certificate and Book-Entry Share shall be deemed at any time after the First Effective Time to represent only the right to receive, upon such surrender, the Exchanged Amounts. Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Exchanged Amounts that such holder is entitled to receive pursuant to this Article III. In lieu thereof, each holder of record of one or more Book-Entry Shares whose Company Common Stock were converted into the right to receive the Exchanged Amounts shall upon receipt by the Exchange Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request), be entitled to receive, and Parent shall cause the Exchange Agent to exchange and deliver as promptly as reasonably practicable after the First Effective Time, the Exchanged Amounts in respect of each such share of Company Common Stock, and the Book-Entry Shares of such holder shall forthwith be cancelled.

(e) Treatment of Unexchanged Shares. No dividends or other distributions, if any, with a record date after the First Effective Time with respect to Parent Common Stock, shall be paid to the holder of any unsurrendered share of Company Common Stock to be converted into the right to receive shares of Parent Common Stock pursuant to Section 3.1(a)(i) until such holder shall surrender such share in accordance with this Section 3.2. After the surrender in accordance with this Section 3.2 of a share of Company Common Stock to be converted into the right to receive shares of Parent Common Stock pursuant to Section 3.1(a)(i), the holder thereof shall be entitled to receive (in addition to the Transaction Consideration and the Fractional Share Cash Amount payable to such holder pursuant to this Article III) any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Parent Common Stock issuable in respect of such share of Company Common Stock.

(f) No Further Ownership Rights in Company Common Stock. The shares of Parent Common Stock delivered and cash paid in accordance with the terms of this Article III upon conversion of any shares of Company Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock (subject to any rights of Dissenting Stockholders). From and after the First Effective Time, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Transaction Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 3.2(d) (together with the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 3.2(e)), without interest, and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the First Effective Time. From and after the First Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the First Surviving Corporation or the Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the First Effective Time. If, at any time after the First Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Company, Parent or the Exchange Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article III, subject to applicable Law in the case of Dissenting Shares.

(g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. No such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article III, and following any losses from any such investment, or to the extent the cash portion of the Exchange Fund otherwise diminishes for any reason below the level required for the Exchange Agent to make cash payments pursuant to this Article III, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of shares of Company Common Stock at the First Effective Time in the amount of such losses or other shortfall, which additional funds will be deemed to be part of the Exchange Fund. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any cash amounts in excess of the amounts payable under Section 3.1, shall be promptly returned to Parent.

(h) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for 270 days after the First Effective Time shall be delivered to Parent, upon Parent’s demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Article III shall thereafter look only to Parent or the Surviving Company (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Transaction Consideration (including any Fractional Share Cash Amount) and any dividends and distributions which such holder has the right to receive pursuant to this Article III without any interest thereon.

(i) No Liability. None of Parent, the Company, Purchaser or Merger Sub 2 or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund or the Transaction Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Transaction Consideration or the cash to be paid in accordance with this Article III that remains undistributed to the holders of Certificates and Book-Entry Shares as of the second (2nd) anniversary of the First Effective Time (or immediately prior to such earlier date on which the Transaction Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, in form and substance reasonably acceptable to Parent, and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in customary amount as Parent or the Exchange Agent may reasonably require as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 3.2(h), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Transaction Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

Section 3.3 Company Options, Company RSU Awards and ESPP.

(a) Company Options. Each option to purchase shares of Company Common Stock granted pursuant to a Company Stock Plan that is outstanding immediately prior to the First Effective Time (each, a “Company Option”) shall, as of the First Effective Time, by virtue of the First Merger and without any action on the part of any holder of such Company Option, cease to represent an option to purchase shares of Company Common Stock and shall be converted into an option to purchase a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to such time and (y) the Equity Award Conversion Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock of such Company Option immediately prior to the First Effective Time divided by (B) the Equity Award Conversion Ratio; provided, however, that the conversion of the Company Options as provided in this Section 3.3(a) shall in any event be done in a manner consistent with the requirements of Section 409A of the Code; provided further, that in the case of any Company Option to which Section 422 of the Code applies, the conversion of such option shall be done in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above or in Section 6.4(h) of this Agreement, following the time of the conversion contemplated above, each Company Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to such Company Option immediately prior to the First Effective Time. For purposes of this Agreement, the term “Equity Award Conversion Ratio” means $57.00 divided by the Parent Trading Price.

(b) Company RSU Awards.

(i) Each restricted stock unit awarded in respect of shares of Company Common Stock granted under a Company Stock Plan or otherwise that is outstanding as of the First Effective Time (each, a “Company RSU Award”) shall, by virtue of the occurrence of the First Merger and without any action on the part of any holder of such Company RSU Award, as of the First Effective Time, cease to represent a restricted stock unit denominated in shares of Company Common Stock and shall be converted into a restricted stock unit denominated in shares of Parent Common Stock (a “Parent Stock-Based RSU”). The number of shares of Parent Common Stock subject to each such Parent Stock-Based RSU shall be equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the First Effective Time and (y) the Equity Award Conversion Ratio. Except as specifically provided above or in Section 6.4(h), following the First Effective Time, each such Parent Stock-Based RSU shall continue to be governed by the same terms and conditions (including vesting terms) as were applicable to the applicable Company RSU Award immediately prior to the First Effective Time.

(ii) Notwithstanding anything in this Agreement to the contrary, if a Company RSU Award is subject to an agreement with an individual holder in effect as of the date hereof that provides that such Company RSU Award shall be settled in connection with a change of control involving the Company (without the required occurrence of termination or any other event), such Company RSU Award shall be treated as set forth in Section 3.1 above.

(c) Company Performance Share Awards. Each performance share award awarded in respect of shares of Company Common Stock granted under a Company Stock Plan that is outstanding as of the First Effective Time (each, a “Company Performance Share Award”) shall, by virtue of the occurrence of the First Merger and without any action on the part of any holder of such Company Performance Share Award, as of the First Effective Time, cease to represent a performance share award denominated in shares of Company Common Stock and shall be converted into a performance share award denominated in shares of Parent Common Stock (a “Parent Performance Share Award”). The number of shares of Parent Common Stock subject to each such Parent Performance Share Award shall be equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Performance Share Award immediately prior to the First Effective Time, multiplied by (y) the Equity Award Conversion Ratio. Except as specifically provided above or in Section 6.4(h), following the First Effective Time, each such Parent Performance Share Award shall continue to be governed by the same terms and conditions as were applicable to the applicable Company Performance Share Award immediately prior to the First Effective Time, including the satisfaction of the performance criteria set forth in the Company Performance Share Award.

(d) Any applicable Taxes required to be withheld with respect to payments in respect of Company RSU Awards shall first be withheld from the Cash Consideration, if any. Prior to the First Effective Time, the Company Board of Directors or the appropriate committee thereof shall adopt resolutions and shall take all such other actions as are necessary to effectuate the treatment of the Company Options, Company RSU Awards and Company Performance Share Awards (collectively, the “Company Stock Awards”) as contemplated by this Section 3.3.

(e) As soon as reasonably practicable following the date of this Agreement and in any event prior to the First Effective Time, the Company shall take all actions, including obtaining any necessary determinations and resolutions of the Company Board of Directors or a committee thereof and, if appropriate, amending the terms of the Company Employee Stock Purchase Plan (the “ESPP”) that may be necessary or required under the ESPP and Law, to ensure that (A) except for the six-month offering period under the ESPP that commenced on January 1, 2017 (the “Final Offering”), no offering period shall be authorized or commenced on or after the date of this Agreement; (B) if, with respect to the Final Offering, the First Effective Time shall occur prior to June 30, 2017 (which is the Purchase Date, as defined in the ESPP), (i) each individual participating in the Final Offering shall receive notice of the transactions contemplated by this Agreement no later than ten (10) Business Days prior to the First Effective Time and shall have an opportunity to terminate his or her outstanding purchase rights under the ESPP, (ii) the Final Offering shall end immediately prior to the First Effective Time, and (iii) any remaining accumulated but unused payroll deductions shall be distributed to the relevant participants without interest as promptly as practicable following such termination; (C) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Company Common Stock in accordance with the ESPP as of the end of the Final Offering (subject to the provisions of the ESPP regarding the maximum number and value of shares purchasable per participant); (D) the applicable purchase price for shares of Company Common Stock shall not be decreased below the levels set forth in the ESPP as of the date of this Agreement; (E) no individual shall be permitted to increase his or her rate of contribution under the ESPP following the date of this Agreement; and (F) the ESPP shall terminate in its entirety prior to the First Effective Time and no further rights shall be granted or exercised under the ESPP thereafter.

(f) If Parent so elects, Parent may, in its sole discretion, assume any or all of the Company Stock Plans; provided, however, that if Parent does not elect to assume such Company Stock Plans, the Company Options, Parent Stock-Based RSUs and Parent Performance Share Awards contemplated under Section 3.3 shall be granted under the stock plans of Parent. To the extent that Parent does not elect to assume one or more of the Company Stock Plans, in response to written notice from Parent delivered not less than ten (10) Business Days prior to the First Effective Time, at or prior to the First Effective Time, the Company, the Company Board of Directors and the compensation committee of the Company Board of Directors, as applicable, shall adopt any resolutions and take all steps necessary to (i) cause such Company Stock Plan(s) to terminate at or prior to the First Effective Time and (ii) ensure that from and after the First Effective Time none of Parent, Purchaser, the Company or any of their successors or Affiliates will be required to deliver shares of Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of awards pursuant thereto.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (i) in the publicly available Company SEC Documents filed with or furnished to the SEC (including the exhibits and schedules thereto or incorporated therein) since September 5, 2013 and prior to the date hereof (without giving effect to any amendment thereof filed with or furnished to the SEC on or after the date of this Agreement and excluding any disclosures set forth in any such Company SEC Document that is in any risk factor section, or in any other section to the extent they are forward-looking statements or are similarly non-specific, predictive, cautionary or forward-looking in nature), where the relevance of the information to a particular representation or warranty is reasonably apparent on the face of such disclosure or (ii) in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (provided that disclosure in any section of such Company Disclosure Schedule shall apply only to the corresponding section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure applies to another representation or warranty), the Company represents and warrants to Parent and Purchaser as follows:

Section 4.1 Organization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the (i) Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (ii) Company and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals or qualification necessary, except in the cases of each of clauses (i) and (ii) where the failure to be so organized or in existence or qualified or to have such power, authority or approvals or be in good standing, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s certificate of incorporation (the “Company Certificate”) and bylaws (the “Company Bylaws”, and together with the Company Certificate, the “Company Organizational Documents”), as amended through the date hereof. The Company Organizational Documents are in full force and effect and the Company is not in violation of their provisions. The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents (the “Organizational Documents”) for each Subsidiary of the Company, in each case, as amended through the date hereof, and the Organizational Documents of the Subsidiaries of the Company are in full force and effect and no Subsidiary is in violation of its Organizational Documents. Section 4.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Company and any other joint ventures, partnerships or similar arrangements in which the Company or its Subsidiaries have a limited liability, partnership or other equity interest (or any other security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any such interest in any Person), the amount and percentage of any such interest held by the Company and such Subsidiary, in each case as of the date of this Agreement. Neither the Company nor any “significant subsidiary” of the Company within the meaning of Rule 1-02(w) of Regulation S-X under the Exchange Act has filed for bankruptcy or filed for reorganization under the U.S. federal bankruptcy Laws or similar state or federal Law, or become subject to conservatorship or receivership, in each case, since December 31, 2013.

Section 4.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 180,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of January 5, 2017, (i) 40,499,340 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in treasury, (iii) no shares of Company Preferred Stock were issued or outstanding, (iv) 2,810,035 shares of Company Common Stock were subject to outstanding Company Stock Awards, of which amount (A) 726,587 shares of Company Common Stock were subject to outstanding Company RSU Awards, (B) 2,006,176 shares of Company Common Stock were issuable upon the exercise of outstanding Company Options, and (C) 77,272 shares of Company Common Stock were subject to outstanding Company Performance Share Awards, assuming target performance is attained, (v) 3,968,969 shares of Company Common Stock remained available for future grants of Company Stock Awards, (vi) 394,220 shares of Company Common Stock are reserved for issuance in respect of the ESPP, and (vii) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Common Stock are, and shares of Company Common Stock reserved for issuance with respect to Company Stock Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) Except (x) as set forth in this Section 4.2(b) or in Section 4.2(b) of the Company Disclosure Schedule and (y) with respect to any of the following that are issued, granted, transferred, exchanged, sold, registered for sale, extended, entered into, redeemed or otherwise acquired or arising after the date of this Agreement as expressly permitted under Section 6.1(b)(xiii), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities, preemptive rights, stock appreciation rights, redemption rights, repurchase rights, or other similar rights, agreements or commitments to which the Company is a party (i) obligating the Company to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, in each case, with respect to equity interests of the Company, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary (other than a wholly owned Subsidiary of the Company), except as set forth in the Organizational Documents of the Subsidiaries of the Company, or (E) make any payment to any Person the value of which is derived from or calculated based on the value of Company Common Stock or Company Preferred Stock (other than in connection with Company Benefit Plans and other employee or contractor compensation arrangements) or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company.

(c) Except (x) as set forth in this Section 4.2(c) or in Section 4.2(c) of the Company Disclosure Schedule and (y) with respect to any of the following that are issued, granted, transferred, exchanged, sold, registered for sale, extended, entered into, redeemed or otherwise acquired or arising after the date of this Agreement as expressly permitted under Section 6.1(b)(xiii), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities, preemptive rights, stock appreciation rights, redemption rights, repurchase rights, or other similar rights, agreements or commitments to which any of the Company’s Subsidiaries is a party (i) obligating such Subsidiary to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of such Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, in each case with respect to equity interests of such Subsidiary, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, except as set forth in the Organizational Documents of the Subsidiaries of the Company, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary (other than a wholly owned Subsidiary thereof), except as set forth in the Organizational Documents of the Subsidiaries of the Company, or (E) make any payment to any Person the value of which is derived from or calculated based on the value of Company Common Stock or Company Preferred Stock (other than in connection with Company Benefit Plans and other employee or contractor compensation arrangements) or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Subsidiaries of the Company, except as set forth in the Organizational Documents of the Subsidiaries of the Company.

(d) The Company does not have outstanding any bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting or registration of the capital stock or other equity interest of the Company. Since January 5, 2017 through the date hereof, the Company has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Company Stock Awards in accordance with their respective terms).

(e) With respect to each Subsidiary of the Company, such Subsidiary (i) does not have outstanding any bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of such Subsidiary on any matter, and (ii) there are no voting trusts or other agreements or understandings to which such Subsidiary is a party with respect to the voting or registration of the capital stock or other equity interest of such Subsidiary.

(f) All of the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company that is required to be set forth on Section 4.1(b) of the Company Disclosure Schedule and that are owned, directly or indirectly, by the Company or a Subsidiary of the Company, are owned free and clear of any Liens other than Permitted Liens and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of the Company owns any shares of capital stock of the Company.

(g) No dividends or similar distributions which have accrued or been declared but are unpaid on the Company Common Stock, Company Stock Awards, shares of capital stock or other equity interests of the Company and the Company is not subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of any of the Company Common Stock, Company Stock Awards, shares of capital stock or other equity interests, as applicable.

(h) Section 4.2(h) of the Company Disclosure Schedule sets forth a true and complete list of the number of Company Stock Awards outstanding, including in each case the name of the holder thereof, the number of shares of Company Common Stock underlying each security, the date of grant, term, vesting schedule, the plan under which the Company Stock Award was granted, the weighted average exercise price with respect to the Company Options and whether such Company Stock Award is intended to qualify as an “incentive stock option” as defined in Section 422 of the Code, in each case, as of the date of this Agreement.

Section 4.3 Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Offer and the Mergers. The execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions, including the Offer and the Mergers, have been duly and validly authorized by the Company Board of Directors and, other than as set forth in Section 4.3(d), no other corporate proceedings on the part of the Company or vote of the Company’s stockholders are necessary to authorize the consummation of the Transactions. The Company Board of Directors has unanimously (i) determined that the terms of the Transactions, including the Offer and the Mergers, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interest of the Company and its stockholders to enter into, and declared advisable, this Agreement, (iii) approved the execution and delivery by the Company of this Agreement (including the agreement of merger, as such term is used in Section 251 of the DGCL), the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions, including the Offer and the Mergers, upon the terms and subject to the conditions contained herein and (iv) resolved to, unless a Company Adverse Recommendation Change is made, recommend that the holders of shares of Company Common Stock accept the Offer and tender their shares of Company Common Stock to Purchaser pursuant to the Offer.

(b) The affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock that, absent Section 251(h) of the DGCL, would have been necessary under the DGCL and the Company Certificate and Company Bylaws to adopt, approve or authorize this Agreement and to consummate the First Merger.

(c) This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent, Purchaser and Merger Sub 2, this Agreement constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting creditor’s rights generally and the availability of equitable relief (the “Enforceability Exceptions”).

(d) Other than in connection with or in compliance with (i) the filing of the Certificates of Merger with the Delaware Secretary, (ii) the filing of the Offer Documents, the Schedule 14D-9 and the Registration Statement (including the Offer Prospectus), with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Registration Statement, (iii) the Exchange Act, (iv) the Securities Act, (v) applicable state securities, takeover and “blue sky” laws, (vi) the rules and regulations of Nasdaq, (vii) the Hart-Scott-Rodino

Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (viii) the approvals set forth in Section 4.3(d) of the Company Disclosure Schedule (clauses (i) through (viii) collectively, the “Company Approvals”), and (ix) such other authorizations, consents, Orders, licenses, permits, approvals, registrations, declarations and notice filings, the failure of which to be obtained would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially impede, interfere with, hinder or delay the consummation of any of the Transactions, no authorization, consent, Order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary for the consummation by the Company of the Transactions, including the Mergers.

(e) The execution and delivery by the Company of this Agreement does not, and (assuming the Company Approvals are obtained) the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any material loss, suspension, limitation or impairment of any right of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Facility Entities to own or use any assets required for the conduct of their business or result in any material violation of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under any material loan or guarantee of indebtedness or material credit agreement, note, bond, mortgage, indenture, lease, agreement, Contract, instrument, permit, concession, franchise, right or license binding upon the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Facility Entities or by which or to which any of their respective properties, rights or assets of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Facility Entities are bound or subject, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) other than Permitted Liens, in each case, upon the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Facility Entities or any of the material properties or assets of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Facility Entities, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents or the Organizational Documents of the Company’s Subsidiaries, or, to the knowledge of the Company, any of the Organizational Documents of the Facility Entities or (iii) materially conflict with or materially violate any applicable Laws to which the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Facility Entities, or any of their properties or assets, is subject.

(f) The Company has not opted out of Section 251(h) of the DGCL in the Company Certificate.

Section 4.4 Reports and Financial Statements.

(a) The Company has timely filed or furnished all forms, documents, certifications, statements and reports required to be filed or furnished by it with the SEC since December 31, 2013 (all such documents and reports filed or furnished by the Company, including all exhibits, supplements or schedules thereto, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), (i) the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 2013, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Documents. No Subsidiary of the Company nor, to the knowledge of the Company, any of the Facility Entities, is subject to the periodic reporting requirements of the Exchange Act or is subject to the periodic reporting requirements of any foreign Governmental Entity that performs a similar function to that of the SEC or any applicable foreign securities Law of any exchange or quotation service.

(b) (i) Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries and Facility Entities as of its date and (ii) each of the Company’s consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules) (such changes in stockholders’ equity and cash flows, together with the consolidated balance sheets referred to in clause (i) (and the related notes and schedules), the “Company Financial Statements”) presents fairly, in all material respects, the results of operations and cash flows, as the case may be, of the Company and its consolidated Subsidiaries and Facility Entities for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of notes), (iii) the Company Financial Statements (A) have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries and Facility Entities and (B) are in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, subject to normal year-end audit adjustments and the absence of notes) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iv) the Company Financial Statements have been prepared in accordance with and comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act. As of the date hereof, PricewaterhouseCoopers LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company.

(c) Neither the Company nor any of its Subsidiaries is a party to, nor does it have any Contractual commitment to become a party to, any material “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(d) Since December 31, 2013, (i) none of the Company nor any Subsidiary of the Company nor, to the knowledge of the Company, any Representative of the Company or any Subsidiary of the Company, has received any written complaint, allegation or claim regarding the accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company or any complaint, allegation or claim, whether written or to a compliance hotline or similar reporting method, from employees of the Company or any Subsidiary of the Company regarding questionable accounting or auditing matters with respect to the Company or any Subsidiary of the Company, and (ii) no attorney representing the Company or any Subsidiary of the Company, whether or not employed by the Company or any Subsidiary of the Company, has reported evidence of a violation of securities Laws or breach of fiduciary duty by the Company, any Subsidiary of the Company or any of their respective Representatives to the Company Board of Directors or any committee thereof, or to the General Counsel or Chief Executive Officer of the Company.

Section 4.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) sufficient to comply in all material respects with all legal and accounting requirements applicable to the Company and each of its Subsidiaries and as otherwise required by Rule 13a-15 or 15d-5 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company, each Subsidiary of the Company and each of their officers and directors in their respective capacities as such are in material compliance with, and, since December 31, 2013, have materially complied with the applicable provisions of Sarbanes-Oxley Act and the Exchange Act. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.

Section 4.6 No Undisclosed Liabilities. There are no Liabilities of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Facility Entities of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due), except for (a) Liabilities that are reflected or reserved against on the consolidated balance sheet of the Company and its Subsidiaries included in its Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2016 (including any notes thereto), (b) Liabilities expressly contemplated by this Agreement or otherwise required to be incurred in connection with this Agreement or the Transactions, (c) Liabilities incurred in the ordinary course of business since September 30, 2016 and (d)  Liabilities that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.7 Compliance with Law; Permits.

(a) The Company, its Subsidiaries, and, to the knowledge of the Company, the Facility Entities are, and since December 31, 2013 have been, in compliance with all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, regulations, judgments, Orders, common laws or agency requirements of Governmental Entities including Company Regulatory Agencies (collectively, “Laws” and each, a “Law”), and all such Laws by which their properties or assets are bound, except where such non-compliance would not reasonably be expected to have a Company Material Adverse Effect. Since December 31, 2013, none of the Company, its Subsidiaries, or, to the knowledge of the Company, any of the Facility Entities has received any written notice or, to the knowledge of the Company, other communication from any Governmental Entity, including, without limitation, any Company Regulatory Agency, regarding any actual or possible failure to comply with any applicable Law in any material respect.

(b) The Company, its Subsidiaries, and, to the knowledge of the Company, the Facility Entities (A) hold, and have at all times since December 31, 2013 held, all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals, exemptions, clearances, permissions, qualifications and registrations and Orders of all applicable Governmental Entities, including Company Regulatory Agencies, necessary for the lawful operation of the businesses of the Company, its Subsidiaries, and the Facility Entities, respectively, including the ownership, operation and leasing of their respective properties and assets (the “Company Permits”), and (B) have filed all tariffs, reports, notices and other documents with all applicable Governmental Entities, including Company Regulatory Agencies, and have paid all fees and assessments due and payable, in each case in connection with such Company Permits, except, in the case of each of clause (A) and (B), as would not reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) all Company Permits are valid and in full force and effect, and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in any modification, termination or revocation thereof and, to the knowledge of the Company, no suspension or cancellation of any such Company Permit is threatened by a Governmental Entity in writing and (ii) the Company, each of its Subsidiaries, and, to the knowledge of the Company, each of the Facility Entities is, and has at all times since December 31, 2013 been, in compliance with the terms, conditions and requirements of all Company Permits.

(c) None of the Company, any of its Subsidiaries, or, to the knowledge of the Company, the Facility Entities, nor any Representative acting on behalf of the Company, its Subsidiaries, or, to the knowledge of the Company, the Facility Entities, has materially violated or is in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other Law relating to bribery, corruption or similar activities, nor has any such Person (i) used any funds of the Company, any of its Subsidiaries, or, to the knowledge of the Company, the Facility Entities for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company, any of its Subsidiaries, or, to the knowledge of the Company, the Facility Entities; (iii) established or maintained any unlawful fund of monies or other assets of the Company, any of its Subsidiaries or, to the knowledge of the Company, the Facility Entities; (iv) made any fraudulent entry on the books or records of the Company, any of its Subsidiaries or, to the knowledge of the Company, the Facility Entities; (v) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company, any of its Subsidiaries, or, to the knowledge of the Company, the Facility Entities; or (vi) engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods or services to or for the benefit of, provided any payments or material assistance to, or otherwise engaged in or facilitated any transactions with a Prohibited Person.

Section 4.8 Certain Regulatory Matters.

(a) The operations, products, and services of the Company, its Subsidiaries, and, to the knowledge of the Company, the Facility Entities, are and since December 31, 2013 have been (except with respect to (i) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); (ii) the Federal False Claims Act, 31 U.S.C. §§ 3729-3733, and (iii) state anti-kickback, fee-splitting, self-referral and corporate practice of medicine Laws, each of which the Company, its Subsidiaries, and, to the knowledge of the Company, the Facility Entities are and since December 31, 2011 have been), in material compliance with all applicable health care Laws, including the following federal and state Laws and all applicable regulations promulgated thereunder, relating to the regulation, provision or administration of, or payment for, health care benefits, health care insurance coverage and health care products or services: (i) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including specifically, the Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn; (ii) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute) and state Medicaid Laws; (iii) TRICARE, 10 U.S.C. § 1071 et seq.; (iv) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); (v) the Federal False Claims Act, 31 U.S.C. §§ 3729-3733; (vi) the Federal Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; (vii) the Federal Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; (viii) state anti-kickback, fee-splitting, self-referral and corporate practice of medicine Laws; (ix) workers’ compensation Laws; and (x) licensure, permit or authorization Laws relating to the regulation, provision, or administration of, or payment for, health care products or services (collectively “Health Care Laws”). Since December 31, 2013 (except with respect to (i) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); (ii) the Federal False Claims Act, 31 U.S.C. §§ 3729-3733, and (iii) state anti-kickback, fee-splitting, self-referral and corporate practice of medicine Laws, each of which shall be since December 31, 2011), no notice has been received by the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of the Facility Entities, and no Actions are pending against the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of the Facility Entities, alleging any material breach or violation of, non-compliance with or default under any such Health Care Laws, other than any Actions filed under seal of which the Company has no knowledge.

(b) Except as set forth on Section 4.8 of the Company Disclosure Schedule, to the knowledge of the Company, no Person has filed or has made a non-frivolous threat to file, in the last six (6) years, a claim against the Company, any of its Subsidiaries, or any of the Facility Entities an Action under any federal or state whistleblower statute, including under the Federal False Claims Act, 31 U.S.C. §§ 3729-3733.

(c) The Company and its Subsidiaries have provided Purchaser a copy of their current compliance program materials. Since December 31, 2013, none of the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of the Facility Entities have received any overpayments from, or owe any outstanding refunds to, any Governmental Entity, or agent thereof, or private third-party payer that have not been returned in full to such Governmental Entity, agent thereof, or private third-party payer, respectively, other than overpayments and refunds that occur in the ordinary course of business and that are not in excess of $10,000,000 in the aggregate. Except as set forth on Section 4.8 of the Company Disclosure Schedule, since December 31, 2013, the Company, its Subsidiaries, and, to the knowledge of the Company, the Facility Entities have not been audited, surveyed or otherwise examined in connection with a contract with any Governmental Program or any third party-payer program, other than audits, surveys or reviews that occur in the ordinary course of business and where the aggregate amount for which the Company, its Subsidiaries and the Facility Entities, in the aggregate, reasonably expect to be liable is not in excess of $5,000,000. None of the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of the Facility Entities have any outstanding health care reimbursement audits related to services provided by the Company, any of its Subsidiaries, or the Facility Entities and conducted by any Governmental Entity, agent thereof, or other third-party payers where the aggregate amount for which the Company, its Subsidiaries and the Facility Entities, in the aggregate, reasonably expect to be liable is in excess of $5,000,000.

(d) None of the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of the Facility Entities (i) is a party to an Order, individual integrity agreement, or corporate integrity agreement with any Governmental Entity, including the Office of Inspector General of the United States Department of Health and Human Services, concerning compliance with Health Care Laws, (ii) has any reporting obligations pursuant to a settlement agreement entered into with any Governmental Entity related to Health Care Laws, or (iii) is responding or, since December 31, 2013 has responded to, any search warrant, subpoena, criminal or civil investigative demand by or from any Governmental Entity relating to Health Care Laws.

(e) The Company, each of its Subsidiaries, and, to the knowledge of the Company, each of the Facility Entities requires that each health care professional providing services on behalf of the Company, its Subsidiaries, or any of the Facility Entities, as applicable, be duly licensed (i) under the applicable Laws of each state or other jurisdiction in which such health care professional practices and (ii) under the applicable Laws of each state or territory to the residents of which the health care professional provides services that require licensure in such state or territory. No health care professional employed by the Company, any of its Subsidiaries, or any of the Facility Entities is, to the knowledge of the Company, under investigation by, or is not in good standing with, any Governmental Entity, including a medical board.

(f) None of the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of the Facility Entities, nor any of their Representatives acting on their behalf, respectively, has, since December 31, 2013, made an untrue statement of material fact or a fraudulent statement to any Governmental Entity, or failed to disclose a material fact required to be disclosed to any Governmental Entity.

(g) Neither the Company, its Subsidiaries, or, to the knowledge of the Company, any of the Facility Entities, nor any of their Representatives authorized to act on their behalf, respectively, including employees or contractors: (i) has been convicted of, formally charged with, or, to the knowledge of the Company, investigated for any crime or violation or engaged in any conduct for which such Person would reasonably be expected to be excluded, suspended, or debarred from participating, or would be otherwise ineligible to participate, in any Governmental Programs; (ii) to the knowledge of the Company, has engaged in any conduct that would reasonably be expected to subject such Person or entity to a civil monetary penalty or criminal penalty under Sections 1128A or 1128B of the Social Security Act or any similar Law; (iii) has been convicted of or formally charged with, or to the knowledge of the Company, has been investigated for, any violation of Laws related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation; or (iv) is excluded, suspended, or debarred from participation, or is otherwise ineligible to participate, in any Governmental Programs. The Company verifies on an ongoing, monthly basis that its and its Subsidiaries’ employees and contractors are not excluded, suspended or debarred from participation, or otherwise ineligible to participate in, in any Governmental Programs.

(h) Since December 31, 2013, all reports, applications, documents, claims, permits and notices required to be filed, maintained or furnished to any Governmental Entity pursuant to any Healthcare Laws by the Company, its Subsidiaries, and, to the knowledge of the Company, the Facility Entities have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, applications, documents, claims, permits or notices would not reasonably be expected to have a Company Material Adverse Effect. All such reports, applications, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing filed prior to the date hereof).

Section 4.9 Environmental Laws and Regulations. Each of the Company and its Subsidiaries, and, to the knowledge of the Company, each of the Facility Entities is, and for the past five years, has been in compliance with all applicable Environmental Laws, which compliance includes timely applying for, obtaining, maintaining and complying with all Company Permits required under Environmental Laws for the operation of their respective businesses, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect. There is no Order or Action relating to or arising from any actual or alleged noncompliance with, or liability under, Environmental Laws (including, without limitation, relating to or arising from the Release or threatened Release of, or exposure of any Person to, any Hazardous Materials) that is pending against the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Facility Entities or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of the Facility Entities that would be material to the Company. Neither the Company nor its Subsidiaries, nor, to the knowledge of the Company, the Facility Entities has caused or arranged for the Release, disposal, transportation or treatment of any Hazardous Materials, and to the knowledge of the Company, there has been no Release of any Hazardous Materials, in either case, such that the Company or its Subsidiaries or the Facility Entities would reasonably be expected to incur material liability. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any Facility Entity, has received any written notice of, or entered into, any Order involving uncompleted, outstanding or unresolved material liabilities or material corrective or remedial obligations relating to or arising under Environmental Laws (including, without limitation, relating to or arising from the Release or threatened Release of, or exposure of any Person to, any Hazardous Materials). The Company has made available to Parent copies of all material environmental assessments, reports, audits and other material documents in its possession or under its control that relate to Company’s or any Subsidiaries’ compliance with Environmental Laws or the environmental condition of any real property that Company or the Subsidiaries currently or formerly have owned, operated, or leased.

Section 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule sets forth a correct and complete list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) the Company Benefit Plan document (including all current amendments and attachments thereto); (ii) written summaries of the material terms of such Company Benefit Plan if it is not in writing; (iii) all related trust documents; (iv) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”); (v) the most recent determination, opinion or advisory letter from the IRS; (vi) the most recent summary plan description and any summary of material modifications thereto; (vii) all material filings and communications received from or sent to any Governmental Entity since December 31, 2013; and (viii) the most recent actuarial valuation, if applicable.

(b) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan has been established, operated and administered in all respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, and (ii) all contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding such Company Benefit Plan, if any, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company and/or its Subsidiaries in accordance with GAAP.

(c) Section 4.10(c) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each, a “Qualified Plan”). The IRS has issued a favorable determination, opinion or advisory letter with respect to each Qualified Plan and its related trust, and such letter has not been revoked (nor, to the knowledge of the Company and its Subsidiaries, has revocation been threatened), and there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust or materially increase the costs relating thereto. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(d) None of the Company, its Subsidiaries, any of the Facility Entities (to the knowledge of the Company), nor any of their respective ERISA Affiliates has in the last six (6) years maintained, established, contributed to or been obligated to contribute to any plan that is (i) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA or (ii) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code. No Company Benefit Plan is or has been a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(e) There are no pending or, to the knowledge of the Company and its Subsidiaries, threatened material claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted with respect to the Company Benefit Plans (including, for the avoidance of doubt, any claims, lawsuits or arbitrations relating to any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans). Except as would not reasonably be expected to result in material liability to the Company, any of its Subsidiaries or any of the Facility Entities, (i) none of the Company, any of its Subsidiaries, any of the Facility Entities (to the knowledge of the Company) or any of their ERISA Affiliates has incurred (either directly or indirectly, including as a result of any indemnification obligation) any Liability under or pursuant to Title I of ERISA or the penalty, excise Tax or joint and several Liability provisions of the Code relating to employee benefit plans, and (ii) no event, transaction or condition has occurred or exists that could be expected to result in any such Liability to the Company, any of its Subsidiaries, any of the Facility Entities (to the knowledge of the Company), any of their ERISA Affiliates or, after the First Effective Time, Parent or any of its Affiliates.

(f) None of the Company, any of its Subsidiaries or, to the knowledge of the Company, the Facility Entities, sponsors or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement medical or death benefits (whether or not insured) with respect to former or current directors or employees, or their respective beneficiaries or dependents, beyond their retirement or other separation from service (including any obligation with respect to any such employee benefit plan that the Company, any of its Subsidiaries or any of the Facility Entities may have sponsored prior to the date hereof), except as required by Section 4980B of the Code or comparable U.S. state Laws.

(g) Except as set forth on Section 4.10(g) of the Company Disclosure Schedule, the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of the Company, any of its Subsidiaries or, to the knowledge of the Company, the Facility Entities to severance pay, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, director, consultant or officer, (iii) trigger any funding obligation under any Company Benefit Plan or impose any restrictions or limitations on the Company’s rights to amend, merge, terminate, or receive a reversion of material assets from any Company Benefit Plan, or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Company Benefit Plan or other contract, agreement, plan or arrangement provides for the gross-up or reimbursement of Taxes under Section 4999 of the Code, Section 409A(a)(1)(B) of the Code, or otherwise.

Section 4.11 Absence of Certain Changes or Events.

(a) Other than in connection with the negotiation and execution of this Agreement, since December 31, 2015 through the date of this Agreement, (x) the businesses of the Company, its Subsidiaries and, to the knowledge of the Company, the Facility Entities have been conducted in all material respects in the ordinary course of business and (y) none of the Company, any Subsidiary of the Company or, to the knowledge of the Company, any Facility Entity has undertaken any action that if taken after the date of this Agreement would require Parent’s consent or otherwise constitute a breach pursuant to Section 6.1(b)(vi), (vii), (viii), (ix), (x), (xiv), (xv), (xvi) or (xvii).

(b) Since December 31, 2015, there has not been any fact, change, circumstance, event, occurrence or development that has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 4.12 Investigations; Litigation. Except as would not be material to the Company and its Subsidiaries taken as a whole, or as set forth on Section 4.12 of the Company Disclosure Schedule, (a) there is no Action pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries, or, to the knowledge of the Company, any of the Facility Entities, or any of their respective properties, assets or businesses, (b) there is no Action or subpoena, civil investigative demand or other request for information relating to potential violations of Law, in each case pending (or, to the knowledge of the Company, threatened) against the Company or any of its Subsidiaries, or, to the knowledge of the Company, any of the Facility Entities, or any of their respective properties, assets or businesses and (c) there are no Orders of any Governmental Entity against the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Facility Entities, any of their respective properties, assets or businesses.

Section 4.13 Information Supplied. The information supplied by the Company for inclusion in the Offer Documents, the Schedule 14D-9 and the Registration Statement (including the Offer Prospectus) will not, at the time the Offer Documents, the Schedule 14D-9 and the Offer Prospectus (and any amendment or supplement thereto) are mailed to the stockholders of the Company or at the time the Registration Statement is declared effective by the SEC, or on the date that the Offer is consummated, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 will comply in all material respects with the requirements of the Exchange Act and any other applicable federal securities Laws. The representations and warranties in this Section 4.13 will not apply to statements or omissions included or incorporated by reference in the Schedule 14D-9 based upon information supplied to the Company by Parent or Purchaser for inclusion therein.

Section 4.14 Tax Matters. (a) Except as set forth in Section 4.14(a) of the Company Disclosure Schedule, and, except as would not reasonably be expected to have a Company Material Adverse Effect:

(i) Each of the Company and its Subsidiaries has prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by it and all such Tax Returns are true, complete and accurate.

(ii) Each of the Company and its Subsidiaries has timely paid all Taxes required to be paid by it (whether or not shown on any Tax Return), except for Taxes for which adequate reserves have been established, in accordance with GAAP, on the Company Financial Statements.

(iii) Each of the Company and its Subsidiaries has complied with all applicable Law relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements), including with respect to payments made to or received from any employee, creditor, stockholder, customer or other third party.

(iv) No Tax Returns of the Company and its Subsidiaries have been examined, and neither the Company nor any of its Subsidiaries has waived or extended any statute of limitations with respect to Taxes or agreed to any extensions of time with respect to a Tax assessment or deficiency.

(v) All assessments for Taxes due from the Company or any of its Subsidiaries with respect to completed and settled audits or examinations or any concluded Action have been timely paid in full.

(vi) No deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries except for deficiencies which have been fully satisfied by payment, settled or withdrawn, and the Company and its Subsidiaries do not reasonably expect any Taxing Authority to assess any additional Taxes with respect to any period for which a Tax Return has been filed.

(vii) There are no audits, examinations, investigations or other proceedings ongoing, pending, or threatened in respect of any Taxes or Tax matters of the Company or any of its Subsidiaries.

(viii) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable, or for Taxes being contested in proper proceedings and for which there is a reserve in accordance with GAAP.

(ix) Neither the Company nor any of its Subsidiaries (A) is or has been a member of any affiliated, consolidated, combined, unitary, group relief or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is the Company), (B) is a party to any agreement or arrangement relating to the apportionment, sharing, assignment, indemnification or allocation of any Tax or Tax asset (other than an agreement or arrangement solely between or among the Company and/or its Subsidiaries) or (C) has any Liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Law), as transferee, successor, or otherwise.

(x) The charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the Company Financial Statements filed with the SEC prior to the date hereof are adequate, in accordance with GAAP, to cover all material Taxes payable by the Company and its Subsidiaries for all periods through the date of such Company Financial Statements and such charges, accruals and reserves, as adjusted for the passage of time and ordinary course business operations through the Closing Date are adequate to cover all material Taxes payable by the Company and its Subsidiaries for all periods through the Closing Date.

(xi) No claim has been made within the past two (2) years in writing by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries has never filed Tax Returns asserting that the Company or any of its Subsidiaries is or may be subject to Taxes imposed by that jurisdiction.

(xii) All intercompany transactions between or among the Company and any of its Subsidiaries, or any of them, have occurred on arm’s-length terms in compliance with the principles of Section 482 of the Code (or any similar provision of U.S. state, local, or foreign Tax Law), and the Company and its Subsidiaries have complied in all material respects with applicable rules relating to transfer pricing (including the maintenance of contemporaneous documentation and the preparation of all required transfer pricing reports).

(xiii) (A) As of December 31, 2015, the consolidated federal income Tax Return group of which the Company is the common parent had federal and state net operating loss carryforwards of at least $247,000,000, and (B) the net operating losses or other Tax attributes of the Company and each of its Subsidiaries, prior to giving effect to the transactions contemplated by this Agreement, are not currently subject to any limitation under Sections 382, 383, or 384 of the Code, and will not be decreased in any material amount prior to the Closing.

(b) None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution that was purported or intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two (2)-year period ending on the date hereof.

(c) None of the Company or any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any analogous or similar provision of state, local or foreign Law).

(d) Neither the Company nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Offer and the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.15 Employment and Labor Matters.

(a) Since December 31, 2013, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any Facility Entity, is or has been, a party to any collective bargaining agreement, labor union contract, trade union agreement, or other similar agreement with a labor union or like organization (each, a “Collective Bargaining Agreement”), (ii) no employee is or has been represented by a labor organization for purposes of collective bargaining with respect to the Company or any of its Subsidiaries, or, to the knowledge of the Company, any of the Facility Entities, and (iii) to the knowledge of the Company, there have been no activities or proceedings of any labor or trade union or other like organization to organize any employees of the Company, any of its Subsidiaries or the Facility Entities. No Collective Bargaining Agreement is being negotiated by the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Facility Entities. Since December 31, 2013, there has been no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries, or, to the knowledge of the Company, any of the Facility Entities, pending or, to the knowledge of the Company, threatened, that may interfere in any material respect with the respective business activities of the Company, any of its Subsidiaries, or any of the Facility Entities.

(b) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) there is no pending charge or complaint against the Company or any of its Subsidiaries, or, to the knowledge of the Company, any of the Facility Entities, by the National Labor Relations Board or any comparable Governmental Entity, and (ii) none of the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of the Facility Entities, is a party, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries, and, to the knowledge of the Company, the Facility Entities, have complied with all applicable Laws regarding employment and employment practices (including anti-discrimination), terms and conditions of employment and wages and hours (including classification of employees and independent contractors, and equitable pay practices) and other laws in respect of any reduction in force (including notice, information and consultation requirements), and (ii) no claims relating to non-compliance with the foregoing are pending or, to the knowledge of the Company, threatened. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) there are no outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing by the Company pursuant to any workplace safety and insurance/workers’ compensation Laws, and the Company and its Subsidiaries, and, to the knowledge of the Company, the Facility Entities, have not been reassessed under such Laws since December 31, 2013, and (ii) there are no claims that may affect the accident cost experience of the Company or its Subsidiaries, or, to the knowledge of the Company, any of the Facility Entities.

Section 4.16 Intellectual Property.

(a) Section 4.16(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Registered Intellectual Property, indicating for each such item the registration or application number, owner and filing jurisdiction. Each item of Company Registered Intellectual Property is valid, enforceable, subsisting and in full force in all material respects. All necessary registration, maintenance and renewal fees currently due and owing in connection with Company Registered Intellectual Property have been paid.

(b) Except as set forth in Section 4.16(b) of the Company Disclosure Schedule, the Company, a Subsidiary of the Company or a Facility Entity is the exclusive owner, free of any exclusive license or Lien (other than a Permitted Lien), of each item of Intellectual Property used by the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Facility Entities or material to the business of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Facility Entities, other than Intellectual Property that is licensed to or held for use by the Company, any of its Subsidiaries or any of the Facility Entities pursuant to a valid and enforceable written license agreement or other agreement and Intellectual Property that is available generally to the public or may otherwise be used without the requirement of a license, in each case free and clear of any exclusive licenses or Liens, except Permitted Liens. Such Intellectual Property comprises all Intellectual Property used by or material to the business of the Company, each of its Subsidiaries and, to the knowledge of the Company, any of the Facility Entities as currently conducted.

(c) No Company Intellectual Property is subject to any proceeding to which the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Facility Entities is a party or outstanding Order, which proceeding or Order are materially affecting or could materially affect the use thereof by or rights therein of the Company, any of its Subsidiaries or any of the Facility Entities.

(d) Except as set forth in Section 4.16(d) of the Company Disclosure Schedule, there are no amounts currently owed by the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Facility Entities to any employee, contractor or other Person in consideration for the development for or acquisition by the Company, such Subsidiary or any of the Facility Entities of any material Company Intellectual Property, other than salaries paid to employees in the ordinary course of business.

(e) Neither (i) the operations or business of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Facility Entities as conducted since December 31, 2013 or as currently conducted, including the products or services of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Facility Entities, nor (ii) the Company Intellectual Property owned by the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Facility Entities infringe, misappropriate or violate any Intellectual Property rights of any third party, nor are there any pending, or to the knowledge of the Company, threatened claims or Actions with respect to any of the foregoing. To the knowledge of the Company, no Person is infringing, misappropriating or violating any Company Intellectual Property that is owned by (or purported to be owned by) or exclusively licensed to the Company, any of its Subsidiaries or any of the Facility Entities, and no such claims have been made by the Company, any of its Subsidiaries or any of the Facility Entities since December 31, 2013 with respect to (x) Company Registered Intellectual Property, or (y) other Company Intellectual Property that is material to the business of the Company or its Subsidiaries.

(f) The Company, each of its Subsidiaries and, to the knowledge of the Company, each of the Facility Entities has at all times taken commercially reasonable steps to protect their respective rights in and the confidentiality, integrity and security of all material confidential and proprietary information of the Company, any of its Subsidiaries or its Facility Entities and any trade secret or confidential information of third parties that was provided to or held by the Company, its Subsidiaries or the Facility Entities subject to obligations of confidentiality and is used, stored or transmitted by the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Facility Entities.

(g) Except as set forth in Section 4.16(g) of the Company Disclosure Schedule, the Company, each of its Subsidiaries and, to the knowledge of the Company, each of the Facility Entities has required each Representative employed or engaged by the Company, such Subsidiary of the Company or such Facility Entity (as applicable) who contributed to the discovery or development of any material Intellectual Property for or on behalf of the Company, such Subsidiary of the Company or such Facility Entity to execute a written and enforceable instrument of assignment in favor of the Company, such Subsidiary of the Company or such Facility Entity as assignee that assigns to the Company, such Subsidiary of the Company or such Facility Entity all of such Representative’s right, title and interest in and to such Intellectual Property, to the extent not already owned by them by operation of Law.

(h) The Company, each of its Subsidiaries and, to the knowledge of the Company, each of the Facility Entities has sufficient rights to use all material Software, information technology systems, information technology equipment, and associated documentation used or held for use in connection with the operation of the Company’s, such Subsidiary’s or such Facility Entity’s business (as applicable) as presently conducted (the “IT Assets”). The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the operation of the Company’s, each of its Subsidiaries’ and, to the knowledge of the Company, each of the Facility Entities’ business. The IT Assets have not materially malfunctioned or failed since December 31, 2013 and the Company and its Subsidiaries have taken commercially reasonable steps to protect the integrity and security of the IT Assets from, and, to the knowledge of the Company, the IT Assets do not contain, any viruses, bugs or other devices or effects that could enable or assist any Person to access without authorization the IT Assets or otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in their documentation.

Section 4.17 Property.

(a) The Company or one or more of its Subsidiaries has good and marketable fee simple title to all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by the Company or any of its Subsidiaries (the “Owned Real Property”) free and clear of any Liens other than Permitted Liens. Section 4.17(a) of the Company Disclosure Schedule contains a correct and complete list by address of the Owned Real Property. Neither the Company nor any of its Subsidiaries: (i) lease or grant any Person the right to use or occupy all or any part of the Owned Real Property; (ii) has granted any Person an option, right of first offer, or right of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; or (iii) has received written notice of any pending, and to the knowledge of the Company threatened, condemnation proceeding affecting any material Owned Real Property or any material portion thereof or material interest therein. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(b) Either the Company or a Subsidiary of the Company has a good and valid leasehold interest in each lease, sublease and other agreement under which the Company or any of its Subsidiaries, as applicable, uses or occupies or has the right to use or occupy any real property (such material property subject to a lease, sublease or other real property agreement either (x) requiring leasehold payments in excess of $500,000 annually or (y) for a location at which the Company or a Subsidiary of the Company provides health care services, collectively, the “Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens. Section 4.17(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the Leased Real Property (except for the Leased Real Property for a location at which the Company or a Subsidiary of the Company provides health care services), including the address, tenant, landlord, date of lease of all leases, subleases, licenses and similar agreements, and all amendments thereto. Except as would not reasonably be expected to have a Company Material Adverse Effect, each Real Property Lease of the Company or a Subsidiary of the Company, (i) is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, (ii) is not subject to uncured default on the part of the Company or its Subsidiary or, to the knowledge of the Company, any other party thereunder, and (iii) is not subject to any event that has occurred or circumstance that exists which, with the giving of notice, the passage of time, or both, would constitute a breach or default by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party, under any such Real Property Lease. Neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any Person any right to use or occupy any material Leased Real Property. True and complete copies of all Real Property Leases of the Company or a Subsidiary of the Company (except for Real Property Leases for a location at which the Company or a Subsidiary of the Company provides health care services) have been made available to Parent and Purchaser.

(c) The Company and each Subsidiary of the Company, and, to the knowledge of the Company, any of the Facility Entities, has good and valid title to, or valid rights by lease, license, other agreement or otherwise to use, all assets and properties (in each case, tangible and intangible) necessary to enable the Company and each of its Subsidiaries and the Facility Entities to conduct their business as currently conducted, except where the failure to have good and valid title or valid rights would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.18 Insurance. Except as would not reasonably be expected to have a Company Material Adverse Effect: (a) the Company and its Subsidiaries, and each Facility Entity to the knowledge of the Company, maintain insurance with reputable insurers or otherwise sufficient self-insurance programs in such amounts and against such risks as the management of the Company has in good faith determined to be prudent and appropriate; (b) all insurance policies maintained by or on behalf of the Company, any of its Subsidiaries, or any of the Facility Entities to the knowledge of the Company, as of the date of this Agreement are in full force and effect and all premiums due on such policies have been paid by the Company, its Subsidiaries or, to the knowledge of the Company, the Facility Entities; (c) neither the Company nor any of its Subsidiaries, nor any

Facility Entity to the knowledge of the Company, is in breach or default under such policies; and (d) neither the Company nor any of its Subsidiaries has, and no Facility Entity to the knowledge of the Company has, received any written notice of termination or cancellation or denial of coverage with respect to any insurance policy since December 31, 2013 that in the case of such termination or cancellation has not been replaced or superseded by materially similar or more favorable coverage.

Section 4.19 Opinion of Financial Advisor. The Company Board of Directors has received the oral opinion of J.P. Morgan Securities LLC, to be confirmed by delivery of a written opinion to the effect that, as of the date hereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Transaction Consideration to be paid to the holders of Company Common Stock entitled to receive Transaction Consideration pursuant to this Agreement is fair from a financial point of view to such holders, and such opinion has not been withdrawn, modified or revoked as of the date hereof. The Company shall, promptly following the execution of this Agreement by all Parties, furnish an accurate and complete copy of said opinion to Parent solely for informational purposes, and it is agreed and understood that such written opinion was delivered for the information and assistance of the Company Board of Directors.

Section 4.20 Material Contracts.

(a) Except for this Agreement, Contracts filed as exhibits to the Company SEC Documents or as set forth in Section 4.20 of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract between the Company or any Subsidiary of the Company, on the one hand, and any officer, director or Affiliate (other than a wholly owned Subsidiary of the Company) of the Company (or of any Subsidiary of the Company) or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including (but not limited to) any Contract pursuant to which the Company or any Subsidiary of the Company has an obligation to indemnify such officer, director, Affiliate or family member but in each case excluding any Company Benefit Plans;

(iii) any Contract that requires or is reasonably likely to require annual or one time payments or delivery of goods, services, materials, Intellectual Property or other assets from third parties to the Company and its Subsidiaries of at least $5,000,000, in each case that is not terminable for convenience by the Company or its Subsidiaries on ninety (90) days’ notice or less and that is not a Contract of a type that is described in another subsection of this Section 4.20(a);

(iv) any Contract that requires or is reasonably likely to require annual or one-time payments or delivery of goods, services, materials, Intellectual Property or other assets from the Company and its Subsidiaries to third parties of at least $5,000,000, in each case that is not terminable for convenience by the Company or its Subsidiaries on ninety (90) days’ notice or less and that is not a Contract of a type that is described in another subsection of this Section 4.20(a);

(v) any Contract that imposes any restriction on the right or ability of the Company or any of its Subsidiaries to compete in any material respect (or that following the First Effective Time will restrict the ability of Parent and its Subsidiaries (other than the Company and its Subsidiaries) to compete) with any other Person in any line of business or geographic region or that contains any standstill or similar agreement that has not expired or terminated and pursuant to which the Company or its Subsidiaries has agreed not to acquire or dispose of the securities of another Person;

(vi) any Contract that obligates the Company or its Subsidiaries in any material respect (or following the First Effective Time, obligates Parent or its Subsidiaries (other than the Company and its Subsidiaries)) to conduct business with any third party on a preferential or exclusive basis or which contains “most favored nation” covenants that are material to the Company and its Subsidiaries;

(vii) any Collective Bargaining Agreement to which the Company or any of its Subsidiaries is a party;

(viii) any agreement relating to Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $5,000,000, including any guarantees of Indebtedness of any other Person and excluding trade payables arising in the ordinary course of business;

(ix) any Contract that grants any right of first refusal, right of first offer or similar right to a third party (including stockholders of the Company) with respect to any material assets, rights or properties of the Company and its Subsidiaries that is (A) triggered by or exercisable in connection with the execution, delivery or performance of this Agreement or the Transactions, (B) exercisable at a date certain or is subject to similar time-based vesting of rights, (C) currently exercisable or (D) material and, to the knowledge of the Company, is likely to be triggered or become exercisable;

(x) any Contract that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of assets in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) and that contains outstanding obligations of the Company or any of its Subsidiaries as of the date of this Agreement in excess of $5,000,000 or that are otherwise material;

(xi) (A) any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company that is material, and (B) any strategic alliance, collaboration, co-promotion or research and development project Contract that is material;

(xii) any Contract that by its terms limits or restricts the ability of the Company or any of its Subsidiaries (A) to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be, or (B) to make loans to the Company or any of its Subsidiaries;

(xiii) any Contract that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person, except for any such Contract that is entered into in the ordinary course of business;

(xiv) any Contract that provides for indemnification by the Company or any of its Subsidiaries of any other Person, except for any such Contract that is entered into in the ordinary course of business;

(xv) any Contract with the Centers for Medicare and Medicaid Services;

(xvi) any Contract relating to the voting or control of Company Common Stock or the election of directors of the Company; and

(xvii) any Contract (A) granting the Company or any of its Subsidiaries any right to use any rights under any Intellectual Property, other than “off the shelf” software that has not been modified for use by the Company or any of its Subsidiaries and does not exceed a cost to the Company or any of its Subsidiaries of $100,000 annually, (B) pursuant to which the Company or any of its Subsidiaries grants any third person the right to use any rights under any Intellectual Property (other than non-exclusive licenses to Intellectual Property granted in the ordinary course of business), or (C) restricting the right of the Company or any of its Subsidiaries to use, register, transfer, license or enforce any Company Intellectual Property.

All contracts of the types referred to in this Section 4.20 (whether or not set forth on Section 4.20 of the Company Disclosure Schedule) are referred to herein as “Company Material Contracts.” The Company has made available to Parent prior to the date of this Agreement a complete and correct copy of each Company Material Contract as in effect on the date of this Agreement.

(b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract and, to the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract and, since December 31, 2013, no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the knowledge of the Company, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach of or default under the terms of any Company Material Contract, in each case, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions. There are no material disputes pending or, to the knowledge of the Company, threatened with respect to any Company Material Contract. Neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to any Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract.

Section 4.21 Privacy and Data Security.

(a) Each of the Company’s and its Subsidiaries’, and to the knowledge of the Company each Facility Entity’s, receipt, collection, use, disclosure, processing, storage, disposal and security of Personal Information has, since December 31, 2013, materially complied, and materially complies, with (i) any Contracts to which the Company or any Subsidiary or Facility Entity is a party, (ii) applicable Information Privacy and Security Laws, (iii) to the extent applicable, PCI DSS, and (iv) all required consents and authorizations from individuals that apply to the Company’s or any of its Subsidiaries’ or Facility Entities’ receipt, access, use and disclosure of such individual’s Personal Information. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries has, and each Facility Entity to the knowledge of the Company has, all necessary authority, consents and authorizations to receive, access, use and disclose the Personal Information in the Company’s or any of its Subsidiaries’ or Facility Entities’ possession or under its control in connection with the operation of the Company or any Subsidiary or Facility Entity. Except as set forth in Section 4.21(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has, and each Facility Entity to the knowledge of the Company has, since December 31, 2013, (y) posted its Notice of Privacy Practices as that term is defined under HIPAA (“HIPAA Notice of Privacy Practices”) and (z) except as has not had and would not be reasonably expected to have a Company Material Adverse Effect, complied with its HIPAA Notice of Privacy Practices and any other privacy policies it has provided to individuals or made publicly available on its website(s).

(b) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, since December 31, 2013, each of the Company and each of its Subsidiaries has, and each Facility Entity to the knowledge of the Company has, entered into a Contract that addresses the provisions for “business associate contracts” if and as required by 45 C.F.R. § 164.504(e) or § 164.314(a), as amended (“Business Associate Contracts”), with the applicable third party in each instance where (i) the Company or its Subsidiaries or Facility Entities (as the case may be) acts as a Business Associate to that third party or (ii) the Company or its Subsidiaries or Facility Entities (as the case may be) provides protected health information (as defined in 45 C.F.R. § 160.103) to that third party, or that third party otherwise acts as a Business Associate to Company or any of its Subsidiaries or Facility Entities, in each case as required by, and in material conformity with, HIPAA and the applicable Business Associate Contracts to which the Company or its Subsidiaries or Facility Entities is a party.

(c) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect or otherwise disclosed in Section 4.21(c) of the Company Disclosure Schedule, there has been no (i) data security breach of any IT Assets of the Company, its Subsidiaries or, to the knowledge of the Company, a Facility Entity that store, process, protect, transmit or maintain Personal Information, (ii) any unauthorized access, control, use, modification or destruction of such IT Asset or (iii) unauthorized access, use, acquisition or disclosure of any Personal Information, in the case of each of clauses (i) through (iii) with respect to Personal Information that is owned, used, stored, or controlled by or on behalf of the Company or any of its Subsidiaries, or to the knowledge of the Company any of its Facility Entities, in a manner not authorized by the Company or a Subsidiary or Facility Entity, as applicable, including any unauthorized access, use, or disclosure of Personal Information that would constitute a breach for which notification to individuals or Governmental Entities is required under any applicable Information Privacy and Security Laws.

(d) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect or otherwise disclosed in Section 4.21(d) of the Company Disclosure Schedule, each of the Company and each of its Subsidiaries has, and each Facility Entity to the knowledge of the Company has responded to and mitigated each known Security Incident (as defined in 45 C.F.R. § 164.304) related to any IT Assets or Personal Information transmitted, processed, maintained, stored or otherwise available on or through any IT Assets.

(e) Neither the Company nor any of its Subsidiaries, nor any Facility Entity to the knowledge of the Company, (i) is, to the knowledge of the Company, under investigation by any Governmental Entity for a violation of any applicable Information Privacy and Security Laws; (ii) has received since December 31, 2013 any written notices or audit requests from a Governmental Entity relating to any such violations that remain open or pending or, with respect to those that are closed, are material, other than those set forth in Section 4.21(e) of the Company Disclosure Schedule; or (iii) is subject to any Order, nor, to the knowledge of the Company, is any such Order pending or threatened, relating to the Company’s or any of its Subsidiaries’ or Facility Entities’ processing of Personal Information processed by the Company or its Subsidiaries or Facility Entities.

(f) Except as would not reasonably be expected to have a Company Material Adverse Effect, the consummation of the transactions contemplated hereby is not prohibited by the Company’s, each of its Subsidiaries’, and to the knowledge of the Company, each of its Facility Entities’, applicable HIPAA Notice of Privacy Practices, as defined above.

(g) The Company has performed a security risk assessment that meets the standards set forth at 45 C.F.R. § 164.308(a)(1)(ii)(A), including an assessment as described at 45 C.F.R. § 164.306(d)(3), taking into account factors set forth in 45 C.F.R. § 164.306(a)–(c) and updated periodically as required by 45 C.F.R. § 164.316(b)(2)(iii) (collectively, the “Security Risk Assessment”). Unless set forth in Section 4.21(g) of the Company Disclosure Schedule, the Company has addressed the security safeguards sufficient to reduce any reasonably anticipated and material threats and deficiencies identified in its current Security Risk Assessment to a reasonable and appropriate level to comply with 45 C.F.R. § 164.306(a).

Section 4.22 Affiliate Transactions. There are not and have not been within the last three (3) years any transactions, or series of related transactions, agreements, arrangements or understandings that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company SEC Documents filed prior to the date hereof.

Section 4.23 Finders or Brokers. Except for J.P. Morgan Securities LLC, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of the Offer or the Mergers. The Company has made available to Parent a true, correct and complete copy of any engagement letter or other Contract between the Company and J.P. Morgan Securities LLC relating to the Transactions.

Section 4.24 State Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and the Merger Subs set forth in Section 5.14, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the Tender and Support Agreement and the transactions contemplated hereby and thereby all applicable state anti-takeover statutes or regulations (including Section 203 of the DGCL), “business combination,” “control share acquisition,” “fair price,” “moratorium” and any similar provisions in the Company Certificate (including Article XIII of the Company Certificate) or Company Bylaws. The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan that will be triggered by the Transactions.

Section 4.25 DGCL 251(h). The Company has not taken, or authorized or permitted any Representatives of the Company to take, any action that would render Section 251(h) of the DGCL inapplicable to the First Merger.

Section 4.26 No Other Representations. Except for the representations and warranties contained in this Article IV or in any certificates delivered by the Company pursuant to paragraph (E)(4) of Annex A, each of

Parent, Purchaser and Merger Sub 2 acknowledges that neither the Company nor any person on behalf of the Company makes any other express or implied representation or warranty (and hereby disclaims any such other representation or warranty) with respect to the Company or any of its Subsidiaries or in connection with the Transactions or with respect to any information provided or made available to Parent or the Merger Subs or any of their respective Representatives in connection with the Transactions. The Parties agree that no provision of this Agreement is intended to eliminate or limit Parent’s, Purchaser’s and Merger Sub 2’s available remedies with respect to fraud.

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except as disclosed in the publicly available Parent SEC Documents filed or furnished to the SEC (including the exhibits and schedules thereto) since December 31, 2013 and prior to the date hereof (without giving effect to any amendment thereof filed with or furnished to the SEC on or after the date of this Agreement and excluding any disclosures set forth in any such Parent SEC Document that is in any risk factor section, or in any other section to the extent they are forward-looking statements or are similarly non-specific, predictive, cautionary or forward-looking in nature), where the relevance of the information to a particular representation or warranty is reasonably apparent on the face of such disclosure, Parent and the Merger Subs jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization.

(a) Each of Parent and Purchaser is a corporation, and Merger Sub 2 is a limited liability company, in each case, duly incorporated or organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of (i) Parent’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (ii) Parent and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals or qualification necessary, except in the case of each of clauses (i) and (ii) where the failure to be so organized, in existence or qualified or to have such power, authority or approvals or be in good standing, has not had and would not reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay the consummation of the Transactions.

(b) Parent has made available to the Company prior to the date of this Agreement a true and complete copy of Parent’s certificate of incorporation and bylaws (the “Parent Organizational Documents”). The Parent Organizational Documents are in full force and effect and Parent is not in violation of its provisions.

Section 5.2 Capitalization. The authorized capital stock of Parent consists of 3,000,000,000 shares of common stock, par value $0.01 per share (the “Parent Common Stock”), and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Parent Preferred Stock”). As of September 30, 2016, (i) 951,940,888 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held in treasury, (iii) no shares of Parent Preferred Stock were issued or outstanding, (iv) 78,189,328 shares of Parent Common Stock were reserved for issuance under the Parent Stock Plans in respect of outstanding and future awards (any such awards, collectively, “Parent Stock Awards”), (v) 37,771,677 shares of Parent Common Stock were issuable upon the exercise of outstanding options and stock appreciation rights, (vi) 717,831 shares of Parent Common Stock were subject to outstanding performance-based restricted stock units under the Parent Stock Plans (assuming, if applicable, achievement of all performance goals at maximum level), (vii) 5,736,468 shares of Parent Common Stock were subject to outstanding restricted stock units under the Parent Stock Plans and (viii) no other shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. Except as set forth in this Section 5.2, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities, preemptive rights, stock appreciation rights, redemption rights, repurchase rights, or other similar rights, agreements or commitments to which Parent or any of its Subsidiaries is a party (A) obligating Parent or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such shares or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (3) redeem or otherwise acquire any such shares of capital stock or other equity interests, (4) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary (other than a wholly owned Subsidiary of Parent) or (5) make any payment to any Person the value of which is derived from or calculated based on the value of Parent Common Stock or Parent Preferred Stock (other than in connection with Parent benefit plans and other employee or contractor compensation arrangements), or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by Parent or its Subsidiaries. Neither Parent nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of Parent or any of its Subsidiaries. Since September 30, 2016 through the date hereof, Parent has not issued any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Parent Stock Awards in accordance with their respective terms).

Section 5.3 Corporate Authority Relative to this Agreement; No Violation.

(a) No vote of holders of capital stock of Parent is necessary, pursuant to applicable Law, the Parent Organizational Documents, pursuant to New York Stock Exchange rules or otherwise, to approve this Agreement, the issuance of any Parent Common Stock to be exchanged for Company Common Stock pursuant to Article I or Article II or the Transactions, including the Offer and the Mergers. Each of Parent, Purchaser and Merger Sub 2 has the requisite corporate or limited liability company power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Offer and the Mergers. The execution, delivery and performance of this Agreement by Parent and the Merger Subs and the consummation by each of them of the Transactions, including the Offer and the Mergers, have been duly and validly authorized by all necessary corporate or comparable action on the part of Parent and the Merger Subs, and, except as set forth in Section 5.3(b), no other corporate or comparable action on the part of any of Parent, Purchaser or Merger Sub 2 is necessary to authorize the execution and delivery by Parent and the Merger Subs of this Agreement and the consummation of the Transactions, including the Offer and the Mergers, subject to, in the case of the First Merger, the adoption of this Agreement by Merger Sub 2 as the sole stockholder of Purchaser. The board of directors of Parent has approved this Agreement and the Transactions contemplated hereby, including the Offer and the Mergers, and the performance by it of its covenants and agreements contained herein. The board of directors or manager, as applicable, of each of the Merger Subs has unanimously (i) determined that the terms of the Transactions, including the Offer and the Mergers are fair to, and in the best interests of, such Merger Sub and its stockholder or member, as applicable, (ii) determined that it is in the best interest of such Merger Sub to enter into, and declared advisable, this Agreement, (iii) approved the execution and delivery, by such Merger Sub, of this Agreement (including the agreement of merger, as such term is used in Section 251 of the DGCL), the performance by such Merger Sub of its covenants and agreements contained herein and the consummation of the Transactions, including the Offer and the Mergers, upon the terms and subject to the conditions contained herein, and (iv) in the case of Purchaser, resolved to recommend that Merger Sub 2, as the sole stockholder of Purchaser, approve the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the First Merger. This Agreement has been duly and validly executed and delivered by Parent and the Merger Subs and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes the legal, valid and binding agreement of Parent and the Merger Subs and is enforceable against Parent and the Merger Subs in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.

(b) Other than in connection with or in compliance with (i) the filing of the Certificates of Merger with the Delaware Secretary, (ii) the filing of the Offer Documents, the Schedule 14D-9 and the Registration Statement (including the Offer Prospectus) with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Registration Statement, (iii) the Exchange Act, (iv) the Securities Act, (v) applicable state securities, takeover and “blue sky” laws, (vi) the rules and regulations of the New York Stock Exchange, (vii) the HSR Act (clauses (i) through (vii) collectively, the “Parent Approvals”), and (viii) such other authorizations, consents, Orders, licenses, permits, approvals, registrations, declarations and notice filings, the failure of which to be obtained would not reasonably be expected to have a Parent Material Adverse Effect, no authorization, consent, Order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary for the consummation by Parent or the Merger Subs of the Transactions, including the Mergers.

(c) The execution and delivery by Parent and the Merger Subs of this Agreement does not, and (assuming the Parent Approvals are obtained) the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any loss or suspension, limitation or impairment of any right of Parent or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under any material loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, Contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or by which or to which any of their respective material properties, rights or assets are bound or subject, or result in the creation of any Liens other than Permitted Liens, in each case, upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the Parent Organizational Documents or the Organizational Documents of any Subsidiary of Parent, or (iii) materially conflict with or materially violate any applicable Laws to which Parent or any of its Subsidiaries, is subject.

(d) Prior to the Acceptance Time, Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued in connection with Purchaser’s obligations pursuant to Article I and Parent’s obligations pursuant to Article III. Such Parent Common Stock, when issued, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right, right of subscription, right of purchase or similar right in respect thereof. Such Parent Common Stock, when issued, and the offering thereof, will be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities or “blue sky” Laws.

Section 5.4 Reports and Financial Statements.

(a) Parent and each of its Subsidiaries has timely filed or furnished all forms, documents, certifications, statements and reports required to be filed or furnished by it with the SEC since December 31, 2013 (all such documents and reports filed or furnished by Parent or any of its Subsidiaries, including all exhibits, supplements or schedules thereto, the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), (i) the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 2013, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent relating to the Parent SEC Documents.

(b) (i) Each of the consolidated balance sheets included in or incorporated by reference into Parent SEC Documents (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of its date and (ii) each of Parent’s consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows included in or incorporated by reference into the Parent SEC Documents (including any related notes and schedules) (such changes in stockholders’ equity and cash flows, together with the consolidated balance sheets referred to in clause (i) (and the related notes and schedules), the “Parent Financial Statements”) presents fairly, in all material respects, the results of operations and cash flows, as the case may be, of Parent and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of notes), (iii) the Parent Financial Statements (A) have been prepared from, and are in accordance with, the books and records of Parent and its consolidated Subsidiaries and (B) are in conformity with GAAP (except, in the case of the unaudited statements, subject to normal year-end audit adjustments and the absence of notes) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (iv) the Parent Financial Statements have been prepared in accordance with and comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act. As of the date hereof, Deloitte and Touche LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent.

(c) Neither Parent nor any of its Subsidiaries is a party to, nor does it have any Contractual commitment to become a party to, any material “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(d) Since December 31, 2013, (i) none of Parent nor any Subsidiary of Parent nor, to the knowledge of Parent, any Representative of Parent or any Subsidiary of Parent, has received any written complaint, allegation or claim regarding the accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Parent or any Subsidiary of Parent or any complaint, allegation or claim, whether written or to a compliance hotline or similar reporting method, from employees of Parent or any Subsidiary of Parent regarding questionable accounting or auditing matters with respect to Parent or any Subsidiary of Parent, and (ii) no attorney representing Parent or any Subsidiary of Parent, whether or not employed by Parent or any Subsidiary of Parent, has reported evidence of a violation of securities Laws or breach of fiduciary duty by Parent, any Subsidiary of Parent or any of their respective Representatives to Parent board of directors or any committee thereof, or to the General Counsel or Chief Executive Officer of Parent.

Section 5.5 Internal Controls and Procedures. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) sufficient to comply in all material respects with all legal and accounting requirements applicable to the Company and each of its Subsidiaries and as otherwise required by Rule 13a-15 or 15d-5 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent, each Parent Subsidiary and each of their officers and directors in their respective capacities as such are in material compliance with, and, since December 31, 2013, have materially complied with the applicable provisions of the Sarbanes-Oxley Act and the Exchange Act. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of Parent has disclosed to Parent’s auditors and the audit committee of Parent board of directors (a) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Company prior to the date hereof.

Section 5.6 No Undisclosed Liabilities. There are no Liabilities of Parent or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due), except for (a) Liabilities that are reflected or reserved against on the consolidated balance sheet of Parent and its Subsidiaries included in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2016 (including any notes thereto), (b) Liabilities expressly contemplated by this Agreement or otherwise required to be incurred in connection with this Agreement or the Transactions; (c) Liabilities incurred in the ordinary course of business since September 30, 2016 and (d) Liabilities that have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.7 Compliance with Law. Parent and its Subsidiaries are, and since December 31, 2013 have been, in compliance with all applicable Laws and all such Laws by which their respective properties or assets are bound, except where such non-compliance would not reasonably be expected to have a Parent Material Adverse Effect. Since December 31, 2013, neither Parent nor any of its Subsidiaries has received any written notice or, to the knowledge of Parent, other communication from any Governmental Entity regarding any actual or possible failure to comply with any applicable Law in any material respect.

Section 5.8 Absence of Certain Changes or Events.

(a) Other than in connection with the negotiation and execution of this Agreement, since December 31, 2015 through the date of this Agreement, the businesses of Parent and its Subsidiaries have been conducted in all material respects in the ordinary course of business.

(b) Since December 31, 2015, there has not been any fact, change, circumstance, event, occurrence or development that has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 5.9 Investigations; Litigation. Except as would not be material to Parent and its Subsidiaries taken as whole, (a) there is no Action pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries or any of their respective properties, assets or businesses, (b) there is no Action or subpoena, civil investigative demand or other request for information relating to potential violations of Law, in each case pending (or, to the knowledge of Parent, threatened) against Parent or any of its Subsidiaries or any of their respective properties, assets or businesses, and (c) there are no Orders of any Governmental Entity against Parent or any of its Subsidiaries or any of their respective properties, assets or businesses.

Section 5.10 Information Supplied. The information supplied by Parent for inclusion in the Offer Documents, the Schedule 14D-9 and the Registration Statement (including the Offer Prospectus) will not, at the time the Offer Documents, the Schedule 14D-9 and the Offer Prospectus (and any amendment or supplement thereto) are mailed to the stockholders of the Company or at the time the Registration Statement is declared effective by the SEC, or on the date that the Offer is consummated, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents, the Offer Prospectus and the Registration Statement will comply in all material respects with the requirements of the Exchange Act and the Securities Act and any other applicable federal securities Laws. The representations and warranties in this Section 5.10 will not apply to statements or omissions included or incorporated by reference in the Offer Documents, the Schedule 14D-9 and the Registration Statement (including the Offer Prospectus) based upon information supplied to Parent or Purchaser by the Company for inclusion therein.

Section 5.11 Finders or Brokers. Neither Parent nor any of Parent’s Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of the Offer or the Mergers.

Section 5.12 Sufficiency of Funds. Parent will have as of the Acceptance Time and the First Effective Time, sufficient funds to consummate the Offer, First Merger, and the other Transactions contemplated hereby on the terms and subject to the conditions set forth herein.

Section 5.13 Merger Subs. The authorized capital stock of Purchaser consists solely of 100 shares of common stock, par value $0.01 per share, 100 shares of which are validly issued and outstanding. All of the issued and outstanding capital stock of Purchaser is, and at the Acceptance Time (if any) and immediately prior to the First Effective Time will be, owned by Merger Sub 2 (free and clear of all Liens other than Permitted Liens). All of the issued and outstanding equity interest of Merger Sub 2 are, and at the Acceptance Time (if any), First Effective Time and Second Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent (free and clear of all Liens other than Permitted Liens). Since their respective dates of incorporation or organization, Purchaser and Merger Sub 2 have not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of their respective obligations hereunder and matters ancillary thereto.

Section 5.14 Ownership of Company Common Stock. As of and for the three (3) years prior to the date of this Agreement, neither Parent nor any of its Subsidiaries (nor any of their respective “affiliates” or “associates” (as such terms are defined in Section 203 of the DGCL)) “owns” or “owned” (as such terms are defined in Section 203 of the DGCL) any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. Other than the Tender and Support Agreement, there are no voting trusts or other agreements or understanding to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 5.15 Tax Matters. Neither Parent nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Offer and the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.16 No Other Representations. Except for the representations and warranties contained in this Article V, the Company acknowledges that none of Parent or the Merger Subs nor any person on behalf of Parent or the Merger Subs makes any other express or implied representation or warranty (and hereby disclaims any such other representation or warranty) with respect to Parent or the Merger Subs or any of their respective Subsidiaries or in connection with the Transactions or with respect to any information provided or made available to the Company or any of its Representatives in connection with the Transactions. The Parties agree that no provision of this Agreement is intended to eliminate or limit the Company’s available remedies with respect to fraud.

ARTICLE VI COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business.

(a) During the period from the date hereof until the earlier of the First Effective Time and the termination of this Agreement in accordance with its terms, except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as may be required or expressly permitted (but for this Section 6.1) by this Agreement or (iv) as set forth in Section 6.1 of the Company Disclosure Schedule, the business of the Company and its Subsidiaries shall be conducted in all material respects in the ordinary course and, to the extent consistent with the foregoing, the Company and its Subsidiaries shall use their respective commercially reasonable efforts to maintain and preserve the Company’s business organization intact, keep available the services of key employees and maintain its relationships with Government Entities and partners, health systems, health plans, medical groups, payors, customers, suppliers, distributors and licensors having significant business dealings with the Company and its Subsidiaries, and the Company and its Subsidiaries shall not consent to allow any Facility Entity to take any action inconsistent with the foregoing; provided, however, that no action taken by the Company or its Subsidiaries with respect to matters specifically addressed by clauses (i) through (xxii) of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) During the period from the date hereof until the earlier of the First Effective Time and the termination of this Agreement in accordance with its terms, except (1) as may be required by applicable Law, (2) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (3) as may be required or expressly permitted by this Agreement, or (4) as set forth in Section 6.1(b) of the Company Disclosure Schedule, the Company and its Subsidiaries shall not, and shall not consent to allow any Facility Entity, to:

(i) (x) amend or otherwise change the Company Organizational Documents, (y) amend or otherwise change the Organizational Documents of the Company’s Subsidiaries in any material respect or (z) amend or otherwise change the Organizational Documents of any Facility Entity;

(ii) split, combine or reclassify any of its capital stock;

(iii) make, declare or pay any dividend, or make any other distribution on, or redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any direct or indirect wholly owned Subsidiaries of the Company to the Company or to any other wholly owned direct or indirect Subsidiary of the Company, respectively, (B) dividends paid by any Facility Entity in the ordinary course of business in accordance with its respective Organizational Documents, (C) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Options or for withholding Taxes incurred in connection with the exercise of Company Options or the vesting or settlement of Company RSU Awards outstanding as of the date hereof in accordance with past practice and the terms of the Company Stock Plans, (D) in connection with the ESPP in accordance with its terms, or (E) the repurchase of shares of Company Common Stock in connection with a forfeiture of Company Stock Awards or the termination of a Company Stock Award holder’s position with the Company);

(iv) grant any Company Stock Awards or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, in each case, other than as permitted under Section 6.1(b)(xiii);

(v) issue, sell, deliver, pledge, dispose of, encumber, grant or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except (A) pursuant to the exercise of Company Options or the settlement of Company RSU Awards outstanding as of the date hereof in accordance with their terms, (B) in connection with the ESPP in accordance with its terms, or enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interests, (C) by a wholly owned Subsidiary of the Company to or in favor of the Company or another wholly owned Subsidiary of the Company, and (D) except as permitted by Section 6.1(b)(xiii);

(vi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization with respect to the Company, any of its material Subsidiaries or any material Facility Entity;

(vii) incur, assume, acquire, endorse, guarantee or otherwise become liable for any Indebtedness for borrowed money (other than the assumption, endorsement, guarantee of or other Liability for any existing Indebtedness for borrowed money of another Subsidiary of the Company) or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) Indebtedness for borrowed money in an aggregate principal amount not to exceed $10,000,000 outstanding at any time, (B) any Indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company, (C) incurring, assuming, acquiring, endorsing or guaranteeing any existing Indebtedness of any acquisition target in connection with any transaction permitted by Section 6.1(b)(x), or (D) Indebtedness for borrowed money incurred in the ordinary course of business under an existing credit facility (as in effect on the date hereof);

provided that any such Indebtedness with respect to borrowed money incurred, assumed, acquired, endorsed, guaranteed or for which the Company or any of its Subsidiaries otherwise becomes liable under this Section 6.1(b)(vii) (other than clause (C)) shall not be subject to any material prepayment penalty;

(viii) make any loans or advances to any other Person in excess of $1,000,000 in the aggregate, except for (x) loans or advances among the Company and any of its Subsidiaries, in each case, in the ordinary course of business, and (y) advances to directors or employees in the ordinary course of business to cover costs and expenses incurred in their respective capacities as such;

(ix) (A) sell, transfer, lease, rent, license, assign, abandon, mortgage, encumber or otherwise dispose of any of its properties, legal entities or assets to any Person other than sales, transfers, leases, rents, licenses, assignments, abandonments, mortgages, encumbrances or dispositions (x) in the ordinary course of business consistent with past practice, (y) on an intercompany basis among the Company and its Subsidiaries, or (z) mortgages or encumbrances on properties, legal entities or properties that are not material or (B) cancel, release or assign any material Indebtedness of any such Person owed to it, in the case of each of clause (A) and clause (B) other than Permitted Liens;

(x) (A) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other Person for consideration in excess of $5,000,000 in any transaction or series of related transactions or any material assets or properties of any other Person, or (B) make any material investment in any other Person either by purchase of stock or securities, contributions to capital, property transfers or purchase of property or assets of any Person other than (x) a wholly owned Subsidiary of the Company or (y) as required by the terms of any Contract in effect as of the date of this Agreement (other than letters of intent);

(xi) make any capital expenditures in excess of its 2017 capital expenditure budget as disclosed to Parent prior to the date hereof; provided, however, subject to prior consultation with Parent, that the Company and its Subsidiaries shall be permitted to make emergency capital expenditures in any commercially reasonable amount that the Company reasonably determines is necessary to maintain its ability to operate its businesses in the ordinary course of business;

(xii) except in the ordinary course of business, (x) terminate, materially amend, or waive any material right under, any Company Material Contract or (y) enter into any contract that would constitute a Company Material Contract if it were in effect on the date of this Agreement;

(xiii) except as required by applicable Law or the terms of any Company Benefit Plan, or as set forth in Section 6.1(b)(xiii) of the Company Disclosure Schedule, as in effect on the date of this Agreement, and except as required or permitted by this Agreement, (A) establish, adopt, enter into, amend or terminate any Collective Bargaining Agreement or Company Benefit Plan (including, but not limited to, any employment, change-in-control, retention, severance, compensation or similar agreement or arrangement) or any plan that would be a Company Benefit Plan if in effect on the date hereof (including, but not limited to, any employment, change-in-control, retention, severance, compensation or similar agreement or arrangement) except for establishing, adopting, entering into, or amending any Company Benefit Plan as may be required to implement any action otherwise permitted under this Section 6.1(b)(xiii), (B) increase in any manner the compensation (including severance, change-in-control and retention compensation) or benefits of any of the current or former directors, officers, employees, partners, consultants, independent contractors or other service providers of the Company or its Subsidiaries, in each case other than in the ordinary course of business, (C) pay or award, or commit to pay or award, any bonuses or incentive compensation (including equity-based incentive compensation or retention bonuses), (D) accelerate any rights or benefits, other than in the ordinary course of business and consistent with past practice, (E) establish or fund any rabbi trust or other funding arrangement in respect of any Company Benefit Plan, (F) grant or amend any Company Stock Awards or other equity-based awards, or (G) hire, or terminate (other than for cause) the employment or services of, any officer, employee, independent contractor or consultant who has annualized base compensation greater than $300,000; provided, that, the Company may establish terms and conditions for the payment of cash bonuses in respect of 2017 to the extent that the bonus targets, metrics, degree of attainability and reliance on subjective performance criteria are substantially comparable to such awards made in calendar year 2016 (with reasonable adjustments to account for changes in business objectives) and are reflected at 100% of target payout in the Company’s 2017 budget provided to Purchaser in connection with the Transactions;

(xiv) implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by GAAP or applicable Law, each as concurred with by the Company’s independent registered public accountants;

(xv) settle or compromise any Action, except for settlements or compromises that (A) with respect to the payment of monetary damages, involve monetary remedies with a value not in excess of $1,000,000 (net of any amounts covered by insurance or reserved for in the most recent balance sheet included in the Company Financial Statements as of the date hereof), individually or in the aggregate or (B) do not impose any material restriction on the Company’s business or the businesses of its Subsidiaries;

(xvi) except in the ordinary course of business, make, change or revoke any material Tax election, change or adopt any annual Tax accounting period or adopt or change any material method of Tax accounting, file any amended Tax Return, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any analogous or similar provision of state, local or foreign Law), request any Tax ruling from any Taxing Authority, settle or compromise any material Tax Liability or any audit, examination or other proceeding relating to a material amount of Taxes, or surrender any claim for a material refund of Taxes;

(xvii) enter into any new line of business;

(xviii) other than in the ordinary course of business consistent with past practice, reduce the amount of insurance coverage or fail to renew or replace any existing insurance policies;

(xix) amend any material Company Permit in a manner that adversely impacts the ability to conduct its business, or terminate or allow to lapse any material Company Permits in a manner that adversely impacts its ability to conduct its business;

(xx) cancel or allow to lapse or otherwise abandon any material Company Intellectual Property;

(xxi) amend or modify the engagement letter of the Company’s financial advisor in a manner that increases the fee or commission payable by the Company or any of its Subsidiaries; or

(xxii) agree to take or authorize, or make any binding commitment to take, any of the foregoing actions that are prohibited pursuant to this Section  6.1(b).

Section 6.2 Access.

(a) For purposes of furthering the Transactions, the Company shall upon reasonable advance notice, afford Parent and its Representatives (at Parent’s and its Representatives’ sole cost and expense) reasonable access during normal business hours, throughout the period prior to the First Effective Time, in a manner that does not unreasonably interfere with the business of the Company or any of its Subsidiaries or Facility Entities, to its and its Subsidiaries’ and Facility Entities’ personnel, properties, contracts, books and records, Tax Returns, Representatives, accountant work papers, permits, licenses and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Law, and, during such period, the Company shall, and shall cause its Subsidiaries to, and shall use reasonable efforts to cause its Facility Entities to, without limitation to the preceding obligations, make available to Parent subject to the same terms and conditions all other information concerning its business, properties and personnel as Parent may reasonably request. Notwithstanding the foregoing, the Company shall not be required to provide access to or make available to any person any document or information that, in the reasonable judgment of the Company, (i) would violate any of its obligations with respect to any applicable Law or Order, (ii) would violate any of its material obligations with respect to confidentiality or the terms of any Contract (provided that the Company will use reasonable best efforts to provide, or allow such access or disclosure to, any such document or information) or (iii) is subject to any attorney-client or work-product privilege (provided that the Company will use reasonable best efforts to allow such access or disclosure in a manner that does not result in loss or waiver of such privilege, including, but not limited to, entering into appropriate common interest or similar agreements). All requests for access or information made pursuant to this Section 6.2(a) shall be directed to an executive officer or other person designated by the Company.

(b) No investigation by Parent or its Representatives shall affect or be deemed to modify or waive the representations and warranties of the Company set forth in this Agreement. No rights under this Section 6.2 can be exercised by Parent or any of its Representatives to prepare for, or otherwise in connection with, any Action relating to this Agreement or to provide Parent or any of its Representatives access to any of the Facility Entities that is greater than the access the Company has historically had to such Facility Entity.

(c) The Parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the Transactions shall be governed in accordance with the confidentiality agreement, dated December 18, 2016 (the “Confidentiality Agreement”), between the Company and Parent.

Section 6.3 No Solicitation.

(a) The Company shall and shall cause each of its Subsidiaries and its and their respective officers, directors, managers and employees and shall instruct and cause its and its Subsidiaries’ respective agents, financial advisors, investment bankers, attorneys and accountants (such officers, directors, managers, employees, agents, financial advisors, investment bankers, attorneys and accountants in their capacity as such, collectively, “Representatives”): (i) to immediately cease and cause to be terminated any solicitation, discussions or negotiations with any Persons (other than Parent and its Representatives) that are ongoing with respect to a Company Takeover Proposal and (ii) not to, directly or indirectly through intermediaries, (A) solicit, initiate, knowingly encourage (including by way of furnishing non-public information relating to the Company or any of its Subsidiaries) or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (B) conduct, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with, or for the purpose of knowingly encouraging or knowingly facilitating, a Company Takeover Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring Person to this Section 6.3 and to limit its conversation or other communication exclusively to such referral), (C) approve, endorse, recommend or enter into, or propose to approve, endorse, recommend or enter into, any letter of intent, term sheet, acquisition agreement, merger agreement, joint venture agreement or similar document, agreement, commitment or agreement in principle (whether written, oral, binding or non-binding) with respect to a Company Takeover Proposal, (D) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (E) approve any transaction involving the Company or any of its Subsidiaries under or any third party (other than Parent or Purchaser) becoming an “interested stockholder” of the Company or any of its Subsidiaries under, Section 203 of the DGCL or Article XIII of the Company Certificate (except a transaction involving Parent, Purchaser or their Affiliates) or (F) resolve to do any of the foregoing.

(b) The Company shall, and shall cause its Subsidiaries to, promptly request any Person that has executed a confidentiality or non-disclosure agreement in connection with any actual or potential Company Takeover Proposal that remains in effect as of the date of this Agreement to return or destroy all confidential information in the possession of such Person or its Representatives. The Company shall, within twenty-four (24) hours of the date hereof, terminate access by any third party to any data room (virtual or actual) containing any of the Company’s confidential information.

(c) Notwithstanding anything to the contrary contained in this Agreement, if at any time after the date of this Agreement and prior to the Acceptance Time, the Company or any of its Representatives, receives a bona fide written Company Takeover Proposal from any Person that did not result from a breach of this Section 6.3 and if the Company Board of Directors determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes or is reasonably likely to lead to a Company Superior Proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company, its Subsidiaries and their respective Representatives may, (i) furnish information with respect to the Company, its Subsidiaries and the Facility Entities to the Person who has made such Company Takeover Proposal, including non-public information, if the Company receives from such Person an executed confidentiality agreement containing terms that are not materially less restrictive to the other party than those contained in the Confidentiality Agreement (such confidentiality agreement, an “Acceptable Confidentiality Agreement”); provided that the Company shall promptly (but in no event later than twenty-four (24) hours) deliver a copy of any Acceptable Confidentiality Agreement that it enters into to Parent; provided further that the Company shall concurrently with the delivery to such Person make available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such Person or its Representatives unless such non-public information has been previously provided to Parent and (ii) engage in or otherwise participate in discussions or negotiations with the Person making such Company Takeover Proposal and its Representatives regarding such Company Takeover Proposal. The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent and the Merger Subs if the Company commences furnishing non-public information or commences discussions or negotiations as provided in this Section 6.3(c).

(d) The Company shall promptly (and in no event later than twenty-four (24) hours after receipt) notify Parent in writing in the event that the Company or any of its Representatives receives a Company Takeover Proposal or a request for information relating to the Company or its Subsidiaries that contemplates a Company Takeover Proposal, including the identity of the Person making the Company Takeover Proposal and the material terms and conditions thereof (including an unredacted copy of such Company Takeover Proposal or, where such Company Takeover Proposal is not in writing, a description of the terms thereof). The Company shall promptly (and in no event later than twenty-four (24) hours after receipt) provide to Parent copies of any proposals, indications of interest and/or draft agreements relating to such Company Takeover Proposal. The Company shall provide Parent with at least two (2) Business Day’s prior written notice of any meeting of the Company Board of Directors (or such lesser notice as is provided to members of the Company Board of Directors) at which the Company Board of Directors is reasonably expected to consider any Company Takeover Proposal. The Company agrees that it and its Subsidiaries will not enter into any agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 6.3.

(e) The Company Board of Directors shall not (i)(A) unless a Company Adverse Recommendation Change has been made in compliance with this Section 6.3, fail to include the Company Recommendation in the Schedule 14D-9 or the Offer Prospectus when disseminated to the Company’s stockholders, (B) change, qualify, withhold, withdraw or modify (or authorize or publicly propose to change, qualify, withhold, withdraw or modify), in any such case in a manner adverse to Parent, the Company Recommendation, (C) publicly recommend a tender offer or exchange offer (other than the Offer), (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, to stockholders of the Company a Company Takeover Proposal, (E) make any public statement inconsistent with the Company Recommendation, or (F) if a Company Takeover Proposal shall have been publicly announced or disclosed, either fail to recommend against such Company Takeover Proposal or fail to reaffirm the Company Recommendation promptly following a written request by Parent to do so and in any event on or prior to the later of (x) the fifth (5th) Business Day prior to the then-scheduled Expiration Date of the Offer (if the then-scheduled Expiration Date cannot be extended in accordance with Section 1.1(c)(ii)), or (y) the tenth (10th) Business Day after the Company Takeover Proposal shall have been publicly announced or disclosed, but in any event at least one (1) Business Day prior to such scheduled Expiration Date) (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement) or agreement in principle with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement) (a “Company Acquisition Agreement”).

(f) Notwithstanding anything to the contrary contained in this Agreement, prior to the Acceptance Time, but not after, the Company Board of Directors may, in respect of a bona fide, written Company Superior Proposal that did not result from a breach of this Section 6.3, (1) make a Company Adverse Recommendation Change or (2) terminate this Agreement in accordance with Section 8.1(f) in order to enter into a definitive agreement for such Company Superior Proposal, in either case if and only if, prior to taking such action, the Company Board of Directors has determined in good faith, after consultation with its independent financial adviser and outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that, prior to taking either such action, (w) the Company has given Parent at least five (5) Business Days’ prior written notice of its intention to take such action, including the terms and conditions of and the basis for such action, and the identity of the Person making, any such Company Superior Proposal and has contemporaneously provided to Parent a copy of the Company Superior Proposal or any proposed Company Acquisition Agreements and a copy of any related financing commitments in the Company’s possession (or, in each case, if not provided in writing to the Company, a written summary of the terms thereof), (x) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such five (5) Business Day period, to the extent Parent wishes to negotiate, concerning any revisions to the terms of this Agreement proposed by Parent, and (y) following the end of such five (5) Business Days’ notice period, the Company Board of Directors shall have determined, after consultation with its independent financial advisor and outside legal counsel, and giving due consideration to the revisions to the terms of this Agreement to which Parent has committed in writing, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal (assuming the revisions committed to by Parent in writing were to be given effect) and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, and (z) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (w) above of this proviso and a new notice period under clause (w) of this proviso shall commence (except that the five (5) Business Day notice period referred to above shall instead be equal to two (2) Business Days) during which time the Company shall be required to comply with the requirements of this Section 6.3(f) anew with respect to such additional notice, including clauses (w) through (z) above of this proviso. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into any Company Acquisition Agreement unless this Agreement has been terminated in accordance with its terms and the Termination Fee has been paid in the manner provided in Section 8.3.

(g) Notwithstanding anything to the contrary contained in this Agreement, other than in connection with a Company Takeover Proposal, the Company Board of Directors may, at any time prior to, but not after, the Acceptance Time, make a Company Adverse Recommendation Change in response to an Intervening Event if, prior to taking such action, the Company Board of Directors has determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, provided, however, that, prior to taking such action, (i) the Company has given Parent at least five (5) Business Days’ prior written notice of its intention to take such action, and specifying in reasonable detail the Intervening Event and the potential reasons that the Company Board of Directors is proposing to effect a Company Adverse Recommendation Change, (ii) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such five (5) Business Day period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause the Company Board of Directors to not make such Company Adverse Recommendation Change, and (iii) following the end of such five (5) Business Days period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement to which Parent has committed in writing, and shall have determined, after consultation with its independent financial advisor and outside legal counsel (assuming the revisions committed to by Parent in writing were to be given effect), that the failure to make a Company Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable Law.

(h) Nothing contained in this Section 6.3 shall prohibit the Company or the Company Board of Directors from complying with its disclosure obligations under United States federal or state Law with regard to a

Company Takeover Proposal, including (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a)(2)-(3) or Rule 14d-9 promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act if, in either case, the Company Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law or obligations of the Company or the Company Board of Directors under applicable federal securities Law; provided, however, that in any event the Company Board of Directors shall not make or resolve to make a Company Adverse Recommendation Change except in accordance with Section 6.3(e), Section 6.3(f) or Section 6.3(g), as applicable or otherwise take, agree or resolve to take any action prohibited or governed by this Section 6.3 except in accordance with this Section 6.3.

Section 6.4 Employee Matters.

(a) Prior to the First Effective Time, the Company will, and will cause its Subsidiaries to, and from and after the First Effective Time, Parent will, and will cause the First Surviving Corporation or the Surviving Company, as applicable, to honor, in accordance with their terms, including any right to amend or terminate, all existing employment and severance agreements between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries, but excluding any officers, directors or employees that primarily work at a (i) Facility Entity or (ii) a provider of health care services.

(b) Effective as of the First Effective Time and until the one (1) year anniversary of the First Effective Time, Parent shall provide, or shall cause the First Surviving Corporation or the Surviving Company, as applicable, to provide, to each employee of the Company or its Subsidiaries who continues to be employed by Parent or the First Surviving Corporation or the Surviving Company, as applicable, or any of their Subsidiaries following the First Effective Time, but excluding any officers, directors or employees that primarily work at a (i) Facility Entity or (ii) a provider of health care services (the “Continuing Employees”), (i) base salary or base wage, bonus and incentive opportunities (excluding any equity based compensation awards, the ESPP, and any retention bonuses or special one-time payments) no less favorable than those provided to such Continuing Employees immediately prior to the First Effective Time and (ii) employee benefits including retirement and welfare benefits (excluding equity based compensation awards and the ESPP) that are, in the aggregate, no less favorable than those provided to such Continuing Employees immediately prior to the First Effective Time or, in Parent’s discretion, are substantially comparable to those made available similarly situated employees of Parent and its Subsidiaries.

(c) Following the First Effective Time, Parent shall, or shall cause the Surviving Company to, cause any employee benefit plans sponsored or maintained by Parent or the Surviving Company or their Subsidiaries in which the Continuing Employees are eligible to participate following the Closing Date to (1) waive any pre-existing conditions or limitations, actively-at-work requirements and eligibility waiting periods under any welfare plans of Parent or its Subsidiaries (except, that such waiver shall not apply to Parent’s employee supplemental life insurance election options, with or without Accidental Death and Dismemberment, of (i) one times or two times salary for coverage greater than $500,000 or (ii) three times or four times salary, to the extent such evidence of insurability is required under Contract by Parent’s employee supplemental life insurance); and (2) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) prior to the First Effective Time for all purposes including level of benefits (including severance benefits), vesting, benefit accrual, and eligibility to participate under each applicable Parent benefit plan, as if such service had been performed with Parent, except for any employee benefit plans that are frozen or grandfathered as of the First Effective Time, for purposes of qualifying for subsidized early retirement benefits (including retirement treatment under the Parent Stock Plans), or for benefit accrual under defined benefit pension plans, or to the extent it would result in a duplication of benefits.

(d) If requested by Parent in writing delivered to the Company not less than ten (10) Business Days before the anticipated First Effective Time, the Company Board of Directors (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is reasonably necessary to terminate the Company’s 401(k) plans (collectively, the “Company 401(k) Plan”), effective as of the day prior to the First Effective Time. Following the First Effective Time, and as soon as reasonably practicable following Parent’s receipt of a favorable determination letter from the IRS on the termination of the Company 401(k) Plan, which Parent shall request as soon as reasonably practicable following the First Effective Time, the assets thereof shall be distributed to the participants, and Parent shall take any and all actions as may be required, including amendments to the Company 401(k) Plan and/or Parent’s applicable 401(k) plan (the “Parent 401(k) Plan”) to permit the Continuing Employees who are then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash, shares of Parent Common Stock, notes (in the case of loans) or a combination thereof in an amount equal to the full account balance distributed to such Continuing Employee from the Company 401(k) Plan to the Parent 401(k) Plan.

(e) Nothing in this Agreement shall confer upon any Continuing Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Company or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Company or any of their Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause. Without limiting any of the obligations in Section 6.4(a) and Section 6.4(b), in no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Surviving Company, the Company or any of their Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) or Affiliates; or (ii) alter or limit the ability of Parent, the Surviving Company or any of their Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) or Affiliates to amend, modify or terminate any Company Benefit Plan or any other compensation or benefit or employment plan, program, agreement or arrangement after the Closing Date. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.4 shall create any third party beneficiary rights in any Continuing Employee or current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

(f) Prior to making any widely distributed written or orally binding communications to the Continuing Employees pertaining to material compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall use commercially reasonable efforts to provide Parent with a copy of the intended communication and a reasonable period of time to review and comment on the communication, and shall consider any such comments in good faith.

(g) The Company shall provide Parent with an update to Section 4.2(h) of the Company Disclosure Schedule within three (3) Business Days prior to the anticipated Acceptance Time, to reflect any changes occurring between the date of this Agreement and the applicable date of delivery of such updated schedule.

(h) Notwithstanding anything to the contrary in this Agreement or the terms applicable to the Company Stock Awards issued under the 2013 Omnibus Long-Term Incentive Plan providing for accelerated vesting in the event of certain terminations following a Change in Control, as such term is defined in the agreements governing any such awards, the Company and Parent agree, and shall take all necessary actions to amend the terms of such awards, conditioned upon the occurrence of the First Effective Time, to provide that the period following such a Change in Control during which an individual’s award becomes fully vested in the event of certain terminations as provided for therein shall be extended from two (2) years to four (4) years.

Section 6.5 Regulatory Approvals; Efforts.

(a) Prior to the Closing, Parent, the Merger Subs and the Company shall use their respective reasonable best efforts to consummate the Offer and the Mergers and make effective the Mergers as soon as practicable, including (i) the prompt preparation and filing of all forms, registrations, applications and notices required to be filed under applicable Law to consummate the Offer and the Mergers (including the Registration Statement, the Offer Documents, the Schedule 14D-9 and the Offer Prospectus), (ii) the satisfaction of the conditions to consummating the Offer and the Mergers, (iii) taking all actions necessary to as soon as practicable obtain (and cooperating with each other in obtaining (including through the provision of information required for any health regulatory or other permits, licenses, consents and approvals)), any consent, waiver, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing all information and documentary material required under the HSR Act) required to be obtained or made by Parent, the Merger Subs, the Company or any of their respective Subsidiaries in connection with the Offer or the Mergers or the taking of any action contemplated by this Agreement, and (iv) the execution and delivery of any reasonable additional instruments necessary to consummate the Offer and the Mergers and to fully carry out the purposes of this Agreement.

(b) Parent and the Company shall each keep the other reasonably apprised of the status of matters relating to the completion of the Offer and the Mergers and work cooperatively in connection with obtaining all required consents, waivers, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 6.5. In that regard, prior to the Closing, each Party shall promptly consult with the other Parties to this Agreement with respect to and provide any reasonable information and assistance as the other Parties may reasonably request with respect to (and, in the case of correspondence, provide the other Parties (or their counsel) copies of) all notices, submissions, or filings made by such Party with any Governmental Entity or any other information supplied by such Party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Offer and the Mergers. Each Party to this Agreement shall promptly inform the other Parties to this Agreement, and if in writing, furnish the other Parties with copies of (or, in the case of oral communications, advise the other Parties orally of) any communication from or to any Governmental Entity regarding the Offer and the Mergers, and afford the other Parties a reasonable opportunity to review and discuss in advance, and reasonably consider the views of the other Parties in connection with, any proposed communication with any such Governmental Entity. The Parties agree that it is Parent’s sole right to devise the strategy for all filings, notifications, submissions and communications in connection with any filing, notice, petition, statement, registration, submission of information, application or similar filing with a Governmental Entity subject to this Section 6.5, so long as such strategy complies with the terms and conditions of this Agreement. If any Party to this Agreement or any Representative of such Parties receives a request for additional information or documentary material from any Governmental Entity with respect to the Offer or the Mergers, then such Party will use reasonable best efforts to make, or cause to be made, as promptly as reasonably practicable and after reasonable consultation with the other Parties to this Agreement, an appropriate response to such request. To the extent permitted by Law, each Party shall furnish the other Parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the Offer and the Mergers, and furnish the other Parties with such reasonable information and assistance as the other Parties may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity; provided, however, that Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.5 as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. Notwithstanding anything to the contrary contained in this Section 6.5, materials provided pursuant to this Section 6.5 may be redacted (i) to remove references concerning the valuation of the Company and the Offer or the Mergers or other confidential information, and (ii) as necessary to address reasonable privilege concerns.

(c) The Company and Parent will each request early termination of the waiting period with respect to the Offer and the Mergers under the HSR Act. The Company and Parent shall use reasonable best efforts to file, as promptly as practicable, but in any event no later than five (5) Business Days after the date of this Agreement, all notifications required under the HSR Act. In the event that the Parties receive a request for information or documentary material pursuant to the HSR Act (a “Second Request”), the Parties will use their respective reasonable best efforts to respond to such Second Request as promptly as practicable or as otherwise agreed by the Company and Parent, and counsel for both Parties will closely cooperate during the entirety of any such Second Request review process.

Section 6.6 Takeover Statutes. None of Parent, the Company and their respective Subsidiaries shall take any action that would cause the Transactions or the Tender and Support Agreement, to be subject to requirements imposed by any takeover statute. If any “moratorium”, “control share acquisition”, “fair price”, “supermajority”, “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Offer, the Mergers or any other Transactions, or the Tender and Support Agreement, each of the Company and Parent and their respective boards of directors, or in the case of Merger Sub 2, its manager, shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby and by the Tender and Support Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and by the Tender and Support Agreement.

Section 6.7 Public Announcements. Unless a Company Adverse Recommendation Change has occurred, the Parties shall consult with one another prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Transactions and shall not issue any such public announcement or statement prior to such consultation, except as may be required by Law or by the rules and regulations of the New York Stock Exchange or Nasdaq; provided that each of the Company and Parent may make any public statements in response to questions by the press, analysts, investors or analyst or investor calls, so long as such statements are not inconsistent with previous statements made jointly by the Company and Parent (or made by one Party after having consulted with the other Party). In addition, unless a Company Adverse Recommendation Change has occurred, the Company shall, to the extent reasonably practicable, consult with Parent regarding the form and content of any public disclosure of any material developments or matters involving the Company, including earnings releases and regulatory matters, reasonably in advance of publication and release. The Company and Parent agree to issue a joint press release announcing the execution and delivery of this Agreement.

Section 6.8 Indemnification and Insurance.

(a) From and after the First Effective Time, each of the First Surviving Corporation and the Surviving Company shall, and Parent shall cause the First Surviving Corporation and the Surviving Company to, indemnify and hold harmless, to the fullest extent permitted or otherwise contemplated by the Company Organizational Documents (or Organizational Documents of the Company’s Subsidiaries), each present and former director and officer of the Company and any of its Subsidiaries and any other Person entitled to indemnification under the Company Organizational Documents or organizational documents of the Company’s Subsidiaries (in each case, solely when acting in such capacity) (collectively, together with their respective heirs, executors and administrators, the “Company Indemnified Parties”) against any documented costs or expenses (including documented attorneys’ fees), judgments, fines, losses, claims, damages or Liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries and pertaining to matters existing or occurring or actions or omissions taken at or prior to the First Effective Time, including (i) the Transactions, and (ii) actions to enforce this Section 6.8, and each of the First Surviving Corporation and the Surviving Company shall, and Parent shall cause the First Surviving Corporation and the Surviving Company to, also advance expenses to the Company Indemnified Parties as incurred to the fullest extent permitted or otherwise contemplated by the Company Organizational Documents (or Organizational Documents of the Company’s Subsidiaries); provided that the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and nonappealable judicial determination that such Company Indemnified Party is not entitled to indemnification.

(b) All rights to indemnification and exculpation from Liabilities for acts or omissions occurring at or prior to the First Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Company Indemnified Party or as provided in the Company Organizational Documents (or Organizational Documents of the Company’s Subsidiaries) or any indemnification agreements in existence as of the date hereof between such Company Indemnified Party and the Company or any of its Subsidiaries that are set forth on Section 6.8(b) of the Company Disclosure Schedule, shall survive the Transactions and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six (6) years after the First Effective Time in any manner that would adversely affect the rights thereunder of such Company Indemnified Parties, except as required by applicable Law.

(c) Prior to the First Effective Time, the Company shall and, if the Company is unable to, the Surviving Company shall promptly following the First Effective Time, obtain and fully pay the premium for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the First Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance (“D&O Insurance”) with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate to the Company Indemnified Parties than the Company’s existing policies. If neither the Company nor the Surviving Company obtains such a “tail” insurance policy as of the First Effective Time, then, for a period of six (6) years after the First Effective Time, the Surviving Company shall cause to be maintained in effect the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate to the Company Indemnified Parties than those provided in the Company’s existing policies as of the date hereof (provided that the Surviving Company may substitute therefor policies with a substantially comparable insurer of similar national reputation that have at least the same coverage and amounts as the D&O Insurance in place on the date hereof and containing terms, conditions, retentions and limits of liability which are no less favorable in the aggregate to the Company Indemnified Parties than those of the D&O Insurance in place on the date hereof) with respect to claims arising from facts or events, or actions or omissions, which occurred or are alleged to have occurred at or before the First Effective Time; provided, however, that the Surviving Company shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid in 2016 by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Company shall cause to be maintained policies of insurance which, in the Surviving Company’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.

(d) The rights of each Company Indemnified Party pursuant to this Section 6.8 shall be in addition to, and not in limitation of, any other rights such Company Indemnified Party may have under the Company Organizational Documents (or Company Subsidiary Organizational Documents) or under any applicable Contracts or Law.

(e) If Parent or the Surviving Company or any of their respective successors or assigns (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations set forth in this Section 6.8.

(f) The provisions of this Section 6.8 shall survive the First Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. The Company Indemnified Parties are expressly intended as third party beneficiaries of this Section 6.8.

Section 6.9 Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other Party’s operations (or the operations of the other Party’s Subsidiaries) prior to the First Effective Time and (b) prior to the First Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.10 Section 16 Matters. Prior to the First Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of shares of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Transactions by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company (including any director designated by any such Person and including any Person to the extent deemed a director by deputization) or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.11 Transaction Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder Action against the Company or its directors or executive officers relating to the Transactions, including the Offer and the Mergers. The Company agrees that it shall not settle or offer to settle any Action commenced prior to or after the date of this Agreement against the Company or its directors, executive officers or similar persons by any stockholder of the Company relating to this Agreement, the Offer, the Mergers, or the other Transactions without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed to the extent that such settlement only requires (A) the issuance of additional disclosure and/or (B) the payment of money if the amount of money to be paid in connection with such settlement does not materially exceed any insurance proceeds that the Company reasonably expects to receive with respect to such Action and any deductible in respect thereof. Each of Parent and the Company shall notify the other promptly (and in any event within 48 hours) of the commencement of any such stockholder Action of which it has received notice.

Section 6.12 Exchange Matters.

(a) Parent shall file a supplemental listing application (or such other form as may be required) with the New York Stock Exchange with respect to the shares of Parent Common Stock to be issued in connection with the Offer (if the Acceptance Time occurs) and the First Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Offer (if the Acceptance Time occurs) and the First Merger to be approved for listing on the New York Stock Exchange subject to official notice of issuance, prior to the Acceptance Time.

(b) The Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting of the Company Common Stock from Nasdaq and the termination of its registration under the Exchange Act, in each case, as promptly as practicable after the First Effective Time, provided that such delisting and termination shall not be effective until after the First Effective Time.

Section 6.13 Rule 14d-10 Matters. The Parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Company Benefit Plans (collectively, the “Arrangements”) to certain holders of shares of Company Common Stock and holders of Company Stock Awards. The Compensation Committee of the Company Board of Directors (the “Compensation Committee”) (a) at a meeting to be held prior to the Acceptance Time, will duly adopt resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (i) each Arrangement presented to the Compensation Committee on or prior to the date hereof, (ii) the treatment of the Company Stock Awards, as applicable, in accordance with the terms set forth in this Agreement, and (iii) the applicable terms of Section 6.4 and Section 6.8, and (b) will take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements. The Company represents and warrants that each member of the Compensation Committee is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act.

Section 6.14 Certain Tax Matters. Each of the Company and Parent shall use its reasonable best efforts to obtain the opinions of counsel referenced in paragraph (E)(5) and (E)(6) of Annex A, including by executing and delivering customary tax representation letters to each such counsel in form and substance reasonably satisfactory to such counsel. None of the Parties shall (and each Party shall cause its respective Subsidiaries not to) knowingly take any action (or fail to take any reasonable action) which action (or failure to act) would reasonably be expected to prevent or impede the Offer and the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and, provided the above referenced opinions of counsel are received, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the Offer and the Mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 6.15 Additional Agreements. In case at any time after the First Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of any of the Parties to the First Merger or the Second Merger, the officers of the Surviving Company shall be authorized to, in the name and on behalf of the Company, execute and deliver such deeds, bills of sale, assignment or assurances and take all such other action as may be necessary in connection therewith.

Section 6.16 Advice of Changes. The Company and Parent shall each as promptly as practicable advise the other Party of (a) any notice or other written communication received from any counterparty to a material Contract with regard to any action, consent, approval or waiver that is required to be taken or obtained with respect to such Contract in connection with the consummation of the Transactions (and provide a copy thereof), or (b) any notice or other written communication from any other Person alleging that the consent of such Person is or may be required in connection with the Transactions (and provide a copy thereof). The Company shall notify Parent as promptly as practicable of any written notice or other written communication from any party to any Company Material Contract to the effect that such party has terminated or intends to terminate or otherwise materially adversely modify its relationship with the Company or any Subsidiary of the Company as a result of the Transactions.

Section 6.17 Agreements Concerning Parent and the Merger Subs.

(a) Parent shall cause the Merger Subs, the First Surviving Corporation and the Surviving Company to perform their respective obligations under this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement.

(b) Parent hereby guarantees payment, performance and discharge by Purchaser, Merger Sub 2, the First Surviving Corporation and the Surviving Company of, and the compliance by Purchaser, Merger Sub 2, the First Surviving Corporation and the Surviving Company with, all of their respective covenants, agreements, obligations and undertakings under this Agreement in accordance with the terms of this Agreement. Parent shall, immediately following execution of this Agreement, approve this Agreement in its capacity as (i) sole stockholder of Purchaser and (ii) sole member of Merger Sub 2, in each case in accordance with applicable Law and the articles of incorporation and bylaws (or other applicable organizational documents) of such Merger Sub.

(c) During the period from the date of this Agreement through the Second Effective Time, the Merger Subs shall not engage in any activity of any nature except for activities related to or in furtherance of the Offer and the Mergers.

Section 6.18 Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the First Effective Time and effective upon the First Effective Time.

Section 6.19 Debt Matters.

(a) From and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, the Company shall, and shall cause each of its Subsidiaries and each of its and their Representatives to, use its respective commercially reasonable efforts to provide all cooperation as may be reasonably requested by Parent to assist Parent in any repayment of the

Company’s debt obligations at or following the Closing, including in each case taking all customary actions as may be necessary or desirable to effect any such transactions.

(b) In no event shall this Section 6.19 (a) require the Company or any of its Subsidiaries to agree to or to pay any fees, incur or reimburse any costs or expenses, or make any payment, prior to the occurrence of the Closing or otherwise incur any liability or give any indemnities prior to the occurrence of the Closing, (b) require the Company or any of its Subsidiaries to take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the Organizational Documents of the Company or any of its Subsidiaries, any applicable laws or any Contract, (c) require the Company or any of its Subsidiaries to execute or deliver any certificate, document, instrument or Contract that is effective prior to the Closing or agree to any change or modification of any existing certificate, document, instrument or Contract that is effective prior to the Closing (other than customary payoff letters), (d) require the Company or any of its Subsidiaries or their respective Representatives to enter into, execute or deliver any Contract, or agree to any change or modification to any Contract, that is effective prior to the occurrence of the Closing or that would be effective if the Closing does not occur, or (e) require cooperation to the extent it would unreasonably disrupt or interfere with the conduct of the business or operations of the Company or its Subsidiaries.

(c) Parent will indemnify, defend and hold harmless the Company and its Subsidiaries and its and their Representatives from and against any and all liabilities, obligations, losses, damages, claims, costs, expenses, awards, judgments and penalties suffered or incurred by any of them in connection with any actions taken at the request of Parent pursuant to this Section 6.19.

ARTICLE VII CONDITIONS TO THE MERGERS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of each Party to effect the Mergers shall be subject to the fulfillment (or waiver by the Company and Parent, to the extent permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Purchase of Shares of Company Common Stock. Purchaser shall have accepted for payment and paid for all of the shares of Company Common Stock validly tendered and not properly withdrawn in the Offer.

(b) No Legal Prohibition. No injunction, whether temporary, preliminary or permanent, by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect, and no Law shall have been adopted or be effective, in each case that restrains, enjoins, prevents, prohibits or makes illegal the consummation of the Mergers.

ARTICLE VIII TERMINATION

Section 8.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Offers and the Mergers may be abandoned at any time prior to the Acceptance Time, only as follows, and subject to any required authorizations of the Company Board of Directors or the board of directors of Purchaser to the extent required by the DGCL, as applicable:

(a) by the mutual written consent of the Company and Parent;

(b) (i) by either the Company or Parent, if the Offer shall have terminated or expired in accordance with its terms (subject to the rights and obligations of Parent and Purchaser to extend the Offer pursuant to Section 1.1(c)(ii)) without the Minimum Condition having been satisfied and the other Offer Conditions having been satisfied or waived by Parent;

(c) by either the Company or Parent if the Acceptance Time shall not have occurred on or prior to 12:01 a.m., New York City time, on July 7, 2017 (such date, or as it may be extended pursuant to this Section 8.1(c), the “End Date”); provided, however, that if all of the Offer Conditions, other than the condition set forth in paragraph (E)(8) of Annex A, shall have been satisfied or waived (other than the Minimum Condition and those conditions which by their terms cannot be satisfied prior to the Acceptance Time), and the Offer shall not have been terminated theretofore, the End Date may be extended one or more times to 12:01 a.m., New York City time, on the date that is ten (10) Business Days following the then-current End Date at the election of Parent by delivery of written notice to the Company prior to the then-current End Date; provided, further, that Parent may only exercise such an extension up to a maximum of two (2) times;

(d) by either the Company or Parent if an Order by a Governmental Entity of competent jurisdiction shall have been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or either Merger and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to a Party if such Order (or such Order becoming final and nonappealable) was due to the material breach of such Party of any covenant or other agreement of such Party set forth in, this Agreement;

(e) by the Company (provided that the Company is not then in breach of any representation, warranty, covenant or other agreement contained herein such that any Offer Condition set forth in paragraph (E)(2) or (E)(3) of Annex A would not be satisfied) if: (A)(1) Parent or either Merger Sub shall have breached or failed to perform in any material respect any of their covenants or other agreements contained in this Agreement, or (2) any of the representations and warranties of Parent and the Merger Subs contained in Article V shall have become inaccurate, in each case which breach or inaccuracy, individually or when aggregated with other breaches or inaccuracies, would reasonably be expected to have a Parent Material Adverse Effect; and (B) the relevant breaches, failures to perform or inaccuracies referred to in clause (A) of this Section 8.1(e) is or are either not curable or is not cured by the earlier of (x) the End Date and (y) the date that is thirty (30) calendar days following written notice from the Company to Parent describing such breach or failure or inaccuracy in reasonable detail;

(f) by the Company, prior to the Acceptance Time, in accordance with Section 6.3(f) in order to enter into a definitive agreement providing for a Company Superior Proposal either concurrently with or immediately following such termination, provided that (i) the Company has complied with its obligations contained in (A) Section 6.3(f), and (B) the remaining provisions of Section 6.3 with respect to such Company Superior Proposal in all material respects and (ii) immediately prior to or concurrently with (and as a condition to) the termination of this Agreement, the Company pays to Parent the Termination Fee in the manner provided in Section 8.3(a);

(g) by Parent (provided that Parent is not then in breach of any representation, warranty, covenant or other agreement contained herein such that any Offer Condition would not be satisfied), if (A) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform, if it occurred or was continuing to occur at the Acceptance Time, would result in a failure of an Offer Condition set forth in paragraph (E)(2) or (E)(3) of Annex A, and (B) the relevant breaches, failures to perform or inaccuracies referred to in clause (A) of this Section 8.1(g) is or are not curable or is not cured by the earlier of (x) the date that is thirty (30) days following written notice from Parent to the Company describing such breach or failure in reasonable detail and (y) the End Date; and

(h) by Parent if, prior to the Acceptance Time, (i) a Company Adverse Recommendation Change shall have occurred; provided that Parent’s right to terminate this Agreement pursuant to this clause (h)(i) shall expire at 11:59 p.m., New York City time, on the last Business Day of the first extension of the Offer made by Parent in accordance with Section 1.1(c) following the Company Adverse Recommendation Change, or (ii) the Company shall have materially violated or materially breached its obligations under Section 6.3.

Section 8.2 Effect of Termination. In the event of termination of this Agreement pursuant to and in accordance with Section 8.1, this Agreement shall terminate and become void and of no effect (except that the Confidentiality Agreement and the provisions of this Section 8.2, Section 8.3 and Article IX, and the agreements of the Company, Parent and the Merger Subs contained in the last sentence of Section 1.1(c)(iii) shall survive any termination), and there shall be no other Liability on the part of the Company, on the one hand, or Parent or the

Merger Subs, on the other hand, to the other except (i) as provided in Section 8.3 or (ii) Liability arising out of or resulting from fraud, intentional misrepresentation or willful breach of this Agreement occurring prior to termination (in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity).

Section 8.3 Termination Fee.

(a) (i) If this Agreement is terminated by the Company pursuant to and in accordance with Section 8.1(f), the Company shall pay to Parent the Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds immediately prior to or concurrently with such termination.

(ii) If this Agreement is terminated by Parent pursuant to and in accordance with Section 8.1(h), the Company shall pay to Parent the Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds within two (2) Business Days after such termination; provided that if the Company terminates this Agreement pursuant to Section 8.1(b) or Section 8.1(c) at any time at which Parent would have been entitled to terminate this Agreement pursuant to Section 8.1(h)(i), this Agreement shall be deemed terminated pursuant to Section 8.1(h)(i) for purposes of this Section 8.3(a)(ii).

(iii) If (A) a Pre-Termination Takeover Proposal Event shall have occurred at any time following the date of this Agreement and thereafter this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(c) or by Parent pursuant to Section 8.1(g) and (B) at any time on or prior to the twelve (12) month anniversary of such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to any transaction included within the definition of Company Takeover Proposal that is subsequently consummated (whether within such twelve (12) month period or thereafter) or consummates any transaction included within the definition of Company Takeover Proposal (a “Company Takeover Transaction”) (whether or not involving the same Company Takeover Proposal as that which was the subject of the Pre-Termination Takeover Proposal Event), then the Company shall pay Parent the Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds upon the consummation of such Company Takeover Transaction; provided, that in the event that the Termination Fee is payable pursuant to this Section 8.3(a)(iii) as a result of a termination of this Agreement by Parent pursuant to Section 8.1(g), then the Termination Fee payable hereunder shall be offset by the amount of any damages recovered by Parent as a result of the relevant breaches, failures to perform or inaccuracies; provided that for the purposes of this Section 8.3(a)(iii), all references in the definition of Company Takeover Proposal to “fifteen percent (15%)” shall instead be references to “fifty percent (50%)”.

(b) For purposes of this Section 8.3, a “Pre-Termination Takeover Proposal Event” shall be deemed to occur if (i) a Company Takeover Proposal shall have been made directly to the Company’s stockholders or otherwise publicly announced or publicly disclosed, or (ii) a bona fide third party or group shall have made, or disclosed its or their intention to make, a Company Takeover Proposal, directly or through an intermediary, to any member of the Company Board of Directors, and in each case of clauses (i) and (ii), such Company Takeover Proposal shall not have been withdrawn in good faith at least five (5) Business Days prior to such termination; provided that for purposes of this Section 8.3(b), all references in the definition of Company Takeover Proposal to “fifteen percent (15%)” shall instead be references to “fifty percent (50%)”.

(c) “Termination Fee” shall mean a cash amount equal to $90,000,000.

(d) The parties agree that if this Agreement is terminated in accordance with any provision under which payment of the Termination Fee is required hereunder, then, except in the case of fraud, intentional misrepresentation or other willful breach occurring prior to such termination, upon receipt of such payment by Parent, (i) the payment of such Termination Fee in accordance with this Section 8.3, shall be the sole and exclusive remedy of Parent and the Merger Subs for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Transactions to be consummated, and (ii) none of the Company, its Subsidiaries or any of their respective former, current or future stockholders, directors, officers, Affiliates, agents or other Representatives shall have any further Liability of any kind for any reason arising out of or in connection with the Transactions.

(e) Each of the Parties hereto acknowledges that the Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such Termination Fee is due and payable and which do not involve fraud, intentional misrepresentation or other willful breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. In no event shall Parent be entitled to more than one payment of the full Termination Fee in connection with a termination of this Agreement pursuant to which such Termination Fee is payable.

(f) Each of the Company, Parent, Purchaser and Merger Sub 2 acknowledges that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the Company, Parent, Purchaser and Merger Sub 2 would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to Section 8.3(a), and, in order to obtain such payment, Parent or either Merger Sub commences a suit that results in a judgment against the Company for the amounts set forth in this Section 8.3 or any portion thereof, then (i) the Company shall reimburse Parent for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in in connection with the collection under and enforcement of this Section 8.3 and (ii) the Company shall pay to Parent interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus two percent (2%).

ARTICLE IX MISCELLANEOUS

Section 9.1 No Survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the First Merger; provided, that this Section 9.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance or compliance in whole or in part after the First Effective Time or otherwise expressly by its terms survives the First Effective Time.

Section 9.2 Expenses. Except as set forth in Section 8.3, whether or not the Offer and the Mergers are consummated, all costs and expenses incurred in connection with the Offer, the Mergers, this Agreement and the other Transactions shall be paid by the Party incurring or required to incur such expenses; provided, however, that Parent, on the one hand, and the Company, on the other hand, shall be responsible for the payment of fifty percent (50%) of any filings fees under the HSR Act.

Section 9.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.4 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.5 Jurisdiction; Specific Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the obligation of the Parties to consummate the transactions contemplated by this Agreement and the obligation of Parent and the Merger Subs to pay, and the Company’s stockholders’ right to receive, the aggregate consideration payable to them pursuant to the transactions contemplated by this Agreement, in each case in accordance with the terms and subject to the conditions of this Agreement) exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). In the event that any action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The Parties further agree that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.5 and each Party irrevocably waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the Parties hereto irrevocably agrees that any legal suit, action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such suit, action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or the Transactions in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any suit, action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the Parties hereto hereby consents to the service of process in accordance with Section 9.7; provided, however, that nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law.

Section 9.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.6.

Section 9.7 Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given (a) upon actual delivery if personally delivered to the Party to be notified; (b) when sent, when sent by email or facsimile by the Party to be notified; provided, however, that notice given by email or facsimile shall not be effective unless (i) such notice specifically states that it is being delivered pursuant to this Section 9.7 and either (ii)(A) a duplicate copy of such email or facsimile notice is promptly given by one of the other methods described in this Section 9.7 or (B) the receiving Party delivers a written confirmation of receipt for such notice either by email (excluding “out of office” replies) or facsimile or any other method described in this Section 9.7, or (c) when delivered if sent by a courier (with confirmation of delivery); in each case to the Party to be notified at the following address:

To Parent or the Merger Subs:

c/o UnitedHealth Group Incorporated

9900 Bren Road East

Minnetonka, MN 55343

Attention: Chief Legal Officer

Fax: (952) 936-3007

Email: richard.mattera@uhg.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

1601 Wewatta Street, Suite 900

Denver, CO 80202

Attn:          Timothy R. Aragon, Esq.

Facsimile: (303) 899-7333

Email:       timothy.aragon@hoganlovells.com

To the Company:

Surgical Care Affiliates, Inc.

569 Brookwood Village, Suite 901,

Birmingham, AL 35209

Attn:          General Counsel

Facsimile: (205) 439-4929

Email:       rsharff@scasurgery.com

with a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attn:           Paul J. Shim, Esq.

                   James E. Langston, Esq.

Facsimile: (212) 225 3999

Email:       pshim@cgsh.com

                  jlangston@cgsh.com

or to such other address as any Party shall specify by written notice so given. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties; provided, however, that, prior to the commencement (as such term is defined for purposes of Rule 14d-2 promulgated under the Exchange Act) of the Offer, Parent may designate, by written notice to the Company, another wholly-owned Subsidiary to be a Merger Sub in lieu of either entity that is a Merger Sub as of the date hereof, in which event all references herein to such Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to such Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided, further, that any such assignment or designation shall not, and would not reasonably be expected to, impede or delay the consummation of any Transaction, prevent or impede the Offer and the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.8 shall be null and void.

Section 9.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction (a) shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement and (b) shall not, solely by virtue thereof, be invalid or unenforceable in any other jurisdiction. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, the Parties shall negotiate in good faith to determine a suitable and equitable provision to be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

Section 9.10 Entire Agreement. This Agreement together with the exhibits hereto, schedules and annexes hereto (including the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof, and except as provided by Section 9.13, this Agreement is not intended to grant standing to any Person other than the Parties hereto.

Section 9.11 Amendments; Waivers. At any time prior to the Acceptance Time, any provision of this Agreement may be amended or waived, but only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent, Purchaser and Merger Sub 2 or, in the case of a waiver, by the Party waiving such provision. At any time and from time to time prior to the Acceptance Time, either the Company, on the one hand, or Parent and Merger Subs, on the other hand, may, to the extent permissible by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Subs, in the case of an extension by the Company, or of the Company, in the case of an extension by Parent and Merger Subs, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of any such Party contained herein. Notwithstanding the foregoing, no failure or delay by any Party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.13 No Third-Party Beneficiaries. Except (a) as provided in Section 6.8, or (b) for the right of holders of shares of Company Common Stock, after the First Effective Time, to receive the aggregate consideration payable pursuant to Article III of this Agreement, which rights set forth in clauses (a) and (b) of this Section 9.13 are hereby expressly acknowledged and agreed by Parent and the Merger Subs, each of Parent, Purchaser, Merger Sub 2 and the Company agrees that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties hereto and their respective successors and permitted assigns any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The Parties further agree that the rights of third party beneficiaries under Section 6.8 and clause (b) of the first sentence of this Section 9.13 shall not arise unless and until the First Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties.

Section 9.14 Interpretation. When a reference is made in this Agreement to an Article, Section or Annex, such reference shall be to an Article, Section or Annex of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “since” when used in this Agreement in reference to a date shall be deemed to be inclusive of such date. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. Any agreement or instrument referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and references to all attachments thereto and instruments incorporated therein. References to “dollars” or “$” shall mean United States dollars. Any reference to days means calendar days unless Business Days are expressly specified. References to “written” or “in writing” include in electronic form. When used in Article IV or Section 6.1 in relation to the Company or its Subsidiaries, the word “material” shall be deemed to mean “material to the Company and its Subsidiaries taken as a whole” and when used in Article V in relation to Parent or its Subsidiaries, shall be deemed to mean “material to Parent and its Subsidiaries taken as a whole”.

Section 9.15 Definitions.

(a) Certain Specified Definitions. As used in this Agreement:

(i) “Action” means any legal or administrative proceeding, claim, suit, arbitration, mediation, charge, complaint, litigation or similar action.

(ii) “Affiliate” means as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. For the avoidance of doubt, in no event shall TPG Partners V, L.P., TPG FOF V-A, L.P., TPG FOF V-B, L.P. or any of their respective investment vehicles or portfolio companies or any of their respective affiliated investment fund or any portfolio company of such affiliated investment funds, be considered an Affiliate of the Company or any of its Subsidiaries.

(iii) “Business Day” means any day other than a Saturday, Sunday or any other day on which the SEC or commercial banks in New York, New York are authorized or required by Law to close.

(iv) “Company Benefit Plan” means each employee benefit plan, program, policy, agreement or arrangement, including pension, retirement, supplemental retirement, profit-sharing, deferred compensation, stock option, change in control, retention, employment, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other compensatory or employee benefit plan or fringe benefit plan, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, whether or not subject to ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by the Company, any Subsidiary or, to the knowledge of the Company, any of the Facility Entities, or to which the Company, any Subsidiary or, to the knowledge of the Company, any of the Facility Entities contributes or is obligated to contribute or might otherwise have or reasonably be expected to have any Liability, including, for the avoidance of doubt, for the benefit of, or in respect of, employees outside of the United States.

(v) “Company Intellectual Property” means any and all Intellectual Property that is owned by (or purported to be owned by) the Company, any Subsidiary of the Company or, to the knowledge of the Company, any of the Facility Entities.

(vi) “Company Material Adverse Effect” means any condition, fact, change, circumstance, event, occurrence, development or effect (each, an “Effect”) that individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effect arising from or relating to any of the following shall be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect:

(A) political or economic conditions, or securities, credit, financial or other capital markets conditions;

(B) any condition or changes generally affecting the Company’s industry or industries;

(C) any decline in the market price or trading volume of the shares of Company Common Stock on Nasdaq or a change in the credit rating of the Company or any of its Subsidiaries (provided that the exception in this clause (C) shall not prevent or otherwise affect a determination that any change, effect or development underlying such decline or change has resulted in a Company Material Adverse Effect);

(D) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided that the exception in this clause (D) shall not prevent or otherwise affect a determination that any change, effect or development underlying such failure has resulted in or contributed to a Company Material Adverse Effect);

(E) the execution and delivery of this Agreement, the performance by any Party of its obligations hereunder and consummation of the Transactions or the public announcement or pendency of the Offer or the Mergers or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company or any Subsidiary of the Company with customers, suppliers, distributors, employees or any other third party (provided that this clause (E) shall not apply to any representation or warranty to the extent such representation or warranty addresses the consequences resulting from the execution and delivery of this Agreement, the performance of a Party’s obligations hereunder or the consummation of the transactions contemplated hereby);

(F) changes or proposed changes in GAAP or in applicable Laws or the enforcement or interpretation thereof;

(G) the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway as of the date of this Agreement;

(H) any action taken at the request of Parent, Purchaser or Merger Sub 2 in accordance with this Agreement;

(I) the identity of, or any facts or circumstances relating to, Parent, either Merger Sub or any of their respective Affiliates; or

(J) any matter set forth specifically in Section 9.15(a)(vi)(J) of the Company Disclosure Schedule;

(vii) except, in the case of any of clauses (A), (B), (F) or (G) to the extent that any Effect has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect that it has on other participants in the Company’s industry or industries.

(viii) “Company Registered Intellectual Property” means any and all Intellectual Property that is the subject of an application or registration with any Governmental Entity at any time that is owned by the Company, any Subsidiary of the Company or, to the knowledge of the Company, any Facility Entity.

(ix) “Company Regulatory Agency” means any Governmental Entity that regulates the business of the Company or its facilities, including, without limitation, the Centers for Medicare and Medicaid Services.

(x) “Company Stock Plans” means the 2016 Omnibus Long-Term Incentive Plan, 2013 Omnibus Long-Term Incentive Plan, Management Equity Incentive Plan and Directors and Consultants Equity Incentive Plan and any applicable award agreements granted under any of the foregoing, collectively.

(xi) “Company Superior Proposal” means a written Company Takeover Proposal (but substituting “50%” for all references to “15%” in the definition of such term) that the Company Board of Directors determines in good faith, after consultation with its outside financial advisor and outside legal counsel, taking into account the timing, likelihood of consummation, legal, financial, regulatory and other aspects of such Company Takeover Proposal, including the identity of the third party making such Company Takeover Proposal and financing terms thereof, and such other factors as the Company Board of Directors considers to be appropriate, and taking into account any revisions to the terms of this Agreement to which Parent has committed in writing in response to such Company Takeover Proposal in accordance with Section 6.3(f) of this Agreement, is more favorable to the stockholders of the Company from a financial point of view than the Transactions.

(xii) “Company Takeover Proposal” means any unsolicited bona fide inquiry, proposal, indication of interest or offer from any Person (other than Parent, Purchaser or any of their Affiliates) to the Company or any of its Representatives relating to (A) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries that would result in such other Person acquiring (x) beneficial ownership of fifteen percent (15%) of more of the outstanding Company Common Stock or securities of the Company representing more than fifteen percent (15%) of the voting power of the Company or (y) fifteen percent (15%) or more of the consolidated assets, net revenues or net income of the Company and its Subsidiaries, (B) any acquisition, in one transaction or a series of related transactions, of the beneficial ownership of or the right to acquire beneficial ownership, directly or indirectly, of fifteen percent (15%) or more of the outstanding Company Common Stock or securities of the Company representing more than fifteen percent (15%) of the voting power of the Company, (C) any acquisition (including the acquisition of stock in any Subsidiary of the Company), in one transaction or a series of related transactions, of assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing fifteen percent (15%) or more of the consolidated assets, net revenues or net income of the Company and its Subsidiaries or (D) any tender offer or exchange offer or any other similar transaction or series of transactions that if consummated would result in any Person directly or indirectly acquiring beneficial ownership or the right to acquire beneficial ownership of fifteen percent (15%) or more of the outstanding Company Common Stock or securities of the Company representing more than fifteen percent (15%) of the voting power of the Company.

(xiii) “Contract” means any contract, note, bond, mortgage, indenture, loan or credit agreement, debenture, deed of trust, license agreement, lease, agreement, arrangement, commitment or other instrument or obligation that is legally binding, whether written or oral.

(xiv) “Environmental Law” means any applicable Law relating to the protection, regulation, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or Release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any Hazardous Materials.

(xv) “ERISA” means, the Employee Retirement Income Security Act of 1974.

(xvi) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(xvii) “Facility Entity” means any partnership, corporation, association, trust or other form of legal entity which operates a provider of health care services, (a) the equity or other ownership interests of which are directly or indirectly held by (I) the Company or any of its Subsidiaries and (II) any other Person, and (b) whose results were not presented on a consolidated basis with the Company, but rather as a noncontrolling interest, on its financial statements for the quarter ended September 30, 2016 as included in the Company SEC Documents and will not be presented on a consolidated basis with the Company, but rather as a noncontrolling interest, on its financial statements for the year ended December 31, 2016.

(xviii) “Governmental Entity” means any federal, state or local, domestic, foreign, multinational or transnational government, court, agency, commission, authority, bureau, board, official, political subdivision, tribunal or other governmental instrumentality.

(xix) “Governmental Programs” means, collectively, the Medicare and Medicaid programs set forth in Titles XVIII and XIX of the Social Security Act, and “federal health care programs” as defined in 42 U.S.C. §1320a-7b(f).

(xx) “Hazardous Materials” means any wastes, substances, radiation, or materials (whether solids, liquids or gases): (A) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; (B) which are or become defined as “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “hazardous substances,” “chemical substances,” “radioactive materials,” “solid wastes,” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (C) which contain without limitation polychlorinated biphenyls (PCBs), toxic mold, methyl-tertiary butyl ether (MTBE), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof); or (D) which pose a hazard to human health, safety, natural resources, employees, or the environment.

(xxi) “HIPAA” means collectively the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, as amended and supplemented by the Health Information Technology for Clinical Health Act of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations, when each is effective and as each is amended from time to time.

(xxii) “Indebtedness” means, as of any time with respect to any Person, any obligations (including, without limitation, principal, premium, accrued interest, reimbursement or indemnity obligations, bonds, financing arrangements, prepayment and other penalties, breakage fees, sale or liquidity participation amounts, commitment and other fees and related expenses) (A) with respect to indebtedness of such Person, in respect of borrowed money, issued in substitution for or exchange of borrowed money, or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), including factoring arrangements or asset securitizations; (B) representing foreign exchange contracts, interest rate and currency swap arrangements or any other arrangements designed to provide protection against fluctuations in interest or currency rates; (C) representing obligations to pay the deferred purchase price of goods and services (including any potential future earnout, indemnification, purchase price adjustment, release of “holdback” or similar payment, but excluding trade payables incurred in the ordinary course of business); (D) representing obligations under leases required in accordance with GAAP to be recorded as capital leases; and (E) any guarantee of any such obligations described in clauses (A) through (D) of this definition by such person.

(xxiii) “Information Privacy and Security Laws” means all Laws concerning the privacy or security of Personal Information, including in each case to the extent relating to the privacy or security of Personal Information, HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, Section 5 of the Federal Trade Commission Act as it applies to the receipt, access, use, disclosure, and security of Personal Information, the CAN-SPAM Act, Children’s Online Privacy Protection Act, state data breach notification laws, state data security laws, state social security number protection laws, any healthcare Laws pertaining to privacy or data security and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, or Laws concerning any outbound communications (including e-mail marketing, telemarketing and text messaging) and data tracking.

(xxiv) “Intellectual Property” means all intellectual property rights in all jurisdictions worldwide, whether registered or unregistered, including all rights in, to and under: (A) all patents and applications therefor, and utility models, and all reissues, divisionals, renewals, extensions, provisionals, reexaminations, continuations and continuations-in-part of any of the foregoing and all rights in any of the foregoing provided by international treaties and conventions; (B) all inventions (whether patentable or not and whether or not reduced to practice), invention disclosures, confidential proprietary information, know-how, trade secrets; (C) all works of authorship, copyrights (registered or unregistered), copyrightable works, mask works, databases and data collections, copyright registrations and registrations, renewals and applications of any of the foregoing; (D) all industrial designs and any registrations, renewals and applications therefor or thereof throughout the world; (E) all Software; and (F) all domain names, trade names, trademarks, service marks and names, brand names, logos, trade dress, common law trademarks and service marks, including all goodwill of the business symbolized thereby or associated therewith, and registrations and renewals for or of any of the foregoing.

(xxv) “Intervening Event” means a material event, development or change in circumstances with respect to the Company and its Subsidiaries, taken as a whole, that occurred or arose after the date of this Agreement, which (a) was unknown to and was not reasonably foreseeable by, the Company Board of Directors as of or prior to the date of this Agreement and (b) becomes known to or by the Company Board of Directors prior to the Acceptance Time; provided, however that none of the following will constitute, or be considered in determining whether there has been, an Intervening Event: (i) the receipt, existence of or terms of a Company Takeover Proposal or any inquiry, request, proposal or discussion that could reasonably be expected to lead to a Company Takeover Proposal or any matter relating thereto or consequence thereof, (ii) changes in the market price or trading volume of the shares of Company Common Stock on Nasdaq; (iii) the fact that the Company or its Subsidiaries have exceeded or met in and of itself (or the failure of Parent to meet in and of itself) any internal or published projections, forecasts or predictions in respect of revenues, earnings or other financial or operating performance for any period ending on or after the date hereof and (iv) changes in the market price or trading volume of the shares of Parent Common Stock on the New York Stock Exchange (provided, however, that the underlying causes of such change or fact shall not be excluded by clauses (ii), (iii) or (iv)).

(xxvi) “knowledge” means with respect to the Company, its Subsidiaries, and the Facility Entities, the knowledge, after reasonable due inquiry (which the Parties agree does not require specific inquiry of the Facility Entities), of the individuals listed in Section 9.15(a)(xxvi) of the Company Disclosure Schedule.

(xxvii) “Liability” means any and all fines, penalties, awards, costs and expenses (including attorneys and other professional’s fees), debts, liabilities, commitments, duties, obligations and responsibilities of any kind and description, whether known or unknown, unliquidated or fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, monetary or non-monetary, direct or indirect or otherwise, whether due or to become due, and regardless of when asserted or whether it is accrued or required to be accrued or disclosed pursuant to GAAP.

(xxviii) “Order” means any formal charge, order, writ, permit, license, injunction, judgment, decree, ruling, determination, directive, award or settlement of any Governmental Entity or any arbitrator, whether civil, criminal or administrative.

(xxix) “Parent Material Adverse Effect” means any Effect that individually or in the aggregate has had or would reasonably be expected to (A) prevent or materially impede, materially interfere with or materially delay the consummation by Parent or the Merger Subs of the Transactions or (B) have a material adverse effect on the financial condition, business or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that no Effect arising from or relating to any of the following shall be taken into account in determining whether there has been or would reasonably be expected to be a Parent Material Adverse Effect:

(A) political or economic conditions, or securities, credit, financial or other capital markets conditions;

(B) any condition or changes generally affecting Parent’s industry or industries;

(C) any decline in the market price or trading volume of the shares of Parent Common Stock on the New York Stock Exchange or a change in the credit rating of Parent or any of its Subsidiaries (provided that the exception in this clause (C) shall not prevent or otherwise affect a determination that any change, effect or development underlying such decline or change has resulted in a Parent Material Adverse Effect);

(D) any failure, in and of itself, by Parent or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided that the exception in this clause (D) shall not prevent or otherwise affect a determination that any change, effect or development underlying such failure has resulted in or contributed to a Parent Material Adverse Effect);

(E) the execution and delivery of this Agreement, the performance by any Party of its obligations hereunder and consummation of the Transactions or the public announcement or pendency of the Offer or the Mergers or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of Parent or any Subsidiary of Parent with customers, suppliers, distributors, employees or any other third party (provided that this clause (E) shall not apply to any representation or warranty to the extent such representation or warranty addresses the consequences resulting from the execution and delivery of this Agreement, the performance of a Party’s obligations hereunder or the consummation of the transactions contemplated hereby);

(F) changes or proposed changes in GAAP or in applicable Law or the enforcement or interpretation thereof;

(G) the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway as of the date of this Agreement;

(H) any action taken at the request of the Company or any of its Subsidiaries in accordance with this Agreement; or

(I) the identity of, or any facts or circumstances relating to, the Company, its Subsidiaries or any of their respective Affiliates;

except, in the case of any of clauses (A), (B), (F) or (G) to the extent that any Effect has a disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect that it has on other participants in Parent’s industry or industries.

(i) “Parent Stock Plans” means the UnitedHealth Group Incorporated 2011 Stock Incentive Plan (as amended and restated in 2015), the Catamaran Corporation Third Amended and Restated Long-Term Incentive Plan, as amended, the Catalyst Health Solutions, Inc. 2006 Stock Incentive Plan, as amended, the Amended and Restated UnitedHealth Group Incorporated Executive Incentive Plan (2009 Statement), effective as of December 31, 2008, as amended, the Amended and Restated UnitedHealth Group Incorporated 2008 Executive Incentive Plan, effective as of December 31, 2008, as amended and any applicable award agreements granted under any of the foregoing, collectively.

(ii) “Parent Trading Price” means the volume weighted average of the closing sale prices per share of Parent Common Stock on the New York Stock Exchange, as reported in the New York City edition of The Wall Street Journal (or, if not reported thereby, as reported in another authoritative source) on each of the five (5) full consecutive trading days ending on and including the third (3rd) business day prior to the Expiration Date.

(iii) “PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

(iv) “Permitted Lien” means (A) any Lien for Taxes not yet due or delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (B) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary and usual course of business and consistent with past practice or with respect to Liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, (D) applicable zoning, building or similar Laws, codes, ordinances and state and federal regulations which are not violated by the current use or occupancy of the applicable real property or the operation of the Company’s, its Subsidiaries’ or a Facility Entity’s business thereon, (E) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (F) defects, irregularities or imperfections of title which do not materially interfere with, or materially impair the use of, the property or assets subject thereto or (G) Liens that constitute non-exclusive licenses to Intellectual Property granted in the ordinary course of business.

(v) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, joint venture, other entity or group (as defined in the Exchange Act), including a Governmental Entity.

(vi) “Personal Information” means any information that (A) identifies or relates to an individual person including information that alone or in combination with other information held by Company or any of its Subsidiaries can be used to identify, contact, or precisely locate an individual person or can be linked to an individual person, including, without limitation, name, address, telephone number, health information (including protected health information (as defined in 45 C.F.R. § 160.103)), social security number, drivers’ license number, government issued identification number, any financial account numbers or log-in information, Internet Protocol addresses or other persistent device identifiers, or any other data that can be used to identify, contact, or precisely locate an individual; or (B) any information that is governed, regulated or protected by any of the Information Privacy and Security Laws that are expressly listed in the definition of Information Privacy and Security Laws set forth in Section 9.15(a)(xxiii); or (C) any information that is covered by the PCI DSS.

(vii) “Prohibited Person” means (A) an entity that has been determined by a competent authority to be the subject of a prohibition on such conduct of any Law, regulation, rule or executive order administered by OFAC; (B) the government, including any political subdivision, agency or instrumentality thereof, of any country against which the United States maintains comprehensive economic sanctions or embargoes; (C) any individual or entity that acts on behalf of or is owned or controlled by a government of a country against which the United States maintains comprehensive economic sanctions or embargoes; (D) any individual or entity that has been identified on the OFAC Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V), as amended from time to time, or fifty percent (50%) or more of which is owned, directly or indirectly, by an such individual or entity; or (E) any individual or entity that has been designated on any similar list or order published by a Governmental Entity in the United States.

(viii) “Release” means any release, spill, emission, discharge, seepage, escaping, leaking, pumping, pouring, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into or upon the indoor or outdoor environment including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

(ix) “Software” means any and all software and computer programs in both machine-readable form and human-readable form, including all data files, application programming, user interfaces, source code, object code and operating systems, and related documentation.

(x) “Subsidiaries” means, with respect to the Company and any of its Subsidiaries, except as set forth on Section 9.15(a)(xxxix) of the Company Disclosure Schedule: any corporation, partnership, association, trust or other form of legal entity (A) whose results were presented on a consolidated basis with the Company on its financial statements for the quarter ended September 30, 2016 as included in the Company SEC Documents or will be presented on a consolidated basis with the Company on its financial statements for the year ended December 31, 2016 (B) which more than fifty percent (50%) of the voting power of the outstanding voting securities are directly or indirectly owned by such Person or (C) such Person or any Subsidiary of such Person is a general partner; and with respect to any other Person, any corporation, partnership, association, trust or other form of legal entity of which (i) more than fifty percent (50%) of the voting power of the outstanding voting securities are directly or indirectly owned by such Person or (ii) such Person or any Subsidiary of such Person is a general partner.

(xi) “Tax” or “Taxes” means any and all federal, state, local or foreign taxes, imposts, levies, duties, fees or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, and other taxes of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto.

(xii) “Tax Return” means any return, report, information return, claim for refund, election, estimated tax filing or declaration or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any amendments thereof.

(xiii) “Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection, assessment or administration of such Tax.

Section 9.16 Scheduled Matters. Notwithstanding anything in this Agreement to the contrary, in no event shall the exercise by the applicable counterparty of any right arising under any of the Contracts set forth on Section 9.15(a)(vi)(J) of the Company Disclosure Schedule in connection with the transactions contemplated by this Agreement or the failure to obtain the consent of any such counterparty required to be obtained under any such Contract constitute a breach by the Company or any of its Subsidiaries of any representation, warranty covenant or other agreement contained in this Agreement, result in the failure of any Offer Condition or condition set forth in Article VII or give rise to any right of termination under Article VIII.

Index of Defined Terms

Term	Section
Acceptable Confidentiality Agreement	Section 6.3(c)
Acceptance Time	Section 1.1(d)
Agreement	Preamble
Alternative Cash Consideration	Section 1.1(a)
Alternative Stock Consideration	Section 1.1(a)
Appraisal Provisions	Section 3.1(c)
Arrangements	Section 6.13
associates	Section 4.20(a)(ii)
Book-Entry Shares	Section 3.1(a)
Business Associate Contracts	Section 4.21(b)
Cancelled Shares	Section 3.1(a)(ii)
Cash Consideration	Section 1.1(a)
Certificate	Section 3.1(a)
Certificates of Merger	Section 2.3
Closing	Section 2.2
Closing Date	Section 2.2
Code	Recitals
Collective Bargaining Agreement	Section 4.15(a)
Company	Preamble
Company 401(k) Plan	Section 6.4(d)
Company Acquisition Agreement	Section 6.3(e)
Company Adverse Recommendation Change	Section 6.3(e)
Company Approvals	Section 4.3(d)
Company Board of Directors	Recitals
Company Bylaws	Section 4.1(b)
Company Certificate	Section 4.1(b)
Company Common Stock	Recitals
Company Disclosure Schedule	Article IV
Company Financial Statements	Section 4.4(b)
Company Indemnified Parties	Section 6.8(a)
Company Material Contracts	Section 4.20(a)
Company Option	Section 3.3(a)
Company Performance Share Award	Section 3.3(c)
Company Permits	Section 4.7(b)
Company Preferred Stock	Section 4.2(a)
Company Recommendation	Recitals
Company RSU Award	Section 3.3(b)(i)
Company SEC Documents	Section 4.4(a)
Company Stock Awards	Section 3.3(d)
Company Takeover Transaction	Section 8.3(a)(iii)
Compensation Committee	Section 6.13
Confidentiality Agreement	Section 6.2(c)
Continuing Employees	Section 6.4(b)
D&O Insurance	Section 6.8(c)
Delaware Secretary	Section 2.3
DGCL	Recitals
Dissenting Shares	Section 3.1(c)
Dissenting Stockholder	Section 3.1(c)

DLLCA	Recitals
Effect	Section 9.15(a)(vii)
End Date	Section 8.1(c)
Enforceability Exceptions	Section 4.3(c)
Equity Award Conversion Ratio	Section 3.3(a)
ESPP	Section 3.3(e)
Exchange Act	Section 1.1(a)
Exchange Agent	Section 3.2(a)
Exchange Fund	Section 3.2(b)
Exchanged Amounts	Section 3.2(c)
Expiration Date	Section 1.1(c)(i)
Final Offering	Section 3.3(e)
First Certificate of Merger	Section 2.3
First Effective Time	Section 2.3
First Merger	Recitals
First Surviving Corporation	Section 2.1
Fractional Share Cash Amount	Section 1.1(e)
GAAP	Section 4.4(b)
Health Care Laws	Section 4.8(a)
HIPAA Notice of Privacy Policies	Section 4.21(a)
HSR Act	Section 4.3(d)
immediate family	Section 4.20(a)(ii)
IRS	Section 4.10(a)
IT Assets	Section 4.16(h)
Law	Section 4.7(a)
Laws	Section 4.7(a)
Leased Real Property	Section 4.17(b)
Letter of Transmittal	Section 3.2(c)
Lien	Section 4.3(e)
material contract	Section 4.20(a)(i)
Maximum Stock Consideration	Section 1.1(a)
Merger Sub 2	Preamble
Merger Subs	Preamble
Mergers	Recitals
Minimum Cash Consideration	Section 1.1(a)
Nasdaq	Section 1.1(c)(ii)
Offer	Recitals
Offer Conditions	Section 1.1(a)
Offer Documents	Section 1.2(a)(i)
Offer Prospectus	Section 1.2(b)
Organizational Documents	Section 4.1(b)
Owned Real Property	Section 4.17(a)
Parent	Preamble
Parent 401(k) Plan	Section 6.4(d)
Parent Approvals	Section 5.3(b)
Parent Common Stock	Section 5.2
Parent Financial Statements	Section 5.4(b)
Parent Organizational Documents	Section 5.1(b)
Parent Performance Share Award	Section 3.3(c)
Parent Preferred Stock	Section 5.2
Parent SEC Documents	Section 5.4(a)
Parent Stock Awards	Section 5.2

Parent Stock-Based RSU	Section 3.3(b)(i)
Parties	Preamble
Party	Preamble
pdf	Section 9.3
Premium Cap	Section 6.8(c)
Pre-Termination Takeover Proposal Event	Section 8.3(b)
Purchaser	Preamble
Purchaser Common Stock	Section 3.1(a)(iii)
Qualified Plan	Section 4.10(c)
Real Property Leases	Section 4.17(b)
Registration Statement	Section 1.2(b)
Representatives	Section 6.3(a)
Sarbanes-Oxley Act	Section 4.4(a)
Schedule TO	Section 1.2(a)(i)
SEC	Section 1.1(c)(ii)
Second Certificate of Merger	Section 2.3
Second Effective Time	Section 2.3
Second Merger	Recitals
Second Request	Section 6.5(c)
Securities Act	Section 1.2(b)
Security Risk Assessment	Section 4.21(g)
Stock Consideration	Section 1.1(a)
Surviving Company	Section 2.1
Tender and Support Agreement	Recitals
Termination Fee	Section 8.3(c)
Transaction Consideration	Section 1.1(a)
Transactions	Recitals

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

UNITEDHEALTH GROUP INCORPORATED

By:	/s/ David S. Wichmann
Name:	David S. Wichmann
Title:	President

SPARTAN MERGER SUB 1, INC.

By:	/s/ David S. Wichmann
Name:	David S. Wichmann
Title:	Chief Executive Officer

SPARTAN MERGER SUB 2, LLC

By:	/s/ David S. Wichmann
Name:	David S. Wichmann
Title:	Chief Executive Officer

SURGICAL CARE AFFILIATES, INC.

By:	/s/ Andrew P. Hayek
Name:	Andrew P. Hayek
Title:	Chairman, President and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

ANNEX A

Conditions to the Offer

Notwithstanding any other term of the Offer, but subject to the terms and conditions of this Agreement, Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), pay for any shares of Company Common Stock validly tendered pursuant to the Offer (and not properly withdrawn prior to the Expiration Date and theretofore accepted for payment or paid for) in the event that, at the Expiration Date:

(A)	any waiting period (and extensions thereof) applicable to the Offer and the Mergers under the HSR Act shall not have expired or been terminated;

(B)	there shall not have been validly tendered and not withdrawn in accordance with the terms of the Offer a number of shares of Company Common Stock that, together with the shares of Company Common Stock (if any) then owned by Parent, Purchaser and Parent’s other Subsidiaries, represents at least a majority of all then outstanding shares of Company Common Stock (the “Minimum Condition”) (excluding, for purposes of determining whether a sufficient number of shares have been tendered in the Offer to satisfy the Minimum Condition, shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures);

(C)	the Registration Statement shall not have been declared effective by the SEC under the Securities Act or a stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC or proceedings for that purpose shall have been initiated or threatened by the SEC;

(D)	the shares of Parent Common Stock to be issued in the Offer and the First Merger shall not have been approved for listing on the New York Stock Exchange, subject to official notice of issuance (provided that Parent shall not be entitled to invoke this condition if it has not complied in all material respects with Section 6.12);

(E)	any of the following shall have occurred and continue to exist as of the Expiration Date:

(1)	an injunction, whether temporary, preliminary or permanent, by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect, or a Law shall have been adopted or be effective, in each case that prohibits or makes illegal the consummation of the Offer or the Mergers;

(2)

any of the representations and warranties of the Company set forth in (i) Article IV (other than in Section 4.1(a), the first four sentences of Section 4.1(b), the first two sentences of Section 4.2(a); clauses (A), (B) and (E) of Section 4.2(b)(i), Section 4.2(d), Section 4.3(a), (b) and (c), Section 4.11(b), Section 4.23, and Section 4.25) shall not be true and correct both at and as of the date of this Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date, other than for failures to be so true and correct (without regard to “materiality,” Company Material Adverse Effect and similar qualifiers contained in such representations and warranties) that have not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) Section 4.1(a), the first two sentences of Section 4.1(b), the first two sentences of Section 4.2(a), clauses (A), (B) and (E) of Section 4.2(b)(i), and Section 4.11(b) shall not be true and correct at and as of the date of this Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date, except for any de minimis inaccuracies, or (iii) the third and fourth sentences of Section 4.1(b), Section 4.2(d), Section 4.3(a), (b) and (c), Section 4.23 and Section 4.25 shall not be true and correct in all material respects at and as of the date of this Agreement and at and as of the Expiration Date as though made at and as of the

Expiration Date; provided, however, that representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i), (ii) and (iii) as applicable) only as of such date or period;

(3)	the Company shall have failed to perform and comply in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to the Expiration Date;

(4)	the Company shall have failed to deliver to Parent a certificate, dated the Expiration Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in paragraphs (E)(2) and (E)(3) of this Annex A have been satisfied;

(5)	the Company shall not have received a written opinion from Cleary Gottlieb Steen & Hamilton LLP, in form and substance reasonably satisfactory to the Company, dated as of the Expiration Date, to the effect that, on the basis of certain facts, representations and assumptions set forth or referred to in such opinion, the Offer and the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

(6)	Parent shall not have received a written opinion from Hogan Lovells US LLP, in form and substance reasonably satisfactory to Parent, dated as of the Expiration Date, to the effect that, on the basis of certain facts, representations and assumptions set forth or referred to in such opinion, the Offer and the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

(7)	this Agreement shall have been terminated in accordance with its terms; or

(8)	the Company shall have failed to obtain all consents, authorizations, waivers and approvals and to make all filings, applications and notices, in each case, with respect to certificates of need and licenses to operate as an ambulatory surgery center or a hospital, as the case may be, required to be obtained by the Company pursuant to applicable Health Care Laws in order to consummate the Transactions with respect to more than 6% of all facilities that provide health care services that are operated or managed by the Company, any of its Subsidiaries or any Facility Entity.

Annex B

EXECUTION VERSION

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of January 7, 2017, is entered into by and among UnitedHealth Group Incorporated, a Delaware corporation (“Parent”), Spartan Merger Sub 1, Inc., a Delaware corporation and indirect wholly owned subsidiary of Parent (“Purchaser”), and each of the persons set forth on Schedule A hereto (each, a “Stockholder”). All terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of common stock, par value $0.01 per share of Surgical Care Affiliates, Inc., a Delaware corporation (the “Company”) (the “Company Common Stock”), set forth opposite such Stockholder’s name on Schedule A (all such shares set forth on Schedule A next to the Stockholder’s name, in addition to any shares of Company Common Stock issued to or otherwise acquired or owned by such Stockholder after the date of this Agreement, being referred to herein as the “Subject Shares”);

WHEREAS, concurrently with the execution hereof, the Company, Parent, Purchaser and Spartan Merger Sub 2, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Merger Sub 2”, and together with Purchaser, the “Merger Subs”), are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), which provides, among other things, for Purchaser to commence a tender offer to purchase (subject to the Offer Conditions) all of the issued and outstanding shares of Company Common Stock and, following completion of the Offer, the merger of Purchaser with and into the Company (the “First Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, and as an inducement and in consideration for Parent and the Merger Subs to enter into the Merger Agreement, each Stockholder, severally and not jointly, and on such Stockholder’s own account with respect to the Subject Shares, has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Each of Parent and Purchaser represent and warrant to each Stockholder that:

Section 1.01 Authority; Binding Agreement. Each of Parent and Purchaser is a duly organized and validly existing corporation in good standing under the Laws of the state of Delaware. All of the issued and outstanding capital stock of Purchaser is owned directly by Parent. Each of Parent and Purchaser has all requisite entity power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Purchaser, and no other corporate proceedings on the part of Parent and Purchaser are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by each Stockholder, constitutes the legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

Section 1.02 Non-Contravention. Neither the execution and delivery of this Agreement by Parent and Purchaser nor the consummation of the transactions contemplated hereby nor compliance by Parent and Purchaser with any provisions herein will: (a) violate, contravene or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of Parent and Purchaser; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority on the part of Parent and Purchaser, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other United States federal securities laws and the rules and regulations promulgated thereunder; (c) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which Parent or Purchaser is a party or by which Parent or Purchaser or any of their respective assets or properties are bound; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Purchaser or by which Parent or Purchaser any of their respective assets or properties are bound, except, in the case of each of clauses (a) through (d), as would not reasonably be expected to have, a material adverse effect on the ability of either Parent or Purchaser to perform its respective obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder represents and warrants, on its own account with respect to the Subject Shares, to Parent and Purchaser as to itself, that:

Section 2.01 Authority; Binding Agreement. Such Stockholder is duly organized and validly existing in good standing under the Laws of the jurisdiction in which it is incorporated or constituted and the consummation of the transactions contemplated hereby are within such Stockholder’s entity powers and have been duly authorized by all necessary entity actions on the part of such Stockholder, and such Stockholder has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

Section 2.02 Non-Contravention. Neither the execution and delivery of this Agreement by such Stockholder nor the consummation of the transactions contemplated hereby nor compliance by such Stockholder with any provisions herein will: (a) violate, contravene or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of such Stockholder; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority on the part of such Stockholder, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other United States federal securities laws and the rules and regulations promulgated thereunder; (c) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which such Stockholder is a party or by which such Stockholder’s Subject Shares are bound; (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on any of such Stockholder’s Subject Shares; or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Stockholder or by which any of such Stockholder’s Subject shares are bound, except, in the case of each of clauses (a) through (e), as would not reasonably be expected to have, a material adverse effect on the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 2.03 Subject Shares. Such Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Subject Shares listed on Schedule A opposite such Stockholder’s name, and, except to the extent of any Subject Shares acquired after the date hereof (which shall become Subject Shares upon that acquisition), as of the date hereof, such Subject Shares constitute all of the shares of Company Common Stock or other securities of the Company of which such Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act). Other than as set forth on Schedule A, as of the date of this Agreement, such Stockholder does not own any options to purchase or otherwise acquire any securities of the Company or have any interest in or voting rights with respect to any other securities of the Company. Such Stockholder has good and marketable title to all such Subject Shares free and clear of any Liens, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (a) this Agreement and (b) any applicable restrictions on transfer under the Securities Act or any state securities law (collectively, “Permitted Encumbrances”). Except pursuant to this Agreement, no other Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Stockholder’s Subject Shares.

Section 2.04 Voting Power. Such Stockholder has full voting power with respect to all such Stockholder’s Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Stockholder’s Subject Shares. None of such Stockholder’s Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares that would prevent such Stockholder from complying with its obligations under this Agreement, except as provided hereunder.

Section 2.05 Reliance. Such Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of such Stockholder’s own choosing. Such Stockholder understands and acknowledges that Parent and the Merger Subs are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

Section 2.06 No Litigation. With respect to such Stockholder, as of the date hereof, there are no Actions pending against, or, to the knowledge of such Stockholder, threatened in writing against such Stockholder or any of such Stockholder’s properties or assets (including the Subject Shares) that would reasonably be expected to have a material adverse effect on the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE III

AGREEMENT TO TENDER

Section 3.01 Tender of Subject Shares. Subject to the terms of this Agreement (including, Section 5.01), each Stockholder hereby agrees that, pursuant to and in accordance with the terms of the Offer, it shall (a) validly tender, or cause to be tendered, into the Offer no later than fifteen (15) Business Days after the commencement of the Offer, all of such Stockholder’s Subject Shares free and clear of all Encumbrances (other than Permitted Encumbrances), and (b) not withdraw, or cause to be withdrawn, its Subject Shares from the Offer, unless and until (x) the Expiration Date, or (y) this Agreement shall have been terminated in accordance with Section 5.01. Each Stockholder shall (i) deliver, or cause to be delivered, to the depositary designated in the Offer (A) a letter of transmittal with respect to such Stockholder’s Subject Shares complying with the terms of the Offer, (B) a certificate or certificates representing the Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the depositary designated in the Offer may reasonably request) in the case of a book-entry transfer of any Subject Shares and (C) all other documents or instruments reasonably required to be delivered by stockholders of the Company pursuant to the terms of the Offer, and/or (ii) instruct such Stockholder’s broker or such other Person that is the holder of record of such Stockholder’s Subject Shares beneficially owned by such Stockholder to tender such Subject Shares pursuant to and in accordance with the terms of the Offer.

Section 3.02 Other Obligations. Subject to the terms of this Agreement (including Section 5.01), each Stockholder hereby agrees that, during the time this Agreement is in effect, to the extent that any of such Stockholder’s Subject Shares have not been purchased in the Offer, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, such Stockholder shall, in each case to the fullest extent that such Stockholder’s Subject Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Subject Shares to be counted as present thereat for purposes of determining a quorum; and (b) be present (in person or by proxy) and vote, or cause to be voted, all of its Subject Shares, (i) against any action, proposal, transaction or agreement that would reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of any Stockholder contained in this Agreement or (B) result in any of the conditions set forth in Annex A of the Merger Agreement not being satisfied on or before the End Date; (ii) against any agreement or arrangement related to or in furtherance of any Company Takeover Proposal; (iii) against any other action, agreement or transaction the consummation of which would reasonably be expected to materially impede, materially interfere with, or materially delay consummation of the Transactions by the Company (including the Offer or the Mergers), including (x) any extraordinary corporate transaction, such as a merger, acquisition, sale, consolidation or other business combination involving the Company (other than the Mergers); (y) a sale, lease, license or transfer of a material amount of assets of the Company or any reorganization, recapitalization, extraordinary dividend or liquidation of the Company; or (z) any change in the present capitalization of the Company or any amendment or other change to the Company Organizational Documents, in the case of each of clauses (x), (y) and (z), solely to the extent the Company is prohibited from taking such action pursuant to the Merger Agreement); and (iv) in favor of (A) the adoption and approval of the Merger Agreement and the transactions contemplated thereunder, (B) any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption and approval of the Merger Agreement and the transactions contemplated thereby on the date on which such meeting is held, and (C) any other matter necessary for consummation of the Transactions, which is considered at any such meeting of stockholders.

Section 3.03 Proxy. Each Stockholder, revoking (or causing to be revoked) any proxies that it has heretofore granted, hereby irrevocably appoints Parent, and any other Person designated by Parent, as attorney-in-fact and proxy for and on behalf of such Stockholder, for and in the name, place and stead of such Stockholder, to (a) attend any and all stockholder meetings of the Company with respect to the matters set forth in Section 3.02; and (b) vote, express consent or dissent with respect to the Subject Shares in accordance with the provisions of Section 3.02 at any such meeting. The foregoing proxy shall be deemed coupled with an interest, is irrevocable and shall not be terminated by operation of law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 5.01. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3.03 is given in connection with and granted in consideration of and as an inducement to Parent and Purchaser entering into the Merger Agreement and that such irrevocable proxy is given to secure the obligations of such Stockholder under Section 3.02 hereof. Parent agrees not to exercise the proxy granted herein for any purpose other than the purposes describe in this Agreement.

ARTICLE IV

ADDITIONAL COVENANTS

Each Stockholder hereby covenants and agrees that until the termination of this Agreement:

Section 4.01 No Transfer; No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, from and after the date hereof and until this Agreement is terminated, such Stockholder shall not, direct or indirectly, (i) create or permit to exist any Encumbrance, other than Permitted Encumbrances, on any of such Stockholder’s Subject Shares, (ii) transfer, sell, assign, gift, hedge, pledge or otherwise dispose of (whether by sale, liquidation, dissolution, dividend or distribution), or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of such Stockholder’s Subject Shares, or any right or interest therein (or consent to any of the foregoing), (iii) enter into any Contract, option or other agreement, arrangement or understanding with respect to any Transfer of such Stockholder’s Subject Shares or any right or interest therein, (iv) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any such Stockholder’s Subject Shares, (v) deposit or permit the deposit of any of such Stockholder’s Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of such Stockholder’s Subject Shares or (vi) take or permit any of their respective Representatives to take other action that would in any way materially restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect. Any action taken in violation of the foregoing sentence shall be null and void ab initio and such Stockholder agrees that any such prohibited action may and should be enjoined. In furtherance of this Agreement, concurrently herewith, each Stockholder shall, and hereby authorizes the Company and its counsel to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of such Stockholder’s Subject Shares and that this Agreement places limits on the voting and transfer of such Subject Shares, in each case, prior to the termination of this Agreement. If any involuntary Transfer of any or all of such Stockholder’s Subject Shares shall occur (including, if applicable, a sale by such Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees or the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until termination of this Agreement. Notwithstanding the foregoing, any Stockholder may Transfer Subject Shares to one or more partners or members of such Stockholder or to an affiliated entity under common control with such Stockholder or to any trustee or beneficiary of the trust, provided, that such a Transfer shall be permitted only if, as a precondition, the transferee of such Subject Shares agrees in writing, to accept such Subject Shares subject to the terms of this Agreement and to be bound by the terms of this Agreement and to agree and acknowledge that such person shall constitute a Stockholder for all purposes of this Agreement.

Section 4.02 Appraisal Rights. Each Stockholder hereby (a) agrees not to make a written demand or file a petition for appraisal, and hereby waives and agrees not to exercise any appraisal rights or dissenters’ rights pursuant to Section 262 of the DGCL or otherwise in respect of such Stockholder’s Subject Shares that may arise in connection with the Offer and the First Merger, and (b) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company and its successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement, including any claim (x) challenging the validity of or seeking to enjoin the operation of, any provision of this Agreement, or (y) alleging any breach of any fiduciary duty of the Company Board of Directors in connection with the negotiation, execution and delivery of the Merger Agreement or the consummation of the transactions contemplated thereby, including, without limitation, the First Merger.

Section 4.03 Documentation and Information. Such Stockholder consents to and hereby authorizes Parent and Purchaser to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or Purchaser reasonably determines to be necessary in connection with the Offer, the First Merger and any other transactions contemplated by the Merger Agreement, such Stockholder’s identity and ownership of the Subject Shares, the existence of this Agreement and the nature of such Stockholder’s commitments and obligations under this Agreement, and such Stockholder acknowledges that Parent and Purchaser may file this Agreement or a form hereof with the SEC or with any other Governmental Entity. Such Stockholder agrees to promptly give Parent any information it may reasonably require for the preparation of any such disclosure documents, and such Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

Section 4.04 Adjustments. In the event of any stock split, stock dividend or distribution, merger, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Subject Shares, the term “Subject Shares” shall be deemed to refer to and include such shares, as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.05 No Solicitation. Each Stockholder shall and shall cause each of its Representatives: (a) to immediately cease and cause to be terminated any solicitation, discussions or negotiations by such Stockholder or its Representatives with any Persons (other than Parent and its Representatives) that are ongoing with respect to a Company Takeover Proposal and (b) not to, directly or indirectly through intermediaries, (i) solicit, initiate, knowingly encourage (including by way of furnishing non-public information relating to the Company or any of its Subsidiaries) or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (ii) conduct, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with, or for the purpose of knowingly encouraging or knowingly facilitating, a Company Takeover Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring Person to this Section 4.05 and to limit its conversation or other communication exclusively to such referral), and (iii) approve, endorse, recommend or enter into, or propose to approve, endorse, recommend or enter into, any letter of intent, term sheet, acquisition agreement, merger agreement, joint venture agreement or similar document, agreement, commitment or agreement in principle (whether written, oral, binding or non-binding) with respect to a Company Takeover Proposal. Each Stockholder shall, and shall cause its Representatives to, promptly request any Person that has executed a confidentiality or non-disclosure agreement with such Stockholder in connection with any actual or potential Company Takeover Proposal that remains in effect as of the date of this Agreement to return or destroy all confidential information in the possession of such Person or its Representatives.

Section 4.06 Notice of Acquisitions, Proposals Regarding Prohibited Transactions. Each Stockholder hereby agrees to notify Parent as promptly as practicable (and in any event no later than 24 hours after receipt) (a) of the number of any additional shares of Company Common Stock or other securities of the Company of which Stockholder acquires beneficial ownership on or after the date hereof, and (b) in the event that such Stockholder or any of its Representatives receives a Company Takeover Proposal or a request for information relating to the Company or its Subsidiaries that contemplates a Company Takeover Proposal, including the identity of the Person making the Company Takeover Proposal and the material terms and conditions thereof and an unredacted copy of such Company Takeover Proposal. Each Stockholder will keep Parent informed on a reasonably current basis of material developments with respect to any such Company Takeover Proposal. Each Stockholder shall promptly (and in no event later than 24 hours after receipt) provide to Parent copies of any indications of interest and/or draft agreements received by such Stockholder or its Representatives relating to such Company Takeover Proposal.

ARTICLE V

MISCELLANEOUS

Section 5.01 Termination. This Agreement shall terminate automatically with respect to each Stockholder, without any notice or other action by any person, upon the first to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the First Effective Time, (c) the entry into any amendment or modification to the Merger Agreement that results in a decrease in, or change in the form of the Transaction Consideration (other than, in the case of a change in the form of the Transaction Consideration, the election of Parent to pay either (i) the Minimum Cash Consideration and the Maximum Stock Consideration or (ii) the Alternative Cash Consideration and the Alternative Stock Consideration in accordance with Section 1.1(a) of the Merger Agreement), (d) the date the Offer shall have terminated or the Expiration Date shall have occurred, in each case without acceptance for payment of the Subject Shares pursuant to the Offer or (e) the mutual written consent of Parent and such Stockholder. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) the provisions of this Article V shall survive any termination of this Agreement and (y) nothing set forth in this Section 5.01 shall relieve any party from liability for any breach of this Agreement prior to termination hereof.

Section 5.02 Expenses. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Mergers are consummated.

Section 5.03 Entire Agreement. This Agreement, together with Schedule A, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and except as provided by Section 5.10, this Agreement is not intended to grant standing to any Person other than the parties hereto.

Section 5.04 Amendments and Waivers. Any provision of this Agreement may be amended or waived, but only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party waiving such provision. At any time and from time to time prior to the Acceptance Time, either party may, to the extent permissible by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements for the benefit of any such party contained herein. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 5.05 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties; provided, that (x) Parent or Purchaser may assign any of their respective rights and obligations to any Person to whom the Merger Agreement is assigned in accordance with Section 9.8 thereof, but no such assignment shall relieve Parent or Purchaser, as the case may be, of its obligations hereunder and (y) the Stockholder may assign its rights and obligations to any Person to whom the Subject Shares are transferred in accordance with Section 4.01. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 5.05 shall be null and void.

Section 5.06 Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given (a) upon actual delivery, if personally delivered to the party to be notified; (b) when sent, when sent by email or facsimile, by the party to be notified; provided, however, that notice given by email or facsimile shall not be effective unless (i) such notice specifically states that it is being delivered pursuant to this Section 5.06 and either (ii)(A) a duplicate copy of such email or facsimile notice is promptly given by one of the other methods described in this Section 5.06 or (B) the receiving party delivers a written confirmation of receipt for such notice either by email (excluding “out of office” replies) or facsimile or any other method described in this Section 5.06; or (c) when delivered if sent by a courier (with confirmation of delivery); in each case to the party to be notified at (x) in the case of any notice to Parent or Purchaser, to the address, facsimile number or email address set forth in Section 9.7 of the Merger Agreement and (y) if to a Stockholder, to such Stockholder’s address, facsimile number or email address set forth opposite such Stockholder’s name on Schedule A hereto, or to such other address, facsimile number or email address as such party may hereafter specify for such purpose by written notice to Parent delivered in accordance with this Section 5.06.

Section 5.07 Jurisdiction; Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). In the event that any action is brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.07 and each party irrevocably waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any suit, action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable law, any claim that (A) the Action in such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable law, each of the parties hereto hereby consents to the service of process in accordance with Section 5.06; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by law.

Section 5.08 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH PARTY HAS BEEN

INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.08.

Section 5.09 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 5.10 No Third-Party Beneficiaries. Each of the parties agrees that its respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and, except as otherwise set forth herein, this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties.

Section 5.11 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 5.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction (a) shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement and (b) shall not, solely by virtue thereof, be invalid or unenforceable in any other jurisdiction. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, the parties shall negotiate in good faith to determine a suitable and equitable provision to be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

Section 5.13 No Agreement Until Executed. This Agreement shall not be effective unless and until (i) the Company Board of Directors has approved the Merger Agreement, (ii) the Merger Agreement is executed by all parties thereto and (iii) this Agreement is executed by all parties hereto.

Section 5.14 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

Section 5.15 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “since” when used in this Agreement in reference to a date shall be deemed to be inclusive of such date. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Any agreement or instrument referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and references to all attachments thereto and instruments incorporated therein. References to “$” shall mean United States dollars. Any reference to days means calendar days unless Business Days are expressly specified. References to “written” or “in writing” include in electronic form.

Section 5.16 Stockholder Obligation Several and Not Joint. The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

Section 5.17 Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company, nor any director, officer, employee or Affiliate of a Stockholder who is an officer or director of the Company, shall be deemed to make any agreement or understanding in this Agreement in such person’s capacity as a director or officer of the Company. Each Stockholder is entering into this Agreement solely in such Stockholder’s capacity as the record holder of Subject Shares and nothing herein shall be construed to prohibit, limit or otherwise affect any Stockholder or any director, officer, employee or Affiliate of a Stockholder who is an officer or director of the Company, from taking (or refraining from taking) any action in such person’s capacity as a director or officer of the Company or otherwise fulfilling the obligations of such office (including the performance of obligations required by the fiduciary obligations of such Stockholder or any director, officer, employee or Affiliate of such Stockholder acting in his or her capacity as an officer or director of the Company).

Section 5.18 Non-Recourse Parties. All Actions (whether in contract or in tort, at law or in equity) that may be based upon, arise out of or relate to this Agreement or the Merger Agreement, or the negotiation, execution or performance of this Agreement or the Merger Agreement (including any representation or warranty made in or in connection with this Agreement or the Merger Agreement or as an inducement to enter into this Agreement or the Merger Agreement), may be made only against the entities that are expressly identified as parties hereto or thereto, as applicable. No (A) former, current and future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, financing sources, incorporators, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, representatives, successors or assignees of a Stockholder, or (B) any former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, financing sources, incorporators, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, Representatives, successors or assignees of any of the Persons described in clause (A) above (but in all cases excluding any of the foregoing who has served, who currently serves or who serves in the future, as a director of the Company) (each, a “Stockholder Related Party”), shall have any Liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or Liabilities arising under, in connection with or related to this Agreement or the Merger Agreement or any transactions contemplated hereby or thereby or for any claim based on, in respect of, or by reason of this Agreement, the Merger Agreement, the transactions contemplated hereby or thereby or the negotiation or execution hereof or thereof, as applicable. The Stockholder Related Parties are expressly intended as third party beneficiaries of this provision of this Agreement.

Section 5.19 Registration Rights Agreement. Each Stockholder that is a party to the Registration Rights Agreement, dated November 4, 2013, among Surgical Care Affiliates, Inc., TPG Partners V, L.P., TPG FOF V-A, L.P. and TPG FOF V-B, L.P. (the “Registration Rights Agreement”) hereby agrees that (a) until this Agreement is terminated such Stockholder will not exercise any of its rights without the express prior written consent of Parent; provided, that notwithstanding the foregoing, each Stockholder shall be permitted to exercise its rights under Section 3.9 of the Registration Rights Agreement with respect to any claim made prior to the First Effective Time, which rights shall survive until the resolution of the claims related thereto and (b) other than with respect to any claim made prior to the First Effective Time as contemplated in the proviso in clause (a) of this Section 5.19, which shall survive until such time as such claim shall have been resolved under the Registration Rights Agreement, without any further or additional action by any of the parties, the Company, Parent, the Merger Subs and such Stockholder shall have no further rights, obligations or duties in respect of one another under the Registration Rights Agreement or in respect thereof.

Section 5.20 Further Assurances. From time to time and without additional consideration, each of the parties hereto shall execute and deliver such additional instruments, and shall take such further actions, as may be reasonably necessary or advisable to effect the actions and consummate the transactions contemplated by this Agreement.

[Signature Pages Follow]

The parties are executing this Agreement on the date set forth in the introductory clause.

UNITEDHEALTH GROUP INCORPORATED

By:	/s/ David S. Wichmann
Name: David S. Wichmann
Title: President

SPARTAN MERGER SUB 1, INC.

By:	/s/ David S. Wichmann
	Name:	David S. Wichmann
	Title:	Chief Executive Officer

[Signature Page to Tender and Support Agreement]

TPG PARTNERS V, L.P.
By:	TPG GenPar V, L.P.,
its general partner
By:	TPG GenPar V Advisors, LLC,
its general partner

By:	/s/ Michael LaGatta
	Name:	Michael LaGatta
	Title:	Vice President

TPG FOF V-A, L.P.
By:	TPG GenPar V, L.P.,
its general partner
By:	TPG GenPar V Advisors, LLC,
its general partner

By:	/s/ Michael LaGatta
	Name:	Michael LaGatta
	Title:	Vice President

TPG FOF V-B, L.P.
By:	TPG GenPar V, L.P.,
its general partner
By:	TPG GenPar V Advisors, LLC,
its general partner

By:	/s/ Michael LaGatta
	Name:	Michael LaGatta
	Title:	Vice President

[Signature Page to Tender and Support Agreement]

SCHEDULE A

Name of Stockholder	Stockholder Address	Shares of Company Common Stock
TPG Partners V, L.P.	301 Commerce Street Suite 3300 Fort Worth, TX 76102 Attention: Adam Fliss Email: afliss@tpg.com Fax: 415-438-1349	12,099,306
TPG FOF V-A, L.P.	301 Commerce Street Suite 3300 Fort Worth, TX 76102 Attention: Adam Fliss Email: afliss@tpg.com Fax: 415-438-1349	31,652
TPG FOF V-B, L.P.	301 Commerce Street Suite 3300 Fort Worth, TX 76102 Attention: Adam Fliss Email: afliss@tpg.com Fax: 415-438-1349	25,522

Annex C

January 7, 2017

The Board of Directors

Surgical Care Affiliates, Inc.

510 Lake Cook Road, Suite 400

Deerfield, IL 60015

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, of the Transaction Consideration (as defined below) to be paid to the to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Surgical Care Affiliates, Inc. (the “Company”) entitled to receive Transaction Consideration pursuant to the Agreement and Plan of Reorganization, dated as of January 7, 2017 (the “Agreement”), by and among the Company, UnitedHealth Group Incorporated (the “Acquiror”), Spartan Merger Sub 2, LLC, a direct wholly-owned subsidiary of the Acquiror (“Merger Sub 2”), and Spartan Merger Sub 1, Inc., a direct wholly-owned subsidiary of Merger Sub 2 and an indirect wholly-owned subsidiary of the Acquiror (“Purchaser”), to such holders. Pursuant to the Agreement, Purchaser will commence an exchange offer to acquire all outstanding shares of the Company Common Stock (the “Exchange Offer”), entitling the exchanging holder to receive the Transaction Consideration for each share of Company Common Stock so exchanged upon the terms and subject to the conditions set forth in the Agreement. Following completion of the Exchange Offer, Purchaser will merge with and into the Company, with the Company surviving such merger (the “First Merger”), and immediately following the first merger, the Company will merge with and into Merger Sub 2, with Merger Sub 2 surviving the merger (the second merger, together with the First Merger, the “Mergers”, and, together with the Exchange Offer, the “Transactions”). In connection with the First Merger, each outstanding share of Company Common Stock issued and outstanding prior to the effective time of the First Merger (other than Cancelled Shares (as defined in the Agreement) and Dissenting Shares (as defined in the Agreement)) will be converted into the right to receive the Transaction Consideration. In connection with the Agreement, certain stockholders of the Company affiliated with TPG Capital, L.P. (collectively with their affiliates, the “Related Party”) are entering into an agreement pursuant to which, among other things, such persons will agree to tender shares of Company Common Stock owned by them into the Exchange Offer and vote shares of Company Common Stock owned by them in favor of adoption of the Agreement if a vote is required to effect the First Merger pursuant to the General Corporation Law of the State of Delaware. The “Transaction Consideration” means either (i) (x) $11.40 per share in cash (the “Minimum Cash Consideration”) and (y) a number of shares of common stock, par value $0.01 per share, of the Acquiror (“Acquiror Common Stock”) equal to $57.00 minus the Minimum Cash Consideration, divided by the volume weighted average of the closing sale prices per share of Acquiror Common Stock on the New York Stock Exchange on each of the five (5) full consecutive trading days ending on and including the third (3rd) business day prior to the date of the closing of the Mergers (the “Acquiror Trading Price”), or (ii) (x) an amount in cash per share greater than the Minimum Cash Consideration and not to exceed $27.93 (the “Alternative Cash Consideration”) and (y) a number of shares of Acquiror Common Stock equal to $57.00 minus the Alternative Cash Consideration, divided by the Acquiror Trading Price. The form of the Transaction Consideration will be determined by an election of the Acquiror to be made no later than 5:00 p.m., New York City time, on the tenth business day prior to the expiration of the Exchange Offer.

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the proposed financial terms of the Transactions with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and Acquiror Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transactions, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, the effects of the Transactions on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transactions and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transactions.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Transaction Consideration to be paid in the proposed Transactions to the holders of Company Common Stock entitled to receive Transaction Consideration pursuant to the Agreement, and we express no opinion as to the fairness of any consideration to be paid in connection with the Transactions to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transactions. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transactions, or any class of such persons relative to the Transaction Consideration to be paid in the proposed Transactions to the holders of Company Common Stock entitled to receive Transaction Consideration pursuant to the Agreement or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or Acquiror Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transactions and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transactions are consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, the Acquiror and the Related Party, for which we and such affiliates have received customary compensation. With respect to the Company, such services

C-2

during such period have included acting as joint lead arranger and joint bookrunner with respect to its term loan B and revolving credit facility closed March 2015 and as sole bookrunner and sole lead arranger with respect to the increase of the said term loan B facility closed October 2016; as joint bookrunner with respect to its bond offering closed March 2015; and as joint bookrunner with respect to its equity offering closed March 2015. With respect to the Acquiror, such services during such period have included acting as joint lead arranger and bookrunner with respect to its revolving credit facility closed April 2015 and joint lead arranger and bookrunner with respect to its term loan A facility closed April 2015; as joint bookrunner with respect to its bond offerings closed December 2016 and July 2015, respectively; and as financial advisor on its acquisition of Catamaran Corporation closed July 2015. With respect to the Related Party, such services during such period have included acting as joint lead arranger and bookrunner with respect to its syndicated credit facilities closed October 2015 and August 2016 respectively. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company and the Acquiror, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of each of the Company Common Stock and the Acquiror Common Stock. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Transaction Consideration to be paid in the proposed Transactions to the holders of Company Common Stock entitled to receive Transaction Consideration pursuant to the Agreement is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transactions. This opinion does not constitute a recommendation to any shareholder of the Company as to whether such shareholder should tender its shares into the Exchange Offer or how such shareholder should vote with respect to the Transactions or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

C-3

ANNEX D

DIRECTORS AND EXECUTIVE OFFICERS OF UNITEDHEALTH GROUP AND THE OFFEROR

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of UnitedHealth Group and the Offeror are set forth below. The current business address of each director and executive officer is c/o UnitedHealth Group Incorporated, UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, and the current business telephone number of each director and executive officer is (952) 936-1300.

David S. Wichmann, in addition to his position with UnitedHealth Group, is the Chief Executive Officer of the Offeror and the sole executive officer and director of the Offeror.

Each person listed below is a citizen of the United States of America, except that Rodger Lawson is a citizen of the United Kingdom and Glenn Renwick is a citizen of New Zealand. During the past five years, none of the directors and executive officers of UnitedHealth Group or the Offeror listed below has been convicted or a party to any criminal, judicial or administrative proceeding specified in Item 1003(c) of Regulation M-A.

Directors and Executive Officers of UnitedHealth Group

Name/Age	Title	Present Principal Occupation and Five-Year Employment History
Stephen J. Hemsley, 63	Chief Executive Officer and Director	Mr. Hemsley is Chief Executive Officer of UnitedHealth Group, has served in that capacity since November 2006, and has been a member of the Board of Directors since February 2000. From May 1999 to November 2014, Mr. Hemsley also served as President of UnitedHealth Group.

John F. Rex, 55	Executive Vice President and Chief Financial Officer	Mr. Rex is Executive Vice President and Chief Financial Officer of UnitedHealth Group and has served in that capacity since June 2016. From March 2012 to June 2016, Mr. Rex served as Executive Vice President and Chief Financial Officer of Optum. Prior to joining Optum in 2012, Mr. Rex spent over a decade at JP Morgan, a global financial services firm, and its predecessors, concluding his tenure as a Managing Director.

David S. Wichmann, 53	President	Mr. Wichmann is President of UnitedHealth Group. Mr. Wichmann has served as President of UnitedHealth Group since November 2014. From January 2011 to June 2016, Mr. Wichmann also served as Chief Financial Officer. From April 2008 to November 2014, Mr. Wichmann served as Executive Vice President of UnitedHealth Group and President of UnitedHealth Group Operations.

Larry C. Renfro, 62	Vice Chairman	Mr. Renfro is Vice Chairman of UnitedHealth Group and Chief Executive Officer of Optum. Mr. Renfro has served as Vice Chairman of UnitedHealth Group since November 2014 and Chief Executive Officer of Optum since July 2011. From January 2011 to July 2011, Mr. Renfro served as Executive Vice President of UnitedHealth Group.

Name/Age	Title	Present Principal Occupation and Five-Year Employment History
Marianne D. Short, 64	Executive Vice President and Chief Legal Officer	Ms. Short is Executive Vice President and Chief Legal Officer of UnitedHealth Group and has served in that capacity since January 2013. Prior to joining UnitedHealth Group, Ms. Short served as the Managing Partner at Dorsey & Whitney LLP, an international law firm, from January 2007 to December 2012.

D. Ellen Wilson, 58	Executive Vice President, Human Capital	Ms. Wilson is Executive Vice President, Human Capital of UnitedHealth Group and has served in that capacity since June 2013. From January 2012 to May 2013, Ms. Wilson served as Chief Administrative Officer of Optum. Prior to joining Optum, Ms. Wilson served for 17 years at Fidelity Investments concluding her tenure there as head of Human Resources.

Thomas E. Roos, 43	Senior Vice President and Chief Accounting Officer	Mr. Roos is Senior Vice President and Chief Accounting Officer of UnitedHealth Group and has served in that capacity since August 2015. Prior to joining UnitedHealth Group, Mr. Roos was a Partner at Deloitte & Touche LLP, an independent registered accounting firm, from September 2007 to August 2015.

William C. Ballard, 75	Director	Mr. Ballard served as Of Counsel to Bingham Greenebaum Doll LLP (formerly Greenebaum Doll & McDonald PLLC), a law firm in Louisville, Kentucky, from 1992 until 2008. In 1992, Mr. Ballard retired from Humana, Inc., a company operating managed health care facilities, after serving with Humana in various roles for 22 years, including as the Chief Financial Officer and a director. In the past five years, he also served as a director of Welltower, Inc. (formerly Health Care REIT, Inc.).

Richard. T. Burke, 72	Director	Mr. Burke is Chair of the Board of Directors of UnitedHealth Group, has been a member of our Board since 1977, and was CEO of UnitedHealthcare, Inc., our predecessor corporation, until 1988. From 1995 until 2001, Mr. Burke was the owner, CEO and Governor of the Phoenix Coyotes, a National Hockey League team. Mr. Burke currently serves as a director of Meritage Homes Corporation.

Robert J. Darretta, 69	Director	Mr. Darretta is the retired Vice Chair of the board of directors, CFO and member of the executive committee of Johnson & Johnson, a health care products company. Mr. Darretta served as CFO and a member of the executive committee from 1997 to 2007 and as Vice Chair from 2004 to 2007. Mr. Darretta joined Johnson & Johnson in 1968. Mr. Darretta currently serves as a trustee for certain Putnam mutual funds.

Name/Age	Title	Present Principal Occupation and Five-Year Employment History
Timothy P. Flynn, 60	Director	Mr. Flynn was the Chairman of KPMG International (“KPMG”), a global professional services organization that provides audit, tax, and advisory services, from 2007 until his retirement in October 2011. From 2005 until 2010, he served as Chairman and from 2005 to 2008 as Chief Executive Officer of KPMG LLP in the U.S., the largest individual member firm of KPMG. Prior to serving as Chairman and CEO of KPMG LLP, Mr. Flynn was Vice Chairman, Audit and Risk Advisory Services, with operating responsibility for Audit, Risk Advisory and Financial Advisory Services practices. Mr. Flynn has served as a member of the board of directors of JPMorgan Chase & Co. since 2012, a member of the Board of Directors of Alcoa since November 2012 and a member of the board of directors of Wal-Mart Stores, Inc. since 2012. He served as a member of the board of directors of The Chubb Corporation from September 2013 until its acquisition in January 2016. He has been a director of the International Integrated Reporting Council since September 2015, and he previously served as a trustee of the Financial Accounting Standards Board, a member of the World Economic Forum’s International Business Council, and was a founding member of The Prince of Wales’ International Integrated Reporting Committee.

Michele J. Hooper, 64	Director	Ms. Hooper is President and CEO of The Directors’ Council, a private company she co-founded in 2003 that works with corporate boards to increase their independence, effectiveness and diversity. She was President and CEO of Voyager Expanded Learning, a developer and provider of learning programs and teacher training for public schools, from 1999 until 2000. Prior to that, she was President and CEO of Stadtlander Drug Company, Inc., a provider of disease-specific pharmaceutical care, from 1998 until Stadtlander was acquired in 1999. Ms. Hooper is a nationally recognized corporate governance expert. Ms. Hooper currently serves as a director of PPG Industries, Inc.

Roger A. Lawson, 69	Director	Mr. Lawson currently serves as the executive chair of the board of directors of E*TRADE Financial Corporation, a financial services company, and has served in that capacity since September 2016. Mr. Lawson previously served as chair of the board of E*TRADE from 2014 to 2016. Prior to joining E*TRADE, Mr. Lawson was President of Fidelity, a mutual fund and financial services company, from 2007 to 2010. Prior to joining Fidelity, Mr. Lawson was Vice Chairman of Prudential Financial from 2002 to 2007 where he was responsible for the International Operating Division and for Global Marketing Communications. Mr. Lawson served as Executive Vice President of Prudential from 1996 to 2002. Prior to joining Prudential, Mr. Lawson was President and CEO of VanEck Global from 1994 to 1996. Mr. Lawson was Managing Director and Partner-in-Charge of Private Global Banking and Mutual Funds at Bankers Trust from 1992 to 1994. Mr. Lawson was a Managing Director and CEO at Fidelity Investments-Retail from 1985 to 1991, and President and CEO at Dreyfus Service Corporation from 1982 to 1985.

Name/Age	Title	Present Principal Occupation and Five-Year Employment History
Glenn M. Renwick, 60	Director	Mr. Renwick is the executive chair of the board of directors of The Progressive Corporation, an auto insurance holding company, and has served in that capacity since July 2016. Mr. Renwick previously served as chair of the board of Progressive from 2013 to 2016 and as President and CEO of Progressive from 2001 to 2016. Before being named President and CEO in 2001, Mr. Renwick served as CEO-Insurance Operations and Business Technology Process Leader at Progressive from 1998 to 2000. Prior to that, he led Progressive’s Consumer Marketing group and served as President of various divisions within Progressive. Mr. Renwick joined Progressive in 1986 as Auto Product Manager for Florida. Mr. Renwick also currently serves as a director of Fiserv, Inc.

Kenneth I. Shine, M.D., 81	Director	Dr. Shine has been Professor of Medicine at the Dell Medical School within the University of Texas System (the “UT System”), which consists of nine academic campuses and six health institutions, since June 2015. He served as the Special Advisor to the Chancellor for Health Affairs of the UT System from September 2013 to June 2015, as Executive Vice Chancellor for Health Affairs of the UT System from 2003 to September 2013, and as interim Chancellor of the UT System from 2008 to February 2009. Dr. Shine served as President of the Institute of Medicine at the National Academy of Sciences from 1992 until 2002. From 1993 until 2003, Dr. Shine served as a Clinical Professor of Medicine at the Georgetown University School of Medicine. From 1971 until 1992, Dr. Shine served in several positions at the University of California at Los Angeles School of Medicine, with his final position being Dean and Provost, Medical Sciences, and he continues to hold the position of Professor of Medicine Emeritus. Dr. Shine also served as Chair of the Council of Deans of the Association of American Medical Colleges from 1991 until 1992 and as President of the American Heart Association from 1985 until 1986. He is a nationally recognized cardiologist.

Gail R. Wilensky, Ph.D., 72	Director	Dr. Wilensky has been a senior fellow at Project HOPE, an international health foundation, since 1993. From 2008 to 2009, Dr. Wilensky was President of the Department of Defense Health Board and chaired its sub-committee on health care delivery. From 2006 to 2008, Dr. Wilensky co-chaired the Department of Defense Task Force on the Future of Military Health Care. During 2007 she also served as a commissioner on the President’s Commission on Care for America’s Returning Wounded Warriors. From 2001 to 2003, she was the Co-Chair of the President’s Task Force to Improve Health Care for our Nation’s Veterans. From 1997 to 2001, she was also Chair of the Medicare Payment Advisory Commission. From 1992 to 1993, Dr. Wilensky served as the Deputy Assistant to President George H. W. Bush for policy development, and from 1990 to 1992, she was the Administrator of the Health Care Financing Administration (now known as the Centers for Medicare and Medicaid Services) directing the Medicaid and Medicare programs for the United States. Dr. Wilensky is a nationally recognized health care economist. Dr. Wilensky currently serves as a director of Quest Diagnostics Incorporated.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Delaware General Corporation Law. The registrant is incorporated under the laws of Delaware. Section 145(a) of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the shareholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation. The registrant’s Certificate of Incorporation provides that, to the fullest extent permissible under the Delaware General Corporation Law, the registrant’s directors shall not be personally liable to the registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except that a director shall be liable to the extent provided by applicable law (1) for breach of the director’s duty of loyalty to the registrant or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the Delaware General Corporation Law regarding the unlawful payment of dividends or stock redemptions or repurchases or (4) for any transaction from which the director derived an improper personal benefit.

Bylaws. The registrant’s Bylaws provide that the registrant shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the registrant or, while a director or officer of the registrant, is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person.

The registrant’s Bylaws provide that the registrant shall advance to indemnified persons expenses incurred in defending any such proceedings, subject to an obligation to repay amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnified person is not entitled to be indemnified for such expenses under the registrant’s Bylaws or otherwise.

Indemnification Agreements. The registrant has entered into an indemnification agreement with each of its directors and executive officers, which provides, among other things, that the registrant will indemnify each such person to the fullest extent permitted by law, subject to certain conditions, against all expenses and certain other amounts actually and reasonably incurred by such person in connection with proceedings in which such person is involved, or is threatened to become involved, because such person is or was a director or officer of the registrant, by reason of any action or inaction on the part of such person, or by reason of the fact that such person is or was serving at the request of the registrant as a director, officer, trustee, partner, managing member, fiduciary, employee or agent of any other enterprise. The indemnification agreement also requires the registrant, under certain circumstances, to advance expenses incurred by such person in connection with the investigation, defense, settlement or appeal of any such proceedings.

Other Insurance. The registrant maintains directors’ and officers’ liability insurance which covers certain liabilities and expenses of the registrant’s directors and officers and covers the registrant for reimbursement of payments to the registrant’s directors and officers in respect of such liabilities and expenses.

Item 21. Exhibits and Financial Statement Schedules.

A list of exhibits filed with this registration statement is contained in the index to exhibits, which is incorporated by reference into this Item 21.

Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus/offer to exchange required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus/offer to exchange any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus/offer to exchange filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus/offer to exchange, to each person to whom the prospectus/offer to exchange is sent or given, the latest annual report to security holders that is incorporated by reference in the offer to exchange and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the offer to exchange, to deliver, or cause to be delivered to each person to whom the prospectus/offer to exchange is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus/offer to exchange to provide such interim financial information.

(d)

(1)	The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)	That every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f)	The undersigned registrant hereby undertakes to respond to requests for information that are incorporated by reference into the registration statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(g)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on March 20, 2017.

UNITEDHEALTH GROUP INCORPORATED

By:	/s/ Stephen J. Hemsley
Stephen J. Hemsley
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 20, 2017.

Signature	Title

/s/ Stephen J. Hemsley	Director and Chief Executive Officer
Stephen J. Hemsley	(principal executive officer)

/s/ John F. Rex	Executive Vice President and Chief Financial Officer
John F. Rex	(principal financial officer)

/s/ Thomas E. Roos	Senior Vice President and Chief Accounting Officer
Thomas E. Roos	(principal accounting officer)

*	Director
William C. Ballard, Jr.

*	Director
Richard T. Burke

*	Director
Robert J. Darretta

*	Director
Timothy P. Flynn

*	Director
Michele J. Hooper

*	Director
Rodger A. Lawson

*	Director
Glenn M. Renwick

*	Director
Kenneth I. Shine, M.D.

*	Director
Gail R. Wilensky, Ph.D.

*	The undersigned, by signing his name hereto, does hereby execute this registration statement on behalf of the directors of UnitedHealth Group Incorporated listed above pursuant to the Power of Attorney previously filed as Exhibit 24.1 to this registration statement.

By:	/s/ Richard J. Mattera
Richard J. Mattera
As Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.1	Certificate of Incorporation of UnitedHealth Group Incorporated (incorporated by reference to Exhibit 3.1 to UnitedHealth Group Incorporated’s Registration Statement on Form 8-A/A, Commission File No. 1-10864, filed on July 1, 2015)

3.2	Bylaws of UnitedHealth Group Incorporated (incorporated by reference to Exhibit 3.1 to UnitedHealth Group Incorporated’s Current Report on Form 8-K filed on February 12, 2016)

4.1	Senior Indenture, dated as of November 15, 1998, between United HealthCare Corporation and The Bank of New York (incorporated by reference to Exhibit 4.1 to UnitedHealth Group Incorporated’s Registration Statement on Form S-3/A, SEC File Number 333-66013, filed on January 11, 1999)

4.2	Amendment, dated as of November 6, 2000, to Senior Indenture, dated as of November 15, 1998, between the UnitedHealth Group Incorporated and The Bank of New York (incorporated by reference to Exhibit 4.1 to UnitedHealth Group Incorporated’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001)

4.3	Instrument of Resignation, Appointment and Acceptance of Trustee, dated January 8, 2007, pursuant to the Senior Indenture, dated November 15, 1988, amended November 6, 2000, among UnitedHealth Group Incorporated, The Bank of New York and Wilmington Trust Company (incorporated by reference to Exhibit 4.3 to UnitedHealth Group Incorporated’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007)

4.4	Indenture, dated as of February 4, 2008, between UnitedHealth Group Incorporated and U.S. Bank National Association (incorporated by reference to Exhibit 4.1 to UnitedHealth Group Incorporated’s Registration Statement on Form S-3, SEC File Number 333-149031, filed on February 4, 2008)

5.1**	Opinion of Hogan Lovells US LLP regarding legality of securities being registered.

8.1*	Opinion of Hogan Lovells US LLP as to certain tax matters.

8.2*	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to certain tax matters.

10.1	UnitedHealth Group Incorporated 2011 Stock Incentive Plan, as amended and restated in 2015 (incorporated by reference to Exhibit 10.1 to UnitedHealth Group Incorporated’s Current Report on Form 8-K filed on June 5, 2015)

10.2	Amendment to UnitedHealth Group Incorporated’s Stock Option and Stock Appreciation Right Awards, effective November 6, 2014 (incorporated by reference to Exhibit 10.2 to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2014)

10.3	Form of Agreement for Non-Qualified Stock Option Award to Executives under UnitedHealth Group Incorporated’s 2011 Stock Incentive Plan, as amended and restated in 2015, for awards made after January 1, 2016 (incorporated by reference to Exhibit 10.4 to UnitedHealth Group Incorporated’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015)

10.4	Form of Agreement for Non-Qualified Stock Option Award for International Participants under UnitedHealth Group Incorporated’s 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2013)

10.5	Form of Addendum for Non-Qualified Stock Option Award Agreement for International Participants under UnitedHealth Group Incorporated’s 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.37 to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2012)

10.6	Form of Agreement for Restricted Stock Unit Award to Executives under UnitedHealth Group Incorporated’s 2011 Stock Incentive Plan, as amended and restated in 2015, for awards made after January 1, 2016 (incorporated by reference to Exhibit 10.5 to UnitedHealth Group Incorporated’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015)

10.7	Form of Agreement for Restricted Stock Award to Executives under UnitedHealth Group Incorporated’s 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.5 to UnitedHealth Group Incorporated’s Current Report on Form 8-K filed on May 27, 2011)

10.8	Form of Agreement for Stock Appreciation Rights Award to Executives under UnitedHealth Group Incorporated’s 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.4 to UnitedHealth Group Incorporated’s Current Report on Form 8-K filed on May 27, 2011)

10.9	Form of Agreement for Performance-based Restricted Stock Unit Award to Executives under UnitedHealth Group Incorporated’s 2011 Stock Incentive Plan, as amended and restated in 2015, for awards made after January 1, 2016 (incorporated by reference to Exhibit 10.6 to UnitedHealth Group Incorporated’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015)

10.10	Form of Agreement for Initial Deferred Stock Unit Award to Non-Employee Directors under UnitedHealth Group Incorporated’s 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.7 to UnitedHealth Group Incorporated’s Current Report on Form 8-K filed on May 27, 2011)

10.11	Form of Agreement for Deferred Stock Unit Award to Non-Employee Directors under UnitedHealth Group Incorporated’s 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to UnitedHealth Group Incorporated’s Current Report on Form 8-K filed on May 27, 2011)

10.12	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to UnitedHealth Group Incorporated’s Current Report on Form 8-K filed on July 1, 2015)

10.13	Amended and Restated UnitedHealth Group Incorporated Executive Incentive Plan (2009 Statement), effective as of December 31, 2008 (incorporated by reference to Exhibit 10.12 to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2008)

10.14	Amended and Restated UnitedHealth Group Incorporated 2008 Executive Incentive Plan, effective as of December 31, 2008 (incorporated by reference to Exhibit 10.13 to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2008)

10.15	Amendment, dated as of December 21, 2012, of Amended and Restated UnitedHealth Group Incorporated 2008 Executive Incentive Plan (incorporated by reference to Exhibit 10.11 to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2012)

10.16	Second Amendment, dated as of November 5, 2015, of Amended and Restated UnitedHealth Group Incorporated 2008 Executive Incentive Plan (incorporated by reference to Exhibit 10.3 to UnitedHealth Group Incorporated’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015)

10.17	UnitedHealth Group Executive Savings Plan (2004 Statement) (incorporated by reference to Exhibit 10(e) of UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2003)

10.18	First Amendment to UnitedHealth Group Executive Savings Plan (2004 Statement) (incorporated by reference to Exhibit 10.3 to UnitedHealth Group Incorporated’s Current Report on Form 8-K filed on November 3, 2006)

10.19	Second Amendment to UnitedHealth Group Executive Savings Plan (2004 Statement) (incorporated by reference to Exhibit 10.13 to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2007)

10.20	Third Amendment to UnitedHealth Group Executive Savings Plan (2004 Statement) (incorporated by reference to Exhibit 10.17 to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2008)

10.21	Fourth Amendment to UnitedHealth Group Executive Savings Plan (2004 Statement) (incorporated by reference to Exhibit 10.1 to UnitedHealth Group Incorporated’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010)

10.22	Fifth Amendment to UnitedHealth Group Executive Savings Plan (2004 Statement) (incorporated by reference to Exhibit 10.2 to UnitedHealth Group Incorporated’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014)

10.23	Sixth Amendment to UnitedHealth Group Executive Savings Plan (2004 Statement) (incorporated by reference to Exhibit 10.2 to UnitedHealth Group Incorporated’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015)

10.24	Seventh Amendment to UnitedHealth Group Executive Savings Plan (2004 Statement) (incorporated by reference to Exhibit 10.24 to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2016)

10.25	UnitedHealth Group Directors’ Compensation Deferral Plan (2009 Statement) (incorporated by reference to Exhibit 10.18 to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2008)

10.26	Amendment to the UnitedHealth Group Directors’ Compensation Deferral Plan, effective as of January 1, 2010 (incorporated by reference to Exhibit 10.20 to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2009)

10.27	First Amendment to UnitedHealth Group Directors’ Compensation Deferral Plan (incorporated by reference to Exhibit 10.2 to UnitedHealth Group Incorporated’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010)

10.28	Catamaran Corporation Third Amended and Restated Long-Term Incentive Plan, as amended (incorporated by reference to Exhibit 4.3 to UnitedHealth Group Incorporated’s Registration Statement on Form S-8, SEC File Number 333-205824, filed on July 23, 2015)

10.29	Catalyst Health Solutions, Inc. 2006 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 4.4 to UnitedHealth Group Incorporated’s Registration Statement on Form S-8, SEC File Number 333-205824, filed on July 23, 2015)

10.30	Employment Agreement, dated as of November 7, 2006, between UnitedHealth Group Incorporated and Stephen J. Hemsley (incorporated by reference to Exhibit 10.1 to UnitedHealth Group Incorporated’s Current Report on Form 8-K filed on November 8, 2006)

10.31	Agreement for Supplemental Executive Retirement Pay, effective April 1, 2004, between UnitedHealth Group Incorporated and Stephen J. Hemsley (incorporated by reference to Exhibit 10(b) to UnitedHealth Group Incorporated’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004)

10.32	Amendment to Agreement for Supplemental Executive Retirement Pay, dated as of November 7, 2006, between UnitedHealth Group Incorporated and Stephen J. Hemsley (incorporated by reference to Exhibit A to Exhibit 10.1 to UnitedHealth Group Incorporated’s Current Report on Form 8-K filed on November 8, 2006)

10.33	Amendment to Employment Agreement and Agreement for Supplemental Executive Retirement Pay, effective as of December 31, 2008, between United HealthCare Services, Inc. and Stephen J. Hemsley (incorporated by reference to Exhibit 10.22 to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2008)

10.34	Letter Agreement, effective as of February 19, 2008, by and between UnitedHealth Group Incorporated and Stephen J. Hemsley (incorporated by reference to Exhibit 10.22 to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2007)

10.35	Amendment to Employment Agreement, dated as of December 14, 2010, between UnitedHealth Group Incorporated and Stephen J. Hemsley (incorporated by reference to Exhibit 10.1 to UnitedHealth Group Incorporated’s Current Report on Form 8-K filed on December 15, 2010)

10.36	Amended and Restated Employment Agreement, effective as of December 1, 2014, between United HealthCare Services, Inc. and David Wichmann (incorporated by reference to Exhibit 10.1 to UnitedHealth Group Incorporated’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015)

10.37	Amended and Restated Employment Agreement, effective December 1, 2014, between United HealthCare Services, Inc. and Larry Renfro (incorporated by reference to Exhibit 10.2 to UnitedHealth Group Incorporated’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015)

10.38	Amended Employment Agreement, effective as of November 1, 2012, between Amil Assistência Médica Internacional S.A. and Dr. Edson de Godoy Bueno (incorporated by reference to Exhibit 10.32 to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2012)

10.39	Employment Agreement, effective as of January 1, 2013, between United HealthCare Services, Inc. and Marianne D. Short (incorporated by reference to Exhibit 10.34 to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2013)

10.40	Amended and Restated Employment Agreement, dated as of February 3, 2014, between United HealthCare Services, Inc. and D. Ellen Wilson (incorporated by reference to Exhibit 10.40 to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2015)

10.41	Amended and Restated Employment Agreement, dated as of June 7, 2016, between United HealthCare Services, Inc. and John Rex (incorporated by reference to Exhibit 10.1 to UnitedHealth Group Incorporated’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016)

10.42	Amendment to Agreement for Supplemental Executive Retirement Pay, dated as of June 7, 2016, between UnitedHealth Group Incorporated and Stephen J. Hemsley (incorporated by reference to Exhibit 10.2 to UnitedHealth Group Incorporated’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016)

10.43	Summary of Non-Management Director Compensation, effective as of October 1, 2016 (incorporated by reference to Exhibit 10.1 to UnitedHealth Group Incorporated’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016)

21.1	Subsidiaries of UnitedHealth Group Incorporated (incorporated by reference to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016)

23.1**	Consent of Deloitte & Touche LLP, independent registered public accounting firm, with respect to UnitedHealth Group Incorporated

23.2**	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm, with respect to Surgical Care Affiliates, Inc.

23.3**	Consent of Hogan Lovells US LLP for legality opinion (included in the opinion previously filed as Exhibit 5.1 and incorporated herein by reference)

23.4*	Consent of Hogan Lovells US LLP for tax matters opinion (included in the opinion filed as Exhibit 8.1 and incorporated herein by reference)

23.5*	Consent of Cleary Gottlieb Steen & Hamilton LLP for tax matters opinion (included in the opinion filed as Exhibit 8.2 and incorporated herein by reference)

23.6**	Consent of Warren Averett, LLC, independent public accounting firm, with respect to BSC Holdings, LLC.

24.1**	Power of Attorney

99.1*	Agreement and Plan of Reorganization, dated as of January 7, 2017, by and among UnitedHealth Group Incorporated, Spartan Merger Sub 1, Inc., Spartan Merger 2, LLC and Surgical Care Affiliates, Inc. (incorporated by reference to the copy included as Annex A to Part I of this Registration Statement on Form S-4)

99.2*	Tender and Support Agreement, dated as of January 7, 2017, by and among UnitedHealth Group Incorporated, Spartan Merger Sub 1, Inc., and TPG FOF V-A, L.P., TPG FOF V-B, L.P. and TPG Partners V, L.P. (incorporated by reference to the copy included as Annex B to Part I of this Registration Statement on Form S-4)

99.3*	Opinion of J.P. Morgan Securities LLC (incorporated by reference to the copy included as Annex C to Part I of this Registration Statement on Form S-4)

99.4*	Consent of J.P. Morgan Securities LLC

99.5**	Form of Letter of Transmittal

99.6**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.7**	Form of Letter to Clients for use by Brokers, Dealers, Banks, Trust Companies and Other Nominees

*	Filed herewith.
**	Previously filed.